As filed with the Securities and Exchange Commission on September 20, 2002
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ZIFF DAVIS HOLDINGS INC.*
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2721	36-4355050
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ZIFF DAVIS MEDIA INC.*
(Exact Name of Registrant as Specified in Its Charter)
Delaware	2721	36-4336460
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

28 East 28th Street
New York, New York 10016
Telephone: (212) 503-3500
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Bart W. Catalane
Chief Operating Officer and Chief Financial Officer
28 East 28th Street, New York, NY 10016
Telephone: (212) 503-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Dennis M. Myers, Esq.
Kirkland & Ellis
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

* The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants

Approximate date of commencement of proposed sale to the public:    The exchange will occur as soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Amount of Registration Fee(1)

Series E-1 Preferred Stock of Ziff Davis Holdings Inc.	$28,526,400	100%	$2,624.43(1)

Senior Subordinated Compounding Notes due 2009, Series B of Ziff Davis Media Inc.	$90,333,600	100%	$8,310.69(1)

Guarantees on Senior Subordinated Compounding Notes (2)	—	—	(3)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)	The guarantors are affiliates of Ziff Davis Media Inc. and have guaranteed the notes being registered.
(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Jurisdiction of Formation	I.R.S. Employer Identification No.
Ziff Davis Intermediate Holdings Inc.	Delaware	36-4355051
Ziff Davis Publishing Holdings Inc.	Delaware	13-4105765
Ziff Davis Publishing Inc.	Delaware	13-4105763
Ziff Davis Development Inc.	Delaware	13-4105761
Ziff Davis Internet Inc.	Delaware	13-4105758

*
The address for each of the additional Registrants is c/o Ziff Davis Media Inc., 28 East 28th Street, New York, NY 10016. The primary standard industrial classification number for each of the additional Registrants is 2721 except Ziff Davis Internet Inc., which is 7331.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. The prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2002
PROSPECTUS
ZIFF DAVIS HOLDINGS INC.
Exchange Offer for
28,526.40 Shares of
Series E Redeemable Preferred Stock

ZIFF DAVIS MEDIA INC.
Exchange Offer for
$90,333,600
Senior Subordinated Compounding Notes due 2009

We are offering to exchange up to:

28,526.40 Shares of outstanding Series E Redeemable Preferred Stock of
Ziff Davis Holdings Inc.
for
a like number of Shares of new Series E-1 Preferred Stock of
Ziff Davis Holdings Inc.

and

$90,333,600 of outstanding Senior Subordinated Compounding Notes due 2009, of
Ziff Davis Media Inc.
for
a like amount of new Senior Subordinated Compounding Notes due 2009, Series B of
Ziff Davis Media Inc.

Material Terms of the Exchange Offer

•   The terms of the series E-1 preferred stock to be issued in the exchange offer are substantially identical to the outstanding series E redeemable preferred stock, except that the transfer restrictions and registration rights relating to the series E redeemable preferred stock will not apply to the series E-1 preferred stock. The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing notes, except that the transfer restrictions and registration rights relating to the existing notes will not apply to the exchange notes.

•   We believe that, subject to certain exceptions, the exchange notes and the series E-1 preferred stock each may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

•   We believe the exchange of series E-1 preferred stock and the exchange of notes will not be taxable events for U.S. Federal income tax purposes.

•   The exchange offer is subject to customary conditions, including the condition that the exchange offer will not violate applicable law or any applicable interpretation of the Staff of the SEC.

•   Expires 5:00 p.m., New York City time,             , 2002, unless extended.

•   We will not receive any cash proceeds from the exchange offer.

•   We are not asking you for a proxy and you are not requested to send us a proxy.

Each broker-dealer that receives exchange notes or series E-1 preferred stock for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes or series E-1 preferred stock. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please see “Risk Factors” beginning on page 16 of this prospectus for a discussion of certain factors that you should consider carefully before participating in this exchange offer. Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved the notes or preferred stock to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated as of     , 2002

WE HAVE NOT AUTHORIZED ANY ONE TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SOLICIT ANY OFFER TO BUY ANY SERIES E-1 PREFERRED STOCK OR EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER, SOLICITATION OR SALE IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE IT BEARS, UNLESS OTHERWISE NOTED.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until             , 2002, all dealers that buy, sell or trade the exchange notes or series E-1 preferred stock, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-    ) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration

i

statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

Upon effectiveness of the registration statement, of which this prospectus is a part, we will file annual, quarterly, special reports and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s public reference room at the following address:

Public Reference Room
450 Fifth Street
Room 1024
Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We will provide you without charge a copy of the exchange notes, the indenture governing the exchange notes, the series E-1 preferred stock certificate, the fifth amended and restated certificate of incorporation of Ziff Davis Holdings Inc., the registration rights agreement relating to the exchange notes and the series E-1 preferred stock. You may request copies of these documents by contacting us at:

Ziff Davis Media Inc.
28 East 28th Street
New York, NY 10016
Attention: General Counsel
(212) 503-3500

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. For a more complete understanding of the exchange offer, you should read the entire prospectus, including the financial statements and related notes presented in this prospectus and the other documents we have referred you to before making an investment decision. You should also pay special attention to the “Risk Factors” section beginning on page 16 of this prospectus to determine whether to participate in the exchange offer. As used in this prospectus, references to “we,” “us,” “our” and “Ziff Davis” refer to Ziff Davis Holdings Inc., its subsidiary Ziff Davis Media Inc. and their operating subsidiaries. In those situations where it is important to distinguish between Ziff Davis Holdings Inc. and Ziff Davis Media Inc., we use the term “Ziff Davis Holdings” to refer to Ziff Davis Holdings Inc. and the term “Ziff Davis Media” to refer only to Ziff Davis Media Inc. Ziff Davis Holdings Inc. is a holding company which is majority owned by certain investment funds managed by Willis Stein & Partners Management III, L.L.C., and we use the term “Willis Stein” to refer collectively to these funds.

We are a multimedia content company whose principal business is publishing. We publish and license magazines, provide editorial content about technology and the Internet, both in print and online, and produce seminars and webcasts. Ziff Davis Holdings was incorporated in the State of Delaware and was formed to acquire certain publishing assets, which we refer to herein as “ZDP” or “Predecessor,” from Ziff-Davis Inc. which we refer to herein as “ZDI,” an unrelated company. Our major operating subsidiaries are Ziff Davis Publishing Inc., Ziff Davis Development Inc., which we refer to herein as “LaunchCo”, and Ziff Davis Internet Inc., which we refer to herein as “InternetCo”. In January 2002, we changed our year-end from March 31 to December 31, effective December 31, 2001. We are majority owned by Willis Stein.

Business

We are one of the largest technology magazine publishers in the United States as measured by revenue. In 2001, we had an estimated 27.1% share of gross advertising revenue in the technology magazine industry based on data compiled by Adscope. Our 9 U.S. titles have a combined circulation of approximately 3.1 million and domestic readership of approximately 17.0 million individuals based on management’s estimates. Our magazines are well known, leading publications that offer readers comprehensive market and product coverage as well as access to our renowned lab-based testing and award-winning editorial content. Our titles include PC Magazine and eWEEK (formerly PC Week), which were the number one and number three ranked technology magazines, respectively, in the United States in 2001 as measured by Adscope’s gross advertising revenue data. PC Magazine was the 20th largest domestic magazine in 2001 as measured by gross revenue recorded by the Publisher’s Information Bureau. We were also the leading publisher of electronic games magazines in 2001, with an estimated 44.1% market share based on Adscope’s gross advertising revenue data.

Our readers are well-educated, influential buyers of technology and other products and decision-makers in their professional fields and households, which makes them attractive to a wide range of technology advertisers. For example, the more than 4.1 million estimated business influencers (professionals who recommend, specify and/or approve product purchases) who read PC Magazine each spent an estimated average of $355,000 on technology products in 2001, according to IntelliQuest. Similarly, in December 2001, according to BPA International, the average information technology budget for corporate business readers of eWEEK was $49.8 million. Furthermore, according to MRI’s Fall 2001 data release, the average household income of a PC Magazine reader is approximately $80,000, which is significantly higher than the average U.S. household income.

Established Businesses Segment

Our current portfolio of established titles can be divided into the following two categories: (1) technology publications and (2) games publications. The following table sets forth information regarding these titles:

Magazine Title	First Issue	Frequency Per Year	Primary Audience	Circulation	Year 2002 Rate Base
Technology Publications
PC Magazine	1981	22	Consumer/Business	Paid	1,225,000
eWEEK (formerly PC Week)	1983	51	Business	Controlled	445,000

Games Publications
Electronic Gaming Monthly	1988	12	Consumer	Paid	500,000
Official U.S. PlayStation Magazine	1997	12	Consumer	Paid	350,000	*
Computer Gaming World	1981	12	Consumer	Paid	300,000	*
Game Now (formerly Expert Gamer)	1988	12	Consumer	Paid	75,000	*
Xbox Nation	2001	4	Consumer	Paid	50,000	*

*	Target circulation, no rate base is claimed for these publications.

Developing Businesses Segment

We are developing new publications and businesses through LaunchCo and developing Internet-related ventures leveraging our editorial content, expertise and relationships in technology and the Internet through InternetCo.

LaunchCo

New Publications.    CIO Insight and Baseline.    In May 2001, we launched CIO Insight, a 50,000 controlled-circulation publication targeting senior-level IT executives interested in strategic and business information, and in October 2001, we launched Baseline, a 125,000 controlled-circulation publication targeting senior IT and corporate management interested in in-depth analysis and in-the-trenches reporting.

Magazine Title	First Issue	Frequency Per Year	Primary Audience	Circulation	Year 2002 Rate Base
CIO Insight	2001	12	Business	Controlled	50,000
Baseline	2001	11	Business	Controlled	125,000

InternetCo

During 2001, InternetCo launched companion websites for some of our leading publications including, PC Magazine Online (www.pcmag.com), eWEEK.com (www.eweek.com), CIO Insight Online (www.cioinsight.com) and Baseline Online (www.baselinemag.com).

In addition to these companion websites for our publications, in June 2001, InternetCo launched ExtremeTech.com (www.extremetech.com), a web site that targets “hard-core technologists”, i.e., IT professionals and computer enthusiasts who are truly passionate about technology.

Based on data provided by Doubleclick DART for publishers, together with internal analysis of this data and our internal service logs, we had the following Internet traffic statistics for the month of August 2002.

Website Address	Page Views	Unique Visitors
www.pcmag.com	11,281,300	1,604,900
www.extremetech.com	5,140,600	723,600
www.eweek.com	3,313,300	926,500
www.baselinemag.com	200,200	62,500
www.cioinsight.com	132,100	29,600

Total	20,067,500	3,347,100

Strategy

Our business strategy includes both short-term and long-term objectives. The principal focus of our short-term strategy is to address the current difficult economic conditions and business environment by managing our working capital needs and reevaluating the performance of all of our businesses. Our long-term strategy continues to be focused on driving future revenue growth and increasing asset and shareholder value. We believe that the effective execution of our short-term strategy will help position us for long-term growth.

Our short-term strategy includes the following initiatives:

•	Establish New Management Team—We hired a new Chief Executive Officer and a new Chief Operating Officer and Chief Financial Officer in the latter part of 2001.

•
Restructure Product Portfolio—During 2001, we restructured our magazine portfolio to better address the needs of our customers. This restructuring included closing three publications and the consolidation of Interactive Week into eWEEK. In 2002, we discontinued three additional publications, Ziff Davis SMART BUSINESS, Yahoo! Internet Life and The Net Economy.

•
Reduce Operating Costs—In conjunction with the product portfolio restructuring described above, we analyzed and adjusted our cost structure resulting in reduced operating expenses and total operating costs more appropriate given the current business environment.

Our long-term strategy includes the following initiatives:

•
Capitalize on New Revenue Opportunities from Existing Publications—We intend to leverage the strength of our magazine portfolio and circulation base to expand and transition our business platform in the following manner:

—
Utilize Publishing and Technology Expertise to Evolve Publications and Editorial Content.    As technology continues to evolve, we will continue to transition our publications to ensure that our magazines remain influential and relevant.

—
Broaden Composition of Advertiser Base.    Because technology has become more pervasive, our readership has broadened to include a more diverse group of business professionals and consumers, which we believe is attractive to a broader group of advertisers.

—
Increase Advertising Bundling and Subscriber Cross-Selling Opportunities.    We will continue to leverage our relationships with key advertisers for each of our publications to sell bundled advertising options and provide integrated solutions to these customers. In addition, we will continue to leverage our extensive subscriber database of individuals to maximize circulation cross selling opportunities among our titles.

•
Develop Ancillary Revenue Opportunities—We intend to use our Ziff Davis and magazine brand names, established market presence and existing subscriber base to extend our brands into new products and services, custom publishing, licenses and seminars.

•
Selectively Expand Our Portfolio of Publications—Our management team has significant experience in launching and acquiring new magazines. We would like to strategically add new titles to our platform by developing and launching new magazines.

•	Optimize Circulation and Production Strategies—We intend to continue to be at the forefront of key industry circulation and production initiatives.

The Financial Restructuring

On August 12, 2002, we completed a financial restructuring undertaken to address certain liquidity and debt compliance concerns. As part of the restructuring, we offered to accredited investors holding our outstanding 12% senior subordinated notes due 2010 the opportunity to exchange these notes for a combination of cash, senior subordinated compounding notes due 2009 issued by Ziff Davis Media, which we refer to as the “existing notes,” series E redeemable preferred stock of Ziff Davis Holdings and warrants to purchase common stock issued by Ziff Davis Holdings. In addition, we amended and restated our senior credit facility and received an equity contribution from Willis Stein.

Key terms of the financial restructuring are as follows:

•
We received an equity contribution of $80.0 million from Willis Stein in exchange for the issuance of a new series D redeemable preferred stock issued by Ziff Davis Holdings, with an aggregate liquidation preference of approximately $80.0 million, as well as approximately 38.6 million warrants, each representing the right to purchase one share of the common stock of Ziff Davis Holdings at an exercise price of $0.001 per share. The contribution was comprised of approximately $10.1 million of cash received during the quarter ended June 30, 2002, approximately $62.5 million of cash received in August 2002, and approximately $7.4 million in liquidation preference of series D redeemable preferred stock issued by Ziff Davis Holdings in lieu of a cash payment which otherwise would have been owed to Willis Stein by Ziff Davis Media with respect to the 12% senior subordinated notes due 2010 held by Willis Stein.

•
Accredited investors holding approximately 95.1% in aggregate principal amount of Ziff Davis Media’s 12% senior subordinated notes due 2010 tendered their notes and received an aggregate of approximately $21.2 million in cash and approximately $90.3 million in aggregate principal amount of existing notes. These holders also received an aggregate of approximately $28.5 million in liquidation preference of series E redeemable preferred stock and warrants for the purchase of approximately 5.2 million shares of common stock of Ziff Davis Holdings in exchange for their 12% senior subordinated notes due 2010.

•	Interest due to holders of the $12.3 million in aggregate principal amount of 12% senior subordinated notes due 2010 not tendered, previously due on July 15, 2002, was paid on August 14, 2002.

•
Ziff Davis Media amended and restated its senior credit facility providing for, among other terms: (1) waiver of all existing defaults, (2) deferral of principal payments for eight quarters, (3) removal of the obligation to pay the default interest rate on the outstanding principal and (4) mandatory use of a portion of excess cash flows to repay amounts owed under the senior credit facility.

The financial restructuring will be accounted for in accordance with the troubled debt restructuring provision of Statement of Financial Accounting Standards No. 15. Accordingly, no gain will be recognized on the exchange, but rather the value of the existing notes and, upon the consummation of the exchange offer, the exchange notes, as reported on our balance sheet, will be increased by an amount deemed to be accrued interest. After completing the financial restructuring, our total debt was reduced by approximately $147.4 million.

The Exchange Offer

In connection with the consummation of our financial restructuring, we exchanged approximately $237.7 million of our outstanding 12% senior subordinated notes due 2010 for exchange consideration including approximately $21.2 million in cash, approximately $90.3 million in aggregate principal amount of existing notes, 28,526.4 shares of series E redeemable preferred stock, approximately 7,400 shares of series D redeemable preferred stock (issued to Willis Stein as partial consideration for the tender of its 12% senior subordinated notes due 2010) and approximately 5.2 million warrants to purchase common stock of Ziff Davis Holdings. Simultaneously with the consummation of the financial restructuring, we entered into a registration rights agreement relating to the existing notes and the series E redeemable preferred stock. Under the registration rights agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical notes and preferred stock to become effective on or before November 24, 2002. We refer to the notes to be registered under this exchange offer as “exchange notes” and the preferred stock to be registered under this exchange offer as “series E-1 preferred stock.” The registration rights agreement requires us to accrue liquidated damages to the holders of the outstanding existing notes and outstanding series E redeemable preferred stock from December 24, 2002 until the exchange offer is consummated. The exchange offer is intended to satisfy the rights of the holders of the existing notes and series E redeemable preferred stock under the registration rights agreement. After the consummation of the exchange offer, the holders of the existing notes and series E redeemable preferred stock will no longer be entitled to any exchange or registration rights with respect to their existing notes.

Summary of the Exchange Offer

The Exchange Offer
Ziff Davis Holdings and Ziff Davis Media are offering to exchange the series E-1 preferred stock and exchange notes, respectively, which have been registered under the Securities Act, for your series E redeemable preferred stock and existing notes, respectively. In order to be exchanged, an outstanding share of series E redeemable preferred stock or existing note must be properly tendered and accepted. All series E redeemable preferred stock and existing notes that are validly tendered and not withdrawn will be exchanged. We will issue series E-1 preferred stock and exchange notes promptly after the expiration of the exchange offer.

Resales of Exchange Notes and Series E-1 Preferred Stock
Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the exchange notes and series E-1 preferred stock issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	the exchange notes and/or series E-1 preferred stock are being acquired in the ordinary course of your business;

•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes or series E-1 preferred stock issued to you in the exchange offer; and

•	you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes and/or series E-1 preferred stock issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against any such liability.

Each broker-dealer that is issued exchange notes and/or series E-1 preferred stock in the exchange offer for its own account in exchange for existing notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes or series E-1 preferred stock. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes and/or series E-1 preferred stock issued to it in the exchange offer.

Record Date
The boards of directors of Ziff Davis Holdings and Ziff Davis Media have each set the close of business on             , 2002 as the record date for the exchange offer. We have mailed this prospectus and the related exchange offer documents to the registered holders of existing notes and series E redeemable preferred stock as of the record date.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2002, unless we decide to extend the expiration date.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of the existing notes or any minimum number of shares of series E redeemable preferred stock being tendered.

Procedures for Tendering
If the existing notes or series E redeemable preferred stock you own are held of record by Cede & Co., as nominee of the Depositary Trust Company, or DTC, in book-entry form, you may tender your existing notes in accordance with the DTC’s Automated Tender Offer Program System, or ATOP. In so doing, you will be agreeing to be bound by the terms of the letter of transmittal. ATOP allows you to electronically transmit your acceptance of the exchange notes and/or series E-1 preferred stock to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent. As part of the book-entry transfer, DTC will facilitate the exchange of your existing notes and/or series E redeemable preferred stock and update your account to reflect the issuance of the exchange notes and/or series E-1 preferred stock to you.

To tender your existing notes and/or series E redeemable preferred stock by a means other than book-entry transfer, you must complete and execute an original or a facsimile of the letter of transmittal, which accompanies this prospectus, according to the instructions contained in the letter of transmittal. The letter of transmittal, together with your existing notes and/or series E redeemable preferred stock and any other documentation required by the letter of transmittal, must be delivered to the exchange agent by mail, facsimile, overnight carrier or hand delivery. See “The Exchange Offer—Procedures for Tendering” for more information.

Do not send letters of transmittal and certificates representing existing notes and/or series E redeemable preferred stock to us. Send these documents only to the exchange agent. See “The Exchange Offer—Exchange Agent” for more information.

Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests, or if you are a beneficial owner of existing notes and/or series E redeemable preferred stock that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest, series E redeemable preferred stock and/or existing notes in the exchange offer, you should promptly contact the person in whose name your book-entry interests, series E redeemable preferred stock and/or existing notes are registered and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your existing notes and/or series E redeemable preferred stock and:

•	time will not permit your existing notes or other required documents to reach the exchange agent by the expiration date; or

•	the procedure for book-entry transfer cannot be completed on time;

you may tender your existing notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.

Withdrawal Rights	You may withdraw the tender of your existing notes and/or series E redeemable preferred stock at any time prior to 5:00 p.m., New York City time on , 2002.

Federal Income Tax Considerations	We believe that the exchange of existing notes and series E redeemable preferred stock will not be a taxable event for United States Federal income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes and series E-1 preferred stock pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Series E-1 Preferred Stock

The terms of the series E-1 preferred stock are the same as the terms of the series E redeemable preferred stock, except that the series E-1 preferred stock will be registered under the Securities Act. As a result, the certificate representing the series E-1 preferred stock will not bear legends restricting its transfer. In addition the holders of series E-1 preferred stock will not be entitled to the registration rights and liquidated damages provisions to which the holders of series E redeemable preferred stock are currently entitled.

Issuer	Ziff Davis Holdings Inc.

Securities Offered	Series E-1 preferred stock with par value $0.01.

Rank
With respect to rights on liquidation, winding up and dissolution of Ziff Davis Holdings, the series E-1 preferred stock will rank junior to Ziff Davis Holdings’ series D redeemable preferred stock, but will rank on a par with the series E redeemable preferred stock and senior to Ziff Davis Holdings’ series A preferred stock, series B preferred stock and series C convertible preferred stock and all other classes of capital stock of Ziff Davis Holdings currently outstanding.

Dividend Rights
The series E-1 preferred stock will accrue dividend payments at a rate of 10% per annum, compounded quarterly. Such dividends will be payable in cash only if declared for payment by Ziff Davis Holdings’ board of directors. So long as any series D redeemable preferred stock remains outstanding, and without the prior written consent of Willis Stein together with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, Ziff Davis Holdings will not be permitted directly or indirectly to pay or declare any cash dividend or make any distribution to the holders of series  E-1 preferred stock. In addition, our senior credit facility and the indenture governing the existing notes each restrict the payment of dividends to holders of capital stock of Ziff Davis Holdings.

Voting Rights
The holders of series E-1 preferred stock generally vote together as a single class with all holders of common and preferred stock of Ziff Davis Holdings on all matters submitted to a vote of stockholders. In addition, without the consent of the holders of a majority of outstanding shares of series E redeemable preferred stock and series E-1 preferred stock, voting as a single class, Ziff Davis Holdings will not be permitted directly or indirectly to pay or declare any cash dividend or make any distribution on any securities junior to the series E-1 preferred stock, nor will Ziff Davis Holdings be permitted to issue any security with liquidation preference junior to the series D redeemable preferred stock, but senior to or on par with the series  E-1 preferred stock.

Preemptive Rights
Prior to the consummation of an initial public offering of the common stock of Ziff Davis Holdings, the holders of series E redeemable preferred stock and series E-1 preferred stock will have the right to purchase up to 25.0% (subject to proportionate reduction upon any redemption of series E redeemable preferred stock and series E-1 preferred stock) of the aggregate amount of any issuance of series D redeemable preferred stock or any equity securities senior to or on par with the series D redeemable preferred stock (or any equity securities convertible into or exchangeable for such equity securities), and each holder of series E redeemable preferred stock or series E-1 preferred stock will have the right to purchase its pro rata share thereof, with the exception of any issuance of series D redeemable preferred stock arising out of or occurring in connection with any new management incentive plan; provided that in the event that a majority of non-affiliate holders of series E redeemable preferred stock and series E-1 preferred stock, calculated as a single class, fail to exercise their preemptive rights in any two issuances (whether or not consecutive), the preemptive rights of the holders of series E redeemable preferred stock and series E-1 preferred stock will automatically terminate. See “Description of Series E-1 Preferred Stock—Preemptive Rights.”

Liquidation Rights
In the event of any liquidation, winding-up or dissolution of Ziff Davis Holdings, holders of series E-1 preferred stock will be entitled to receive liquidation proceeds in preference to the holders of all other existing classes of stock (other than holders of series D redeemable preferred stock, which it is subordinate to, and the series E redeemable preferred stock, which it is on a par with) in an aggregate amount up to approximately $28.5 million, or $1,000 per share (plus the amount of accrued but unpaid dividends on the outstanding shares of series E-1 preferred stock).

Redemption Rights
Ziff Davis Holdings will be required to redeem the series E-1 preferred stock upon the earlier to occur of March 31, 2010 or the consummation of a change in control of Ziff Davis Holdings. In connection with an initial public offering of the common stock of Ziff Davis Holdings, by the vote of a majority of the holders of series D redeemable preferred stock and the series E redeemable preferred stock and the series E-1 preferred stock, all voting as a single class, Ziff Davis Holdings must also redeem for common stock or for cash, at the option of such class of holders, for each share of series E-1 preferred stock in an amount equal to the liquidation value of each share series E-1 preferred stock (plus all accrued and unpaid dividends thereon) or, if redeemed in common stock, in a number of shares determined by dividing the liquidation value of such share of series E-1 preferred stock (plus all accrued and unpaid interest thereon) by the price per share of the common stock received by Ziff Davis Holdings in the initial public offering. Ziff Davis Holdings may voluntarily redeem all or any amount of the series E-1 preferred stock without premium or penalty, for an amount equal to the liquidation preference of the series E-1 preferred stock, plus accrued and unpaid dividends on the shares redeemed.

Ziff Davis Holdings might not be able to redeem the outstanding series E-1 preferred stock presented to Ziff Davis Holdings at the time of a change of control, because:

•	Ziff Davis Holdings might not have enough funds at the time; or

•	the terms of Ziff Davis Media’s senior debt may prevent it from making a distribution to Ziff Davis Holdings to allow Ziff Davis Holdings to make such payment.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the existing notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the existing notes. The exchange notes represent the same debt as the existing notes. Both the exchange notes and the existing notes are governed by the same indenture. We sometimes use the term “notes” in this prospectus to refer collectively to the existing notes and the exchange notes.

Issuer	Ziff Davis Media Inc.

Notes offered	Up to $90,333,600 aggregate principal amount of senior subordinated compounding notes due 2009, Series B, which we refer to from time to time as the “exchange notes.”

Maturity date	August 12, 2009.

Interest rate and payment dates	Ziff Davis Media shall pay interest semi-annually on February 15 and August 15, commencing on February 15, 2003 or if any such day is not a business day, on the next succeeding business day.

Through and including August 12, 2006, Ziff Davis Media may, at its option and in its sole discretion, in lieu of the payment in whole or in part of interest in cash on the exchange notes, pay interest on the exchange notes by compounding such interest on the compounded value. After August 12, 2006, Ziff Davis Media shall pay all interest accruing thereafter on the exchange notes in cash.

From August 12, 2002 through and including August 12, 2004, in each semi-annual interest payment period, interest will accrue at a rate of 12% per annum for payments that Ziff Davis Media has elected to pay in cash and will accrue and compound at a rate of 13% per annum for payments that Ziff Davis Media has elected to compound on the compounded value. From August 12, 2004 through and including August 12, 2006, in each semi-annual interest payment period, interest will accrue at a rate of 13% per annum for payments that Ziff Davis Media has elected to pay in cash and will accrue and compound at a rate of 14% per annum for payments that Ziff Davis Media has elected to compound on the compounded value. For all payments of interest accruing thereafter, interest shall be payable in cash accruing at a rate of 12% per annum. Our senior credit facility further restricts our ability to make cash payments on the exchange notes, see “Description of Other Financing Arrangements.” For further information on the terms of the exchange notes and the compounding feature, see “Description of the Exchange Notes—Principal, Maturity and Interest.”

Ranking
The exchange notes will be senior subordinated, unsecured obligations and will be subordinated in right of payment to all our existing and future senior indebtedness, but will rank equal in right of payment with the outstanding 12% senior subordinated notes due

2010 of Ziff Davis Media, as well as all existing and future subordinated indebtedness which expressly states that it is on a par with the exchange notes.

As of June 30, 2002, after giving pro forma effect to the consummation of the financial restructuring and the sale of our eTESTING LABS Inc. subsidiary, the exchange notes would have been effectively subordinated to approximately $195.8 million in secured indebtedness of Ziff Davis Media, and our senior credit facility will not allow us to incur any additional senior indebtedness.

Guaranty
Ziff Davis Holdings and all of its existing and future domestic subsidiaries will fully and unconditionally guarantee the exchange notes, jointly and severally. The guarantee of Ziff Davis Holdings will be subordinated to Ziff Davis Holdings’ guarantee of the obligations of Ziff Davis Media under our senior credit facility.

Optional redemption
On or after August 12, 2006, Ziff Davis Media may redeem some or all of the exchange notes at any time at the redemption prices described in the section “Description of the Exchange Notes” under the heading “Optional Redemption.”

Change of control offer
If a change in control, as defined in the indenture governing the exchange notes, occurs, Ziff Davis Media must give holders of exchange notes the opportunity to sell to Ziff Davis Media their exchange notes at 101% of their face amount, plus accrued interest (including any interest compounded on compounded value).

Ziff Davis Media might not be able to pay the required price for exchange notes presented to Ziff Davis Media at the time of a change of control, because:

•	Ziff Davis Media might not have enough funds at the time; or

•	The terms of Ziff Davis Media’s senior debt may prevent it from making such payment.

Asset sale proceeds
If Ziff Davis Media or any of its subsidiaries engages in asset sales, subject to certain thresholds, Ziff Davis Media generally must either invest a portion of the cash proceeds from such sales in the business within a period of time, use a portion of such proceeds to prepay senior debt or use a portion of such proceeds to make an offer to purchase exchange notes. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest.

Sinking fund	The exchange notes will not be subject to any sinking fund obligations.

Restrictive covenants	The indenture governing the exchange notes will restrict our ability and/or the ability of our subsidiaries, among other things, to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain investments;

•	undertake certain transactions with affiliates;

•	enter into agreements restricting dividends and other payments;

•	create liens on our assets to secure debt;

•	transfer or sell assets; and

•	merge or consolidate with another company.

All of these limitations and prohibitions, however, are subject to a number of important qualifications. See “Description of the Exchange Notes—Covenants.”

Events of default
The indenture governing the exchange notes will contain certain customary events of default, including as a result of failure to make payments of principal or interest, failure to perform covenants, certain defaults under other indebtedness and certain judgments against us.

In addition, Ziff Davis Media is required to provide quarterly certification that to its knowledge no events of default under the indenture are then in existence of Ziff Davis Media. For additional information regarding events of default under the indenture, see “Description of the Exchange Notes.”

Trustee	Deutsche Bank Trust Company Americas will serve as trustee under the indenture governing the exchange notes. Deutsche Bank Trust Company Americas is also a creditor under our senior credit facility.

Risk Factors

See the “Risk Factors” section of this prospectus beginning on page 16 for a description of risks you should carefully consider in deciding whether to tender your existing notes or your series E redeemable preferred stock in the exchange offer.

Executive Offices

The principal executive offices of Ziff Davis Holdings and Ziff Davis Media are located at 28 East 28th Street, New York, New York 10016, and our telephone number is (212) 503-3500.

Recent Developments

Sale of eTESTING LABS Inc.

On July 15, 2002, we completed the sale of our subsidiary eTESTING LABS Inc. to Lionbridge Technologies, Inc. (Nasdaq: LIOX), which we refer to as “Lionbridge”, for approximately $2.25 million, payable in cash in three installments. We further agreed to license our proprietary benchmark software to Lionbridge for use in its commercial testing business and also entered into a multi-year alliance and agreement with them for reciprocal software development, testing and marketing services. We will realize a gain on the sale of approximately $0.9 million in the quarter ended September 30, 2002. In accordance with the terms of our senior credit facility, 50% of the net proceeds from the sale was used to repay amounts owed under our senior credit facility, and the remaining proceeds were used by Ziff Davis Media for general corporate purposes.

SUMMARY HISTORICAL FINANCIAL INFORMATION
 AND UNAUDITED SUMMARY PRO FORMA FINANCIAL INFORMATION

The following table presents summary historical financial information as well as unaudited summary pro forma financial information of Ziff Davis Holdings. The selected historical financial data as of June 30, 2002 and 2001 and for the six months ended June 30, 2002 and June 30, 2001 was derived from Ziff Davis Holdings’ unaudited consolidated financial statements, which appear in this prospectus in Appendix F. The selected historical financial information as of December 31, 2001 and March 31, 2001, and for the nine month transition period ended December 31, 2001 and the fiscal year ended March 31, 2001, were derived from Ziff Davis Holdings’ audited consolidated financial statements and the related footnotes, which appear in this prospectus in Appendix F. The unaudited summary pro forma financial information is based on Ziff Davis Holdings’ historical financial information, in each case as adjusted to give effect to (1) the exchange offer, (2) the financial restructuring (including the Willis Stein equity investment, the exchange of Ziff Davis Media’s 12% senior subordinated notes due 2010 and the amendment and restatement of Ziff Davis Media’s senior credit facility), and (3) the sale of Ziff Davis Holdings’ eTESTING LABS Inc. subsidiary, as if each had occurred on January 1, 2001. The unaudited summary pro forma financial information is presented for informational purposes only and does not purport to be indicative of the results of operations as of any future date or for any future period. The following historical financial information should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” The following pro forma financial information should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Information” and the accompanying notes, as well as with the consolidated financial statements of Ziff Davis Holdings and the notes to those statements which appear in this prospectus in Appendix F.

ZIFF DAVIS HOLDINGS(1)
SUMMARY HISTORICAL FINANCIAL INFORMATION
AND UNAUDITED SUMMARY PRO FORMA FINANCIAL INFORMATION
(dollars in thousands)

	Historical				Pro Forma
	Six Months Ended June 30,		Nine Months Ended December 31, 2001(2)	Fiscal Year Ended March 31, 2001(2)	Six Months Ended June 30, 2002	Twelve Months Ended December 31, 2001(3)
	2002	2001(2)
Statement of Operations Data:
Revenue, net	$110,943	$166,151	$215,859	$430,925	$106,780	$293,886

Operating expenses:
Cost of production	41,064	63,500	81,726	139,284	35,858	114,612
Selling, general and administrative expenses	76,099	130,611	164,351	244,990	76,099	219,940
Depreciation and amortization	10,292	13,525	20,870	16,599	9,913	25,798
Amortization of intangible assets	9,609	27,038	41,766	49,499	9,609	55,366
Restructuring charges, net(4)	14,108	1,050	37,412	—	14,108	37,412
Write-down of intangible assets(5)	8,405	—	240,077	—	8,405	240,077

Total operating expenses	159,577	235,724	586,202	450,372	153,992	693,205

Loss from operations	$(48,634)	$(69,573)	$(370,343)	$(19,447)	$(47,212)	$(399,319)

Net loss	$(75,002)	$(94,541)	$(415,424)	$(76,028)	$(56,923)	$(425,922)

Cash Flows and Other Data:
Cash Flows:
Operating	$(39,879)	$(35,203)	$(65,138)	$35,272	n/a	n/a
Investing	(1,352)	(21,744)	(8,704)	(802,546)	n/a	n/a
Financing	30,553	(33,501)	68,287	790,785	n/a	n/a
Capital expenditures	1,352	27,048	23,336	33,655	n/a	n/a
Depreciation and amortization	19,901	40,563	62,636	66,098	9,913	25,798
EBITDA(6)	$(6,220)	$(27,812)	$(30,410)	$47,990	n/a	n/a
Ratio of earnings to combined fixed charges and preference dividends(7)	—	—	—	—	—	—
Ratio of earnings to fixed charges(8)	—	—	—	—	—	—

Balance Sheet Data (At End of Period):
Cash and cash equivalents	$9,278	$11,808	$19,956	$25,511	$43,567	n/a
Total assets	454,135	817,111	515,295	853,302	484,115	n/a
Total debt	446,693	457,302	429,201	459,167	286,112 (9)	n/a
Redeemable preferred stock	546,936	407,252	515,987	375,585	645,352	n/a
Total stockholders’ deficit	$(647,003)	$(158,832)	$(555,314)	$(96,645)	$(654,047)	n/a

(1)
The financial information presented is for Ziff Davis Holdings. No separate financial information for Ziff Davis Media has been provided in this prospectus because Ziff Davis Holdings’ financial information is materially the same as Ziff Davis Media’s financial information as a result of the fact that (a) Ziff Davis Holdings does not itself conduct any business but rather all of its operations are conducted by Ziff Davis Media and its direct and indirect subsidiaries, (b) Ziff Davis Holdings has no material assets other than its equity interest in Ziff Davis Media, and (c) Ziff Davis Holdings has unconditionally guaranteed the existing notes and the exchange notes.

(2)
As of January 1, 2002, Ziff Davis Holdings adopted the Emerging Issues Task Force Nos. 01-9 and 00-25, which required the netting of product placement and distribution costs against reported revenue. Amounts prior to January 1, 2002 have been reclassified to reflect the current year adoption of this newly issued accounting pronouncement. There was no effect on EBITDA.

(3)
In January 2002, Ziff Davis Holdings changed its year end from March 31 to December 31, effective December 31, 2001. The pro forma financial information for the twelve month period ended December 31, 2001 is comprised of Ziff Davis Holdings’ unaudited financial information for the three month period ended March 31, 2001 combined with Ziff Davis Holdings’ audited financial information for the nine month period ended December 31, 2001, and applying pro forma adjustments thereto.

(4)
The restructuring charges incurred in 2001 and 2002 were primarily non-cash and related to the closure of magazines. They include the write-off of intangible assets, severance costs and costs to exit certain activities, such as facilities closure costs.

(5)	Reflects asset impairments primarily related to the closure of magazines.
(6)
EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization expense and other charges such as the write-down of intangible assets and restructuring charges. EBITDA, as defined, is not a measure of performance under

GAAP, and EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company’s ability to service debt. EBITDA (subject to certain adjustments) is also a component of our debt compliance calculations. However, our method of computation may not be comparable to similarly titled measures of other companies.

(7)
For purposes of the computations, earnings consist of income (loss) before income taxes and equity in income (loss) from joint ventures, plus fixed charges. Fixed charges are defined as interest plus one-third of rent expense which is deemed to be representative of interest. Preferred dividends consist of dividends payable on preferred stock. For the six months ended June 30, 2002 and 2001, the nine months ended December 31, 2001 and the fiscal year ended March 31, 2001, our earnings were insufficient to cover combined fixed charges and preference dividends by $70,112; $91,468; $411,174 and $58,737, respectively. For the pro forma six months ended June 30, 2002 and twelve months ended December 31, 2001, our earnings were insufficient to cover combined fixed charges and preference dividends by $79,056 and $473,041, respectively.

(8)
For purposes of the computations, earnings consist of income (loss) before income taxes and equity in income (loss) from joint ventures, plus fixed charges. Fixed charges are defined as interest expense plus one-third of rent expense which is deemed to be representative of interest. For the six months ended June 30, 2002 and 2001, the nine months ended December 31, 2001, and the fiscal year ended March 31, 2001, our earnings were insufficient to cover fixed charges by $48,634; $68,948; $370,218 and $15,847, respectively. For the pro forma six months ended June 30, 2002 and twelve months ended December 31, 2001, our earnings were insufficient to cover fixed charges by $47,212 and $398,694, respectively.

(9)
Excludes approximately $105.0 million of accrued interest related to the exchange notes which will be reflected on the post transaction balance sheet due to the accounting for the transaction as a troubled debt restructuring.

RISK FACTORS

You should carefully consider the following risk factors, as well as other information set forth in this prospectus, prior to deciding whether to participate in the exchange offer. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations or adversely affect the exchange notes or the series E-1 preferred stock. As such, the risks described below are not the only ones that may affect the exchange notes or the series E-1 preferred stock.

Factors Associated with the Exchange Offer

Because there are no public markets for the exchange notes or the series E-1 preferred stock, you may not be able to resell your exchange notes or series E-1 preferred stock.

The exchange notes and series E-1 preferred stock will be registered under the Securities Act, but each will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes or series E-1 preferred stock, as applicable; or

•	the price at which the holders would be able to sell their exchange notes or series E-1 preferred stock, as applicable.

If a trading market were to develop, the exchange notes and/or series E-1 preferred stock might trade at higher or lower prices than their principal amount, liquidation preference or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures or preferred stock and our financial performance.

In addition, any holder of existing notes or holder of series E redeemable preferred stock who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes or series E-1 preferred stock, as applicable, may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “The Exchange Offer.”

Your existing notes and/or series E redeemable preferred stock will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your existing notes and/or series E redeemable preferred stock will continue to be subject to existing transfer restrictions and you may not be able to sell your existing notes and/or series E redeemable preferred stock.

We will not accept your existing notes and/or series E redeemable preferred stock for exchange if you do not follow the exchange offer procedures. We will issue exchange notes and series E-1 preferred stock as part of this exchange offer only after a timely receipt of your existing notes and/or series E redeemable preferred stock, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your existing notes or series E redeemable preferred stock, please allow sufficient time to ensure timely delivery. If we do not receive your existing notes, series E redeemable preferred stock, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your existing notes or series E redeemable preferred stock for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of existing notes or series E redeemable preferred stock for exchange. If there are defects or irregularities with respect to your tender of existing notes or series E redeemable preferred stock, we will not accept your existing notes or series E redeemable preferred stock for exchange.

If you do not exchange your existing notes and/or series E redeemable preferred stock, your existing notes and/or series E redeemable preferred stock will continue to be subject to the existing transfer restrictions and you may not be able to sell your existing notes and/or series E redeemable preferred stock.

We did not register the existing notes or the series E redeemable preferred stock, nor do we intend to do so following the exchange offer. Existing notes and series E redeemable preferred stock that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your existing notes and/or series E redeemable preferred stock, you will lose your right to have your existing notes and/or series E redeemable preferred stock registered under the Securities Act. As a result, if you hold existing notes and/or series E redeemable preferred stock after the exchange offer, you may not be able to sell your existing notes and/or series E redeemable preferred stock.

Factors relating to the Exchange Notes and the Series E-1 Preferred Stock

We require a significant amount of cash to service our indebtedness, which could make it difficult for us to satisfy our obligations with respect to the exchange notes and/or series E-1 preferred stock and which reduces the cash available to finance our organic growth.

We have a significant amount of indebtedness. As of June 30, 2002, after giving pro forma effect to the consummation of our financial restructuring and the sale of eTESTING LABS Inc., we would have had approximately $298.4 million of outstanding debt and approximately $654.0 million of stockholders’ deficit. Our earnings were insufficient to cover fixed charges and fixed charges plus preferred dividends for the six months ended June 30, 2002, on a pro forma basis, by $47.2 million and $79.1 million, respectively. In addition, Ziff Davis Holdings, Ziff Davis Media and their subsidiaries are able to incur indebtedness in the future. The terms of the indenture governing the exchange notes do not fully prohibit them from doing so.

Our substantial indebtedness could continue to:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund our operations;

•	maintain our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the publishing industry generally;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•	if we fail to comply with those covenants, trigger an event of default under the agreements governing our indebtedness that, if not cured or waived, could have a material adverse effect on us.

Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business and other factors. Certain of these factors are beyond our control. We believe that, based upon current levels of operations and as a result of the financial restructuring, we will be able to meet our debt service obligations when due. Significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If we cannot generate sufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purposes. There is no assurance that refinancings or asset dispositions could be achieved on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of the indenture governing the existing notes and the exchange notes, the indenture governing our 12% senior subordinated notes due 2010 or our senior credit facility. In the event that we were unable to refinance our senior credit facility or raise funds through asset sales, sales of equity or otherwise, our ability to pay the principal of, and interest on, the exchange notes, or to make any payment on the accrued dividend on the series E-1 preferred stock, would be impaired.

The holders of exchange notes may not be able to enforce the guarantees of our guarantors under the exchange notes.

The guarantees on the exchange notes provide a basis for a direct claim against the guarantors under the indenture governing the existing notes and the exchange notes; however, it is possible that these guarantees will not be enforceable. The obligation of each guarantor may be subject to review under State or Federal fraudulent transfer laws. Under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of one of our subsidiaries, such as a trustee in bankruptcy or the guarantor as debtor-in-possession, were to find that at the time such obligation was incurred, the guarantor, among other things:

•	did not receive fair consideration or reasonably equivalent value; and

•
(1) was insolvent, (2) was rendered insolvent, (3) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (4) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, the court could void the guarantor’s obligation and direct the return of any payments made to the guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the prior clauses (1) through (4), the court could void such obligation and direct repayment if it found that the obligation was incurred with an intent to hinder, delay or defraud the creditors. If the guarantees are held not to be enforceable, the exchange notes would effectively be subordinated to all liabilities of the guarantors, including trade payables and accrued liabilities.

In addition, the guarantors may be or become subject to contractual restrictions on their ability to make payments on the guarantees. If a guarantor is sold, merged or consolidated in a transaction in which it is not the surviving entity, it will be released from all obligations under its guarantee so long as the proceeds from such transaction are applied as described under “Description of the Exchange Notes—Covenants.”

Ziff Davis Holdings has unconditionally guaranteed the existing notes and exchange notes on an unsecured basis. Ziff Davis Holdings is a holding company whose sole source of operating income and cash flow is derived from Ziff Davis Media and whose only material asset is its interest in Ziff Davis Media’s capital stock. Accordingly, Ziff Davis Holdings is dependent upon the earnings and cash flow of, and dividends and distributions from, Ziff Davis Media to perform its guaranty. Ziff Davis Holdings has also unconditionally guaranteed the 12% senior subordinated notes due 2010 and the indebtedness of Ziff Davis Media under its senior credit facility. As a result, Ziff Davis Holdings’ guaranty provides little, if any, additional credit support for the existing notes and exchange notes and investors should not rely on this guaranty in evaluating whether to invest in the exchange notes.

If Ziff Davis Holdings does not receive loans, advances or dividends from its subsidiaries, Ziff Davis Holdings may be unable to redeem or pay accrued dividends on the series E-1 preferred stock.

Ziff Davis Holdings is a holding company with no assets other than its ownership of the capital stock of a holding company which owns the capital stock of Ziff Davis Media. Accordingly, Ziff Davis Holdings’ ability to perform its obligations to the holders of its preferred stock, including the series E-1 preferred stock, depends upon the operating cash flow of Ziff Davis Media and its direct and indirect subsidiaries and their payments to Ziff Davis Holdings in the form of loans, dividends or otherwise. Ziff Davis Media is restricted from making any payments to Ziff Davis Holdings before such time as its obligations under the exchange notes, the existing notes, the 12% senior subordinated notes due 2010 and the senior credit facility are satisfied. In addition, the making of loans, advances or other payments by Ziff Davis Media to Ziff Davis Holdings may be subject to regulatory and contractual restrictions. Subsidiary payments are also contingent upon earnings and various business and other considerations. If Ziff Davis Holdings is unable to obtain payments from Ziff Davis Media or its direct and indirect subsidiaries, Ziff Davis Holdings may be unable to redeem the series E-1 preferred stock upon mandatory redemption on March 31, 2010, or pay any cash dividends accruing on the series E-1 preferred stock. In addition, Ziff Davis Holdings will be unable to pay any cash dividends on the series E-1 preferred stock unless it has paid in full all accrued dividends on the series D redeemable preferred stock or obtained the prior written consent of Willis Stein, together with the holders of a majority of the outstanding shares of series D redeemable preferred stock ,and our senior credit facility and the indenture governing the existing notes and the exchange notes further restricts our ability to pay cash dividends on the series E-1 preferred stock.

Your right to receive payments on the exchange notes and dividends on the series E-1 preferred stock will be junior to our senior debt and may be subject to other restrictions.

Payment on the exchange notes will be subordinated in right of payment to all of our senior debt, including borrowings under our senior credit facility. On June 30, 2002, after giving pro forma effect to the consummation of our financial restructuring and the sale of eTESTING LABS Inc., including the exchange offer and amendment to the senior credit facility, the exchange notes would have been subordinated to approximately $195.8 million of senior debt under our senior credit facility. Because of the subordination provisions in the indenture governing the exchange notes, in the event of our insolvency, liquidation, reorganization, dissolution or other winding-up, holders of the exchange notes would not receive any payment on the exchange notes until all senior debt, including borrowings under our senior credit facility, is paid in full. In addition, the credit agreement relating to our senior credit facility does not (and other agreements relating to our senior debt may not) permit us to make any payments on the exchange notes during the continuance of payment defaults under the credit agreement (or such other agreements), and payments on the exchange notes may be prohibited for up to 180 consecutive days in the event of certain nonpayment defaults on our senior debt. The exchange notes will be unsecured, and will also be effectively subordinated to all secured obligations to the extent of the value of the assets securing such obligations or the obligations being secured. The guarantees of our subsidiaries will also be subordinated to the senior debt of these subsidiaries (which includes guarantees of our debt under the credit agreement relating to our senior credit facility). In addition, we are required under our senior credit facility to make additional payments of excess cash flow to prepay our senior credit facility, which required prepayments may further limit our ability to make payments of interest on the exchange notes or to pay dividends on the series E-1 preferred stock. See “Description of Other Financing Arrangements.”

Our controlling stockholder may have interests that conflict with your interests as holders of series E-1 preferred stock.

A majority of the equity securities of Ziff Davis Holdings are held by Willis Stein and its equity co-investors. Through their controlling interest in us and pursuant to the terms of an investor rights agreement among certain of Ziff Davis Holdings’ stockholders, Willis Stein has the ability to control our operations and policies. Circumstances may occur in which the interests of Willis Stein and its affiliates, as controlling stockholders, could be in conflict with your interests. In addition, our equity investors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you.

We may not be able to finance a change of control offer

Under the terms of the indenture governing the exchange notes and under the terms of the series E-1 preferred stock as set forth in the certificate of incorporation of Ziff Davis Holdings, we will be required to offer to repurchase all the exchange notes for a price equal to 101% of the principal amount, plus interest that has accrued but has not been paid as of the repurchase date, and to offer to redeem all the series E redeemable preferred stock and the series E-1 preferred stock, if a change of control (as defined in the indenture governing the exchange notes or in the certificate of incorporation of Ziff Davis Holdings, respectively) occurs. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchases, or that we will not have sufficient funds to pay our other debts. In addition, our senior credit facility may prohibit us from repurchasing the exchange notes and/or redeeming the series E-1 preferred stock after a change in control until we have repaid in full our debt under such credit facilities. If we fail to repurchase the exchange notes upon a change in control, we will be in default under the indenture governing the exchange notes and our senior credit facility. Any future debt that we incur may also contain restrictions on repurchases in the event of a change in control or similar event. These repurchase restrictions may delay or make it harder for others to obtain control over us.

Your proportional equity interest in Ziff Davis Holdings could be reduced in the future

The series E-1 preferred stock offers limited preemptive rights on issuances by Ziff Davis Holdings which are senior to such shares and a right to approve the issuance of shares junior to the series D redeemable preferred stock but senior to or on par with the series E-1 preferred stock. However, these rights are subject to certain limitations which may result in the dilution of your equity interest in Ziff Davis Holdings. We may offer and sell additional shares of capital stock in the future, including capital stock issued in accordance with the new management incentive plan or a related plan. In connection with our financial restructuring, we issued approximately 38.6 million common stock warrants to Willis Stein, each entitling Willis Stein to obtain upon exercise one share of the common stock of Ziff Davis Holdings at an exercise price of $0.001 per share, and approximately 5.2 million common stock warrants to the tendering holders of our 12% senior subordinated notes due 2010, each giving such holders the right to acquire upon exercise one share of the common stock of Ziff Davis Holdings at an exercise price of $0.001 per share.

We may force the redemption of the series E-1 preferred stock

We may voluntarily redeem all or any amount of your series E-1 preferred stock without premium or penalty, for an amount equal to the pro rata share of the liquidation preference of such series E-1 preferred stock, plus dividends that have accrued but have not been paid as of the redemption date.

Factors relating to the Business of Ziff Davis Holdings and Ziff Davis Media

Noncompliance with our debt facilities could accelerate our obligations

Prior to the consummation of our financial restructuring, an event of default existed under our senior credit facility. While we believe that our amended and restated credit agreement contains achievable restrictive and information covenants, a breach of any of these restrictive covenants under this credit agreement or our inability to comply with the amended financial ratios would result in another event of default under our senior credit facility. If such default occurs, the lenders under our senior credit facility may elect to declare all outstanding borrowings, together with accrued and unpaid interest and other fees, to be immediately due and payable. Further, they may require us to use all of our available cash to partially repay such borrowings and could prevent us from making debt service payments on the exchange notes, which would result in an event of default under the indenture governing the exchange notes. Our senior credit facility lenders also have the right in such circumstances to terminate any commitments they have to provide further financing, including under the revolving portion of our senior credit facility. Finally, our senior credit facility lenders could foreclose on our assets.

We cannot assure you that our business strategy will be successful

Our ability to implement our business strategy is subject to a number of risks and uncertainties. Among other things, we cannot assure you that we will be successful in:

•	capitalizing on new revenue opportunities from existing publications;

•	developing ancillary revenue opportunities;

•	selectively expanding our portfolio of publications; or

•	optimizing circulation and production strategies.

In addition, our ability to pursue our business strategy may be limited by liquidity constraints. Accordingly, the implementation of our business strategy may be adversely affected.

We depend on advertising as a principal source of revenue, which decreases during economic cycle down turns and fluctuates due to seasonal buying

We expect that advertising revenue will continue to be the principal source of our revenue in the foreseeable future. Most of our advertising contracts are either short-term contracts and/or can be terminated by the advertiser at any time with little notice. We cannot assure you that we will be able to retain current advertisers or obtain new advertising contracts. Advertising revenue for the magazine industry is cyclical and dependent upon general economic conditions. Our advertising revenue has declined significantly over the last 24 months due to the downturn in the general U.S. economy and, in particular, the technology sector. If the general economic downturn continues, our advertisers may continue to reduce their advertising budgets and any material decline in these revenues would have a material adverse effect on our business, results of operations and financial condition. In addition, factors such as competitive pricing pressures and delays in new product launches may affect technology product advertisers. We cannot assure you that advertisers will maintain or increase current levels of advertising in special-interest magazines instead of advertising in more general-interest media.

If the U.S. economy continues to worsen, we may have to implement further cost saving efforts to achieve the benefits we expect

In 2001, we experienced a significant decline in revenue and EBITDA, primarily due to weak economic conditions, which were exacerbated by the terrorist attacks of September 11, 2001. This decline was more severe in the second half of the year. We have taken a number of steps designed to improve our profits and margins despite decreased revenue. We have restructured a number of our businesses and support departments and reduced overhead infrastructure by consolidating and closing several offices and outsourcing certain corporate functions. As a result, we recorded special charges to our operations of $277.5 million in 2001. If the U.S. economy continues to worsen, our revenue will likely decline. Because of our fixed cost structure, decreases in our revenue cause disproportionately greater decreases in our EBITDA. Accordingly, if revenue declines beyond our expectations, we will be forced to take additional cost-saving steps that could result in additional charges and materially adversely affect our business. In 2002, our cost reduction program continued and we closed three additional publications. We recorded restructuring charges and write-downs of intangible assets of $22.5 million in the second quarter of 2002 related to these operating and financial restructuring decisions.

We may not be able to protect our owned intellectual property

We rely on copyright and trademark rights to protect our publishing products. Effective trademark and copyright protection may be unavailable or limited, or we may not have applied for such protection in the United States or abroad. In addition, we have been, and may in the future be, notified of claims that our publishing products may infringe trademarks, copyrights and/or other intellectual property rights of others. Such claims, including any related litigation, could result in significant expense to us and adversely affect our cash flow, whether or not such litigation is resolved in our favor.

Our business might suffer if we fail to retain our senior management or to recruit and retain key personnel

We have made significant changes to our senior management team over the past two years, which has been disruptive to our operations. We believe that our success depends on our ability to retain our current senior management team. Our business is managed by a small group of key executive officers. The loss of services of one or more of these senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies. We do not maintain key man or other similar life insurance policies on our key personnel.

In addition, our success depends on our continued ability to recruit and retain highly skilled, knowledgeable and sophisticated editorial, sales and technical personnel. Competition for these key personnel is intense. We are implementing a new management incentive plan as a result of consummation of our financial restructuring, but we cannot assure you of our ongoing ability to attract and retain such qualified employees.

New product launches or acquired products may reduce our earnings or generate losses

Our future success will depend in part on our ability to continue offering new products and services that successfully gain market acceptance by addressing the needs of our current and future customers. Our efforts to introduce new or integrate acquired products may not be successful or profitable. The process of internally researching and developing, launching, gaining acceptance and establishing profitability for a new product or service, or assimilating and marketing an acquired product, is both risky and costly. New products generally incur initial operating losses.

In addition, we have invested in, and intend to continue to invest in, the development of various online media products and services, which are currently generating losses. The Internet is still not proven as a profitable commercial medium. These products and services may not be successful or profitable. In 2001, we wrote off $20.3 million of assets related to online media initiatives.

Costs related to the development of new products and services are expensed as incurred and, accordingly, our profitability from year to year may be adversely affected by the number and timing of new product launches.

We face significant competition for advertising and circulation

We face significant competition with respect to our print publications from a number of technology publishers, some of which may have greater financial and other resources than we have, which may enhance their ability to compete in the technology publishing market. We principally compete for advertising and circulation revenue with publishers of other technology publications. We also face broad competition from media companies that produce general-interest magazines and newspapers. Competition for advertising revenue is primarily based on advertising rates, the nature and scope of readership, reader response to advertisers’ products and services and the effectiveness of sales teams. Other competitive factors in publishing include product positioning, editorial quality, circulation, price and customer service, which impact readership audience, circulation revenues and, ultimately, advertising revenues. Because our industry is relatively easy to enter, we anticipate that additional competitors, some of whom have greater resources than we do, may enter these markets and intensify competition.

Our principal vendors are consolidating and this may adversely affect our business and operations

We rely on our principal vendors and their ability or willingness to sell products to us at favorable price and other terms. Many factors outside our control may harm these relationships and the ability and willingness of these vendors to sell these products to us on such terms. Our principal vendors include paper suppliers, printers, subscription fulfillment houses and national newsstand distributors. Each of these industries is currently experiencing consolidation among its principal participants. Such consolidation may result in all or any of the following which could adversely affect our results of operations:

•	decreased competition, which may lead to increased prices;

•	interruptions and delays in services provided by such vendors; and

•	greater dependence on certain vendors.

We may be adversely affected by fluctuations in paper and postage costs

Our principal raw material is paper. Paper prices have fluctuated over the past several years. We generally enter into contracts for the purchase of paper which adjust the price on a quarterly basis. We have not entered, and do not currently plan to enter, into long-term forward price or option contracts for paper. Accordingly, significant increases in paper prices could adversely affect our future results of operations.

Postage for magazine distribution is also one of our significant expenses. We primarily use the U.S. Postal Service to distribute magazine subscriptions. We may not be able to recover, in whole or in part, paper or postage cost increases. Postal rates increased 5.0% in January 1999, 9.9% in January 2001, 2.6% in July 2001 and 10.0% in June 2002. Each of these price increases has had a significant adverse effect on our cash flow, and any further significant cost increases will also have an adverse effect on our cash flow.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which involve substantial risks and uncertainties, including statements about our business plan, strategies and prospects under the captions “Prospectus Summary,” “Unaudited Pro Forma Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Statements that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “predicts,” “projects,” “should,” “targets,” “would” and similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Accordingly, our actual results of operations may be different from our current expectations, and the reader should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments. There may be events in the future that we are not able to predict accurately or to control. Before you tender your existing notes and/or series E redeemable preferred stock, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition, and results of operations. You should review carefully all information, including the financial statements and the notes thereto, included or incorporated by reference into this prospectus.

Any or all of our forward-looking statements in this report and in any other public statements may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion in this report will be important in determining future results. Consequently, no forward-looking statements can be guaranteed. Actual future results may vary materially. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC. Also note that we provide the cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in the section entitled “Risk Factors”. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

MARKET, RANKING AND OTHER DATA

The data included in this prospectus regarding markets and ranking, including the size of certain product markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources, and our estimates based on management’s knowledge and experience in the markets in which we operate. Our estimates are also based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in a survey of market size. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on such data are subject to change after the date of this prospectus.

CORPORATE AND CAPITAL STRUCTURE

Corporate Structure

The following chart sets forth our pro forma corporate and capital structure, as if our financial restructuring and sale of eTESTING LABS Inc. was completed on June 30, 2002:

ZIFF DAVIS HOLDINGS INC. AND ZIFF DAVIS MEDIA INC.

Pro Forma Corporate Structure and Capitalization  at June 30, 2002

($ in millions)

(1)
Does not reflect $105.0 million of accrued interest on the existing notes which will be reflected on our balance sheet in accordance with the “troubled debt restructuring” provisions of Statement of Financial Accounting Standards No. 15 (“SFAS 15”). This accounting treatment has no impact on the cash payment required by the existing notes or the exchange notes.

(2)	Management holds minority interests in LaunchCo and InternetCo pursuant to existing management incentive plans.

Capital Structure

Ziff Davis Holdings, the issuer of the series E redeemable preferred stock and the series E-1 preferred stock, is a holding company, and the only material assets of Ziff Davis Holdings are its equity interests in Ziff Davis Media. As a holding company, Ziff Davis Holdings is entitled to cash distributions from Ziff Davis Media only on the basis of its ownership of Ziff Davis Media’s capital stock. In order to redeem the series E redeemable preferred stock or to pay any cash dividends on the series E redeemable preferred stock, any other series of preferred stock or its common stock, Ziff Davis Holdings must receive cash from Ziff Davis Media, whether through loan, advance, dividend or otherwise. Ziff Davis Media is restricted from making any payments to Ziff Davis Holdings before such time as its obligations on the existing notes and/or the exchange notes and the senior credit facility are satisfied. See “Risk Factors—If Ziff Davis Holdings does not receive loans, advances or dividends from its subsidiaries, Ziff Davis Holdings may be unable to redeem or pay accrued dividends on the series E-1 preferred stock.”

Approximately 2.4 million shares of common stock of Ziff Davis Holdings are currently issued and outstanding. Upon the consummation of the exchange offer, Ziff Davis Holdings will have issued, in addition to common stock, six series of preferred stock: the series A preferred stock, the series B preferred stock, the series C convertible preferred stock, the series D redeemable preferred stock, the series E redeemable preferred stock and the series E-1 preferred stock. The series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock are optionally redeemable by Ziff Davis Holdings at any time, and each series of preferred stock must be redeemed on the earlier of March 31, 2010 or the consummation of a change in control. The series C convertible preferred stock is convertible into common stock at any time at the option of the holder, and each other series of preferred stock may be convertible into common stock upon an initial public offering. See “Description of Capital Stock.” The following chart describes for each type of outstanding capital stock, the ranking of payment of dividends and the ranking upon liquidation of Ziff Davis Holdings’ capital stock:

	Ranking Dividend Payment	Ranking on Liquidation
Series D redeemable preferred stock	First(1)	First
Series E redeemable and series E-1 preferred stock	Second	Second
Series B preferred stock	Third	Third
Series C convertible preferred stock	Fifth(2)	Third
Series A preferred stock	Fourth	Fifth
Common stock	Fifth	Sixth

(1)
No payments of dividends or other distributions on other series of common or preferred stock may be made unless Ziff Davis Holdings has either (1) paid in full all accrued dividends on the series D redeemable preferred stock or (2) obtained the consent of Willis Stein, except that Ziff Davis Holdings may repurchase shares of capital stock from its present or former employees in accordance with arrangements or agreements approved by Ziff Davis Holdings’ board of directors.

(2)	The series C convertible preferred stock is not entitled to a scheduled dividend payment, but shall be paid a dividend on an “as converted” basis whenever dividends are paid on the common stock.

Ziff Davis Holdings’ board of directors recently established a new management incentive plan for its management and the management of its subsidiaries, pursuant to which Ziff Davis Holdings will grant participants options to purchase its common stock, series A preferred stock, series B preferred stock and series D redeemable preferred stock. In connection with such new management incentive plan, Ziff Davis Holdings also entered into arrangements with the holders of its series D redeemable preferred stock to protect the holders of series E redeemable preferred stock from dilution resulting from issuances of series D redeemable preferred stock upon exercise of these options by management participants while the series E redeemable preferred stock remains outstanding. No options have been granted under the new management incentive plan. See “Management—New Management Incentive Plan” and “Certain Relationships and Related Party Transactions—Distribution and Payment Arrangements.”

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes or the series E-1 preferred stock. In consideration for issuing the exchange notes and the series E-1 preferred stock contemplated in this prospectus, we will receive existing notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, and a like number of shares of series E redeemable preferred stock, the terms of which are the same as the terms of the series E-1 preferred stock, in each case except as otherwise described in this prospectus.

CAPITALIZATION

The following tables set forth cash and cash equivalents and the capitalization of Ziff Davis Holdings on a consolidated basis as of June 30, 2002:

•	on an actual basis; and

•	as adjusted to give effect to:

—	the consummation of the financial restructuring relating to the 12% senior subordinated notes due 2010;

—	the amendment to the senior credit facility;

—	the consummation of the equity investment by Willis Stein; and

—	the sale of the stock of our eTESTING LABS Inc. subsidiary.

This table should be read in conjunction with “Selected Historical Financial Information”, “Unaudited Pro Forma Consolidated Financial Information” and the unaudited consolidated financial statements and related notes, which appear in this prospectus in Appendix F.

ZIFF DAVIS HOLDINGS INC.
ACTUAL AND PRO FORMA CAPITALIZATION
(dollars in millions)

	As of June 30, 2002
	Actual	As Adjusted
Cash and equivalents (1)	$9.3	$43.6

Long term debt:
Revolving credit facility (2)	10.0	10.0
Tranche A and B term loans (2)	186.7	185.8
12% senior subordinated notes due 2010 (3)	250.0	12.3
Existing notes-principal (4)	—	90.3

Total debt	446.7	298.4

Redeemable preferred stock (5)	546.9	645.4

Stockholders’ deficit:
Common stock	17.9	17.9
Stock subscription loans	(0.6)	(0.6)
Additional paid-in capital	8.5	8.5
Accumulated deficit (6)	(671.2)	(678.2)
Accumulated other comprehensive loss	(1.6)	(1.6)

Total stockholders’ deficit	(647.0)	(654.0)

Total capitalization	$355.9	$333.4

(1)
Reflects $62.5 million cash equity contributions, net of $21.2 million paid to holders of 12% senior subordinated notes due 2010 (except for Willis Stein who received approximately 7,369 shares of series D redeemable preferred stock) in connection with the exchange offer for the 12% senior subordinated notes due 2010, and $8.0 million paid for transaction related fees and $0.9 million of net proceeds related to the sale of eTESTING LABS Inc.

(2)
Ziff Davis Media is the borrower under the senior credit facility. On April 5, 2000, Ziff Davis Media entered into a Credit Agreement relating to its senior credit facility with Canadian Imperial Bank of Commerce and its affiliates, Deutsche Bank Trust Company Americas, Fleet National Bank and certain other lenders, which senior credit facility has been amended from time to time. The senior credit facility at June 30, 2002 provided for aggregate borrowings of $215.7 million comprised of: (a) a $186.7 million term loan facility of which $186.7 million remains outstanding, (b) a $10.0 million revolving credit facility, of which $10.0 million has been drawn, and (c) a $19.0 million unfunded term loan commitment which was eliminated in connection with the amendment and restatement of the senior credit facility in connection with the consummation of the financial restructuring. The pro forma balance reflects partial repayment of the term loans with net proceeds of the sale of eTESTING LABS Inc.

(3)	In July 2000, Ziff Davis Media sold $250.0 million in aggregate principal amount of 12% senior subordinated notes due 2010.
(4)
This balance does not reflect $105.0 million of accrued interest on the existing notes and/or the exchange notes which will be reflected on our balance sheet in accordance with the “troubled debt restructuring” provisions of SFAS 15. This accounting treatment has no impact on the cash payments required by the existing notes or the exchange notes.

(5)
Reflects approximately $98.4 million increase in preferred stock from $62.5 million cash proceeds from the sale of series D redeemable preferred stock to Willis Stein and $35.9 million non-cash investment related to $28.5 million of series E redeemable preferred stock of Ziff Davis Holdings issued to holders of the 12% senior subordinated notes in the financial restructuring and approximately $7.4 million of series D redeemable preferred stock and issued by Ziff Davis Holdings to Willis Stein in connection with the tender of its 12% senior subordinated notes due 2010 pursuant to the financial restructuring.

(6)	Reflects $8.0 million in transaction fees related to the financial restructuring and approximately $0.9 million of gain on the sale of eTESTING LABS Inc.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Presented below is certain unaudited pro forma consolidated financial information of Ziff Davis Holdings. No separate pro forma financial information for Ziff Davis Media has been provided in this prospectus because Ziff Davis Holdings’ financial information is materially the same as Ziff Davis Media’s financial information as a result of the fact that (1) Ziff Davis Holdings does not itself conduct any business but rather all of our operations are conducted by Ziff Davis Media and its direct and indirect subsidiaries, (2) Ziff Davis Holdings has no material assets other than its equity interest in Ziff Davis Media, and (3) Ziff Davis Holdings has unconditionally guaranteed the existing notes and exchange notes. The Unaudited Pro Forma Consolidated Balance Sheet of Ziff Davis Holdings Inc. as of June 30, 2002 and the Unaudited Pro Forma Consolidated Statement of Operations of Ziff Davis Holdings Inc. for the twelve months ended December 31, 2001 and the six months ended June 30, 2002 give effect to the consummation of the financial restructuring and the sale of our eTESTING LABS Inc. subsidiary.

The financial restructuring included:

•	the equity investment in a principal aggregate amount of $80.0 million by Willis Stein;

•
the consummation of the financial restructuring with accredited investors holding Ziff Davis Media’s 12% senior subordinated notes due 2010, pursuant to which 95.1% of the 12% senior subordinated notes due 2010 were exchanged for the existing notes, the series E redeemable preferred stock, warrants to purchase the common stock of Ziff Davis Holdings, and cash; and

•	the amendment and restatement of our senior credit facility.

The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2002 was prepared as if the financial restructuring and the sale of eTESTING LABS Inc. each had been consummated as of June 30, 2002. The Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended December 31, 2001 and for the six months ended June 30, 2002 were prepared as if the financial restructuring and the sale of eTESTING LABS Inc. each had been consummated on January 1, 2001.

The pro forma adjustments are based on available information and upon certain preliminary assumptions we believe are reasonable under the circumstances. Actual adjustments could differ materially from the pro forma adjustments presented in this prospectus. The unaudited pro forma consolidated financial information is based upon and should be read in conjunction with Ziff Davis Holdings’ consolidated financial statements and related notes thereto which appear in this prospectus in Appendix F and “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

THESE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF ZIFF DAVIS HOLDINGS INC. HAD THE FINANCIAL RESTRUCTURING DESCRIBED HEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF ZIFF DAVIS HOLDINGS INC. AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

ZIFF DAVIS HOLDINGS INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	As of June 30, 2002
	Historical	Financial Restructuring	Notes	eTESTING LABS Inc. Sale(8)	Total Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$9,278	$33,374	(1)	$915	$43,567
Accounts receivable, net	31,751	—		(946)	30,805
Inventories	681	—		—	681
Prepaid expenses and other current assets	8,012	—		—	8,012

Total current assets	49,722	33,374		(31)	83,065
Property and equipment, net	35,508	—		(1,415)	34,093
Intangible assets, net	350,819	—		—	350,819
Other assets, net	18,086	(1,948)	(2)	—	16,138

Total assets	$454,135	$31,426		$(1,446)	$484,115

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,820	$—		$(137)	$11,683
Accrued expenses and other current liabilities	51,897	(16,640)	(3)	(702)	34,555
Unexpired subscriptions, net	33,743	—		(648)	33,095

Total current liabilities	97,460	(16,640)		(1,487)	79,333
12% senior subordinated notes due 2010	250,000	(237,720)	(4)	—	12,280
Existing notes—principal	—	90,334	(5)	—	90,334
Existing notes—accrued interest	—	105,026	(5)	—	105,026
Senior credit facility	196,693	—		(915)	195,778
Other non-current liabilities	10,049	—		—	10,049

Total liabilities	554,202	(59,000)		(2,402)	492,800

Redeemable preferred stock	546,936	98,426	(6)	—	645,362

Stockholders’ (deficit) equity:
Common stock	17,901	—		—	17,901
Stock subscription loans	(572)	—		—	(572)
Additional paid-in capital	8,468	—		—	8,468
Accumulated deficit	(671,162)	(8,000)	(7)	956	(678,206)
Accumulated other comprehensive loss	(1,638)	—		—	(1,638)

Total stockholders’ (deficit) equity	(647,003)	(8,000)		956	(654,047)

Total liabilities and stockholders’ (deficit) equity	$454,135	$31,426		$(1,446)	$484,115

ZIFF DAVIS HOLDINGS INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands)

	Six Months Ended June 30, 2002
	Historical	Financial Restructuring	Notes	eTESTING LABS Inc. Sale(2)	Total Pro Forma
Revenue, net	$110,943	$—		$(4,163)	$106,780

Operating expenses:
Cost of production	41,064	—		(5,206)	35,858
Selling, general and administrative expenses	76,099	—		—	76,099
Depreciation and amortization of property and equipment	10,292	—		(379)	9,913
Amortization of intangible assets	9,609	—		—	9,609
Restructuring charges, net	8,405	—		—	8,405
Write-down of intangible assets	14,108	—		—	14,108

Total operating expenses	159,577	—		(5,585)	153,992

(Loss) income from operations	(48,634)	—		1,422	(47,212)
Interest expense, net	25,940	(16,657)	(1)	—	9,283

(Loss) income before income taxes	(74,574)	16,657		1,422	(56,495)
Income tax provision	428	—		—	428

Net (loss) income	$(75,002)	$16,657		$1,422	$(56,923)

Other Data:
Ratio of earnings to combined fixed charges and preferred dividends					— (3)
Ratio of earnings to fixed charges					— (4)

ZIFF DAVIS HOLDINGS INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands)

	Historical		Twelve Months Ended December 31, 2001
	Actual Three Month Period Ended 03/31/01	Actual Nine Month Period Ended 12/31/01	Pro Forma Twelve Month Period Ended 12/31/01	Financial Restructuring	Notes	eTESTING LABS Inc. Sale(2)	Total Pro Forma
Revenue, net	$84,226	$215,859	$300,085	$—		$(6,199)	$293,886

Operating expenses:
Cost of production	32,886	81,726	114,612	—		—	114,612
Selling, general and administrative expenses	65,609	164,351	229,960	—		(10,020)	219,940
Depreciation and amortization of property and equipment	5,338	20,870	26,208	—		(410)	25,798
Amortization of intangible assets	13,600	41,766	55,366	—		—	55,366
Restructuring charges, net	—	37,412	37,412	—		—	37,412
Writedown of intangible assets	—	240,077	240,077	—		—	240,077

Total operating expenses	117,433	586,202	703,635	—		(10,430)	693,205

(Loss) income from operations	(33,207)	(370,343)	(403,550)	—		4,231	(399,319)
Equity in income (loss) from joint ventures	356	(192)	164	—		—	164
Loss on sale of joint venture	—	(7,802)	(7,802)	—		—	(7,802)
Interest expense, net	12,208	36,833	49,041	(30,474)	(1)	—	18,567

Net (loss) income before taxes	(45,059)	(415,170)	(460,229)	30,474		4,231	(425,524)
Income tax provision	144	254	398	—		—	398

Net (loss) income	$(45,203)	$(415,424)	$(460,627)	$30,474		$4,231	$(425,922)

Other Data:
Ratio of earnings to combined fixed charges and preferred dividends							— (3)
Ratio of earnings to fixed charges							— (4)

ZIFF DAVIS HOLDINGS INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet

The Unaudited Pro Forma Consolidated Balance Sheet includes adjustments necessary to give effect to the financial restructuring and the sale of eTESTING LABS Inc. as if each had occurred on June 30, 2002. The pro forma adjustments to the Unaudited Consolidated Balance Sheet include adjustments to record the exchange of existing notes with accredited investors holding Ziff Davis Media’s 12% senior subordinated notes due 2010. The accounting for this exchange is in accordance with Statement of Financial Accounting Standard No. 15 (“SFAS 15”) as clarified by Emerging Issues Task Force Issue No. 02-04 (“EITF 02-04”). In accordance with SFAS 15, the exchange of $237.7 million of 12% senior subordinated notes due 2010 into $90.3 million of the existing notes is accounted for as a troubled debt restructuring. Since the total liability of $195.3 million ($237.7 million of principal and $16.6 million of accrued interest as of the exchange date, less cash payments of $21.2 million, preferred stock of $35.9 million and the write-off of $1.9 million of debt issuance costs), is less than the future cash flows to holders of the existing notes of $207.2 million (representing $90.3 million principal and $116.9 million of future interest expense), the related long-term debt liability reflected on the balance sheet is reflected as $90.3 million of principal and $105.0 of accrued interest which will be recognized as a reduction of interest expense over the life of the existing notes and the exchange notes.

The pro forma adjustments related to the Unaudited Consolidated Pro Forma Balance Sheet at June 30, 2002 are summarized as follows:

(1)  To record $62.5 million cash equity contributions, net of $21.2 million paid to holders of 12% senior subordinated notes due 2010 (except for Willis Stein who received approximately 7,369 shares of series D redeemable preferred stock) and $8.0 million paid for transaction related fees.

(2)  To write-off a portion of debt issuance costs related to the amount of 12% senior subordinated notes due 2010 deemed to be settled in accordance with SFAS 15.

(3)  To write-off accrued interest related to the 12% senior subordinated notes due 2010 which were tendered and exchanged.

(4)  To remove from our balance sheet the 12% senior subordinated notes due 2010 which were tendered and exchanged.

(5)  To establish the existing notes at their principal balance of $90.3 million and the related accrued interest balance of $105.0 million in accordance with SFAS 15.

(6)  To record $62.5 million of cash proceeds from the sale of series D redeemable preferred stock to Willis Stein, $35.9 million of non-cash investment related to the $28.5 million series E redeemable preferred stock of Ziff Davis Holdings issued to holders of the 12% senior subordinated notes due 2010, and $7.4 million of series D redeemable preferred stock issued by Ziff Davis Holdings to Willis Stein in connection with the tender of its 12% senior subordinated notes due 2010.

(7)  To write-off $8.0 million of transaction fees in accordance with the provisions of SFAS 15.

(8)  To record the sale of eTESTING LABS Inc. including the use of 50% of the net proceeds to partially repay the senior credit facility.

Unaudited Pro Forma Consolidated Statement of Operations

The Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended December 31, 2001 and the six months ended June 30, 2002 includes adjustments necessary to give effect to the financial restructuring and the sale of eTESTING LABS Inc. as if each had been consummated on January 1, 2001 and 2002, respectively.

The pro forma adjustments related to the Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended December 31, 2001 and six months ended June 30, 2002 are summarized as follows:

(1)  To eliminate existing and to record new interest expense based on the capital structure and interest rates achieved in the financial restructuring. Interest is calculated based on current market rates.

Details of the adjustments to interest expense are as follows (dollars in thousands):

	Six Months Ended June 30, 2002	Twelve Months Ended December 31, 2001
Remove interest expense based on historical capital structure	$(25,940)	$(49,041)
Add interest expense based on the pro forma capital structure	9,283	18,567

	$(16,657)	$(30,474)

As a result, the components of the pro forma debt, interest expense and amortization of debt issuance costs are as follows (dollars in thousands):

	Principal	Interest Rate	Interest Expense
			Semi-Annual	Annual
Revolver	$10,000	6.01%	$301	$601
Term loan A	46,947	6.00%	1,408	2,817
Term loan B	138,831	6.50%	4,511	9,022
Existing notes (based on SFAS 15) (a)	195,360	(a )	843	1,687
12% senior subordinated notes due 2010	12,280	12.00%	737	1,474
Debt issuance costs	$16,714	n/a	1,483	2,966

			$9,283	$18,567

(2)  To record the sale of eTESTING LABS Inc. including the use of 50% of the net proceeds to partially repay the senior credit facility.

(3)  For purposes of the computations, earnings consist of income (loss) before income taxes and equity in income (loss) from joint ventures, plus fixed charges. Fixed charges are defined as interest expense plus one-third of rent expense which is deemed to be representative of interest. Preferred dividends consist of dividends payable or preferred stock. For the pro forma twelve months ended December 31, 2001 and six months ended June 30, 2002 our earnings were insufficient to cover combined fixed charges and preferred dividends by $473,041 and $79,056, respectively.

(4)  For purposes of the computations, earnings consist of income (loss) before income taxes and equity in income (loss) from joint ventures, plus fixed charges. Fixed charges are defined as interest expense plus one-third of rent expense which is deemed to be representative of interest. For the pro forma twelve months ended December 31, 2001 and six months ended June 30, 2002 our earnings were insufficient to cover fixed charges by $398,694 and $47,212, respectively.

(a)
The principal balance of the existing notes are $90.3 million at issuance and would accrue dividends semi-annually at 13% in year one of issuance. In accordance with SFAS 15 the exchange of $237.7 million of the 12% senior subordinated notes due 2010 into $90.3 million of the exchange notes is accounted for as a troubled debt restructuring. Since the total liability of $195.3 million ($237.7 million of principal and $16.6 million of accrued interest as of the exchange date, less cash payments of $21.2 million, preferred stock of $35.9 million and the write-off of $1.9 million of debt issuance costs), is less than the future cash flows to holders of the existing notes of $207.2 million (representing $90.3 million principal and $116.9 million of future interest expense), the related long-term debt liability on the balance sheet is reflected as $90.3 million of principal and $105.0 million of accrued interest which will be recognized as a reduction of interest expense over the life of the existing notes and/or the exchange notes.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents the selected historical financial information of Ziff Davis Holdings. The financial information as of June 30, 2002 and 2001 and for the six months ended June 30, 2002 and 2001 was derived from Ziff Davis Holdings’ unaudited consolidated financial statements which appear in this prospectus in Appendix F. The selected financial information as of December 31, 2001 and March 31, 2001, and for the nine month transition period ended December 31, 2001 and the fiscal year ended March 31, 2001, were derived from the audited consolidated financial statements and the related notes of Ziff Davis Holdings, which appear in this prospectus in Appendix F. The selected financial information as of April 4, 2000, December 31, 1999, 1998 and 1997 and for the period January 1 to April 4, 2000 and for each of the three years in the period ended December 31, 1999 were derived from the audited carve-out financial statements and the related notes of ZDP. Certain of the selected historical financial information may not be comparable due to differing accounting bases resulting from changes in ownership. On April 5, 2000, ZDP was purchased by Ziff Davis Holdings. Accordingly, we have separated the periods of different ownership in the table below.

The following selected historical financial and operating information of Ziff Davis Holdings should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and the consolidated financial statements and related notes of Ziff Davis Holdings which appear in this prospectus in Appendix F.

ZIFF DAVIS HOLDINGS INC.(1)
SELECTED HISTORICAL FINANCIAL INFORMATION
(dollars in thousands)

	Six Months Ended June 30,		Nine Months Ended December 31, 2001(2)	Fiscal Year Ended March 31, 2001(2)	Period January 1, to April 4, 2000	Years Ended December 31,
	2002	2001(2)				1999	1998	1997
					(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Statement of Operations Data:
Revenue, net	$110,943	$166,151	$215,859	$430,925	$128,941	$535,709	$540,977	$575,206

Operating expenses:
Cost of production	41,064	63,500	81,726	139,284	38,733	158,040	167,284	165,794
Selling, general and administrative expenses	76,099	130,611	164,351	244,990	76,009	278,602	284,098	294,166
Depreciation and amortization	19,901	40,563	62,636	66,098	12,066	82,477	82,263	81,556
Year 2000 remediation expense	—	—	—	—	—	3,027	—	—
Restructuring charges, net(4)	14,108	1,050	37,412	—	—	—	39,995	—
Write-down of intangible assets(3)	8,405	—	240,077	—	—	778,760	—	—

Total operating expenses	159,577	235,724	586,202	450,372	126,808	1,300,906	573,640	541,516

(Loss) income from operations	$(48,634)	$(69,573)	(370,343)	$(19,447)	$2,133	$(765,197)	$(32,663)	$33,690

Net (loss) income	$(75,002)	$(94,541)	$(415,424)	$(76,028)	$304	$(583,034)	$(23,651)	$3,429

Cash Flows and Other Data:
Cash Flows:
Operating	$(39,879)	$(35,203)	$(65,138)	$35,272	$15,241	$91,429	$89,784	$75,140
Investing	(1,352)	(21,744)	(8,704)	(802,546)	(2,608)	(16,338)	(18,159)	(17,967)
Financing	30,553	(33,501)	68,287	790,785	(10,488)	(78,913)	(60,581)	(55,440)
Capital expenditures	1,352	27,048	23,336	33,655	1,792	10,840	17,559	8,016
Depreciation and amortization	19,901	40,563	62,636	66,098	12,066	82,477	82,983	81,556
EBITDA(5)	$(6,220)	$(27,812)	$(30,410)	$47,990	$15,315	$103,581	$91,750	$115,581
Ratio of earnings to combined fixed charges and preference dividends(6)	—	—	—	—	3.5	—	—	10.8
Ratio of earnings to fixed charges(7)	—	—	—	—	3.5	—	—	10.8

Balance Sheet Data (At End of Period):
Cash and cash equivalents	$9,278	$11,808	$19,956	$25,511	$4,632	$2,487	$6,309	$4,265
Total assets	454,135	817,111	515,987	853,302	915,306	931,248	1,727,883	1,791,756
Total debt	446,693	457,302	429,201	459,167	—	—	—	—
Redeemable preferred stock	546,936	407,252	515,987	375,585	—	—	—	—
Division equity(8)	—	—	—	—	816,545	826,725	1,466,616	1,546,198
Total stockholder’s deficit	$(647,003)	$(158,832)	$(555,314)	$(96,645)	$—	$—	$—	$—

(1)
The financial information presented is for Ziff Davis Holdings. No separate financial information for Ziff Davis Media has been provided in this prospectus because Ziff Davis Holdings’ financial information is materially the same as Ziff Davis Media’s financial information as a result of the fact that (a) Ziff Davis Holdings does not itself conduct any business but rather all of our operations are conducted by Ziff Davis Media and its direct and indirect subsidiaries, (b) Ziff Davis Holdings has no material assets other than its equity interest in Ziff Davis Media, and (c) Ziff Davis Holdings has unconditionally guaranteed the exchange notes.

(2)
As of January 1, 2002, Ziff Davis Holdings adopted the Emerging Issues Task Force Nos. 01-9 and 00-25, which required the netting of product placement and distribution costs against reported revenue. Amounts prior to January 1, 2002 have been reclassified to reflect the current year adoption of this newly issued accounting pronouncement. There was no effect on EBITDA.

(3)
Reflects an adjustment by the seller in 1999 to write-down the intangible assets to reflect the $780.0 million acquisition price of the publishing assets of ZDI. In 2001 and 2002, the adjustment reflects asset impairment costs incurred primarily related to the closure of magazines.

(4)
The restructuring charges incurred in 1998, 2001 and 2002 were primarily non-cash and related to the closure of magazines. They include the write-off of intangible assets, severance costs and costs to exit certain activities, such as facilities closure costs.

(5)
EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization expense and other charges, such as the write-down of intangible assets and restructuring charges, EBITDA, as defined, is not a measure of performance under GAAP, and EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company’s ability to service debt. EBITDA (subject to certain adjustments) is also a component of our debt compliance calculations. However, our method of computation may not be comparable to similarly titled measures of other companies.

(6)
For purposes of the computations, earnings consist of income (loss) before income taxes and equity in income (loss) from joint ventures, plus fixed charges. Fixed charges are defined as interest expense plus one-third of rent expense which is deemed representative of interest. Preferred dividends consist of dividends payable on redeemable preferred stock. For the six months ended June 30, 2002 and 2001, the nine months ended December 31, 2001, the fiscal year ended March 31, 2001 and the years ended December 31, 1999 and 1998, our earnings were insufficient to cover combined fixed charges and preferred dividends by $70,112; $91,468; $411,174; $58,737; $761,197; and $32,663, respectively.

(7)
For purposes of the computations, earnings consist of income (loss) before income taxes and equity in income (loss) from joint ventures, plus fixed charges. Fixed charges are defined as interest expense plus one-third of rent expense which is deemed to be representative of interest. For the six months ended June 30, 2002 and 2001, the nine months ended December 31, 2001, the fiscal year ended March 31, 2001 and the years ended December 31, 1999 and 1998, our earnings were insufficient by $48,634; $68,948; $370,218; $15,847; $761,197 and $32,663, respectively.

(8)	Division equity is presented because prior to the closing of the transactions we were a division of ZDI and were not a separate legal entity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the our consolidated financial statements, including the notes to those statements, which are included in this prospectus in Appendix F. Historical results and percentage relationships set forth in the audited consolidated financial statements, including trends that might appear, should not be taken as indicative of future operations.

Overview

Ziff Davis Holdings Inc. is a holding company which indirectly owns 100% of Ziff Davis Media. Ziff Davis Holdings does not conduct any business, but rather all operations are conducted by Ziff Davis Media and its direct and indirect subsidiaries and Ziff Davis Holdings has no material assets other than its investment in the capital stock of Ziff Davis Media. We are a multimedia content company whose principal business is publishing. We publish and license magazines, provide editorial content about technology and the Internet, both in print and online, and produce seminars and webcasts. On April 5, 2000, we acquired ZDP from ZDI for $780.0 million plus expenses. This acquisition was accounted for under the purchase method of accounting. In January 2002, we changed our year-end from March 31 to December 31, effective December 31, 2001. Ziff Davis Holdings is majority owned by Willis Stein.

We had no operations prior to April 5, 2000. Ziff Davis Holdings’ financial statements as of December 31, 2001 and for the nine months then ended, and as of March 31, 2001 and for the fiscal year then ended are prepared on a consolidated basis and include the accounts of Ziff Davis Holdings and its subsidiaries. The combined financial statements of Predecessor for the period prior to April 5, 2000 are prepared on a carve-out basis, as ZDP was not a separate legal entity of ZDI. Ziff Davis Holdings’ financial statements as of June 30, 2002 and 2001 and for the six month periods then ended are unaudited.

Our operations are classified into two reportable operating segments, established businesses and developing businesses. The established businesses segment is comprised of our Restricted Subsidiaries (described below). The developing businesses segment is comprised of our Unrestricted Subsidiaries (described below).

The publishing assets that were acquired from ZDI will herein be referred to as the “Restricted Subsidiaries”. Since April 5, 2000, we have formed two subsidiaries, which are focused on developing and launching new products and businesses. These subsidiaries, LaunchCo and InternetCo, are collectively referred to, and defined under our debt agreements, as “Unrestricted Subsidiaries”. We are developing new publications and businesses through LaunchCo and developing Internet-related ventures leveraged off our editorial expertise and relationships with our audience and advertisers through InternetCo. Where appropriate in our discussion below, we have separately identified amounts associated with the Restricted Subsidiaries and the Unrestricted Subsidiaries when comparing amounts to prior year periods. For further segment information, see Note 23 to our audited financial statements and Note 8 to our unaudited financial statements, each included in Appendix F.

In connection with the acquisition, we determined that certain of the wholly-owned international operations (excluding international licensing operations and international joint ventures) of ZDP did not meet our long-term strategic objectives. As a result, these operations were sold on August 4, 2000.

Recent Developments

Technology Sector and Economic Trends

Our revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditures by our clients, the extent to which sellers elect to advertise using print and online media, changes in paper prices and postage rates, and competition among computer technology marketers, including print publishers, and providers of other technology information services. Accordingly, we may experience fluctuations in revenue and profitability from period to period. Many of our large customers concentrate their advertising expenditures around major new product or service launches. Marketing expenditures by technology companies can also be affected by factors generally affecting the technology industry, including pricing pressures and temporary surpluses of inventory.

Our revenue and profitability are also influenced by internal factors such as product mix and the timing and frequency of our new product launches. New publications generally require several years to achieve profitability and upon achieving initial profitability, often have lower operating margins than more established publications. Accordingly, our total revenue and profitability from year to year may be affected by the number and timing of new product launches. If we conclude that a new publication or service will not achieve certain milestones with regard to revenue, profitability and cash flow within a reasonable period of time, management may discontinue such publication or service or merge it into another existing publication or service.

Current economic trends in the United States have had a significant negative impact on our business. These trends include consolidation among our advertisers and a general decline in advertising spending. In response to this decline, we began a cost reduction and restructuring program in 2001, which has continued into 2002, and as a result of which we have discontinued publications, consolidated operations and eliminated headcount. In August 2002, we also completed a comprehensive financial restructuring (see “Liquidity and Capital Resources”).

Results of Operations—Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

Revenue, net

Revenue was $110.9 million for the six months ended June 30, 2002, compared to $166.2 million in the comparable prior period, a decrease of $55.3 million, or 33.3%.

Revenue from the Restricted Subsidiaries was $96.0 million compared to $156.5 million in the comparable prior period, a decrease of $60.5 million, or 38.7%. Excluding discontinued publications within the Restricted Subsidiaries (FamilyPC, Smart Partner, Interactive Week, Ziff Davis SMART BUSINESS and Yahoo! Internet Life), revenue decreased $22.6 million or 21.2%, to $83.8 million from $106.4 million in the comparable prior period. Discontinued publications within the Restricted Subsidiaries accounted for $12.2 million and $50.1 million of revenue for the six months ended June 30, 2002 and 2001, respectively. The $22.6 million decrease in revenue from continuing publications was largely due to a $16.5 million decline in advertising revenue primarily related to a decrease in ad pages from our business publications partially offset by an increase in ad pages from our game publications. Circulation revenue for the continuing businesses in the Restricted Subsidiaries increased $0.1 million, or 0.4%, to $21.9 million. This increase relates to a 22.1% increase in single-copy revenue, partially offset by a 14.2% decline in subscription revenue, compared to the same prior year period. Subscription revenue has been negatively impacted by current economic conditions, however, newsstand sales improved largely from increased single copy sales for our game publications. Other revenue related to the Restricted Subsidiaries’ continuing businesses was down $6.1 million, or 53.5%, primarily driven by decreased royalty revenue due to the termination of our license agreement with ZDNet.

Revenue from the Unrestricted Subsidiaries was $15.0 million for the six months ended June 30, 2002 compared to $9.7 million in the comparable prior period. The increase primarily relates to increased advertising revenue from our new publications (CIO Insight and Baseline) and revenue from our Internet business, which was started up in 2001. The growth in our revenue from our new publications was partially offset by decreased revenue from the sale of The Net Economy in May 2002 and the closure of Expedia Travels in October 2001.

Cost of production

Cost of production was $41.1 million for the six months ended June 30, 2002, compared to $63.5 million for the comparable prior year period, a $22.4 million, or 35.3% decrease.

Cost of production related to the Restricted Subsidiaries decreased $19.5 million, or 33.9%, from $57.5 million to $38.0 million in the six months ended June 30, 2002. Excluding discontinued publications within the Restricted Subsidiaries, cost of production decreased 12.4% from $36.2 million to $31.7 million. This decrease was primarily due to a decline in total pages produced in our magazine portfolio and reduced paper prices, partially offset by an increase in postage rates. Excluding discontinued publications, cost of production as a percentage of revenue increased from 34.0% to 37.8% for the six months ended June 30, 2001 and 2002, respectively. This increase is primarily attributable to the decline in revenue described above.

Cost of production related to the Unrestricted Subsidiaries was $3.0 million for the six months ended June 30, 2002 compared to $6.0 million in the prior year period. The decrease related to discontinued businesses within the Unrestricted Subsidiaries (Expedia Travels, The Net Economy and various Internet properties), partially offset by increasing production cost in the current period related to our new publications, CIO Insight and Baseline.

Selling, general and administrative expenses

Selling, general and administrative expenses for the six months ended June 30, 2002 were $76.1 million compared to $130.6 million for the six months ended June 30, 2001.

Selling, general and administrative expenses related to the Restricted Subsidiaries decreased $38.2 million, or 45.0%, from $84.8 million to $46.6 million. Excluding discontinued publications within the Restricted Subsidiaries, selling, general and administrative expenses decreased $8.5 million, or 19.6% from $43.4 million to $34.9 million. This decrease was primarily related to cost reductions realized in editorial, sales, marketing and circulation acquisition expense. Excluding discontinued publications, selling, general and administrative expenses as a percentage of revenue increased from 40.8% for six months ended June 30, 2001 to 41.6% for the six months ended June 30, 2002, primarily related to the revenue decline described above.

Selling, general and administrative expenses related to the Unrestricted Subsidiaries were $29.5 million and $45.8 million for the six months ended June 30, 2002 and 2001, respectively. The decrease relates to cost reductions from discontinued publications and reduced InternetCo infrastructure costs, net of cost increases related to our new publications.

Depreciation and amortization and writedown of intangible assets

Depreciation and amortization expenses were $19.9 million and $40.6 million for the six months ended June 30, 2002 and 2001, respectively. The decrease is primarily attributable to significant write-offs recorded as part of the cost reduction and restructuring program during the nine months ended December 31, 2001 described below. In the six months ended June 30, 2002, we also wrote-off a net book value of $14.1 million of goodwill and intangible assets and $2.7 million of fixed assets as part of this continuing program. These write-offs coupled with write-offs in the previous fiscal year will reduce quarterly and calendar 2002 depreciation and amortization expense by approximately $8.8 million and $34.8 million, respectively.

Upon adoption of a recent accounting pronouncement, SFAS No. 142, “Goodwill and Other Intangible Assets”, we no longer amortized goodwill and indefinite lived intangible assets beginning January 1, 2002, which will result in further reduction of quarterly and annual amortization expense by approximately $2.9 million and $11.6 million, respectively.

Restructuring charges, net

As a result of our cost reduction and restructuring program, we recorded a net restructuring charge of $22.5 million for the six months ended June 30, 2002, $14.1 million recorded as a write-down of intangible assets and the remainder as a restructuring charge in our Statement of Operations. Of this charge, $5.7 million reflects employee severance, consolidation costs for certain office locations and certain transaction costs associated with our financial restructuring plan and $16.8 million reflects non-cash expenses associated with the write-off of intangible and fixed assets related to the closures of Ziff Davis SMART BUSINESS and Yahoo! Internet Life.

For the six months ended June 30, 2001, we incurred a charge of $1.1 million for our 2001 cost reduction and restructuring program. These costs are primarily related to employee severance. As of June 30, 2002 we had approximately $13.9 million of accrued costs remaining. The remaining accrued expenditures primarily relate to workforce reduction costs, facilities consolidation expenses and financial restructuring plan costs, and we anticipate making approximately $11.9 million of cash payments related to those accruals in 2002.

Equity in income from joint ventures

In October 2001, we sold our 50% ownership interest in Mac Publishing LLC. Our equity in income from this joint venture was $0.1 million in the six months ended June 30, 2001.

Interest expense, net

Interest expense was $25.9 million for the six months ended June 30, 2002 compared to $24.7 for the six months ended June 30, 2001. Our weighted average debt outstanding was approximately $446.6 million and $475.8 million, and our weighted average interest rate was 10.94% and 10.60% for the six months ended June 30, 2002 and 2001, respectively. Interest rates during the six months ended June 30, 2002 include a 2.00% default rate penalty due to our October 2001 event of default under our senior credit facility. As discussed below, we completed a financial restructuring in August 2002. As a result of this financial restructuring, we anticipate that interest expense will be lower in future periods due to lower debt levels and the elimination of our default status under our senior credit facility and therefore the discontinuation of the default rate penalty.

Income taxes

The income tax provision of $0.4 million for the six months ended June 30, 2002 and the income tax provision of $0.4 million in the six months ended June 30, 2001 represent effective rates of negative 0.6% and negative 0.4%, respectively. The negative effective rate results from certain minimum state and local taxes despite the consolidated entity projecting a full-year pre-tax loss position. Effective tax rates are estimated based on expectations of current year results.

Net loss

Net loss of $75.0 million for the six months ended June 30, 2002 represents an improvement of $19.5 million compared to the net loss of $94.5 million for the six months ended June 30, 2001. The improvement is primarily due to reduced operating expenses resulting from our cost reduction and restructuring program implemented over the last several quarters along with our ceasing the amortization of goodwill and certain indefinite lived intangible assets, in accordance with SFAS 142.

EBITDA

EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization expense and other charges, such as the write-down of intangible assets and restructuring charges. EBITDA, as defined, is not a measure of performance under GAAP, and EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company’s ability to service debt. EBITDA (subject to certain adjustments) is also a component of our debt compliance calculations. However, our method of computation may not be comparable to similarly titled measures of other companies.

EBITDA for the six months ended June 30, 2002 and 2001 was as follows:

	Six Months Ended June 30,
	2002	2001
	(in millions)
Established Businesses (Restricted Subsidiaries)	$11.4	$14.4
Developing Businesses (Unrestricted Subsidiaries)	(17.6)	(42.2)

Total Company	$(6.2)	$(27.8)

EBITDA attributable to discontinued businesses accounted for $9.8 million in losses and $31.9 million in losses for the six months ended June 30, 2002 and 2001, respectively.

Results of Operations—Nine Months Ended December 31, 2001 Compared to Nine Months Ended December 31, 2000

Revenue, net

Revenue was $215.9 million for the nine months ended December 31, 2001, compared to $346.7 million in the comparable prior period, a decrease of $130.8 million, or 37.7%.

Revenue from the Restricted Subsidiaries was $197.2 million compared to $340.1 in the comparable prior year period, a decrease of $142.9 million, or 42.0%. Excluding discontinued publications within the Restricted Subsidiaries (Family PC, Smart Partner and Interactive Week), revenue was down $91.4 million or 34.4% from $265.8 million. Discontinued publications accounted for $22.8 million of revenue for the nine months ended December 31, 2001 and $74.3 million of the same period last year. The $91.4 million decrease in revenue from continuing publications was largely due to an advertising revenue decline of $69.4 million primarily related to a decrease in ad pages of 36.4%. Circulation revenue for the continuing businesses in the Restricted Subsidiaries decreased $17.0 million, or 31.9%, to $36.3 million. This decline relates to a 25.6% decrease in single-copy revenue and a 35.6% decline in subscription revenue compared to the same prior year period. Both newsstand and subscription revenue have been negatively impacted by the current economic conditions. Other revenue related to the Restricted Subsidiaries’ continuing businesses was down $5.1 million, or 28.4%, primarily driven by decreased royalty revenue due to the termination of our license agreement with ZDNet.

Revenue from the Unrestricted Subsidiaries was $18.6 million for the nine months ended December 31, 2001 compared to $6.6 million in the comparable prior period. The increase primarily relates to (1) increased advertising revenue from new publications (The Net Economy, CIO Insight and Baseline) and (2) revenue from our Internet ventures which was nearly zero in the prior year period. The growth in our revenue from Unrestricted Subsidiaries was partially offset by the closure of Expedia Travels magazine in October 2001.

Cost of production

Cost of production was $81.7 million for the nine months ended December 31, 2001, compared to $106.4 million for the comparable prior year period, a $24.7 million or 23.2% decrease.

Cost of production related to the Restricted Subsidiaries decreased $27.2 million, or 26.6% from $102.1 million to $74.9 million in the nine months ended December 31, 2001. Excluding discontinued publications within the Restricted Subsidiaries, cost of production decreased 21.3% from $81.7 million to $64.3 million. This decrease was primarily due to a decline in total pages produced in our magazine portfolio and paper prices, partially offset by an increase in postage rates. In January 2001, the Governor of the U.S. Postal Service approved a 9.9% increase in postage rates for calendar year 2001. In addition, a 2.6% increase in postage rates was effective July 2001. Excluding discontinued publications, cost of production as a percentage of revenue increased from 30.0% to 35.3% of revenue for the nine months ended December 31, 2000 and 2001, respectively. This increase is primarily attributable to the decline in revenue described above.

Cost of production related to the Unrestricted Subsidiaries were $6.8 million compared to $4.3 million in the prior year period. The cost increase was related to the new publications, The Net Economy, CIO Insight, Baseline and Internet ventures, which were in early development stages during the prior period.

Selling, general and administrative expenses

Selling, general and administrative expenses excluding restructuring charges for the nine months ended December 31, 2001 were $164.4 million compared to $179.4 million for the nine months ended December 31, 2000.

Selling, general and administrative expenses related to the Restricted Subsidiaries decreased $46.6, or 30.6% from $152.3 million to $105.7 million. Excluding discontinued publications within the Restricted Subsidiaries, selling, general and administrative expenses decreased $29.8 million or 25.9% from $115.0 million to $85.2 million. This decrease was primarily related to cost reductions realized in circulation acquisition, editorial, marketing and sales as well as bad debt expense. Excluding discontinued publications, selling, general and administrative expenses as a percentage of revenue increased from 43.3% for the nine months ended December 31, 2000 to 48.9% for the nine months ended December 31, 2001, primarily related to the revenue decline described above.

Selling, general and administrative expenses related to the Unrestricted Subsidiaries were $58.6 million and $27.1 million for the nine months ended December 31, 2001 and 2000, respectively. The increase relates to our newly launched publications and Internet ventures which were in their early development stages during the prior year period.

Depreciation and amortization and writedown of intangible assets

Depreciation and amortization expenses were $62.6 million and $47.2 million for the nine months ended December 31, 2001 and 2000, respectively. The increase is principally attributable to higher depreciation expense related to additional capital spending in the second half of the prior fiscal year. As part of the cost reduction and restructuring program, we also wrote-off a net book value of $219.8 million of goodwill and intangible assets and $30.8 million of fixed assets during the nine months ended December 31, 2001.

Restructuring charges, net

Current economic trends in the United States have had a significant negative impact on our business. These trends include consolidation among advertisers and a general decline in advertising spending. In response to this decline, we began a restructuring program in the quarter ended June 30, 2001 under which we started to consolidate operations and reduce our workforce.

We incurred a pre-tax charge of $277.5 million for this restructuring program, $240.1 million recorded as a write-down of intangible assets and the remainder as a restructuring charge in our Statement of Operations for the nine months ended December 31, 2001. The charge includes non-cash asset impairment costs of $251.6 million, employee termination costs of $13.0 million and costs to exit certain activities of $12.9 million. These costs primarily relate to (1) the closure of Family PC, Expedia Travels and Smart Partner magazines and related websites, (2) the consolidation of Interactive Week into eWEEK, (3) the restructuring of our sales, marketing, editorial and overhead functions across all platforms, (4) the closure of Zcast.tv, a website, and (5) the consolidation of our real estate facilities. Due to the timing of decisions made in regard to these plans, $1.1 million of the charge was recorded during the quarter ended June 30, 2001, $24.4 million was recorded during the quarter ended September 30, 2001 and the remainder was recorded during the quarter ended December 31, 2001. As of December 31, 2001, we had approximately $17.6 million of accrued costs remaining. The remaining accrued expenditures primarily relate to workforce reduction costs, facilities consolidation expenses and financial restructuring plan costs, and we anticipate making $11.0 million of cash payments related to those accruals in 2002.

Equity in income from joint ventures

Our equity in income (loss) from joint ventures decreased $1.2 million from an income of $1.0 million in the nine months ended December 31, 2000 to a loss of $0.2 million in the nine months ended December 31, 2001, primarily due to a decrease in income from Mac Publishing LLC. In October 2001, we sold our 50% ownership interest in Mac Publishing LLC. Proceeds from the sale were $4.1 million resulting in a non-cash loss of $7.8 million.

Interest expense, net

Interest expense was $36.8 million for the nine months ended December 31, 2001 compared to $44.8 million for the nine months ended December 31, 2000. Our weighted average debt outstanding was approximately $441.1 million and $545.5 million, and our weighted average interest rate was 10.35% and 11.16% for the nine months ended December 31, 2001 and 2000, respectively.

Income taxes

The income tax provision of $0.3 million for the nine months ended December 31, 2001 and the income tax provision of $0.8 million in the nine months ended December 31, 2000 represent effective rates of negative 0.1% and negative 2.5%, respectively. The negative effective rate results from certain minimum state and local taxes despite the consolidated entity having a nine-month pre-tax loss.

Net loss

As a result of the factors described above, we incurred a net loss of $415.4 million for the nine months ended December 31, 2001, an adverse change of $384.9 million compared to a net loss of $30.8 million for the nine months ended December 31, 2000.

EBITDA

EBITDA for the nine months ended December 31, 2001 and 2000 was as follows:

	Nine Months Ended December 31,
	2001	2000
	(in millions)
Established Businesses (Restricted Subsidiaries)	$16.4	$86.6
Developing Businesses (Unrestricted Subsidiaries)	(46.8)	(24.7)

Total Company	$(30.4)	$(61.9)

EBITDA attributable to discontinued publications account for $13.1 million in losses and $10.6 million in income of the total EBITDA in the nine month period of 2001 and 2000, respectively.

Results of Operations—Fiscal Year Ended March 31, 2001 Compared to Year Ended December 31, 1999 (Predecessor)

The table below sets forth our consolidated summary of operations (in millions of dollars and as a percentage of net revenue) for the fiscal year ended March 31, 2001 and the year ended December 31, 1999 (Predecessor), respectively. For comparative purposes, pro forma adjustments have been made to the 1999 figures to exclude the operating results of eTESTING LABS Inc. and ZDP’s wholly-owned international operations which, as described above, have been sold.

ZIFF DAVIS HOLDINGS
STATEMENT OF OPERATIONS DATA
(dollars in millions)

		For the Year ended December 31, 1999 (Predecessor)
	For the Fiscal Year ended March 31, 2001		International Operations & eTESTING LABS Inc.(1)
	Actual(2)	Actual		Pro Forma Restricted Subsidiaries
			(unaudited)	(unaudited)
Statement of Operations Data:
Revenue, net	$430.9	$535.7	$81.5	$454.2
Cost of production	139.3	158.0	27.9	130.1
Selling, general and administrative expenses	244.9	281.6	61.4	220.3
Depreciation and amortization of property and equipment and intangible assets	66.1	82.5	3.1	79.4
Write-down of intangible assets	—	778.8	2.8	775.9

Loss from operations	(19.4)	(765.2)	(13.7)	(751.5)
Equity in income from joint ventures	1.3	1.9	—	1.9
Interest expense, net	57.0	—	—	—
Income tax provision (benefit)	0.9	(180.3)	—	(180.3)

Net loss	$(76.0)	$(583.0)	$(13.7)	$(569.3)

Other Data:
EBITDA, as defined herein	$48.0	$103.6	$(7.8)	$111.4
EBITDA, as defined—Restricted Subsidiaries	97.5	n/a	n/a	n/a
EBITDA, as defined—Unrestricted Subsidiaries	(49.5)	n/a	n/a	n/a

(1)
As discussed above, we determined to sell our international operations at the time of the acquisition of ZDP and completed the sale in August 2000. Accordingly, the net assets related to these operations were recorded as assets held for sale at the estimated net proceeds from the sale and liquidation of the business, as adjusted for estimated cash flows from these operations and an allocation of interest expense for the estimated holding period. The financial statements for the fiscal year ended March 31, 2001 do not reflect any results of operations of the international operations. The discussion below excludes the impact of the above- described international operations for the year ended December 31, 1999. Additionally, eTESTING LABS Inc. became an Unrestricted Subsidiary in the quarter ended March 31, 2001. As a result, for the year ended December 31, 1999 pro forma adjustments have been made to revenue, cost of production and selling, general and administrative expense in order to present the comparative results for the Restricted Subsidiaries.

(2)
As of January 1, 2002, Ziff Davis Holdings adopted the Emerging Issues Task Force Nos. 01-9 and 00-25, which required the netting of product placement and distribution costs against reported revenue. Amounts prior to January 1, 2002 have been reclassified to reflect the current year adoption of this newly issued accounting pronouncement. There was no effect on EBITDA.

Revenue, net

Revenue was $430.9 million for the fiscal year ended March 31, 2001, compared to $535.7 million in the year ended December 31, 1999, a decrease of $104.8 million, or 19.6%.

Revenue from the Restricted Subsidiaries was $420.7 million for the fiscal year ended March 31, 2001, compared to $454.2 million in the year ended December 31, 1999, a decrease of $33.5 million, or 7.4%. In the Restricted Subsidiaries advertising revenue decreased by $17.2 million, or 5.1%, to $322.5 million. This decrease in advertising revenue was due to a 17.2% decline in advertising pages, partially offset by a 13.3% increase in average revenue per page. Other revenue, which is primarily derived from royalties, mail list rentals and other services, increased $9.3 million, or 45.6%, to $29.6 million. This increase is due primarily to (1) $5.0 million of fees related to certain services we provide to Computer Shopper, an unaffiliated magazine and (2) a $4.1 million increase in royalty revenue, primarily due to a $1.5 million increase in license fees from ZDNet. Circulation revenue decreased $25.5 million to $68.6 million, or 27.1%, primarily related to fewer single copy sales as compared to the year ended December 31, 1999. Excluding the Unrestricted Subsidiaries, advertising, circulation and other revenue accounted for 76.7%, 16.3% and 7.0% of our consolidated net revenue during the fiscal year ended March 31, 2001, as compared to 74.8%, 20.7% and 4.5% in the year ended December 31, 1999.

Revenue from the Unrestricted Subsidiaries was $10.2 million for the fiscal year ended March 31, 2001, which primarily related to service fees earned by eTESTING LABS Inc. and advertising revenue from new publications, The Net Economy and Expedia Travels.

Cost of production

Cost of production was $139.3 million for the fiscal year ended March 31, 2001 compared to $158.0 million for the year ended December 31, 1999, a decrease of $18.7 million, or 11.8%.

Cost of production related to the Restricted Subsidiaries increased $1.6 million or 1.2% from $130.1 million to $131.7 million. This $1.6 million increase was due to (1) an increase of approximately 5.7% in the total number of copies printed to meet increased circulation levels in our aggregate magazine portfolio and (2) an increase of approximately 5.5% in our average price per pound of paper primarily driven by the mix of paper used in our publications. These increases were partially offset by a decline in total pages produced in our magazine portfolio. Cost of production, excluding Unrestricted Subsidiaries and international operations and eTESTING LABS Inc. for the Predecessor, increased as a percentage of net revenue to 31.3% from 28.6% in the previous period, due to the increased circulation levels partially offset by higher advertising revenue per page being achieved. The Governors of the U.S. Postal Service approved a 2.6% increase in postage rates for calendar year 2001.

Cost of production related to the Unrestricted Subsidiaries was $7.6 million, which primarily related to the new publications, The Net Economy and Expedia Travels.

Selling, general and administrative expenses

Selling, general and administrative expenses for the fiscal year ended March 31, 2001 were $244.9 million compared to $281.6 million for the year ended December 31, 1999, a decrease of $36.7 million, or 13.0%.

Selling, general and administrative expenses related to the Restricted Subsidiaries decreased $27.5 million from $220.3 million to $192.8 million or 12.5%. This decrease was primarily due to cost reductions realized in administrative areas such as corporate sales, information technology, finance and human resources, as well as reduced bad debt expense. In addition, the prior year period includes approximately $3.0 million of costs related to remediation of the Year 2000 problem. These selling, general and administrative expense reductions were partially offset by increased editorial, brand development, sales and marketing spending in support of our magazine portfolio, brand repositioning and growth initiatives. Excluding Unrestricted Subsidiaries and international operations and eTESTING LABS Inc. for the Predecessor, selling, general and administrative expenses as a percentage of revenue decreased from 48.5% to 45.8% for the year ended December 31, 1999 and fiscal year ended March 31, 2001, respectively.

Selling, general and administrative expenses related to the Unrestricted Subsidiaries were $52.2 million and consisted mainly of operating, pre-publication and business development expenses for our new publications and Internet ventures.

Depreciation and amortization expense and write-down of intangible assets

Depreciation and amortization expense for the fiscal year ended March 31, 2001 was $66.1 million compared to $82.5 million for the year ended December 31, 1999, a decrease of $13.3 million or 16.8%. The difference arises as we have a different and lower cost basis in our intangible assets resulting from the application of purchase accounting in the acquisition of ZDP.

The $778.8 million write-down of intangible assets was recorded during the year ended December 31, 1999 to reflect the fair value of assets of ZDP based on the $780.0 million purchase price of such assets.

Equity in income from joint ventures

Our equity in income from joint ventures decreased $0.6 million from $1.9 in the year ended December 31, 1999 to $1.3 million in the fiscal year ended March 31, 2001, primarily due to a decrease in income from Mac Publishing LLC.

Interest expense, net

Interest expense was $57.0 million for the fiscal year ended March 31, 2001 compared to no interest expense in the year ended December 31, 1999. This increase is the result of indebtedness incurred in connection with the acquisition of ZDP and the issuance of the 12% senior subordinated notes due 2010, in fiscal year 2001. Our weighted average debt outstanding was approximately $554.6 million and our weighted average interest rate was 10.9% for the fiscal year ended March 31, 2001. Prior to the transactions, external financing transactions were executed and funded by ZDI, and as a result, interest expense of the Predecessor is not applicable.

Income taxes

The income tax provision of $0.9 million for the fiscal year ended March 31, 2001 and the income tax benefit of $180.3 million in the year ended December 31, 1999 represent effective rates of negative 1.2% and positive 23.6%, respectively. The effective rate for the fiscal year ended March 31, 2001 results from certain minimum state and local taxes despite the consolidated entity being in a pre-tax loss position. As a result of the acquisition of ZDP and the difference between our tax profile and the profile of the Predecessor, the effective tax rate of the Predecessor is not applicable or representative of our ongoing business and income tax position.

Net loss

Net loss of $76.0 million for the fiscal year ended March 31, 2001 improved $507.0 million compared to net loss of $583.0 million for the year ended December 31, 1999. The decline is primarily due to the write-down of intangible assets totaling $778.8 million in the year ended December 31, 1999, to reflect the fair value of the business based on the $780.0 purchase price for ZDP’s publishing assets. Excluding the results of ZDP’s wholly-owned international operations and eTESTING LABS, net loss for the year ended December 31, 1999 was $569.3 million.

EBITDA

EBITDA for the fiscal year ended March 31, 2001, was $48.0 million. EBITDA related to the Unrestricted Subsidiaries was a loss of $49.5 million. Excluding Unrestricted Subsidiaries, EBITDA was $97.5 million compared to $111.4 million for the year ended December 31, 1999, a $13.9 million or 12.5% decrease.

Liquidity and Capital Resources

Total cash at June 30, 2002 was $9.3 million, of which $2.3 million is earmarked for the Unrestricted Subsidiaries. We have historically relied upon cash flow from operating activities, borrowings under our senior credit facility and additional investments to finance our operations.

Under our senior credit facility, we have Restricted and Unrestricted Subsidiaries. As described above, the Unrestricted Subsidiaries are our developing businesses represented by LaunchCo and InternetCo. The Restricted Subsidiaries represent our established businesses and are generally comprised of businesses that were acquired from ZDI. The senior credit facility and the indenture governing the existing notes place restrictions on funding from the Restricted Subsidiaries to the Unrestricted Subsidiaries and generally require them to be funded through separate and distinct sources. The Unrestricted Subsidiaries have historically been funded primarily by equity contributions and loans from the Restricted Subsidiaries.

As of June 30, 2002, total indebtedness was $446.7 million and consisted of $186.7 million of outstanding principal under the term loan portion of the senior credit facility, $10.0 million of outstanding principal under the revolving portion of the senior credit facility, and $250.0 million under the 12% senior subordinated notes due 2010.

Borrowings under the senior credit facility bore interest rates ranging from 9.25% to 9.75% as of June 30, 2002, which included a 2.00% default rate penalty. This default rate penalty results in approximately $3.9 million of additional interest per annum based on the June 30, 2002 senior credit facility balance. At June 30, 2002, no additional borrowing was available under the revolving portion of our senior credit facility. Based on the terms of the new amended and restated senior credit facility, which was consummated in August 2002 as part of the financial restructuring, all amounts owed under the facility were classified as long term and we are no longer required to pay interest at default rates. (See “Financial Restructuring Plan” below).

Financial Restructuring Plan

In order to address certain liquidity and debt compliance concerns, we initiated a financial restructuring plan in 2001, which was completed on August 12, 2002. As part of the restructuring, we offered to exchange a combination of cash, existing notes, series E redeemable preferred stock and warrants to purchase common stock issued by Ziff Davis Holdings for our existing 12% senior subordinated notes due 2010. In addition, we amended and restated our senior credit facility.

Key terms of the financial restructuring are as follows:

•
We received an equity contribution of $80.0 million from Willis Stein in exchange for the issuance of a new series D redeemable preferred stock issued by Ziff Davis Holdings’ with an aggregate liquidation preference of $80.0 million, as well as approximately 38.6 million warrants, each representing the right to purchase one share of the common stock of Ziff Davis Holdings at an exercise price of $0.001 per share. The equity contribution was comprised of approximately $10.1 million of cash received during the quarter ended June 30, 2002, approximately $62.5 million of cash received in August 2002, and approximately $7.4 million in liquidation preference of series D redeemable preferred stock issued by Ziff Davis Holdings in lieu of a cash payment which otherwise would have been owed to Willis Stein relating to the 12% senior subordinated notes due 2010 held by Willis Stein.

•
Accredited investors holding approximately 95.1% in aggregate principal amount of Ziff Davis Media’s 12% senior subordinated notes due 2010 tendered their notes and received an aggregate of approximately $21.2 million in cash and $90.3 million in aggregate principal amount of existing notes. These holders also received an aggregate of approximately $28.5 million in liquidation preference of series E redeemable preferred stock and warrants for the purchase of approximately 5.2 million shares of common stock of Ziff Davis Holdings in exchange for their 12% senior subordinated notes due 2010.

•
The existing notes and, upon the consummation of the exchange offer, the exchange notes will accrue interest in semi-annual periods, measured beginning on February 15th and August 15th of each year, with the first period ending on February 15, 2003. For the first four years, interest will accrue at rates ranging from 12% to 14% and may be paid, at Ziff Davis Media’s option, either in cash or by compounding such interest on the existing notes or exchange notes, as applicable. For all payments of interest accruing after August 12, 2006, interest shall be payable in cash at a rate of 12% per annum.

•
The series E redeemable preferred stock and, upon consummation of the exchange offer, the series E-1 preferred stock will accrue dividends at a rate of 10% per annum and each is subject to mandatory redemption on the earlier of March 31, 2010 or the date of the consummation of a change in control. Dividends will only be paid in cash if declared for payment by Ziff Davis Holdings’s board of directors. In addition, so long as any series D redeemable preferred stock remains outstanding, and without the prior written consent of Willis Stein, together with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, Ziff Davis Holdings will not be permitted directly or indirectly to pay or declare any cash dividend or make any distribution to the holders of series E redeemable preferred stock or the series E-1 preferred stock, and our senior credit facility and the indenture governing the existing notes and the exchange notes each restricts the payment of dividends to holders of capital stock of Ziff Davis Holdings.

•
Interest due to holders of the $12.3 million in aggregate principal amount of 12% senior subordinated notes due 2010 not tendered in the financial restructuring, previously due on July 15, 2002, was paid on August 14, 2002.

•
Ziff Davis Media amended and restated its senior credit facility providing for, among other terms: (1) waiver of all existing defaults, (2) deferral of principal payments for eight quarters, (3) removal of the obligation to pay the default interest rate on the outstanding principal, and (4) mandatory use of a portion of excess cash flows, as defined, to repay amounts owed under the senior credit facility.

The financial restructuring will be accounted for in accordance with the troubled debt restructuring provisions of SFAS 15. Accordingly, no gain will be recognized on the exchange, but rather the value of the existing notes as reported on our balance sheet will be increased by an amount deemed to be accrued interest. After completing the financial restructuring, our total debt was reduced by approximately $147.4 million.

As a result of the financial restructuring and our cost reduction program, we believe our cash on hand, coupled with future cash generated from operations will be sufficient to meet our liquidity, working capital and capital spending needs for the foreseeable future. Specifically, we closed seven magazine titles in 2001 and 2002 which generated losses of $24.6 million and $7.9 million for the nine months ended December 31, 2001 and six months ended June 30, 2002, respectively. The financial restructuring will also result in a significant reduction of our cash debt service requirements estimated at over $30.0 million annually over the next several years.

We believe that, based upon current levels of operations and as a result of the financial restructuring, we will be able to meet our debt service obligations for the forseeable future when due. We also believe that our amended and restated credit agreement contains achievable restrictive and information covenants. Significant assumptions and risks apply to this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. See “Risk Factors—Factors relating to the Business of Ziff Davis Holdings and Ziff Davis Media.”

Sources and Uses of Cash—Six Months Ended June 30, 2002 and 2001

Details of changes in cash and cash equivalents during the six months ended June 30, 2002 and 2001 are discussed below.

Operating Activities.    Cash used by operating activities was $39.9 million for the six months ended June 30, 2002, compared to $35.2 million used by operating activities for the six months ended June 30, 2001, representing increased cash usage of $4.7 million. The increase in cash used was primarily attributable to working capital changes and cash expenditures related to the cost reduction and restructuring program of $16.9 million, partially offset by a $21.6 million increase in EBITDA.

Investing Activities.    Cash used by investing activities was $1.4 million for the six months ended June 30, 2002, all relating to capital expenditures ($1.0 million associated with the Restricted Subsidiaries). Cash used by investing activities was $21.7 million in the six months ended June 30, 2001 and primarily reflects $27.0 million in capital expenditures ($4.0 million associated with the Restricted Subsidiaries), partially offset by proceeds of $4.7 million from the sale of our international operations and joint venture, ZDNet Media (China) LDC, and distributions of $0.6 million from our Macworld joint venture. We anticipate making additional capital investments in connection with the continued development of the businesses of the Unrestricted Subsidiaries, however, the amount and timing of such investments has not yet been determined and will vary depending upon the implementation of the related business plans.

Financing Activities.    Cash provided by financing activities was $30.6 million for the six months ended June 30, 2002. Cash provided from the issuance of preferred stock was $14.1 million. Additionally, we borrowed $21.0 million under our senior credit facility of which $15.0 million was used to make the semi-annual interest payment due January 15, 2002 to the holders of our 12% senior subordinated notes due 2010, $1.0 million was used for working capital purposes and $5.0 million was earmarked to fund the Unrestricted Subsidiaries. These proceeds were partially offset by $3.5 million of scheduled principal payments under our senior credit facility and $1.0 million in debt issuance costs for fees paid in consideration for amendments of our senior credit facility. Cash used by financing activities was $33.5 million for the six months ended June 30, 2001, related primarily to $49.0 million in prepayments of outstanding principal and $4.0 million in scheduled principal payments of the term loan portion of the senior credit facility, partially offset by $20.0 million from the issuance of preferred stock.

Sources and Uses of Cash—Nine Months Ended December 31, 2001 and 2000

Details of changes in cash and cash equivalents during the nine months ended December 31, 2001 and 2000 are discussed below.

Operating Activities.    Cash used by operating activities was $65.1 million for the nine months ended December 31, 2001, compared to $46.5 million provided by operating activities for the nine months ended December 31, 2000, a decrease of $111.6 million. The decrease was primarily attributable to a $31.5 million decline in EBITDA, $80.1 million of cash expenditures related to the cost reduction and restructuring program, an increase in cash paid for interest, and working capital changes.

Investing Activities.    Cash used by investing activities was $8.7 million for the nine months ended December 31, 2001. Capital expenditures of $23.3 million ($8.5 million associated with the Restricted Subsidiaries) were partially offset by the receipt of $10.5 million associated with the acceleration of international operations sale proceeds, $4.1 million from the sale of our 50% interest in Mac Publishing, LLC and $0.1 million of distributions from our Macworld joint venture. Cash used by investing activities was $786.0 million for the nine months ended December 31, 2000 and reflects cash used primarily for our purchase of ZDP at a total cost, including fees and expenses, of approximately $798.3 million and $18.9 million in capital expenditures ($8.1 million associated with the Restricted Subsidiaries). These cash investments were partially offset by proceeds from sale of our international operations of $28.5 million and distributions of $3.1 million from our Macworld joint venture.

Financing Activities.    Cash provided by financing activities was $68.3 million for nine months ended December 31, 2001. Cash provided from the issuance of preferred stock was $99.0 million, of which $35.0 million was used to prepay principal outstanding under senior credit facilities, $15.0 million was used for working capital purposes and $49.0 million was earmarked to fund the Unrestricted Subsidiaries. Additionally, we borrowed $10.0 million under our revolving credit facility. These proceeds were partially offset by a $35.0 million prepayment and $5.0 million of scheduled principal payments under our senior credit facility. Cash provided by financing activities was $822.4 million for the nine months ended December 31, 2000 related to financing activities associated with the acquisition of ZDP. At December 31, 2001, all of our bank debt under our senior credit facility was subject to acceleration by the lenders because of an event of default. However, in 2002 we amended our senior credit facility agreement to provide forbearance for these defaults through August 12, 2002.

Cyclicality

Revenue from advertising accounted for approximately 63.2% of our total revenue for the six months ended June 30, 2002. Cyclicality in advertising expenditures generally, or with respect to magazine-based advertising specifically, could therefore have a material effect on our business, financial condition or operating results. Further, economic trends could also significantly impact the growth of our revenue and operating results with respect to prior periods.

Seasonality

Historically, our business has been seasonal because we have earned a significant portion of our annual revenue in our fourth calendar quarter. This is largely due to the general increase in publishing revenue in the fourth quarter as a result of increased consumer buying activity during the holiday season. In addition, other factors affecting the seasonality of our business are customer budgetary spending patterns, new product introductions and general economic trends. Quarterly results may also be affected by the timing and magnitude of acquisitions and related costs, variations in the number of magazines sold in any quarter, timing and termination of existing contractual agreements, costs incurred in connection with internal growth, changes in our mix of customers, fluctuation in the costs of raw materials and other general economic conditions. Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any future quarter or for the entire year. We cannot assure that our fourth quarter revenue will be higher than revenue for our other quarters.

Critical Accounting Policies and Estimates

In December 2001, the Securities and Exchange Commission (“SEC”) issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The preparation of our financial statements require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowances for doubtful accounts, reserves for sales returns and allowances, reserves for severance, closures and restructuring related costs and the recoverability of long-lived assets including the excess of purchase price over net assets acquired. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These form the basis of our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates which would effect our reported results of operations. We believe the following is a description of the critical accounting policies and estimates used in the preparation of our consolidated financial statements.

Allowances for doubtful accounts are estimated losses resulting from our customers’ failure to make required payments. We continually monitor collections from customers and provide for estimated credit losses. We aggressively pursue collection efforts on these overdue accounts and upon collection reverse the write-off in future periods. If future payments by our customers were to differ from our estimates, we may need to increase or decrease our allowances for doubtful accounts.

Reserves for sales returns and allowances are primarily related to our newsstand sales. We estimate and maintain these reserves based primarily on our distributors’ historical return practices and our actual return experience. If actual sales returns and allowances differ from the estimated returns and allowances rates used, we may need to increase or decrease our reserve for sales returns and allowances.

Reserves for severance, magazine and facilities closures and restructuring related costs are estimated costs resulting from management’s plans and actions to consolidate operations and eliminate headcount to reduce total operating costs. If the future payments of these costs were to differ from our estimates, we may need to increase or decrease our reserves.

We periodically evaluate the recoverability of our long-lived assets, including property and equipment, goodwill and identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or in connection with our annual financial review process. Our evaluations include analyses based on the cash flows generated by the underlying assets and profitability information, including estimated future operating results, trends or other determinants of fair value. If the value of the asset determined by these evaluations is less than its carrying amount, an impairment is recognized for the difference between the fair value and the carrying value of the asset. Future adverse changes in market conditions or poor operating results of the related businesses may indicate an inability to recover the carrying value of the assets, thereby possibly requiring an impairment charge to the carrying value of the assets.

Recent Accounting Pronouncements

In April 2001, the Emerging Issues Task Force (“EITF”) reached a final consensus of EITF Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products”, which was later codified along with other similar issues, into EITF 01-9 “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-9”). EITF 01-9 clarifies the income statement classification of costs incurred by a vendor in connection with the reseller’s purchase or promotion of the vendor’s products, resulting in certain cooperative advertising and product placement costs previously classified as selling expenses to be reflected as a reduction of revenues earned from that activity. We adopted this EITF as of January 1, 2002 and as required, have reclassified prior period amounts. The impact of this EITF on our financial statements for the six months ended June 30, 2001, nine months ended December 31, 2001 and 2000 was a reclassification of selling, general and administrative expense as an offset to revenue in the amount of $6.3 million, $8.8 million and $6.4 million, respectively.

In July 2001, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. We adopted SFAS Nos. 141 and 142 effective for our fiscal year ending December 31, 2002. Upon adoption, we stopped amortizing goodwill. In addition, we stopped amortizing approximately $156.8 million of intangible assets deemed to have an indefinite useful life, primarily intangible assets related to the acquisition of ZDP. Based on our current levels of goodwill and intangible assets deemed to have an indefinite useful life, the adoption of SFAS No. 142 will reduce our annual amortization expense by approximately $11.6 million and subsequently improve net earnings by the same amount.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and provides guidance on classification and accounting for such assets when held for sale or abandonment. We adopted this statement effective January 1, 2002. There was no material impact on our financial position, liquidity or results of operations upon adoption of SFAS No. 144.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. In addition, SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and make various technical corrections to existing pronouncements. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002. The impact of this pronouncement on our financial results is currently being evaluated.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather that at the date of a commitment to an exit or disposal plan. The provisions of SFAS No. 146 are effective for fiscal years beginning after December 31, 2002. The impact of this pronouncement on our financial results is currently being evaluated.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

In connection with our senior credit facilty, we entered into an interest rate swap agreement on September 27, 2000 for the notional amount of $25.0 million and a maturity date of October 11, 2003. Under this swap agreement, we receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and pay a fixed rate of interest each quarter for the term of the agreement. The effect of this swap agreement, coupled with the fixed interest rate on the 12% senior subordinated notes due 2010 and the existing notes, results in $275.0 million or 61.6% of our funded debt being effectively set at a fixed rate of interest as of June 30, 2002. Accordingly, a 1.00% fluctuation in interest rates would cause a $1.7 million fluctuation in interest expense.

Inflation and Fluctuations in Paper Prices and Postage Costs

We continually assess the impact of inflation and changes in paper and postage prices as these costs represent a significant portion of our costs of production. Paper prices began to rise in 1994, rose significantly in 1995 and 1996, and then decreased in 1997. During 1998 and 1999, paper prices were relatively flat, with only one price increase occurring in 2000. In 2001, paper prices significantly declined. During 2001, we outsourced the majority of our paper buying to our printers. As a result, we hold significantly lower levels of inventory and are purchasing paper at or below market prices at the time of use.

Postage rates increased 5.0% in January 1999, 9.9% in January 2001, 2.6% in July 2001 and 10.0% in June 2002. Management considers announced postage rate increases in our pricing policies but there can be no assurance we will recover the added costs incurred.

BUSINESS

Background and Organization

We are a multimedia content company whose principal business is publishing. We publish and license magazines, provide editorial content about technology and the Internet, both in print and online, and produce seminars and webcasts. Ziff Davis Holdings was incorporated in the state of Delaware and was formed to acquire ZDP from ZDI, an unrelated company. Our major operating subsidiaries are Ziff Davis Publishing Inc., LaunchCo and InternetCo. In January 2002, we changed our fiscal year-end from March 31 to December 31, effective December 31, 2001. Ziff Davis Holdings is majority owned by Willis Stein.

We had no operations prior to April 5, 2000, when we completed the acquisition of ZDP for $780.0 million plus expenses. This acquisition was accounted for under the purchase method of accounting and was funded by: (1) proceeds from the issuance of preferred stock of $225.3 million, (2) entering into our $405.0 million senior credit facility of which $355.0 million was borrowed at closing and (3) issuing two series of bridge notes totaling $300.0 million in proceeds. Fees and expenses, including debt issuance costs associated with the acquisition, which totaled approximately $30.0 million, were paid with the equity and debt proceeds. On July 18, 2000 we issued the 12% senior subordinated notes due 2010. The proceeds of the offering of the 12% senior subordinated notes due 2010 were used to repay the bridge notes and $59.7 million of the senior credit facility. In addition, proceeds from the offering of the 12% senior subordinated notes due 2010 were used to pay approximately $8.5 million of expenses associated with the offering and approximately $6.8 million of accrued interest.

In connection with our formation, we determined that the wholly-owned international operations of ZDP (excluding international licensing operations and international joint ventures) did not meet our long-term strategic objectives. As a result, the operations were sold on August 4, 2000. The results of these operations  are excluded from our consolidated statement of operations for the period from April 5, 2000 to the sale date, August 4, 2000.

Our operations are classified into two reportable operating segments, established businesses which are also referred to as the “Restricted Subsidiaries” and developing businesses which are also referred to as the “Unrestricted Subsidiaries”. The established businesses segment is engaged in publishing magazines with editorial content about technology and electronic games. In addition to publishing 7 magazines in the United States, this segment also licenses its content and brands to 33 licensees in over 70 countries worldwide. The developing businesses segment is comprised of our LaunchCo and InternetCo subsidiaries. This segment is focused on developing: (1) new businesses, including two new publications, and (2) Internet-related ventures leveraging our editorial content, expertise and relationships with our audience and advertisers in our established businesses segment.

Strategy

Our business strategy includes both short-term and long-term objectives. The principal focus of our short-term strategy is to address the current difficult economic conditions and business environment by managing our working capital needs and reevaluating the performance of all of our businesses. Our long-term strategy continues to be focused on driving future revenue growth and increasing asset and shareholder value. We believe that the effective execution of our short-term strategy will help position us for long-term growth.

Our short-term strategy includes the following initiatives:

•
Establish New Management Team—We hired a new Chief Executive Officer and a new Chief Operating Officer and Chief Financial Officer in the latter part of 2001. These executives bring us a significant level of experience and they in turn have put in place a management team which we believe will enable us to achieve our goals and improve business performance.

•
Restructure Product Portfolio—During 2001, we restructured our magazine portfolio to better address the needs of our customers. This restructuring included closing three publications and the consolidation of Interactive Week into eWEEK, as well as the continued investment in our three new publications (CIO Insight, Baseline and Xbox Nation). We also began to develop technology related websites, including companion websites to our publications, during 2001 and have developed additional revenue streams leveraged off our magazine portfolio, including e-seminars and conferences. In 2002, we discontinued three additional publications, Ziff Davis SMART BUSINESS, Yahoo! Internet Life and The Net Economy. We will continue to assess and evaluate our portfolio to ensure we are meeting the needs of our customers.

•
Reduce Operating Costs—In conjunction with the product portfolio restructuring described above, we analyzed and adjusted our cost structure resulting in reduced operating expenses and total operating costs more appropriate given the current business environment. This included eliminating over 650 positions from our workforce, freezing salaries for senior employees, consolidating facilities, reducing capital spending and working with our significant vendors, suppliers and partners to reduce costs.

Our long-term strategy includes the following initiatives:

•
Capitalize on New Revenue Opportunities from Existing Publications—We intend to leverage the strength of our magazine portfolio and circulation base to expand and transition our business platform in the following manner:

—
Utilize Publishing and Technology Expertise to Evolve Publications and Editorial Content.    As technology continues to evolve, we will continue to transition our publications, particularly our established publications, to ensure that our magazines remain influential and relevant with editorial content that reflects current technology issues in business and everyday life.

—
Broaden Composition of Advertiser Base.    Because technology has become more pervasive, our readership has broadened to include a more diverse group of business professionals and consumers, which we believe is attractive to a broader group of advertisers. We intend to drive new business by aggressively pursuing advertising sales opportunities with companies in diverse advertiser segments.

—
Increase Advertising Bundling and Subscriber Cross-Selling Opportunities.    We will continue to leverage our relationships with key advertisers for each of our publications to sell bundled advertising options and provide integrated solutions to these customers. We also plan to identify those advertisers with whom we have a strong relationship for a single publication and communicate the benefits of broadening their advertising reach to our other publications. In addition, we will continue to leverage our extensive subscriber database of individuals to maximize circulation cross-selling opportunities among our titles.

•
Develop Ancillary Revenue Opportunities—We intend to use our Ziff Davis and magazine brand names, established market presence and existing subscriber base to extend our brands into new products and services, custom publishing, licenses and seminars. The Ziff Davis Custom Media group identifies and customizes editorial solutions that highlight customer product benefits and corporate messages for technology and non-technology companies. We believe these activities increase product awareness and sales leads for our customers and are able to generate additional advertising and other revenue for Ziff Davis.

•
Selectively Expand Our Portfolio of Publications—Our management team has significant experience in launching and acquiring new magazines. We would like to strategically add new titles to our platform by developing and launching new magazines. We believe that an improvement in the current business environment along with rapid advances in technology and the Internet may create attractive opportunities to launch new magazines and related products. We plan to continue to develop new publications and continue to evaluate opportunities to expand our portfolio.

•
Optimize Circulation and Production Strategies—We intend to continue to be at the forefront of key industry circulation and production initiatives. We will pursue strategies such as Internet marketing, business partnership development, enhanced vendor relationships and the use of new technology in an effort to achieve further operational and financial efficiencies in the production and circulation areas.

General

We are one of the largest technology magazine publishers in the United States as measured by revenue. In 2001, we had an estimated 27.1% share of gross advertising revenue in the technology magazine industry based on data compiled by Adscope. Our 9 U.S. titles have a combined circulation of approximately 3.1 million and domestic readership of approximately 17.0 million individuals based on management’s estimates. Our magazines are well known, leading publications that offer readers comprehensive market and product coverage as well as access to our renowned lab-based testing and award-winning editorial content. Our titles include PC Magazine and eWEEK (formerly PC Week), which were the number one and number three ranked technology magazines, respectively, in the United States in 2001 as measured by Adscope’s gross advertising revenue data. PC Magazine was the 20th largest domestic magazine in 2001 as measured by gross revenue recorded by the Publisher’s Information Bureau. We were also the leading publisher of electronic games magazines in 2001, with an estimated 44.1% market share based on Adscope’s gross advertising revenue data.

Our readers are well-educated, influential buyers of technology and other products and decision-makers in their professional fields and households, which makes them attractive to a wide range of technology advertisers. For example, the more than 4.1 million estimated business influencers (professionals who recommend, specify and/or approve product purchases) who read PC Magazine each spent an estimated average of $355,000 on technology products in 2001, according to IntelliQuest. Similarly, in December 2001, according to BPA International, the average information technology budget for corporate business readers of eWEEK was $49.8 million. Furthermore, according to MRI’s Fall 2001 data release, the average household income of a PC Magazine reader is approximately $80,000, which is significantly higher than the average U.S. household income.

Established Businesses Segment

Our current portfolio of established titles can be divided into the following two categories: (1) technology publications and (2) games publications. The following table sets forth information regarding these titles:

Magazine Title	First Issue	Frequency Per Year	Primary Audience	Circulation	Year 2002 Rate Base
Technology Publications
PC Magazine	1981	22	Consumer/Business	Paid	1,225,000
eWEEK(formerly PC Week)	1983	51	Business	Controlled	445,000

Games Publications
Electronic Gaming Monthly	1988	12	Consumer	Paid	500,000
Official U.S. PlayStation Magazine	1997	12	Consumer	Paid	350,000	*
Computer Gaming World	1981	12	Consumer	Paid	300,000	*
Game Now (formerly Expert Gamer)	1988	12	Consumer	Paid	75,000	*
Xbox Nation	2001	4	Consumer	Paid	50,000	*

*	Target circulation, no rate base is claimed for these publications.

Technology Publications

Our titles in this category provide authoritative, independent guidance to business influencers and professionals that is considered by its readers as a primary resource for technology purchasing decisions and business solutions.

PC Magazine.    As one of the nation’s largest technology magazines, PC Magazine has a circulation rate base of more than 1.2 million and an estimated readership of more than 6.3 million (according to MRI Fall 2001 data release). We believe the magazine’s brand recognition is more than 50% among all U.S. adults and more than 80% among individuals involved in the purchase of computer-related products and services. PC Magazine differentiates itself through unique and extensive product reviews based on benchmark testing performed in the PC Magazine Labs, supplemented by its “First Looks” section covering recently released technology products, and by its widely respected opinion/analysis columns. As the Internet becomes more pervasive, we are also broadening PC Magazine’s focus to increase its emphasis on Internet infrastructure products and services.

eWEEK.    With a rate base of 445,000, we believe eWEEK is the largest controlled-circulation technology publication in the United States. Controlled-circulation publications are distributed directly to qualified professionals for no charge and generate revenue principally from the sale of advertising. In November 2001, Interactive Week was merged into eWEEK, creating the nation’s largest information technology (“IT”) newsweekly. Through print, the Internet, webcasts, interactive and face-to-face seminars and conferences, eWEEK helps leading enterprise IT decision makers evaluate and deploy state-of-the-art IT solutions. In order to qualify for a free subscription, eWEEK readers must have a minimum budget authority of $25,000, must purchase Internet/intranet products and services and work at a company where enterprise IT applications are utilized. These qualifications are audited by BPA International. The criteria we use to qualify readers for this magazine are some of the highest standards in the industry. We believe this makes eWEEK extremely attractive to advertisers selling products and services to IT professionals and senior business readers evaluating and implementing enterprise technology solutions.

Games Publications

Electronic Gaming Monthly, Official U.S. PlayStation Magazine, Computer Gaming World, Game Now and Xbox Nation.    These publications are positioned to capitalize on the growing interest in electronic games. According to the Informa Media Group, U.S. electronic games market sales were estimated to reach approximately $15.7 billion in 2001, with revenues expected to rise to $23.7 billion by 2006. Because readers of these magazines are principally 18 to 34 year-old males, these publications offer advertisers access to a highly focused, difficult-to-reach readership with attractive demographics and spending patterns. At December 31, 2001, we were the leader in the United States in this growing segment based on Adscope’s gross advertising revenue data (44.1% share), based on total circulation data (36.7% share), and based on newsstand circulation data (44.1% share). In 2001, 31.1% of our game magazine circulation occurred at the newsstand compared with 22.9% for our audited competitors. On average, our electronic games publications sell nearly 425,000 copies at the newsstand each month.

Developing Businesses Segment

We are developing new publications and businesses through LaunchCo and developing Internet-related ventures leveraging our editorial content, expertise and relationships in technology and the Internet through InternetCo.

LaunchCo

New Publications.    CIO Insight and Baseline.    In May 2001, we launched CIO Insight, a 50,000 controlled-circulation publication targeting senior-level IT executives interested in strategic and business information, and in October 2001, we launched Baseline, a 125,000 controlled-circulation publication targeting senior IT and corporate management interested in in-depth analysis and in-the-trenches reporting. In its first year of publication Baseline received a 2002 Jesse H. Neal National Business Journalism Award for best single article.

Magazine Title	First Issue	Frequency Per Year	Primary Audience	Circulation	Year 2002 Rate Base
CIO Insight	2001	12	Business	Controlled	50,000
Baseline	2001	11	Business	Controlled	125,000

InternetCo

On January 19, 2001, we amended a pre-existing content license agreement with ZDNet (and its parent, CNET Networks Inc.) such that, beginning on March 1, 2001, ZDNet’s content license became non-exclusive and on May 1, 2002, all of ZDNet’s license rights to content from our magazines was terminated. In addition, ZDNet’s right and obligation to maintain websites for our publications terminated and we obtained the right to host these websites starting April 1, 2001. During 2001, InternetCo launched companion websites for some of our leading publications including, PC Magazine Online (www.pcmag.com), eWEEK.com (www.eweek.com), CIO Insight Online (www.cioinsight.com) and Baseline Online (www.baselinemag.com).

In addition to these companion websites for our publications, in June 2001, InternetCo launched ExtremeTech.com (www.extremetech.com), a web site that targets “hard-core technologists”, i.e., IT professionals and computer enthusiasts who are truly passionate about technology. The site focuses on the technologies that power products, providing this early adopter audience with technical detail that goes well beyond traditional technology coverage.

Based on data provided by Doubleclick DART for publishers, together with internal analysis of this data and our internal service logs, we had the following Internet traffic statistics for the month of August 2002.

Website Address	Page Views	Unique Visitors
www.pcmag.com	11,281,300	1,604,900
www.extremetech.com	5,140,600	723,600
www.eweek.com	3,313,300	926,500
www.baselinemag.com	200,200	62,500
www.cioinsight.com	132,100	29,600

Total	20,067,500	3,347,100

Revenue

Our principal sources of revenue are advertising (68.7% of total revenue for the nine months ended December 31, 2001), circulation (20.3%) and other (11.0%). Circulation comprises both paid subscriptions (12.2%) and newsstand sales (8.1%). We record revenue net of agency commissions, estimated subscription cancellations and newsstand returns.

Advertising.    Advertising rates and rate structures vary among our publications and are based on, among other things, the circulation of the particular publication, the readership demographics, the scheduled frequency and the size and placement of the advertisement in the publication. Our advertising revenue is influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditures by our advertising clients and the extent to which our customers elect to advertise using print and online media.

Newsstand.    We sold approximately 7.2 million single copy magazines for the nine months ended December 31, 2001. Generally we receive approximately 57.5% of the cover price of an individual magazine sold through the newsstand with the balance of the cover price going to the magazine’s distributor, wholesaler and retailer.

Subscriptions.    Generally, we sell subscriptions to our publications either directly by our circulation staff or by independent subscription direct marketing companies or agents. We receive approximately 19.8% of the total price of subscriptions sold through agents. In addition to agents, we have historically sold subscriptions using a variety of techniques including direct reply subscription cards, direct mail and the Internet.

Other Revenue Sources.    We also derive revenue from royalty and service arrangements, mailing list rentals, custom publishing and seminars.

Operating Costs

The principal components of our production costs are raw materials, printing and distribution, which represented 30.6%, 34.4% and 35.0%, respectively, of our nine months ended December 31, 2001 publishing production expenses. Our principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions.

We outsource the printing process, including the majority of our pre-press and paper buying operations, for all of our publications. To facilitate efficient and timely printing of our publications, we have established strategic relationships with certain printing companies, including R.R. Donnelley, Brown Printing Company, and Quebecor World (USA) Inc. In the nine months ended December 31, 2001, approximately 36.6% of our total production costs were for printing services supplied by R.R. Donnelley.

Our other principal operating costs are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits, along with marketing and promotion expenses related to advertising and circulation. Prior to the acquisition of ZDP, we received an allocation of centralized costs from ZDI based on estimated utilization. We have since built an infrastructure to service our needs as a stand-alone entity.

Circulation

Our publications include paid-circulation magazines, which generate revenue from advertising, newsstand sales and subscriptions, and controlled-circulation publications, which are distributed to qualified IT professionals and generate revenue principally from the sale of advertising. Our controlled-circulation publications offer technology content that appeals to a professional audience in need of specific technology information and enterprise IT solutions. Our paid-circulation publications offer consumer and business-oriented content that appeals to a broader audience interested in technology products and services, the Internet, and/or electronic games information. At July 31, 2002, we published six domestic paid-circulation publications and three domestic controlled-circulation publications.

Our paid-circulation publications are distributed to subscribers and are also available for sale at newsstands and other retail outlets. Our controlled-circulation publications are distributed free of charge to individuals who meet demographic standards we established in an effort to make the publication attractive to advertisers. We have an agreement with Warner Publishing Services to manage our newsstand and retail distribution. Warner Publishing Services in turn has agreements with magazine wholesalers to arrange for national and regional placements of our publications and manage billing and collection of amounts due from the magazine wholesalers. Our paid subscribers receive their publications through the U.S. Postal Service. We have an agreement with EDS Customer Relationship Management Inc. to manage our subscription billing, collection and processing, which includes providing mailing labels for each of the paid publications. The qualified subscribers of our controlled-circulation publications also receive these publications via the U.S. Postal Service. We have an agreement with Omeda Communications to manage our list and mailing labels for each of the controlled publications.

In the year ended December 31, 2001, Circulation Management magazine awarded Computer Gaming World a Circulation Excellence Award, recognizing outstanding achievement, innovation and strategic performance in circulation marketing and management. Folio magazine awarded eWEEK a Circulation Direct Marketing Award in 2001, recognizing our circulation professionals and their creative teams for their ingenuity and success in finding better ways to attract and retain subscribers based on evaluation of their concept, copy design, technical evaluation, creativity and Web integration.

Customers

The size and composition of our readership offers advertisers concentrated and efficient exposure to their critical target audiences. As a result, our top advertisers, including Microsoft, International Business Machines, Hewlett Packard and Dell Computer, have consistently advertised in our publications. Importantly, as technology has become more pervasive, our publications are becoming increasingly more appealing to a broader range of advertisers.

We had over 900 advertising customers in 2001 and an average paid circulation of over 4.2 million individuals according to the Audit Bureau of Circulations’ statements for the six months ended December 31, 2001. No single advertiser comprised more than 7.8% of our advertising revenue or 5.6% of total revenue for the nine months ended December 31, 2001. Our top ten advertisers accounted for 38.7% of our advertising revenue and 26.6% of our total revenue for the nine months ended December 31, 2001.

Competition

The magazine publishing industry is highly competitive. We compete with several much larger international companies that operate in many markets and have broad product offerings in publishing and trade shows and conferences. We compete for readers and advertisers in the general publishing marketplace, which is fragmented. According to industry sources, in June 2001, there were about 1,500 publishing companies and 5,200 trade magazine titles. We also compete for advertising and circulation revenue principally with publishers of other technology magazines with similar editorial content to ours. The technology magazine industry has traditionally been dominated by a small number of large publishers. In 2001, the three largest technology-publishing companies, Ziff Davis Media Inc., International Data Group and CMP Media accounted for 74.5% of total technology magazine advertising revenue and 64.8% of total technology magazine advertising pages.

Our publications generally compete on the basis of:

•	editorial quality;

•	quantity and quality of circulation;

•	the strength of complementary products serving the same niche;

•	the effectiveness of sales and customer service; and

•	advertising rates.

We believe that we compete successfully with other technology publications based on our market leading position within the technology magazine sector, the nature and quality of our magazines’ editorial content and the attractive demographics of our readers. In addition to other technology magazines, our magazines also compete for advertising revenue with general-interest and business magazines and other forms of media, including broadcast and cable television, radio, newspaper, direct marketing and electronic media. In competing with general-interest and business magazines and other forms of media, we rely on our ability to reach a targeted segment of the population in a cost-effective manner.

License Agreements and Service Contracts

Agreements with CNET Networks and ZDNet.    On January 19, 2001, we amended a pre-existing content license agreement with ZDNet (and its parent, CNET Networks) such that, beginning on March 1, 2001, ZDNet’s content license became non-exclusive and on March 1, 2002, all of ZDNet’s license rights to content from our magazines was terminated. The term of the content license agreement was subsequently extended until April 30, 2002, without any further payments required from ZDNet. In addition, ZDNet’s right and obligation to maintain websites for our publications terminated and we obtained the right to host these websites starting April 1, 2001.

As consideration for amending the license agreement, ZDNet paid us a royalty termination fee of $4.5 million in two installments, of which $2.2 million and $2.3 million were paid on March 1, 2001 and 2002, respectively. ZDNet was not obligated to pay any royalties with respect to licensed content through April 30, 2002.

Under the previous five-year license agreement with ZDNet, we were providing the editorial content of our publications existing as of April 4, 2000 to ZDNet, and ZDNet maintained websites for those publications. This agreement did not cover any new publications acquired or developed by us after the date of the acquisition of ZDP to which we retained all rights in every medium, and it specifically allowed us, in certain circumstances, to transact e-commerce independently of ZDNet for all publications. We have a perpetual, royalty free license from ZDNet to use the trademark “ZD” in print. ZDNet continues to use the trademark “ZD” online and may use certain derivations of the trademark “ZD” in print.

In connection with the closing of the acquisition of ZDP, we entered into a services agreement with ZDI. Under this agreement, we provided distribution, circulation and production services to ZDI for its Computer Shopper magazine, and ZDI paid us our costs in relation to the performance of these services plus an additional $5.0 million annually in fees. On January 19, 2001, we agreed with ZDI to terminate this services agreement and we entered into a new agreement effective March 1, 2001 with CNET Networks Inc. (“CNET”). The new agreement contains substantially similar terms, except that CNET will not be required to pay us any annual fee and will only be required to reimburse us for our out-of-pocket expenses incurred in connection with producing and distributing Computer Shopper. On March 1, 2001, CNET paid us a $2.0 million non-refundable termination fee in connection with the termination of the original Computer Shopper services agreement. The new agreement expires on February 28, 2003, however CNET may terminate the agreement at any time upon 90 days prior written notice.

Other Agreements.    We have been granted an exclusive license to use certain trademarks owned by Sony Computer Entertainment Corp. in connection with the publishing of the magazine Official U.S. PlayStation Magazine in the United States and Canada. We entered an agreement on December 11, 2001 to extend the term of this agreement until March 31, 2004. We have been granted a license to use certain trademarks owned by Microsoft Corp. in connection with the publishing of Xbox Nation magazine both in print and online. The term of our right to use these trademarks expires on August 7, 2003.

Trademarks and Intellectual Property Rights

We have developed strong brand awareness for our principal publications and services. Accordingly, we consider our trademarks, copyrights, trade secrets and similar intellectual property critical to our success and rely on trademark, copyright and trade secrets laws, as well as licensing and confidentiality agreements, to protect our intellectual property rights. We generally register our material trademarks in the U.S. and in certain other key countries in which these trademarks are used. Effective trademark, copyright and trade secret protection may not be available in every country where our publications and services are available.

We may be subject to claims of alleged infringement by third parties or licensees of trademarks and other intellectual property rights of third parties from time to time in the ordinary course of business. We do not believe there are any such legal proceedings or claims that are likely to have, individually or in the aggregate, a material adverse affect on our business, financial condition or results of operations.

Employees

As of July 31, 2002, we had a total of approximately 470 employees, all based in the U.S. None of our employees are represented by a labor union. We believe that our relations with our employees are good.

Properties

Our principal properties are currently as follows:

	Lease Expiration	Approximate Square Feet
New York, New York (Headquarters)	2019	400,000
San Francisco, California	2004	71,000
Greater Boston, Massachusetts	2010	35,000

Properties other than those listed above include seven sales and/or general offices under leases expiring through 2006, located in cities throughout the United States. We do not own real property and we lease all of our offices from third parties. We believe our facilities are in good operating condition and are suitable and adequate for our current operation.
In connection with our ongoing cost reduction program, we have undertaken a real estate consolidation and relocation project designed to reduce our total real estate costs and square feet leased. In 2001, we closed 8 properties covering approximately 60,000 square feet with lease terms expiring through 2006. Two of the properties covering approximately 24,000 square feet have been subleased. We also subleased approximately 194,000 square feet of our New York headquarters with sublease terms expiring in 2019. We are currently in the process of negotiating and executing subleases or lease terminations relating to the remaining closed properties and excess leased space.

Legal Proceedings

On October 17, 2001, the former Publisher of The Net Economy initiated a lawsuit in the Supreme Court of the State of New York, Nassau County, alleging breach of contract, fraudulent inducement, and various other claims arising out of the termination of his employment. We made a motion to dismiss in December 2001, which was subsequently denied as against Ziff Davis Media and granted as against defendants Alan Perlman and Willis Stein. Both parties have filed motions to reargue which are currently pending before the Court. We intend to continue vigorously defending this lawsuit.

Ziff Davis Media is a defendant, along with numerous other magazine publishing companies in In Re Magazine antitrust litigation, pending in Federal District Court for the Southern District of New York. The case is a consolidation of approximately 25 separate class action price fixing lawsuits that were commenced beginning on July 19, 2000, alleging a conspiracy among the magazine publishers to inflate subscription prices by agreeing not to offer subscriptions at more than a 50% discount off list price. The parties have reached an agreement in principle to settle the case, which should be finalized shortly. The plaintiffs made a motion for partial summary judgment, which has been stayed pending the settlement discussions. The proposed settlement would include a non-material cash payment by Ziff Davis Media and has been submitted to the Court for approval.

On February 27, 2001, International Data Group initiated a lawsuit, International Data Group v. Ziff Davis Media, in the Federal District Court in Delaware alleging trademark infringement arising out of the launch of Ziff Davis Media’s new magazine, CIO Insight. International Data Group’s motion for a preliminary injunction was denied on May 24, 2001, discovery concluded, and the other parties made cross-motions for summary judgment on January 22, 2002. The parties are in settlement discussions. The proposed settlement agrees to terms of use of our CIO Insight trademark. We do not expect the proposed settlement to have a material adverse effect on our financial condition, results of operation or liquidity.

We are also subject to various claims and legal proceedings that arise in the ordinary course of business. However, we do not expect any of these claims or legal proceedings, either individually or in the aggregate, to have a material adverse effect on our financial condition, results of operations or liquidity.

MANAGEMENT

Directors and Executive Officers

Ziff Davis Holdings is party to an investor rights agreement with all of the current holders of series A preferred stock, series B preferred stock, series C convertible preferred stock and series D redeemable preferred stock of Ziff Davis Holdings. The investor rights agreement provides that the parties thereto will vote their shares such that Ziff Davis Holdings’ board of directors will be established at seven directors, or such other number designated by Willis Stein. The agreement provides that the parties thereto will vote their shares such that the board of directors will consist of:

•	Ziff Davis Holdings’ Chief Executive Officer;

•	one person designated by DLJ Merchant Banking Partners II, L.P., who currently is David M. Wittels;

•	four persons designated by Willis Stein, who currently include Avy H. Stein, Daniel H. Blumenthal, and John R. Willis; and

•	one additional person to be identified by Willis Stein.

The board of directors currently consists of six directors.

The following table contains information as of August 31, 2002 with respect to the executive officers and directors of Ziff Davis Holdings and Ziff Davis Media:

Name	Age	Position
Robert F. Callahan	50	Chairman of the Board of Directors, Chief Executive Officer and President
Bart W. Catalane	45	Chief Operating Officer, Chief Financial Officer and Director
Thomas McGrade	43	Senior Executive Vice President
Stephen D. Moylan	41	Executive Vice President, Enterprise Group
Michael J. Miller	43	Executive Vice President, Editorial Director
Dale Strang	41	Senior Vice President, Ziff Davis Games Group
Charles Mast	40	Senior Vice President, Circulation
Jason Young	33	Senior Vice President, General Manager of Ziff Davis Internet
Jasmine Alexander	40	Senior Vice President, Technology and Sales Operations
Carolyn Schurr Levin	38	Vice President and General Counsel
John R. Willis	52	Director
Avy H. Stein	47	Director
Daniel H. Blumenthal	39	Director
David M. Wittels	38	Director of Ziff Davis Holdings

Robert F. Callahan joined Ziff Davis Holdings and Ziff Davis Media in October 2001 as Chairman, Chief Executive Officer and President. Prior to joining Ziff Davis Holdings and Ziff Davis Media, Mr. Callahan spent twenty years at Capital Cities/ABC/The Walt Disney Company. He spent ten years each in broadcast and publishing businesses. Mr. Callahan was most recently President of the ABC Broadcast Group where he managed the ABC Television Network including: ABC News, ABC Sports, ABC Primetime, ABC Daytime, ABC sales, marketing and financial operations; the 10 ABC-owned TV stations; the 54 ABC-owned radio stations and the ABC Radio Networks. Before moving into radio and television, Mr. Callahan was Senior Vice President, overseeing primarily business-to-business publications at Capital Cities’ Fairchild Publications division. Mr. Callahan began his career in planning and account management at Young & Rubicam, McCann Erickson and Wells, Rich, Greene.

Bart W. Catalane joined Ziff Davis Holdings and Ziff Davis Media in November 2001 as Chief Operating Officer, Chief Financial Officer and as a Director. From 1999 until he joined Ziff Davis Holdings and Ziff Davis Media, Mr. Catalane was Senior Vice President and Chief Financial Officer of TMP Worldwide Inc. From January 1999 to May 1999, Mr. Catalane was Executive Vice President and Chief Financial Officer of ABC’s Broadcasting Division, a unit of The Walt Disney Company. Prior to that, Mr. Catalane was Executive Vice President and Chief Financial Officer of the ABC Radio Division from June 1996 to December 1998 and Executive Vice President of the ABC Radio Networks from August 1989 to May 1996.

Thomas McGrade has been Senior Executive Vice President of Ziff Davis Media and Ziff Davis Publishing Inc. since the acquisition of ZDP. From 1997 to April 2000, Mr. McGrade held the position of Executive Vice President and General Manager of ZDI. His previous positions have included Vice President and Assistant to the Chairman of ZDI from 1995 to 1996, and business manager of Ziff Davis Publishing from l993 to 1994. Mr. McGrade also spent seven years at Doubleday/Dell Publishing from 1980 to 1987, where he held several business and finance positions.

Stephen D. Moylan has been Executive Vice President Sales and Marketing since October 2001. From July 2000 until he joined Ziff Davis Media, Mr. Moylan was Chief Executive Officer and President of ThingWorld Multimedia, a venture-backed software and services company. Prior to joining ThingWorld, he served as CEO, President and Publisher of InfoWorld Media, a unit of International Data Group. During his eight-year tenure there, Mr. Moylan led the launch of InfoWorld Media’s multimillion-dollar Web and events business and sat on the boards of ComputerWorld, Industry Standard Media and ITcareers.com. Prior to InfoWorld Media, Mr. Moylan spent three years at Capital Cities/ABC as Vice President of Sales and Marketing for its Fairchild Publications division.

Michael J. Miller has been Editor-in-Chief, PC Magazine, Executive Vice President and Editorial Director since the acquisition of ZDP. Mr. Miller was Editorial Director for ZDI from 1997 to April 2000. From 1991 to 1997, Mr. Miller was Editor-in-Chief of PC Magazine. Prior to that time, Mr. Miller was Editor-in-Chief of Info World, which he joined as executive editor in 1985 after serving as the West Coast Bureau Chief for Popular Computing and senior editor for Building Design & Construction.

Dale Strang has been Executive Vice President, Ziff Davis Games Group, Ziff Davis Publishing Inc. since December 2001 and Vice President since the acquisition of ZDP. Mr. Strang held similar positions at ZDI since March 1999. Since joining ZDI in June 1996, Mr. Strang served in several positions, including Group Publisher of Electronic Gaming Monthly, Game Now (formerly Expert Gamer) and Official U.S. PlayStation Magazine and Publisher of Computer Gaming World. From 1991 to 1996, Mr. Strang held the position of President-Publisher of the Active Media Inc. division of International Data Group.

Charles Mast has been Senior Vice President, Circulation, since the acquisition of ZDP. From December 1988 to April 2000, Mr. Mast was Vice President of Circulation at ZDI. He held a variety of positions within the Circulation Department of ZDI from 1985 to 1988, including Assistant Business Manager, Direct Mail Manager, New Business Director and Subscription Director.

Jason Young has been Senior Vice President and General Manager of Ziff Davis Internet since February 2002 and Vice President of Sales of Ziff Davis Internet since May 2001. From April 2000 to May 2001, Mr. Young was Vice President of Ad Sales and Business Development at TheStreet.com. Prior to that, from 1990, Mr. Young held a variety of roles with ZDI including Publisher of Windows Pro, National Ad Director for Windows Sources, Corporate Sales Director and Ad Director of ZDNet.

Jasmine Alexander has been Senior Vice President, Technology and Sales Operations since February 2002. She has more than 15 years of technology and operations experience in media and entertainment industries. Prior to joining Ziff Davis Media, she was Vice President of Operations at OpenGlobe. From August 2000 to July 2001, she served as Chief Technical Officer at Musicplex.com. Prior to that, Ms. Alexander was Vice President,

Product Management and Development for CarParts.com, directing the company’s online strategies. She was also Vice President, IT at Americast, where she started the company’s IT department. From 1985 to 1996, she held various positions at ABC, including Programmer/Analyst, Manager, Director of IT at the Wilkes Barre Times Leader, a daily newspaper, and Vice President, IT with ABC Radio Networks.

Carolyn Schurr Levin has been Vice President and General Counsel of Ziff Davis Media Inc. and Ziff Davis Publishing Inc. since June 2000. From 1991 until joining us, Ms. Levin served in various legal positions at The Times Mirror Company. She held the positions of Vice President and General Counsel for Newsday, a Times Mirror Company, from 1995 to June 2000, and Associate General Counsel of The Times Mirror Company from 1996 to June 2000. Prior to her tenure at The Times Mirror Company, Ms. Levin was a litigation attorney with Corbin Silverman & Sanseverino and Cravath, Swaine & Moore.

John R. Willis has been a Director of Ziff Davis Holdings and Ziff Davis Media since April 2001. Mr. Willis is a Managing Director of Willis Stein. Prior to the formation of Willis Stein in 1994, Mr. Willis served as President and a Director of Continental Illinois Venture Capital Corporation, a venture capital investment firm (“CIVC”), from 1989 to 1994. In 1988, he founded Continental Mezzanine Investment Group and was its manager through 1990. From 1974 until 1988, Mr. Willis held various management positions at Continental Bank. He currently serves as a Director of several companies, including Aavid Thermal Technologies, Inc. and other Willis Stein portfolio companies.

Avy H. Stein has been a Director of Ziff Davis Holdings and Ziff Davis Media since the acquisition of ZDP. Mr. Stein is a Managing Director of Willis Stein. Prior to the formation of Willis Stein in 1994, Mr. Stein served as a Managing Director of CIVC from 1989 to 1994. From 1984 to 1985, Mr. Stein was President of Cook Energy Corporation and Vice President of Corporate Planning and Legal Affairs at Cook International, Inc. From 1980 through 1983, Mr. Stein was an attorney with Kirkland & Ellis. Mr. Stein has also served as a special consultant for mergers and acquisitions to the Chief Executive Officer of NL Industries, Inc. and as the Chief Executive Officer of Regent Corporation. He currently serves as a Director of several companies, including CTN Media Group Inc. and other Willis Stein portfolio companies.

Daniel H. Blumenthal has been a Director of Ziff Davis Holdings and Ziff Davis Media since the acquisition of ZDP. Mr. Blumenthal is a Managing Director of Willis Stein. Prior to the formation of Willis Stein in 1994, Mr. Blumenthal served as Vice President of CIVC from 1993 to 1994. From 1988 to 1993 he was a corporate tax attorney with Latham & Watkins. Mr. Blumenthal currently serves as a Director of several companies, including Aavid Thermal Technologies, Inc. and other Willis Stein portfolio companies.

David M. Wittels has been a Director of Ziff Davis Holdings since May 2000. Mr. Wittels has been a Managing Director of DLJ Merchant Banking, Inc. since January 2001 and has served in various capacities with DLJ Merchant Banking for the past five years. Mr. Wittels currently serves on the boards of AKI Holding Corp., AKI Inc., Mueller Holdings (NA), Inc., Advanstar Communications, Inc., Advanstar Holdings Corp. and Wilson Greatbatch Technologies, Inc.

Each director is elected to serve until the next annual meeting of stockholders or until a successor is duly elected and qualified. The current directors were elected pursuant to the terms of an investor rights agreement. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement”. There is no family relationship between any of our executive officers or directors.

We reimburse members of the board of directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.

Compensation

None of the executive officers named below were granted any stock options during the nine months ended December 31, 2001 or the fiscal year ended March 31, 2001 and did not hold any options at December 31, 2001. Compensation of executive officers is determined by the board of directors pursuant to executive agreements. Neither Ziff Davis Holdings nor Ziff Davis Media has established a compensation committee.

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the nine months ended December 31, 2001 and the fiscal year ended March 31, 2001 by (a) Ziff Davis Media’s Chief Executive Officer(s) (“CEO”); (b) the four most highly compensated executive officers other than the CEO of Ziff Davis Media and (c) two former executive officers for whom this disclosure is required.

Name and Principal Position	Fiscal Year		Annual Compensation		All Other Compensation($)(1)
			Salary ($)	Bonus($)
Robert F. Callahan	STUB	(2)	250,000	250,000	10,000
Chairman, Chief Executive Officer and President of Ziff Davis Holdings, Ziff Davis Media and Ziff Davis Publishing Inc.	2001		—	—	—
James D. Dunning Jr.	STUB	(2)	708,799	—	—
Former Chairman, Chief Executive Officer and President of Ziff Davis Holdings, Ziff Davis Media and Ziff Davis Publishing Inc.	2001		2,000,000	—	—
Avy H. Stein	STUB	(2)	—	—	—
Acting Chairman, Chief Executive Officer and President of Ziff Davis Holdings, Ziff Davis Media and Ziff Davis Publishing Inc.	2001		—	—	—
Alan J. Perlman	STUB	(2)	341,250	—	—
Former President of Business Publications, Ziff Davis Media and Ziff Davis Publishing Inc.	2001		450,000	286,800	3,000
Peter Longo	STUB	(2)	298,974	—	—
Former Executive Vice President and Publishing Director, Ziff Davis Business Media Group	2001		315,000	167,300	—
Michael J. Miller	STUB	(2)	255,917	50,000	—
Executive Vice President and Editorial Director of Ziff Davis Media and Ziff Davis Publishing Inc.	2001		344,583	67,500	—
Dale Strang	STUB	(2)	246,905	—	—
Senior Vice President, Ziff Davis Games Group and Ziff Davis Publishing Inc.	2001		247,583	50,000	—
Thomas McGrade	STUB	(2)	242,321	—	—
Senior Executive Vice President of Ziff Davis Media and Ziff Davis Publishing Inc.	2001		350,000	—
Carolyn Schurr Levin	STUB	(2)	168,750	14,063	—
Vice President and General Counsel, Ziff Davis Holdings, Ziff Davis Media and Ziff Davis Publishing Inc.	2001		166,667	50,000	—

(1)	Allowance for reimbursement of expenses incurred, such as the cost of an automobile, etc.
(2)	STUB represents the transition period of April 1 through December 31, 2001

Executive Agreements

Mr. Callahan.    On October 1, 2001, Ziff Davis Holdings and Ziff Davis Publishing Inc. entered into an executive agreement with Mr. Callahan, which was amended and restated in its entirety on April 30, 2002. This agreement provides, among other things, that he serves as Chairman, Chief Executive Officer and President of Ziff Davis Holdings, Ziff Davis Media and Ziff Davis Publishing Inc. during a term expiring on December 31, 2004. Pursuant to this agreement, his base salary is $1.0 million per year, subject to annual cost of living adjustments, and he is eligible to receive an annual bonus of $1.0 million, payable if certain targeted annual operating goals are met. Mr. Callahan’s executive agreement provides for severance payments upon termination of his employment by Ziff Davis Media without cause (as such term is defined in the agreement), conditioned upon Mr. Callahan delivering a general release in favor of Ziff Davis Holdings and its affiliates. The severance provisions provide that Mr. Callahan will receive his annual base salary for twelve to eighteen months after the termination date and a bonus. The length of the severance period and the amount of the bonus is dependent on the timing of the termination without cause and the financial performance of Ziff Davis Media. In addition, Mr. Callahan’s executive agreement provided for the granting, concurrently with the consummation of our financial restructuring, of options to Mr. Callahan to purchase equity securities issued by Ziff Davis Holdings in such amounts as are determined by the board of directors or compensation committee of Ziff Davis Holdings.

Mr. Catalane.     On November 26, 2001, Ziff Davis Holdings and Ziff Davis Publishing Inc. entered into an executive agreement with Mr. Catalane, which was amended and restated in its entirety on April 30, 2002. This agreement provides, among other things, that he serves as the Chief Operating Officer and the Chief Financial Officer of Ziff Davis Holdings, Ziff Davis Media and Ziff Davis Publishing Inc. during a term expiring on December 31, 2004. Pursuant to this agreement, his base salary is $500,000 per year, subject to annual cost of living adjustments, and he is eligible to receive an annual bonus of $500,000, payable if certain targeted annual operating goals are met. Mr. Catalane’s executive agreement provides for severance payments upon termination of his employment by Ziff Davis Media without cause (as such term is defined in the agreement) conditioned upon Mr. Catalane delivering a general release in favor of Ziff Davis Holdings and its affiliates. The severance provisions provide Mr. Catalane will receive his annual base salary for twelve to eighteen months after the termination date and a bonus. The length of the severance period and the amount of the bonus is dependent on the timing of the termination without cause and the financial performance of Ziff Davis Media. In addition, Mr. Catalane’s executive agreement provided for the granting, concurrently with the consummation of our financial restructuring, of options to Mr. Catalane to purchase equity securities issued by Ziff Davis Holdings in such amounts as are determined by the board of directors or compensation committee of Ziff Davis Holdings.

Mr. McGrade.     In connection with the acquisition of ZDP, Ziff Davis Holdings and Ziff Davis Publishing Inc. entered into an executive agreement with Mr. McGrade. The agreement provides, among other things, that he will serve as Senior Executive Vice President of Ziff Davis Publishing Inc. during a term ending on April 5, 2005. His base salary will be $350,000 per year, subject to annual cost of living adjustments, and he will be eligible to receive an annual bonus of $250,000, payable at the discretion of Ziff Davis Holdings’ board of directors. Mr. McGrade’s executive agreement provides for severance payments upon termination of his employment by Ziff Davis Media without cause (as such term is defined in the agreement) conditioned upon Mr. McGrade delivering a general release in favor of Ziff Davis Holdings and its affiliates. The severance provisions provide Mr. McGrade will receive his annual base salary until the one-year anniversary of the termination of his employment.

Mr. Moylan.     On October 8, 2001, Ziff Davis Holdings and Ziff Davis Publishing Inc. entered into an employment agreement with Mr. Moylan. The agreement provides, among other things, that he will serve as Executive Vice President of Ziff Davis Publishing Inc. during a term expiring on October 8, 2004. His base salary will be $300,000 per year, subject to annual cost of living adjustments and he will be eligible to receive an annual bonus of no less than $100,000, payable at the discretion of Ziff Davis Holdings’ board of directors. Mr. Moylan’s employment agreement provides for severance payments upon termination of his employment by Ziff Davis Media without cause (as such term is defined in the agreement) conditioned upon Mr. Moylan delivering a general release in favor of Ziff Davis Holdings and its affiliates. The severance provisions provide Mr. Moylan will receive his annual base salary for twelve to eighteen months after the termination date. The length of the severance period is dependent on the timing of the termination without cause.

Mr. Miller.     On December 6, 2001, Ziff Davis Publishing Inc. entered into an employment agreement with Mr. Miller. The agreement provides, among other things, that he will serve as Executive Vice President and Editorial Director of Ziff Davis Publishing Inc. during a term expiring on December 6, 2004. His base salary will be $330,000 per year, subject to annual cost of living adjustments and effective April 1, 2002, his base salary shall be increased to $370,000 per year. Mr. Miller will be eligible to receive an annual bonus of no less than $50,000, payable at the discretion of Ziff Davis Holdings’ board of directors. Mr. Miller’s employment agreement provides for severance payments upon termination of his employment by Ziff Davis Media without cause (as such term is defined in the agreement) conditioned upon Mr. Miller delivering a general release in favor of Ziff Davis Holdings and its affiliates. The severance provisions provide Mr. Miller will receive his annual base salary for twelve to eighteen months after the termination date. The length of the severance period is dependent on the timing of the termination without cause.

Mr. Longo.     On November 7, 2001, Ziff Davis Holdings and Ziff Davis Publishing Inc. entered into an employment agreement with Mr. Longo. The agreement provides, among other things, that he was to serve as Executive Vice President and Publishing Director—Business Media Group of Ziff Davis Publishing Inc. during a term expiring on November 7, 2004. Mr. Longo resigned from Ziff Davis Publishing Inc. on August 31, 2002. His base salary was to be $330,000 per year, subject to annual cost of living adjustments and he was to be eligible to receive an annual bonus of no less than $100,000, payable at the discretion of Ziff Davis Holdings’ board of directors. Mr. Longo’s employment agreement provided for severance payments upon termination of his employment by Ziff Davis Media without cause (as such term is defined in the agreement) conditioned upon Mr. Longo delivering a general release in favor of Ziff Davis Holdings and its affiliates. The severance provisions provided that Mr. Longo would receive his annual base salary for twelve to eighteen months after the termination date. The length of the severance period was dependent on the timing of the termination without cause. The severance obligations of Ziff Davis Publishing Inc. under Mr. Longo’s contract remain in effect.

Equity Incentive Plans

Following our formation, we implemented an equity incentive program. The program provides for the issuance of, or the grant of options to purchase restricted common stock to certain of our employees, directors and officers. Under the program, Ziff Davis Holdings reserved approximately 87,700 shares (as adjusted for the recently completed reverse stock split) of its fully diluted common equity, and LaunchCo and InternetCo also reserved certain shares of their common equity for employees, directors and officers. In connection with the issuance of, or the grant of options to acquire these equity interests, the participants in the program are entitled to customary drag-along restrictions in the event of a sale of the entity in which they hold equity interests. We also have the option to repurchase the participant’s option shares if his/her employment terminates for any reason, including upon his/her death, disability or resignation.

New Management Incentive Plan

Upon the consummation of our financial restructuring, the board of directors established a new management incentive plan pursuant to which Ziff Davis Holdings will grant participants options to purchase its common stock, series A preferred stock, series B preferred stock and series D redeemable preferred stock. We also entered into arrangements with the holders of series D redeemable preferred stock to protect the holders of series E redeemable preferred stock and series E-1 preferred stock from dilution resulting from issuances of series D redeemable preferred stock upon exercise of these options by management participants while the series E redeemable preferred stock remains outstanding. See “Certain Relationships and Related Party Transactions—Distribution and Payment Arrangements.” The new plan will provide for the grant of options to purchase up to 9,707,612 shares of common stock, 58,081 shares of series A preferred stock, 17,344 shares of series B preferred stock, and 14,117 shares of series D redeemable preferred stock.

All options granted pursuant to the new management incentive plan will be subject to vesting and exercisability limitations. Ziff Davis Holdings will retain the right to repurchase participants’ capital stock upon termination of employment. Each participant is subject to customary drag-along restrictions. No options have been granted under the new management incentive plan.

Board Practices

The members of Ziff Davis Holdings’ and Ziff Davis Media’s boards of directors are each elected annually at the ordinary general meeting of shareholders of such corporation. All board members hold the positions until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

The boards of directors of Ziff Davis Holdings and Ziff Davis Media each may appoint or designate one or more committees, each committee to consist of one or more of the directors of Ziff Davis Holdings, which to the extent provided in such resolution or the by-laws will have and may exercise the powers of the board of directors in the management and affairs of Ziff Davis Holdings except as otherwise limited by law. We currently have no standing committees.

Our executive officers are appointed by their respective boards of directors for an indefinite term. The President may appoint other officers to serve for such terms as he or she deems desirable. Any officer may be removed by the board of directors of Ziff Davis Media whenever in its judgment the best interests of the corporation would be served thereby, but such removal must be without prejudice to the contract rights, if any, of the person so removed.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The table below lists information about the beneficial ownership of Ziff Davis Holdings’ capital stock, as of August 12, 2002, by each person whom we know to own beneficially more than 5% of any class of Ziff Davis Holdings’ stock, by each of Ziff Davis Holdings’ directors, the executive officers named in the Summary Compensation table and by all of our directors and executive officers as a group. Prior to giving effect to the exchange offer, Ziff Davis Holdings has seven classes of capital stock authorized for issuance: series A preferred stock, series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock, series E-1 preferred stock and common stock. There are 400,000 shares of series A preferred stock authorized for issuance, 329,127.5 of which are issued and outstanding; 142,500 shares of series B preferred stock authorized for issuance, 98,285.6 of which are issued and outstanding; 7,500 shares of series C convertible preferred stock authorized for issuance, 5,172.9 of which are issued and outstanding; 100,000 shares of series D redeemable preferred stock authorized for issuance, 80,207.3 of which are issued and outstanding; 30,000 shares of series E redeemable preferred stock authorized for issuance, 28,526.4 of which are issued and outstanding; 30,000 shares of series E-1 preferred stock, of which no shares are issued or outstanding; and 100,000,000 shares of Ziff Davis Holdings Inc.’s common stock authorized for issuance, of which approximately 2.4 million shares are issued and outstanding (excluding approximately 8.6 million shares issuable upon conversion of the series C convertible preferred stock and excluding approximately 43.8 million shares issuable upon the exercise of warrants to purchase common stock). Willis Stein owns 100% of the series B preferred stock, the series C convertible preferred stock and series D redeemable preferred stock, respectively. In the event of an initial public offering of Ziff Davis Holdings’ common stock, Willis Stein and the other holders of each series of Ziff Davis Holdings’ preferred stock may elect to convert their shares of preferred stock to shares of Ziff Davis Holdings’ common stock. Unless otherwise noted, the address of each director and executive officer is c/o Ziff Davis Media Inc., 28 East 28th Street, New York, New York 10016.

Ziff Davis Media is authorized to issue a total of 1,000 shares of common stock, par value $0.01 per share. There are 1,000 shares of common stock issued and outstanding. All of Ziff Davis Media’s outstanding capital stock is owned by Ziff Davis Holdings.

	Beneficial Ownership(1)
	Shares of Series A Preferred Stock	Percent of Outstanding Series A Preferred Stock	Shares of Series E Redeemable Preferred Stock	Percent of Outstanding Series E Redeemable Preferred Stock	Shares of Common Stock	Percent of Outstanding Common Stock
Willis Stein Entities(2)	281,627.5	85.57%	7,368.6	25.83%	50,569,214	99.35%
DLJ Entities(3)	47,500.0	14.43	—	—	333,333	14.12
MacKay Shields LLP(4)	—	—	10,732.3	37.62	1,967,592	45.45
James D. Dunning, Jr.(5)	—	—	—	—	—	—
Thomas McGrade	142.5	*	—	—	17,431	*
Alan J. Perlman(6)	285.0	*	—	—	2,000	*
Robert F. Callahan	—	—	—	—	—	—
Michael Miller	—	—	—	—	1,485	*
Dale Strang	—	—	—	—	618	*
Avy H. Stein(2)	281,627.5	85.57	7,368.6	25.83	50,569,214	99.35
Daniel H. Blumenthal(2)	281,627.5	85.57	7,368.6	25.83	50,569,214	99.35
John R. Willis(2)	281,627.5	85.57	7,368.6	25.83	50,569,214	99.35
David M. Wittels(3)	—	—				—
All directors and executive officers as a group (11 persons)	281,627.5	85.57%	7,368.6	25.83%	50,569,214	99.35%

*	Less than 1 % of outstanding series of stock

(1)
“Beneficial ownership” generally means voting or investment power with respect to a security or the right to acquire such power within 60 days. Unless otherwise indicated, we believe that each holder has sole voting and investment power with regard to the equity interests listed as beneficially owned.

(2)
Includes 213,750 shares of series A preferred stock (64.9%), 7,368.6 shares of series E redeemable preferred stock (25.8%) and 50.6 million shares of common stock (including approximately 8.6 million shares issuable upon conversion of series C convertible preferred stock and including approximately 39.9 million shares issuable upon the exercise of warrants to purchase common stock) held by Willis Stein & Partners II, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P., and Willis Stein & Partners III-C, L.P. (collectively, the “Willis Stein Entities”). Also includes 67,877.5 shares of series A preferred stock and 527,993 shares of common stock held by the stockholders executing the investor rights agreement (other than the DLJ Entities). Such stockholders have agreed pursuant to the terms of the investor rights agreement to vote their shares as directed by the Willis Stein Entities in certain matters as described more fully in Item 13 hereof and in the investor rights agreement. As a result of the foregoing, the Willis Stein Entities may be deemed to have beneficial ownership with respect to the shares held by the stockholders executing the Investor Rights Agreement (other than the DLJ Entities). The Willis Stein Entities disclaim beneficial ownership of such shares held by such stockholders. Messrs. John R. Willis, Avy H. Stein and Daniel H. Blumenthal are Managing Directors of each of the ultimate general partners of the Willis Stein Entities, and, as a result, may be deemed to have beneficial ownership with respect to the shares held by and deemed to be beneficially owned by the Willis Stein Entities. Each disclaims beneficial ownership of such shares held by and deemed to be beneficially owned by such funds. The address for Willis Stein and Messrs. Willis, Stein and Blumenthal is One North Wacker Drive, Suite 4800, Chicago, Illinois 60606.

(3)
Includes shares held by DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ EAB Partners, L.P., DLJ ESC II L.P., DLJ First Esc L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, CV. and DLJMB Funding II, Inc., which are private equity investment funds affiliated with DLJ Merchant Banking, Inc. Mr. Wittels is a Managing Director of DLJ Merchant Banking Inc. Mr. Wittels disclaims beneficial ownership of the shares held by the investment funds associated with DLJ Merchant Banking, Inc. The address for DLJ Merchant Banking, Inc. and Mr. Wittels is Eleven Madison Avenue, New York, New York 10010.

(4)
Includes 10,732.3 shares of series E redeemable preferred stock of Ziff Davis Holdings and 1,967,592 shares issuable upon the exercise of warrants to purchase shares of common stock of Ziff Davis Holdings held by MacKay Shields LLP as investment manager on behalf of its managed funds for which it has discretionary authority. The address for MacKay Shields LLP is 9 West 57th Street, 33rd Floor, New York, New York 10019.

(5)
Former executive officer. In May 2002, Ziff Davis Holdings and Ziff Davis Media reached a settlement relating to the termination of his employment and as a result, Mr. Dunning no longer holds any shares of Ziff Davis Holdings’ capital stock.

(6)	Former executive officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investor Rights Agreement

Ziff Davis Holdings is party to an investor rights agreement dated as of April 5, 2000 with certain of the stockholders of Ziff Davis Holdings, including the holders of all of the outstanding series A preferred stock, series B preferred stock, series C convertible preferred stock and series D redeemable preferred stock. As a result, a majority of Ziff Davis Holdings’ outstanding capital stock is subject to the terms of the investor rights agreement. The investor rights agreement provides that Ziff Davis Holdings’ board of directors will be established at seven directors or such other number designated by Willis Stein. The agreement provides that parties thereto shall vote their shares such that the board of directors will consist of:

•	Ziff Davis Holdings’ Chief Executive Officer;

•	one person designated by DLJ Merchant Banking Partners II, L.P.;

•	four persons designated by Willis Stein, who currently include Avy H. Stein, Daniel H. Blumenthal, and John R. Willis; and

•	one additional person to be identified by Willis Stein.

The board of directors currently consists of six directors.

The stockholders executing the investor rights agreement, other than DLJ Merchant Banking, have agreed to vote their shares as directed by Willis Stein in matters relating to any amendment of Ziff Davis Holdings’ certificate of incorporation, any merger or other business combination with, any sale by Ziff Davis Holdings of substantially all of the assets of Ziff Davis Holdings or any liquidation of Ziff Davis Holdings. Willis Stein may also control the circumstances under which a public offering of Ziff Davis Holdings’ equity securities may take place. References in this section to “DLJ Merchant Banking” refer to DLJ Merchant Banking Partners II, L.P. and its affiliates that are holders of Ziff Davis Holdings’ stock.

The investor rights agreement generally restricts the transfer of shares of Ziff Davis Holdings’ capital stock. The parties to the investor rights agreement have granted Ziff Davis Holdings a right of first refusal with respect to its stock, which, if not exercised by Ziff Davis Holdings, may be exercised by Willis Stein and certain other of Ziff Davis Holdings’ stockholders. Each other party to the investor rights agreement generally has the right to participate in any transfer of shares by Willis Stein, with certain exceptions. In addition, Ziff Davis Holdings has agreed not to issue new equity securities (or securities with equity features) without giving Willis Stein and certain other of Ziff Davis Holdings’ stockholders an opportunity to purchase their pro rata share of the new securities on substantially the same terms, with certain exceptions. Each of the parties to the investor rights agreement has agreed to consent to a sale of Ziff Davis Holdings or the assets of Ziff Davis Holdings if Willis Stein votes to approve the sale.

The investor rights agreement also provides that Willis Stein may request at any time that all or any portion of its common stock be registered with the SEC. If Willis Stein no longer owns at least 50% of the common stock specified in the investor rights agreement, DLJ Merchant Banking may also make one such request. In the event that Willis Stein or DLJ Merchant Banking makes such a request for registration, the other parties to the investor rights agreement that hold common stock will be entitled to participate in the registration. Ziff Davis Holdings has also granted the parties to the investor rights agreement “piggyback” registration rights with respect to registrations by it, and Ziff Davis Holdings has agreed to pay all expenses relating to any such registrations.

Subscription Services

Investment funds affiliated with Willis Stein are shareholders of USApubs Inc., a marketer of magazine subscriptions and other services. We sell subscriptions to our publications both directly and through independent subscription marketing companies, including USApubs Inc. For the nine months ended December 31, 2001, we paid approximately $2.9 million in fees to USApubs and had accounts receivable, net of approximately $0.2 million at December 31, 2001. In management’s opinion, our transactions with USApubs are representative of arm’s-length transactions.

Advanstar Merger

In May 2002, we entered into an agreement with Advanstar Communications, Inc. (“Advanstar”), a worldwide business information company, to merge the assets of The Net Economy into Advanstar’s America’s Network. In connection therewith, we entered into an agreement to sell and market the business-to-business technology related assets of Advanstar. David Wittels, a director of Ziff Davis Holdings, is also a director of Advanstar and Advanstar’s parent company Advanstar Holdings Inc. As a result of the merger, Advanstar made a one-time payment of $0.1 million in exchange for subscriber lists of The Net Economy. In management’s opinion, the Advanstar transaction is representative of an arm’s length transaction.

Willis Stein

We reimburse travel and other out-of-pocket expenses of Ziff Davis Holdings’ directors and staff, including the directors from Willis Stein. We also reimbursed Willis Stein for travel and other out-of-pocket expenses related to the period that Avy Stein served as interim CEO during a portion of 2001. During the nine months ended December 31, 2001, we incurred approximately $0.7 million in such expenses.

Distribution and Payment Arrangements

The series D redeemable preferred stock has a preference over the series E redeemable preferred stock and the series E-1 preferred stock upon any liquidation of Ziff Davis Holdings, and Ziff Davis Holdings may not redeem, purchase or otherwise acquire any series E redeemable preferred stock or series E-1 preferred stock, and may not directly or indirectly pay or declare any dividend or make any distribution upon any series E redeemable preferred stock or series E-1 preferred stock as long as any series D redeemable preferred stock remains outstanding. As such, any additional issuance of series D redeemable preferred stock adversely impacts the ability of the holders of the series E redeemable preferred stock and the series E-1 preferred stock to receive cash payment in the event of a liquidation or redemption.

Under its new management incentive plan, Ziff Davis Holdings may issue to executives and other key personnel options to purchase, among other things, up to an aggregate of 14,117 shares of its series D redeemable preferred stock. In order to reduce the adverse impact of the issuance of series D redeemable preferred stock pursuant to the new management incentive plan, Ziff Davis Holdings and Willis Stein have entered into arrangements such that Willis Stein has placed into escrow up to 14,117 shares of series D redeemable preferred stock, and has agreed to retain in escrow at all times not less than the number of shares of series D redeemable preferred which were granted to, plus the number of shares of series D redeemable preferred stock issuable upon, exercise of options issued pursuant to the new management incentive plan. In the event that any key executive person exercises his or her option to acquire any series D redeemable preferred stock under the new management incentive plan, Ziff Davis Holdings will place the proceeds obtained in connection therewith into a separate interest-bearing escrow account for the benefit of Willis Stein. In the event that any payment is made to the holders of series E redeemable preferred stock or series E-1 preferred stock pursuant to a liquidation, dissolution or winding up of Ziff Davis Holdings, any portion of the escrow account allocable to such option exercise proceeds shall be paid to Willis Stein. If Ziff Davis Holdings makes any payment or distribution to the holders of series D redeemable preferred stock or redeems, repurchases or otherwise acquires any series D redeemable preferred stock or any third party acquires the escrowed shares and if Willis Stein is required to place proceeds of any such transaction into the escrow account to satisfy its obligations under these arrangements or any escrowed shares are not entitled to participate in any such transaction, a portion of the escrow account allocable to option exercise proceeds placed in the escrow account will be paid to Willis Stein if such amounts do not exceed the proceeds of such a transaction.

Willis Stein has agreed that it is not entitled to receive any distributions or payments from Ziff Davis Holdings on the shares held in escrow until the earliest of (1) such time as of which all of the outstanding shares of series E redeemable preferred stock and/or series E-1 preferred stock have been redeemed, repurchased or otherwise acquired by Ziff Davis Holdings, or have been converted into common stock of Ziff Davis Holdings, or (2) such time as of which all of the outstanding shares of series E redeemable preferred stock and/or series E-1 preferred stock have been acquired or transferred to a third party or third parties in connection with a transaction in which a person or group of persons (other than Willis Stein) acquires the power to elect a majority of Ziff Davis Holdings’ board of directors.

Indemnification of Directors and Officers

Article VIII of each of Ziff Davis Holdings’ and Ziff Davis Media’s certificates of incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, Ziff Davis Holdings’ and Ziff Davis Media’s directors shall not be liable to Ziff Davis Holdings or Ziff Davis Media, respectively, or their respective stockholders for monetary damages for a breach of their fiduciary duties as directors.

DESCRIPTION OF CAPITAL STOCK

General

Ziff Davis Media is authorized to issue 1,000 shares of common stock, par value $0.01 per share. There are 1,000 shares of common stock issued and outstanding. Ziff Davis Media is not authorized to issue any shares of any other class of capital stock. All of Ziff Davis Media’s outstanding capital stock is indirectly owned by Ziff Davis Holdings.

Ziff Davis Holdings is authorized to issue 100,710,000 shares of capital stock. Ziff Davis Holdings’ capital stock consists of:

•	400,000 shares of series A preferred stock, $0.01 par value per share, of which 329,127.5 are issued and outstanding;

•	142,500 shares of series B preferred stock, $0.01 par value per share, of which 98,285.6 are issued and outstanding;

•	7,500 shares of series C convertible preferred stock, $0.01 par value per share, of which 5,172.9 are issued and outstanding;

•	100,000 shares of series D redeemable preferred stock, $0.01 par value per share, of which 80,207.3 are issued and outstanding;

•	30,000 shares of series E redeemable preferred stock, $0.01 par value per share, of which 28,526.4 are issued and outstanding;

•	30,000 shares of series E-1 preferred stock, $0.01 par value per share, of which up to 28,526.4 will be issued and outstanding upon the consummation of the exchange offer; and

•
100,000,000 shares of common stock, $0.001 par value per share, of which approximately 2.4 million are issued and outstanding. In connection with the consummation of our financial restructuring, Ziff Davis Holdings completed a reverse stock split on its common stock, pursuant to which Ziff Davis Holdings exchanged one new share of its common stock for every 30 outstanding shares of common stock, such that the issued and outstanding common stock was reduced from approximately 70.8 million to approximately 2.4 million.

We describe generally below the material terms of the capital stock of Ziff Davis Holdings. However, this description is not complete. For a complete description of the terms of the capital stock of Ziff Davis Holdings, we refer you to the fifth amended and restated certificate of incorporation and bylaws of Ziff Davis Holdings which has been filed with the SEC in connection with the registration of the series E-1 preferred stock. The summary provided below is qualified in its entirety by these documents and by the provisions of applicable law.

Investor Rights Agreement

Certain shareholders of Ziff Davis Holdings have entered into an investor rights agreement. For a description of the investor rights agreement, please see the section entitled, “Certain Relationships and Related Party Transactions—Investor Rights Agreement.”

Restrictions on Transfer

The investor rights agreement restricts the transfer of certain shares of Ziff Davis Holdings’ capital stock by the parties thereto. The parties to the investor rights agreement have granted Ziff Davis Holdings a right of first refusal with respect to its stock, which, if not exercised by Ziff Davis Holdings, may be exercised by Willis Stein and certain other of Ziff Davis Holdings’ stockholders. The parties to the investor rights agreement generally have the right to participate in any transfer of shares by Willis Stein, with certain exceptions. In addition, Ziff

Davis Holdings has agreed not to issue new equity securities (or securities with equity features) without giving Willis Stein and certain other of Ziff Davis Holdings’ stockholders an opportunity to purchase their pro rata share of the new securities on substantially the same terms, with certain exceptions. Each of the parties to the investor rights agreement has agreed to consent to a sale of Ziff Davis Holdings or the assets of Ziff Davis Holdings if Willis Stein votes to approve the sale.

Stockholders’ Meeting

The annual meeting of stockholders of Ziff Davis Holdings is held each year within 120 days after the close of the immediately preceding fiscal year. The annual meeting is held to elect directors and conduct such other proper business as may come before the board at the meeting. The date, time and place of the annual meeting is determined by Ziff Davis Holdings’ president; provided, that if he does not act, the board of directors then determines the date, time and place of such meeting.

Special meetings of stockholders may be called for any purpose and may be held at such time and place as stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called by the board of directors of Ziff Davis Holdings or president of Ziff Davis Holdings and must be called by the president of Ziff Davis Holdings upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting.

Under the by-laws of Ziff Davis Holdings, the quorum for an annual meeting of stockholders or a special meeting of shareholders is at least a majority of the voting shares, except as otherwise provided by our certificate of incorporation or statute. When a quorum is present, the affirmative vote of the majority of shares will be the act of the stockholders, unless the question is one upon which the express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision will govern and control the decision of such question.

Board of Directors

The board of directors of Ziff Davis Holdings currently consists of six persons. Except as otherwise set forth in the investor rights agreement, directors are elected by a plurality of the votes of the shares present at the meeting and entitled to vote in the election of directors. Each director holds office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. A majority of the total number of directors constitutes a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present will be the act of the board of directors.

The investor rights agreement provides that the parties thereto will vote their stock such that Ziff Davis Holdings’ board of directors will be established at seven directors, or such other number designated by Willis Stein. The agreement provides that the parties thereto shall vote their shares such that the board will consist of:

•	Ziff Davis Holdings’ Chief Executive Officer;

•	one person designated by DLJ Merchant Banking Partners II, L.P.;

•	four persons designated by Willis Stein, who currently include John R. Willis, Avy H. Stein and Daniel H. Blumenthal; and

•	one additional person to be identified by Willis Stein.

Committees.    The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees. Each committee must consist of one or more directors and to the extent provided in such resolution or the by-laws will have and may exercise the powers of the board of directors in the management and affairs of Ziff Davis Holdings except as otherwise limited by law. Unless otherwise provided in a resolution by the board of directors, the presence of at least a majority of the members of a committee is necessary to constitute a quorum. The board of directors has not designated any currently active board committees.

Officers

Officers of Ziff Davis Holdings are elected by its board of directors and consist of a president, one or more vice presidents, a secretary and such other officers and assistant officers as may be deemed necessary or desirable by its board of directors. The president may appoint officers to serve for such terms as he or she deems desirable. Any officer or agent elected by our board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal must be without prejudice to the contract rights, if any, of the person so removed. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors. Compensation for all officers is fixed by the board of directors.

Description of Preferred Stock

Listed below are descriptions of each series of preferred stock of Ziff Davis Holdings which are currently issued and outstanding:

Series A Preferred Stock

General.    All issued and outstanding shares of series A preferred stock are validly issued, fully paid and nonassessable. Except as set forth below, the series A preferred stock is not convertible and the holders thereof have no preemptive or subscription rights to purchase any of Ziff Davis Holdings’ securities.

Dividends.    Prior to March 6, 2002, dividends on the series A preferred stock accrued at a rate of 12% per annum. Commencing on March 6, 2002, dividends on the series A preferred stock have accrued at a rate of 6.5% per annum. So long as any series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock or series E-1 preferred stock remains outstanding, without the prior written consent of (1) Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series B preferred stock, series C convertible preferred stock and series D redeemable preferred stock each voting as a separate class, and (2) the holder or holders of a majority of the outstanding shares of series E redeemable preferred stock and series E-1 preferred stock, voting as a single class, Ziff Davis Holdings shall not directly or indirectly pay or declare any cash dividend or make any distribution upon any series A preferred stock.

Voting.    Except as otherwise required by law or the restated certificate of incorporation, the holders of common stock and the holders of preferred stock vote together as a single class on all matters submitted to a vote of stockholders. Each share of series A preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends, divided by $7.50.

Liquidation.    The series A preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends. Upon any liquidation, dissolution or winding up of Ziff Davis Holdings, if the assets of Ziff Davis Holdings to be distributed among the holders of series A preferred stock, series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the assets of Ziff Davis Holdings to be distributed to such holders shall be distributed (1) first, to the holders of series D redeemable preferred stock, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets to be distributed are insufficient for such purpose, the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series D redeemable preferred stock held by each such holder, (2) second, to the holders of series E redeemable preferred stock and series E-1 preferred stock pari passu (as used herein to mean on a pro rata basis), until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series E redeemable and series E-1 preferred stock held by each such holder, (3) third, to the holders of series B preferred stock and the series C convertible preferred stock pari passu, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference, plus all accrued and unpaid dividends, of the series B preferred stock and the series C convertible preferred stock held by each such holder, and (4) fourth, the balance (if any) shall be distributed ratably among the holders of series A preferred stock based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series A preferred stock held by each such holder.

Redemption.    The series A preferred stock has a scheduled redemption date of March 31, 2010. If an initial public offering and sale of common stock pursuant to an effective registration statement under the Securities Act of 1933 is proposed to occur, then Willis Stein, collectively with the holders of a majority of the series A preferred stock then outstanding, may require Ziff Davis Holdings, upon written notice, to redeem all or any portion (as specified by such holders) of the outstanding shares of series A preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of series A preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of series A preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering. Ziff Davis Holdings will not, nor shall it permit any subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any series A preferred stock, so long as any series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock or series E-1 preferred stock remains outstanding, without the prior written consent of (1) Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series B preferred stock, series C convertible preferred stock and series D redeemable preferred stock and (2) the holder or holders of a majority of the outstanding shares of series E redeemable preferred stock and series E-1 preferred stock, voting as a single class.

Series B Preferred Stock

General.    All issued and outstanding shares of series B preferred stock are validly issued, fully paid and nonassessable. Except as set forth below, the series B preferred stock is not convertible and the holders thereof have no preemptive or subscription rights to purchase any of Ziff Davis Holdings’ securities.

Dividends.    Prior to March 6, 2002, dividends on the series B preferred stock accrued at a rate of 12.632% per annum. Commencing on March 6, 2002, dividends on the series B preferred stock have accrued at a rate of 10.85% per annum. So long as any series D redeemable preferred stock, series E redeemable preferred stock or series E-1 preferred stock remains outstanding, without the prior written consent of (1) Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, and (2) the holder or holders of a majority of the outstanding shares of series E redeemable preferred stock or series E-1 preferred stock, each voting as a separate class, Ziff Davis Holdings shall not directly or indirectly pay or declare any cash dividend or make any distribution upon any series B preferred stock.

Voting.    Except as otherwise required by law or the restated certificate of incorporation, the holders of common stock and the holders of preferred stock vote together as a single class on all matters submitted to a vote of stockholders. Each share of series B preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends, divided by $7.50.

Liquidation.    The series B preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends. Upon any liquidation, dissolution or winding up of Ziff Davis Holdings, if the assets of

Ziff Davis Holdings to be distributed among the holders of series A preferred stock, series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the assets of Ziff Davis Holdings to be distributed to such holders shall be distributed (1) first, to the holders of series D redeemable preferred stock, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets to be distributed are insufficient for such purpose, the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series D redeemable preferred stock held by each such holder, (2) second, to the holders of series E redeemable preferred stock and series E-1 preferred stock pari passu, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series E redeemable preferred stock and series E-1 preferred stock held by each such holder, (3) third, to the holders of series B preferred stock and the series C convertible preferred stock pari passu, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference, plus all accrued and unpaid dividends, of the series B preferred stock and the series C convertible preferred stock held by each such holder, and (4) fourth, the balance (if any) shall be distributed ratably among the holders of series A preferred stock based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series A preferred stock held by each such holder.

Redemption.    The series B preferred stock has a scheduled mandatory redemption date of March 31, 2010. If an initial public offering and sale of common stock pursuant to an effective registration statement under the Securities Act of 1933 is proposed to occur, then Willis Stein, collectively with the holders of a majority of the series B preferred stock then outstanding, may require Ziff Davis Holdings, upon written notice, to redeem all or any portion (as specified by such holders) of the outstanding shares of series B preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of series B preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of series B preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering. Ziff Davis Holdings will not, nor shall it permit any subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any series B preferred stock, so long as any series D redeemable preferred stock, series E redeemable preferred stock or series E-1 preferred stock remains outstanding, without the prior written consent of (1) Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock and (2) the holder or holders of a majority of the outstanding shares of series E redeemable preferred stock and series E-1 preferred stock, voting as a single class.

Series C Convertible Preferred Stock

General.    All issued and outstanding shares of series C convertible preferred stock are validly issued, fully paid and nonassessable. The holders of series C convertible preferred stock have no preemptive or subscription rights to purchase any of Ziff Davis Holdings’ securities.

Dividends.    The series C convertible preferred stock shall not be entitled to receive any regularly scheduled dividend. However, if Ziff Davis Holdings pays any dividends upon the common stock, other than dividends payable solely in shares of common stock, Ziff Davis Holdings must also pay to the holders of the series C convertible preferred stock the dividends which would have been paid with respect to the common stock issuable upon conversion of the series C convertible preferred stock had all of the outstanding series C convertible preferred stock been converted immediately prior to the record date for such dividend. So long as any series D redeemable preferred stock, series E redeemable preferred stock or series E-1 preferred stock remains outstanding, without the prior written consent of (1) Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, and (2) the holder or holders of a majority of the outstanding shares of series E redeemable preferred stock and series E-1 preferred stock voting as a single class, Ziff Davis Holdings shall not directly or indirectly pay or declare any dividend or make any distribution upon any series C convertible preferred stock.

Voting.    Except as otherwise required by law or the restated certificate of incorporation, the holders of common stock and the holders of preferred stock vote together as a single class on all matters submitted to a vote of stockholders. Each share of series C convertible preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends, divided by the conversion price of the series C convertible preferred stock, which currently is $0.60 but which may be adjusted from time to time to account for stock splits, subdivisions and other similar events.

Liquidation.    The series C convertible preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends. Upon any liquidation, dissolution or winding up of Ziff Davis Holdings, if the assets of Ziff Davis Holdings to be distributed among the holders of series A preferred stock, series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the assets of Ziff Davis Holdings to be distributed to such holders shall be distributed (1) first, to the holders of series D redeemable preferred stock, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets to be distributed are insufficient for such purpose, the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series D redeemable preferred stock held by each such holder, (2) second, to the holders of series E redeemable preferred stock and series E-1 preferred stock pari passu, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series E redeemable preferred stock and series E-1 preferred stock held by each such holder, (3) third, to the holders of series B preferred stock and the series C convertible preferred stock pari passu, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference, plus all accrued and unpaid dividends, of the series B preferred stock and the series C convertible preferred stock held by each such holder, and (4) fourth, the balance (if any) shall be distributed ratably among the holders of series A preferred stock based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series A preferred stock held by each such holder.

Conversion.    The series C convertible preferred stock is convertible by the holders thereof at any time into shares of common stock. The number of shares of common stock obtained per share of series C convertible preferred stock will be determined by dividing $1,000, plus all accrued and unpaid dividends, by the conversion price, which currently is $0.60, but which may be adjusted from time to time to account for stock splits, subdivisions and other similar events.

Redemption.    The series C convertible preferred stock has a scheduled mandatory redemption date of March 31, 2010. If an initial public offering and sale of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, is proposed to occur, then Willis Stein, collectively with the holders of a majority of the series C convertible preferred stock then outstanding, may require Ziff Davis Holdings, upon written notice, to redeem all or any portion (as specified by such holders) of the outstanding shares of series C convertible preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of series C convertible preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of series C convertible preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering. Ziff Davis Holdings will not, nor shall it permit any subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any series A preferred stock, series B preferred stock, series C convertible preferred stock, series E redeemable preferred stock, series E-1 preferred stock or common stock, so long as any series D redeemable preferred stock remains outstanding, without the prior written consent of Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock. Ziff Davis Holdings will not, nor shall it permit any subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any series C convertible preferred stock, so long as any series D redeemable preferred stock, series E redeemable preferred stock or series E-1 preferred stock remains outstanding, without the prior written consent of (1) Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock and (2) the holder or holders of a majority of the outstanding shares of series E redeemable preferred stock and series E-1 preferred stock, voting as a single class.

Series D Redeemable Preferred Stock

General.    All issued and outstanding shares of Ziff Davis Holdings’ series D redeemable preferred stock are validly issued, fully paid and nonassessable. Except as set forth below, shares of series D redeemable preferred stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of Ziff Davis Holdings’ securities.

Dividends.    Dividends on the series D redeemable preferred stock accrue at a rate of 22% per annum. So long as any series D redeemable preferred stock remains outstanding, without the prior written consent of Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, Ziff Davis Holdings shall not directly or indirectly pay or declare any cash dividend or make any distribution upon any series A preferred stock, series B preferred stock, series C convertible preferred stock, series E redeemable preferred stock, series E-1 preferred stock or the common stock (other than dividends payable in shares of common stock issued upon the outstanding shares of common stock); provided that Ziff Davis Holdings may repurchase shares of capital stock from present or former employees of Ziff Davis Holdings and its subsidiaries in accordance with the arrangements and agreements which have been approved by their respective boards of directors.

So long as any series E redeemable preferred stock or series E-1 preferred stock remains outstanding, without the prior written consent of the holder or holders of a majority of the outstanding shares of series E redeemable preferred stock and series E-1 preferred stock, voting as a single class, Ziff Davis Holdings shall not, nor shall it permit any subsidiary to: (1) redeem, purchase or otherwise acquire directly or indirectly any series A preferred stock, series B preferred stock, series C convertible preferred stock, series E redeemable preferred stock, series E-1 preferred stock, common stock or other stock junior to the series D redeemable preferred stock, nor (2) shall Ziff Davis Holdings directly or indirectly pay or declare any cash dividend or make any distribution upon any series A preferred stock, series B preferred stock, series C convertible preferred stock, series E redeemable preferred stock, series E-1 preferred stock, common stock or other junior securities (other than dividends payable in shares of common stock issued upon the outstanding shares of common stock). So long as any series B preferred stock and series C convertible preferred stock remains outstanding, without the prior written consent of Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series B preferred stock and series C convertible preferred stock (each such series voting as a separate class) and Ziff Davis Holdings shall not, nor shall it permit any subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any series A preferred stock, nor shall Ziff Davis Holdings directly or indirectly pay or declare any cash dividend or make any distribution upon any series A preferred stock or any other securities junior thereto (other than dividends payable in shares of common stock issued upon the outstanding shares of common stock); provided that Ziff Davis Holdings may repurchase shares of capital stock from present or former employees of Ziff Davis Holdings and its subsidiaries in accordance with the arrangements and agreements which have been approved by Ziff Davis Holdings’ board of directors.

Voting.    Except as otherwise required by law or the restated certificate of incorporation, the holders of common stock and the holders of preferred stock vote together as a single class on all matters submitted to a vote of stockholders. Each share of series D redeemable preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends, divided by $7.50.

Liquidation.    The series D redeemable preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends. Upon any liquidation, dissolution or winding up of Ziff Davis Holdings, if the assets of Ziff Davis Holdings to be distributed among the holders of series A preferred stock, series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the assets of Ziff Davis Holdings to be distributed to such holders shall be distributed (1) first, to the holders of series D redeemable preferred stock, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets to be distributed are insufficient for such purpose, the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series D redeemable preferred stock held by each such holder, (2) second, to the holders of series E redeemable preferred stock and series E-1 preferred stock pari passu, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series E redeemable preferred stock and series E-1 preferred stock held by each such holder, (3) third, to the holders of series B preferred stock and the series C convertible preferred stock pari passu, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference, plus all accrued and unpaid dividends, of the series B preferred stock and the series C convertible preferred stock held by each such holder, and (4) fourth, the balance (if any) shall be distributed ratably among the holders of series A preferred stock based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series A preferred stock held by each such holder.

Redemption.    The series D redeemable preferred stock has a scheduled mandatory redemption date on the earlier of (1) March 31, 2010 or (2) the date of the consummation of a change of control of Ziff Davis Holdings at a price per share of series D redeemable preferred stock equal to $1,000, plus all accrued and unpaid dividends thereon. If an initial public offering and sale of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, is proposed to occur, then the holders of a majority of the series D redeemable preferred stock then outstanding, the holders of a majority of the series E redeemable preferred stock and series E-1 preferred stock then outstanding, all voting as a single class, may require Ziff Davis Holdings, upon written notice, to redeem all or any portion (as specified by such holders) of the outstanding shares of series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of series D redeemable preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering. Ziff Davis Holdings may otherwise redeem all of the series D redeemable preferred stock at any time in its sole discretion at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends thereon. Ziff Davis Holdings will not, nor shall it permit any subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any series A preferred stock, series B preferred stock, series C convertible preferred stock, series E redeemable preferred stock, series E-1 preferred stock or common stock, so long as any series D redeemable preferred stock remains outstanding, without the prior written consent of Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock.

Series E Redeemable Preferred Stock

Holders of the series E redeemable preferred stock are entitled to the same rights and privileges as the holders of the series E-1 preferred stock, except that the series E-1 preferred stock will be registered under the Securities Act. As a result, shares of series E redeemable preferred stock that are not tendered will therefore continue to be subject to existing restrictions on transfer and may be transferred only in limited circumstances under the securities laws. For further information, please see “Description of the Series E-1 Preferred Stock.”

Common Stock

General.    All issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of Ziff Davis Holdings’ securities.

Dividends.    The right of the holders of common stock to receive dividends are subject to the rights granted to the series A preferred stock, series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock. As and when dividends are declared or paid with respect to shares of common stock, whether in cash, property or securities of Ziff Davis Holdings, the holders of common stock shall be entitled to receive such dividends ratably on a per share basis. So long as any preferred stock remains outstanding, without the prior written consent of Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of the series D redeemable preferred stock, voting as a separate class, and holders of a majority of the series E redeemable preferred stock and series E-1 preferred stock, voting as a single class, Ziff Davis Holdings shall not directly or indirectly pay or declare any dividend or make any distribution upon any common stock (other than dividends payable in shares of common stock issued upon the outstanding shares of common stock); provided that Ziff Davis Holdings may repurchase shares of common stock from present or former employees of Ziff Davis Holdings and its subsidiaries in accordance with the arrangements and agreements which have been approved by Ziff Davis Holdings’ board of directors.

Voting.    Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate of incorporation, the holders of common stock and the holders of preferred stock vote together as a single class on all matters submitted to a vote of stockholders.

Liquidation.    Upon liquidation, dissolution or winding up of Ziff Davis Holdings, the holders of common stock shall be entitled to receive pro rata Ziff Davis Holdings’ assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding.

Common Stock Warrants

General.    In connection with the financial restructuring, Ziff Davis Holdings issued approximately 5.2 million warrants each representing the right to purchase one share of Ziff Davis Holdings’ common stock at an exercise price of $0.001 to accredited investors tendering their 12% senior subordinated notes due 2010 and approximately an additional 38.6 million warrants to Willis Stein in connection with its equity investment. Each warrant represents the right to purchase at an exercise price of $0.001 per share one (1) fully-paid and non-assessable share of the Ziff Davis Holdings’ common stock subject to adjustment from time to time upon the occurrence of certain events including the issuance of new classes of common stock. Upon the occurrence of an adjustment, the board of directors of Ziff Davis Holdings, in its conclusive discretion, would determine the allocation of the adjusted exercise price between or among shares of such new classes of capital stock.

Expiration and Exercise.    The warrants may be exercised on any date from and after August 12, 2002 and prior to and including August 12, 2012. Warrants may be exercised by the payment of the exercise price either in cash, other equity securities of Ziff Davis Holdings or in a “cashless exercise”, by tendering other warrants.

Rights of Warrantholders.    Holders of warrants will not, by virtue of being holders of warrants, have any rights of stockholders of Ziff Davis Holdings, except that, with certain exceptions, the holders will be entitled to receive certain dividends or other distributions or distribution rights in respect of Ziff Davis Holdings’ common stock as though the warrants had been exercised.

Registration Rights.    The holders of common stock obtained upon exercise of the warrants issued in connection with the financial restructuring will have “piggyback” registration rights with respect to certain registrations filed by us after the consummation of an initial public offering (except in connection with the exchange offer or any other public offering consummated in connection with the exchange of existing notes or series E redeemable preferred stock pursuant to the registration rights agreement), and we will pay all expenses related to such “piggyback” registrations.

Preemptive Rights

Prior to the consummation of any initial public offering of the common stock of Ziff Davis Holdings, the holders of series E redeemable preferred stock and the series E-1 preferred stock will have the right to purchase up to 25.0% (such percentage to be reduced proportionately on any reduction of outstanding series E redeemable preferred stock and series E-1 preferred stock, treated as one class) of the aggregate amount of any issuance of series D redeemable preferred stock, or any equity securities senior to or on par with the series D redeemable preferred stock (or any equity securities convertible into or exchangeable for such securities), provided that the holders of series E redeemable preferred stock and Series E-1 preferred stock will have no purchase rights with respect to any issuance of series D redeemable preferred stock arising out of or occurring in connection with any new management incentive plan; provided further that in the event that a majority of the holders of series E redeemable preferred stock and series E-1 preferred stock, treated as a single class, that are not affiliates (as defined in Ziff Davis Holdings’ Fifth Amended and Restated Certificate of Incorporation) of Ziff Davis Holdings fail to exercise their preemptive rights in any two issuances (whether or not consecutive), the preemptive rights of the holders of series E redeemable preferred stock and the series E-1 preferred stock shall automatically terminate. See “Description of the Series E-1 Preferred Stock—Preemptive Rights.”

Registration Rights

Under the registration rights agreement entered into by Ziff Davis Holdings and Ziff Davis Media, the holders of common stock of Ziff Davis Holdings obtained upon the exercise of warrants received in connection with the financial restructuring will have “piggyback” registration rights with respect to certain registrations of securities by Ziff Davis Holdings after the consummation of an initial public offering (except in connection with the exchange offer or any other public offering consummated in connection with the exchange of existing notes or series E redeemable preferred stock pursuant to the registration rights agreement), and we will pay all expenses related to such “piggyback” registrations.

Limitations on Liability and Indemnification of Officers and Directors

The restated certificates of incorporations of Ziff Davis Holdings and Ziff Davis Media limit the liability of directors of Ziff Davis Holdings and Ziff Davis Media, respectively, to the fullest extent permitted by the Delaware General Corporation Law for a breach of their fiduciary duties as directors.

Transfer Agent and Registrar

Except as set forth herein, Ziff Davis Holdings acts as transfer agent and registrar for its capital stock.

DESCRIPTION OF OTHER FINANCING ARRANGEMENTS

Senior Credit Facility

General.    Ziff Davis Media and its direct and indirect subsidiaries originally entered into its senior credit facility with Canadian Imperial Bank of Commerce (“CIBC”) and certain other lenders on April 5, 2000. The senior credit facility initially provided for aggregate borrowings by Ziff Davis Media of $405.0 million, of which $355.0 million was initially borrowed. We used the proceeds of this borrowing to finance the acquisition of ZDP and for general corporate purposes. In August 2002, in connection with our financial restructuring, Ziff Davis Media amended and restated its senior credit facility in the manner described below under the heading “Amended and Restated Credit Agreement”. As of June 30, 2002, after giving pro forma effect to the amendment and restatement of the senior credit facility and the other aspects of the financial restructuring and the sale of our eTESTING LABS Inc. subsidiary, and application of the proceeds therefrom, there would have been approximately $195.8 million of outstanding indebtedness under the senior credit facility and there would be no further borrowing capacity available under the senior credit facility for working capital and other corporate purposes.

Amended and Restated Credit Agreement.    The amendments to the senior credit facility provide, among other things, that as of August 12, 2002:

•	The existing senior credit agreement was amended and restated in its entirety;

•	The revolving credit facility remains outstanding;

•	$47,031,654 of the then outstanding loans were converted into a new term loan A; and

•	$139,061,258 of the then outstanding loans were converted into a new term loan B.

In addition, we amended our senior credit facility in September 2002 to provide a senior guaranty of the indebtedness of Ziff Davis Media under the senior credit facility by Ziff Davis Holdings and Ziff Davis Intermediate Holdings Inc. and to allow Ziff Davis Holdings and Ziff Davis Intermediate Holdings to guarantee the 12% senior subordinated notes due 2010 and existing notes of Ziff Davis Media.

Interest.    Amounts outstanding under our senior credit facility bear interest, at the option of Ziff Davis Media, at a rate per annum equal either to a base rate (“ABR”) or a eurodollar rate (“LIBOR”), as determined by CIBC, in each case plus an additional margin. Prior to September 30, 2004, interest on all borrowings will be payable monthly in arrears. On and after September 30, 2004, interest on all borrowings will be payable quarterly in arrears. During the continuance of any default or event of default resulting from non-payment, interest on all obligations will accrue at a default rate (defined in the amended and restated credit agreement). Interest payable at the default rate will be payable monthly in arrears notwithstanding the occurrence of September 30, 2004.

At Ziff Davis Media’s option, interest on the revolving credit facility and the term loan A will accrue at ABR (as defined in the amended and restated credit agreement) plus the applicable margins set forth below or LIBOR plus the applicable margin as set forth below:

	Then the Applicable Margin for the Revolving Credit Facility and Term Loan A will be
If the Total Leverage Ratio Is	ABR+	LIBOR+
Greater than or equal to 3.50 to 1.00	3.00%	4.25%
Less than 3.50 to 1.00	2.50%	3.75%

At Ziff Davis Media’s option, interest on the term loan B shall accrue at ABR plus 3.50% or LIBOR plus 4.75%.

During the period from August 12, 2002 through September 30, 2004, the applicable margin will be, at Ziff Davis Media’s option, (1) for the revolving credit facility and the term loan A, ABR plus 3.00% or LIBOR plus 4.25%, and (2) for the term loan B, ABR plus 3.50% or LIBOR plus 4.75%.

Maturity.    The revolving credit facility will be available on a revolving basis, subject to compliance with the terms and conditions of the senior credit facility, in an amount not to exceed the $10 million revolving credit commitment over the sum of (1) outstanding loans under the revolving credit facility, (2) the stated amount of outstanding letters of credit (as defined in the amended and restated credit agreement) and (3) the aggregate amount of drawings under letters of credit for which Ziff Davis Media has not reimbursed. Borrowings under the revolving credit facility will mature on September 30, 2006.

The term loan A will be amortized in quarterly installments payable on March 31, June 30, September 30 and December 31:

Period	Amount of Each Quarterly Payment
September 30, 2004 through March 31, 2006	$ 4,067,577.12
June 30, 2006	$ 6,528,632.19
September 30, 2006	$12,029,981.96

Any unpaid principal and interest of the term loan A shall be due and payable in full on September 30, 2006.

The term loan B will be amortized in quarterly installments payable on March 31, June 30, September 30 and December 31:

Period	Amount of Each Quarterly Payment
September 30, 2004 through September 30, 2006	$ 541,987.14
December 31, 2006	$59,376,115.73
March 31, 2007	$74,807,257.79

Any unpaid principal and interest of the term loan B shall be due and payable in full on March 31, 2007.

Security and Guarantees.    The obligations under the senior credit facility are secured by a first priority security interest in substantially all of the tangible and intangible personal and real property of Ziff Davis Media and its domestic subsidiaries subject to certain permitted liens and exceptions. Each domestic subsidiary of Ziff Davis Media has guaranteed the obligations under the senior credit facility. The senior credit facility is also secured by a pledge of (1) all capital stock of Ziff Davis Media, (2) all capital stock, partnership or other equity interests in any domestic entity owned by Ziff Davis Media or any of its domestic subsidiaries and (3) 66% of all capital stock, partnership or other equity interests in any foreign entity owned by Ziff Davis Media or any of its domestic subsidiaries. Ziff Davis Media and its subsidiaries will not be permitted to form or acquire any subsidiaries organized outside of the United States. In addition, we amended our senior credit facility in September 2002 to provide a senior guaranty of the indebtedness of Ziff Davis Media by Ziff Davis Holdings and Ziff Davis Intermediate Holdings Inc.

Prepayments.    The senior credit facility requires prepayment by Ziff Davis Media as follows:

•
Excess Cash Flow.    Commencing the fiscal year ended December 31, 2002, Ziff Davis Media must apply 75% of excess cash flow (as defined in the amended and restated credit agreement), less any permanent, voluntary prepayments of the loans under the amended and restated credit agreement made during the relevant period, to permanently reduce loans outstanding under the senior credit facility. On and after January 1, 2005, this recapture percentage will be reduced to 50%.

•
Asset Sales.    100% of the net proceeds of any asset sale (including the sale of equity interests in any Unrestricted Subsidiary of Ziff Davis Media) by Ziff Davis Media (other than certain sales, including:

—	the sale of obsolete equipment and inventory,

—	the sale, transfer or other disposition of fixed assets that are replaced by property of substantially equivalent value in the ordinary course of business,

—	the sale or lease of databases, software, subscriber lists or office or laboratory space, or the licensing of intellectual property, in each case in the ordinary course of business,

—	the sale of cash equivalents,

—	the sale or discount of accounts receivable in connection with compromise or collection (but not in connection with accounts receivable securitizations or similar transactions),

—	net proceeds received by InternetCo or any of its subsidiaries, collectively, the Internetco group, which are reinvested in the business of the InternetCo group, and

—	up to $1.0 million (in the aggregate during the term of the senior credit facility) of net proceeds received from sales of assets).

•
Net Insurance Proceeds.    100% of the net proceeds of insurance (other than “key-man” life insurance, for which the percentage is 50%) in excess of $5.0 million will be applied to permanently reduce the loans; provided, however, that Ziff Davis Media or its applicable subsidiary may reinvest up to $10.0 million of such proceeds in the aggregate during the term of the senior credit facility.

Covenants.    The senior credit facility, as amended in August 2002, contains customary covenants that, among other things, restrict Ziff Davis Media’s ability to:

•	incur additional indebtedness;

•	create, incur, assume or permit to exist liens on property and assets;

•	enter into sale and lease-back transactions;

•	make investments, loans and advances;

•	engage in mergers or consolidations or the sale or other disposition of assets;

•	declare or pay dividends and make distributions or restrict Ziff Davis Media’s subsidiaries to pay dividends and make distributions;

•	enter into transactions with affiliates;

•	enter into new lines of business; and

•	incur capital expenditures exceeding certain specified amounts.

The amended and restated credit agreement also requires that Ziff Davis Media comply with a consolidated senior leverage ratio, a consolidated interest coverage ratio and a fixed charge coverage ratio. In addition, Ziff Davis Media and its Restricted Subsidiaries (as defined in the amended and restated credit agreement) may not make any capital expenditures during any fiscal year ending on or before December 31, 2004, in excess of $5.0 million, subject to certain carryover allowances.

Events of Default.    The senior credit facility, as amended in August 2002, includes customary events of default, including, but not limited to, the following:

•	any representation or warranty made or deemed made is false or misleading in any material respect on or as of the date made or deemed made;

•
the failure to pay principal on any loan when due or any interest or other amount payable under the amended and restated credit agreement that becomes due within five business days after the due date thereof;

•	the default in the performance of covenants, subject in certain instances to a grace period;

•	the incurrence of any judgment or order for the payment of money in excess of $2.0 million (in excess of insurance) that has not been paid or discharged or stayed pending appeal within 30 days;

•	certain bankruptcy and insolvency events; and

•	a change in control event.

12% Senior Subordinated Notes due 2010

General.    Ziff Davis Media issued its 12% senior subordinated notes due 2010 in an aggregate principal amount equal to $250.0 million under an indenture dated as of July 21, 2000, among Ziff Davis Media, the guarantors thereunder and Bankers Trust Company (n/k/a Deutsche Bank Trust Company Americas), as trustee. On August 12, 2002, in connection with the financial restructuring, we exchanged approximately $237.7 million in aggregate principal amount of the 12% senior subordinated notes due 2010, including all accrued and unpaid interest thereon, for exchange consideration of cash, warrants to purchase the common stock of Ziff Davis Holdings, series E redeemable preferred stock, existing notes, and, in the case of Willis Stein (as partial consideration for its tender) series D redeemable preferred stock. In connection therewith, the tendering accredited investors holding a majority of our 12% senior subordinated notes due 2010 authorized the execution of the first supplemental indenture to the indenture governing the 12% senior subordinated notes due 2010, which amended many of the terms of the indenture, including the deletion of many covenants under the indenture. There are currently approximately $12.3 million in aggregate principal amount in outstanding 12% senior subordinated notes due 2010.

Maturity.    The 12% senior subordinated notes due 2010 mature on July 15, 2010 and bear interest at a rate equal to 12% per annum. Interest is computed on the basis of a 360 day year comprised of twelve thirty day months.

Subordination and Guarantees.    The 12% senior subordinated notes due 2010 are general unsecured obligations of Ziff Davis Media and are subordinated in right of payment to all existing and future senior indebtedness of Ziff Davis Media and its guarantors, including the senior credit facility. The 12% senior subordinated notes due 2010 will rank senior to all indebtedness that provides that the 12% senior subordinated notes due 2010 are senior thereto and on par with all indebtedness that provides that the 12% senior subordinated notes due 2010 are on par therewith, including the existing notes and the exchange notes. In addition, in September 2002 we entered into a second supplemental indenture to provide a guaranty on the 12% senior subordinated notes due 2010 by Ziff Davis Holdings and Ziff Davis Intermediate Holdings Inc.

Redemption.    The 12% senior subordinated notes due 2010 may be redeemed at the option of Ziff Davis Media after July 15, upon not less than 30 nor more than 60 days prior notice, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued an unpaid interest thereon, if redeemed during the twelve month period beginning July 15 of the years indicated below:

Year	Percentage
2005	106%
2006	104%
2007	102%
2008 and thereafter	100%

Change of Control.    The indenture relating to the 12% senior subordinated notes due 2010 initially provided that, in the event that a change of control occurs, each holder of 12% senior subordinated notes due

2010 would have the right to require Ziff Davis Media to repurchase all or any part of such holder’s 12% senior subordinated notes due 2010. However, the amendments to the indenture set forth in the first supplemental indenture removed the definition of change of control from the indenture as well as the requirement of Ziff Davis Media to repurchase 12% senior subordinated notes due 2010 in the event that a change of control occurs.

Events of Default.    The indenture relating to the 12% senior subordinated notes due 2010 retains events of default arising out of payment defaults, certain events of bankruptcy or insolvency and failure of any guaranty. However, the indenture amendments set forth in the first supplemental indenture have removed all other customary events of default thereunder.

Covenants.    The indenture relating to the 12% senior subordinated notes due 2010 retains certain covenants requiring Ziff Davis Media make payments, maintain an office or agency and maintain its subsidiary guarantees. However, the indenture amendments set forth in the first supplemental indenture have removed all other customary covenants previously required thereunder.

The foregoing summary of the material provisions of the indenture relating to the 12% senior subordinated notes due 2010 is qualified in its entirety by reference to all provisions of the indenture, the first supplemental indenture and the second supplemental indenture, which have been filed with the SEC.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the consummation of our financial restructuring, we entered into a registration rights agreement relating to the rights of the holders of series E redeemable preferred stock, existing notes and warrants to purchase the common stock of Ziff Davis Holdings. The registration rights agreement provides that we will take the following actions at our expense, for the benefit of the holders of the existing notes and series E redeemable preferred stock:

•
within 45 days after the date on which the existing notes and series E redeemable preferred stock were issued, we will file the exchange offer registration statement, of which this prospectus is a part, relating to the exchange offer. The exchange notes and series E-1 preferred stock will have terms substantially identical in all material respects to the existing notes and series E-1 preferred stock, except that the exchange notes and series E-1 preferred stock will not contain transfer restrictions;

•
we will use our reasonable best efforts to take such actions as are required to permit the exchange offer registration statement to be declared effective under the Securities Act within 105 days after the date on which the existing notes were issued;

•
we will use our reasonable best efforts to complete the exchange offer within 30 days, or such longer period as may be required by law, after the registration statement is declared effective, and offer the exchange notes and/or the series E-1 preferred stock in exchange for surrender of the existing notes and/or series E redeemable preferred stock, as applicable; and

•	we will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

We are conducting the exchange offer to satisfy our contractual obligations under the registration rights agreement. The form and terms of the exchange notes and the series E-1 preferred stock are the same as the form and terms of the existing notes and series E redeemable preferred stock, respectively, except that the exchange notes and the series E-1 preferred stock will be registered under the Securities Act, and holders of the exchange notes and series E-1 preferred stock will not be entitled to the payment of any additional amounts pursuant to the terms of the registration rights agreement, as described below.

For each of the existing notes surrendered in the exchange offer, we will offer to the holder who surrendered the note an exchange note having a principal amount, interest rate, maturity date and other terms substantially identical to the principal amount, interest rate, maturity date and other terms equal to those of the surrendered note. For each of the outstanding shares of series E redeemable preferred stock, we will offer to the holder who surrenders such shares a like amount of shares of series E-1 preferred stock having a liquidation preference, dividend rate and other terms substantially identical to the liquidation preference, dividend rate and other terms equal to those of the surrendered shares.

Based on existing interpretations of the Securities Act by the staff of the SEC, we believe that the holders of the exchange notes and/or series E-1 preferred stock (other than holders who are broker-dealers) may freely offer, sell and transfer the exchange notes and/or series E-1 preferred stock. However, holders of existing notes and/or series E redeemable preferred stock who are affiliates of Ziff Davis, who intend to participate in the exchange offer for the purpose of distributing the exchange notes and/or series E-1 preferred stock, or who are broker-dealers who purchased the notes from us for resale, may not freely offer, sell or transfer the exchange notes or series E-1 preferred stock, may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of the exchange notes and/or series E-1 preferred stock.

If:

•	because of any change in law or in applicable interpretations of the law by the staff of SEC, we are not permitted to effect the exchange offer;

•	the exchange offer is not consummated within 135 days of the date on which the existing notes and/or series E redeemable preferred stock were issued; or

•
any holder of existing notes or series E redeemable preferred stock notifies us prior to the fifth business day following the exchange offer that (1) such holder is prohibited by law or interpretations of the law by the staff of the SEC from participating in the exchange offer, (2) such holder may not resell exchange notes and/or series E-1 preferred stock acquired by it in the exchange offer to the public without delivering a prospectus or (3) such holder is a broker-dealer and holds exchange notes and/or series E-1 preferred stock acquired directly from Ziff Davis Media or any of its affiliates.

then we will (1) use our reasonable best efforts to file a shelf registration statement on or prior to 90 days after the earlier of (a) the date on which we determine that the exchange offer registration statement cannot be filed as a result of a change in law or applicable interpretation of the law by the staff of the SEC or (b) the date on which we receive the above described notice from a holder and (2) use our reasonable efforts to cause such shelf registration statement to become effective on or prior to 90 days after the earlier of (a) or (b) above.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all existing notes and/or shares of series E redeemable preferred stock in each case validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of existing notes accepted in the exchange offer and one share of series E-1 preferred stock in exchange for each share of series E redeemable preferred stock accepted in the exchange offer. Any holder may tender some or all of its existing notes and/or series E redeemable preferred stock pursuant to the exchange offer. However, existing notes may be tendered only in integral multiples of $1,000. Fractional shares of series E redeemable preferred stock will not be accepted for tender.

The form and terms of the exchange notes and series E-1 preferred stock are the same as the form and terms of the existing notes and series E redeemable preferred stock, except that:

(1)	the exchange notes bear a series B designation, while the existing notes do not;

(2)	the series E-1 preferred stock is of a different class than the series E redeemable preferred stock;

(3)	the exchange notes and series E-1 preferred stock each bear a different CUSIP number from the existing notes and series E redeemable preferred stock, respectively;

(4)	the exchange notes and series E-1 preferred stock have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

(5)
the holders of the exchange notes and series E-1 preferred stock will not be entitled to certain rights under the exchange offer and the registration rights agreement, including the provisions providing for an increase in the interest rate on the existing notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the existing notes and will be entitled to the benefits of the indenture.

As of the date of this prospectus, $90,333,600 aggregate principal amount of the existing notes were outstanding, and 28,526.4 shares of series E redeemable preferred stock were outstanding. We have fixed the close of business on         , 2002 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of existing notes and series E redeemable preferred stock do not have any appraisal or dissenters’ rights under the General Corporation Law of Delaware, or the indenture governing the existing notes and exchange notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered existing notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes and series E-1 preferred stock from us.

If any tendered existing notes and/or series E redeemable preferred stock are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted existing notes and/or series E redeemable preferred stock will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

Holders who tender existing notes and/or series E redeemable preferred stock in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on             , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will notify the registered holders by issuing a press release containing an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any existing notes and/or series E redeemable preferred stock, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Existing Notes; Dividends on the Series E Redeemable Preferred Stock

The exchange notes will bear interest from their date of issuance. Holders of existing notes that are accepted for exchange will receive, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid or compounded with the first interest payment on the exchange notes on February 15, 2003. Interest on the existing notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest on the exchange notes is payable in cash or by compounding semi-annually on each February 15 and August 15, commencing on February 15, 2003. For more information regarding the terms of the exchange notes, see “Description of Exchange Notes.”

The series E-1 preferred stock will accrue a dividend from its date of issuance. Holders of series E redeemable preferred stock that are accepted for exchange will receive accrued dividends thereon up to, but not including, the date of issuance of the series E-1 preferred stock. Such dividend will be paid at such time as the board of directors of Ziff Davis Holdings announces a dividend on the series E-1 preferred stock. Dividends on the series E redeemable preferred stock accepted the for the exchange will cease to accrue upon issuance of the series E-1 preferred stock. Dividends on the series E-1 preferred stock accrue at a rate of 10% per annum. Such dividends will be payable in cash only if declared for payment by Ziff Davis Holdings’ board of directors. So long as any series D redeemable preferred stock remains outstanding, without the prior written consent of Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, Ziff Davis Holdings shall not directly or indirectly pay or declare any cash dividends or make any distribution upon any series E-1 preferred stock. In addition, our senior credit facility and the indenture governing the existing notes and the exchange notes each restricts the payment of dividends to holders of capital stock of Ziff Davis Holdings. For more information regarding the terms of the series E-1 preferred stock, see “Description of the Series E-1 Preferred Stock.”

Procedures for Tendering

Only holders of existing notes and/or series E redeemable preferred stock may tender existing notes or series E redeemable preferred stock, respectively, in the exchange offer. To tender in the exchange offer, a holder must: (1) complete, sign and date the letter of transmittal, or a facsimile thereof, (2) have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and (3) mail or otherwise deliver the letter of transmittal or the facsimile, together with the existing notes and/or series E redeemable preferred stock and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the existing notes and/or series E redeemable preferred stock, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the existing notes and/or series E redeemable preferred stock may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the existing notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth below in the second paragraph under “—Resale of the Exchange Notes and Series E-1 Preferred Stock.”

The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of existing notes and/or series E redeemable preferred stock and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or existing notes and/or shares of series E redeemable preferred stock should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose existing notes and/or series E redeemable preferred stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (the “Medallion System”) unless the existing notes and/or series E redeemable preferred stock tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any existing notes and/or series E redeemable preferred stock listed in this prospectus, the existing notes and/or series E redeemable preferred stock must be endorsed or accompanied by a properly completed bond power or stock power, as applicable, signed by the registered holder as the registered holder’s name appears on the existing notes or series E redeemable preferred stock certificate, as applicable, with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any existing notes or bond powers or series E redeemable preferred stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the existing notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of existing notes and/or series E redeemable preferred stock by causing DTC to transfer the existing notes and/or series E redeemable preferred stock into the exchange agent’s account with respect to the existing notes and/or series E redeemable preferred stock, as applicable, in accordance with DTC’s procedures for the transfer. Although delivery of the existing notes and/or series E redeemable preferred stock may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered existing notes and/or series E redeemable preferred stock and withdrawal of tendered existing notes and/or series E redeemable preferred stock will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all existing notes or series E redeemable preferred stock not properly tendered or any existing notes or series E redeemable preferred stock our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular existing notes and/or series E redeemable preferred stock. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes and/or series E redeemable preferred stock must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of existing notes and/or series E redeemable preferred stock, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of existing notes and/or series E redeemable preferred stock will not be deemed to have been made until the defects or irregularities have been cured or waived. Any existing notes or series E redeemable preferred stock received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If a holder desires to tender existing notes and/or series E redeemable preferred stock and the certificate(s) representing such existing notes and/or series E redeemable preferred stock are not immediately available, or time will not permit such holder’s certificate(s) or other required documents to reach the exchange agent prior to the expiration date of the exchange offer, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•
prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the holder and the principal amount of existing notes and/or series E redeemable preferred stock to be delivered stating that the delivery is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificate(s) representing the existing notes and/or series E redeemable preferred stock, as applicable, the letter of transmittal, if applicable, and any other documents required thereby will be deposited by the eligible institution with the exchange agent; and

•
the certificate(s) for all tendered existing notes, or a confirmation of a book-entry transfer of such existing notes into the exchange agent’s applicable account at DTC as described above, the applicable letter of transmittal and all other documents required thereby are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery.

Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity of any consent properly executed by a holder who attempted to use the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of existing notes and/or series E redeemable preferred stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of existing notes or series E redeemable preferred stock in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1)	specify the name of the person having deposited the existing notes and/or series E redeemable preferred stock to be withdrawn;

(2)
identify the existing notes and/or series E redeemable preferred stock to be withdrawn, including the certificate number(s) and principal amount or number of shares of the existing notes or series E redeemable preferred stock, respectively, or, in the case of existing notes or series E redeemable preferred stock transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes and/or series E redeemable preferred stock were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the existing notes and/or series E redeemable preferred stock register the transfer of the existing notes and/or series E redeemable preferred stock into the name of the person withdrawing the tender; and

(4)
specify the name in which any existing notes and/or series E redeemable preferred stock are to be registered, if different from that of the person depositing the existing notes and/or series E redeemable preferred stock to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, whose determination will be final and binding on all parties. Any existing notes and/or series E redeemable preferred stock so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes or series E-1 preferred stock, as applicable, will be issued with respect thereto unless the existing notes and/or series E redeemable preferred stock so withdrawn are validly retendered. Any existing notes or series E redeemable preferred stock which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes and/or series E redeemable preferred stock may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange the exchange notes or series E-1 preferred stock for any existing notes or series E redeemable preferred stock, and may terminate or amend the exchange offer, as provided in this prospectus prior to the expiration of the exchange offer or before the acceptance of the existing notes and/or series E redeemable preferred stock, if:

(1)
any action or proceeding is instituted or threatened in any court, or by or before any governmental agency with respect to the exchange offer, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

(2)
any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)	any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any existing notes and/or series E redeemable preferred stock and return all tendered existing notes and/or series E redeemable preferred stock to the tendering holders, (2) extend the exchange offer and retain all existing notes and/or series E redeemable preferred stock tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the existing notes and/or series E redeemable preferred stock (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered existing notes and series E redeemable preferred stock which have not been withdrawn. If we waive a material offer condition, we will amend the prospectus to disclose this waiver and the exchange offer will remain open for at least an additional five business days.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By Hand: Deutsche Bank Trust Company Americas c/o The Depository Trust Clearing Corporation 55 Water Street, 1st floor Jeanette Park Entrance New York, NY 10041	By Fascimile: Deutsche Bank Trust Company Americas Fax: (615) 835-3701 Confirm by Telephone (615) 835-3572
By Overnight Mail or Courier or Registered/Certified Mail:
DB Services Tennessee Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211

Confirm by Telephone
(615) 835-2754

Delivery to an address other than set forth above will not constitute a valid delivery.

Book-Entry Transfers

The exchange agent will establish an account with respect to the existing notes and the series E redeemable preferred stock at DTC promptly after the date of this prospectus. The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC’s Automatic Tender Offer Program, or ATOP, whereby a financial institution that is a participant in DTC’s system may make book-entry delivery of existing notes and series E redeemable preferred stock by causing DTC to transfer existing notes and/or series E redeemable preferred stock into the exchange agent’s account. Tenders are effected through the ATOP procedures by delivery of an Agent’s Message by DTC to the exchange agent. “Agent’s Message” means a message transmitted to, and received by, the exchange agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering existing notes and/or series E redeemable preferred stock that such participant has received and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against the participant. Pursuant to authority granted by DTC, any DTC participant which has existing notes and/or series E redeemable preferred stock credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may participate.

Although delivery of such exchange notes and/or series E-1 preferred stock may be effected through book-entry delivery at DTC, in any case either (1) the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message, together with any other required documents, must be transmitted to and received by the exchange agent prior to the expiration date or (2) the guaranteed delivery procedures set forth below must be followed. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the existing notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Federal Income Tax Considerations

We believe that the exchanges of existing notes for exchange notes and series E redeemable preferred stock for series E-1 preferred stock will not be taxable events for United States Federal income tax purposes. See “United States Federal Income Tax Consequences.” However, we recommend that you consult with your financial and/or tax advisers regarding the tax consequences of holding or disposing of the exchange notes and/or the series E-1 preferred stock.

Consequences of Failure to Exchange

The existing notes and/or series E redeemable preferred stock that are not exchanged for exchange notes and/or series E-1 preferred stock pursuant to the exchange offer will remain restricted securities. Accordingly, the existing notes and series E redeemable preferred stock may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)
so long as the existing notes or series E redeemable preferred stock are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes and Series E-1 Preferred Stock

Based on existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the exchange notes and series E-1 preferred stock will be freely transferable by holders of the exchange notes and series E-1 preferred stock, as applicable, other than our affiliates, after the exchange offer without further registration under the Securities Act. See Shearman & Sterling (available July 2, 1993); Morgan Stanley & Co. Incorporated (available June 5, 1991); and Exxon Capital Holdings Corporation (available May 13, 1989). Holders of existing notes and/or series E redeemable preferred stock, however, who are our affiliates, who intend to participate in the exchange offer for the purpose of distributing the new securities, or who are broker-dealers who purchased the existing notes and/or series E redeemable preferred stock from us for resale, may not freely offer, sell or transfer the existing notes or series E redeemable preferred stock, may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of existing notes and/or series E redeemable preferred stock.

Each holder who is eligible to and wishes to exchange its existing notes for exchange notes or its series E redeemable preferred stock for series E-1 preferred stock will be required to make the following representations:

•	any exchange notes and/or series E-1 preferred stock to be received by the holder will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes and/or series E-1 preferred stock;

•
the holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent possible;

•	if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and/or the series E-1 preferred stock;

•
if the holder is a broker-dealer that will receive exchange notes and/or series E-1 preferred stock for its own account in exchange for existing notes or series E redeemable preferred stock that were acquired as a result of marker-making activities or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes or series E-1 preferred stock, as applicable. We refer to these broker-dealers as participating broker dealers; and

•	the holder is not acting on behalf of any person or entity that could not truthfully make these representations.

Further, each broker-dealer that receives exchange notes and/or series E-1 preferred stock for its own account in exchange for existing notes and/or series E redeemable preferred stock, as applicable, where the existing notes and/or series E redeemable preferred stock were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes and/or series E redeemable preferred stock. See “Plan of Distribution.”

DESCRIPTION OF THE SERIES E-1 PREFERRED STOCK

General

Ziff Davis Holdings has authorized for issuance up to 30,000 shares of series E-1 preferred stock, the “series E-1 preferred stock”, with a par value $0.01 per share. Upon the consummation of the exchange offer, all issued and outstanding shares of Ziff Davis Holdings’ series E-1 preferred stock will be validly issued, fully paid and nonassessable. Except as set forth below, shares of series E-1 preferred stock are not convertible and the holders thereof have only the preemptive or subscription rights to purchase Ziff Davis Holdings’ securities set forth below in “—Preemptive Rights.” Holders of the series E-1 preferred stock will be entitled to the same rights and privileges as holders of the series E redeemable preferred stock, except that:

(1)	the series E-1 preferred stock is of a different class and bears a different CUSIP number from the series E redeemable preferred stock;

(2)	the series E-1 preferred stock has been registered under the Securities Act and, therefore, will not bear a restrictive legend; and

(3)
the holders of series E-1 preferred stock will not be entitled to registration rights under the registration rights agreement, including the provisions for an increase in the interest rate on the series E redeemable preferred stock in certain circumstances relating to the timing of the exchange offer.

Dividends

Dividends on the series E-1 preferred stock accrue at a rate of 10% per annum. Such dividends will be payable in cash only if declared for payment by Ziff Davis Holdings’ board of directors. So long as any series D redeemable preferred stock remains outstanding, without the prior written consent of Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, Ziff Davis Holdings shall not directly or indirectly pay or declare any cash dividend or make any distribution upon any series E-1 preferred stock. In addition, we are restricted from paying cash dividends on our capital stock under our senior credit facility and under the indenture governing the existing notes and the exchange notes.

Voting Rights

Except as provided below or as otherwise required by law or the fifth amended and restated certificate of incorporation of Ziff Davis Holdings, the holders of common stock and the holders of preferred stock vote together as a single class on all matters submitted to a vote of stockholders. Each share of series E-1 preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends thereon, divided by $7.50.

Notwithstanding the foregoing, without the consent of the holders of a majority of outstanding shares of series E redeemable preferred stock and the series E-1 preferred stock, voting as a single class, (1) Ziff Davis Holdings shall not directly or indirectly pay or declare any cash dividend or make any distribution on any securities junior to the series E redeemable preferred stock and (2) nor shall Ziff Davis Holdings issue any security with liquidation preference junior to the series D redeemable preferred stock, but senior to or pari passu with the series E-1 preferred stock. In addition, the holders of the series E redeemable preferred stock, the series E-1 preferred stock and the series D redeemable preferred stock, voting as a single class, will have additional voting rights to vote on redemption in connection with an initial public offering of the common stock of Ziff Davis Holdings and on the right to elect redemption in cash or by conversion into shares of Ziff Davis Holdings’ common stock as described below.

Preemptive Rights

Prior to the consummation of an initial public offering of the common stock of Ziff Davis Holdings, the holders of series E redeemable preferred stock and series E-1 preferred stock, treated as a single class, will be entitled to prior written notice of any issuance of series D redeemable preferred stock or any equity securities senior to or on par with the series D redeemable preferred stock (or any equity securities convertible into, or exchangeable for, such equity securities), and will be entitled to purchase all or any part of up to 25.0% (such percentage to be reduced proportionately on any reduction of outstanding series E redeemable preferred stock and series E-1 preferred stock) of the aggregate amount of such issuance of equity securities; provided that the holders of series E redeemable preferred stock will not be entitled to any purchase rights on any issuance of series D redeemable preferred stock arising out of or occurring in connection with our financial restructuring or in connection with any new management incentive plans or related arrangements; provided further that in the event that a majority of the holders who are not affiliates of Ziff Davis Holdings (as defined in Ziff Davis Holdings’ certificate of incorporation) fail to exercise preemptive rights in any two issuances (whether or not consecutive), the preemptive rights of holders of series E redeemable preferred stock and the series E-1 preferred stock shall automatically terminate. Each holder of series E redeemable preferred stock or series E-1 preferred stock will have the right to purchase such securities at a price equal to the price offered by Ziff Davis Holdings to all parties and in an amount equal to its pro rata share of such equity issuance, or, in the event that less than all holders of then-outstanding series E redeemable preferred stock and series E-1 preferred stock elect to exercise their right to participate in such offering, a pro rata portion as measured among participating holders of series E redeemable preferred stock and series E-1 preferred stock.

Ziff Davis Holdings will provide prior written notice at least 30 days prior to, and shall maintain the offer to purchase for at least a thirty day period prior to, any such issuance of equity securities. Upon the consummation of such reoffer period, Ziff Davis Holdings may issue or sell such equity securities for a period of 90 days from the date upon which notice was first provided to any third party or third parties without restriction.

Liquidation Value; Preference upon Liquidation

The series E-1 preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends thereon. Upon any liquidation, dissolution or winding up of Ziff Davis Holdings, if the assets of Ziff Davis Holdings to be distributed among the holders of series A preferred stock, series B preferred stock, series C convertible preferred stock, series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the assets of Ziff Davis Holdings to be distributed to such holders shall be distributed (1) first, to the holders of series D redeemable preferred stock, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets to be distributed are insufficient for such purpose, the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series D redeemable preferred stock held by each such holder, (2) second, to the holders of series E redeemable preferred stock and series E-1 preferred stock, treated as a single class, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series E redeemable preferred stock and/or series E-1 preferred stock held by each such holder, (3) third, to the holders of series B preferred stock and the series C convertible preferred stock pari passu, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the remaining assets to be distributed are insufficient for such purpose, the remaining assets to be distributed shall be distributed ratably among such holders based upon the aggregate liquidation preference, plus all accrued and unpaid dividends, of the series B preferred stock and the series C convertible preferred stock held by each such holder, and (4) fourth, the balance (if any) shall be distributed ratably among the holders of series A preferred stock based upon the aggregate liquidation preference (plus all accrued and unpaid dividends) of the series A preferred stock held by each such holder until such holders have been paid the aggregate amount which they are entitled to be paid.

Redemption

The series E-1 preferred stock has a scheduled mandatory redemption date on the earlier of (1) March 31, 2010 or (2) the date of the consummation of a change of control of Ziff Davis Holdings at a price per series E-1 preferred share equal to $1,000, plus all accrued and unpaid dividends thereon. If an initial public offering and sale of common stock pursuant to an effective registration statement under the Securities Act of 1933 is proposed to occur, then the holders of a majority of the series D redeemable preferred stock then outstanding, the series E redeemable preferred stock then outstanding and the series E-1 preferred stock then outstanding, voting as a single class, may require Ziff Davis Holdings to redeem all or any portion (as specified by such holders) of the outstanding shares of series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of series E-1 preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of series E-1 preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering; provided that in the event that less than all of the series D redeemable preferred stock, the series E redeemable preferred stock and the series E-1 preferred stock are so redeemed or converted, the series E-1 preferred stock shall be redeemed or converted pro rata with the series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock considered as a single class. Ziff Davis Holdings may otherwise redeem all of the series E-1 preferred stock at any time in its sole discretion at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends thereon. Ziff Davis Holdings will not, nor shall it permit any subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any series E-1 preferred stock, so long as any series D redeemable preferred stock remains outstanding, without the prior written consent of Willis Stein, collectively with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock. Except as set forth above, there are no restrictions on redemption of the series E-1 preferred stock while there is an arrearage in payment of dividends on the series E-1 preferred stock.

Restrictions on Change in Control

Neither the fifth amended and restated certificate of incorporation of Ziff Davis Holdings nor the investor rights agreement contains restrictions upon change in control. However, the holders of series A preferred stock, series B preferred stock, series D redeemable preferred stock, series E redeemable preferred stock and series E-1 preferred stock are entitled to redemption upon the consummation of a change in control, and this mandatory redemption feature may limit the ability of Ziff Davis Holdings to consummate a change in control. In addition, the investor rights agreement provides certain transfer restrictions upon the stockholders party thereto that may also limit the ability of Ziff Davis Holdings to consummate a change in control.

Differences in Rights between Series E-1 Preferred Stock and Series E Redeemable Preferred Stock

Holders of the series E-1 preferred stock are entitled to the same rights and privileges as those of holders of the series E redeemable preferred stock, except that holders of series E-1 preferred stock will not be entitled to any liquidated damages under the registration rights agreement. In addition, because the series E-1 preferred stock will be registered under the Securities Act, shares of series E redeemable preferred stock that are not tendered will continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws.

Transfer Agent and Registrar

We will attempt to issue the series E-1 preferred stock in the form of one or more global certificates. In the event that we are unable to issue the series E-1 preferred stock in the form of global certificates, Ziff Davis Holdings will issue shares of the series E-1 preferred stock in the form of registered certificates. In such event, Ziff Davis Holdings will act as transfer agent and registrar for all shares of series E-1 preferred stock issued pursuant to the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

Ziff Davis Media issued the existing notes and will issue the exchange notes under an indenture, among Ziff Davis Media, our guarantors and Deutsche Bank Trust Company Americas, as trustee. The following is a summary of the significant provisions of the indenture. Sections of this description which correspond to similar sections of the indenture have been redrafted for clarity in terms substantially the same as those of the indenture. It does not restate those agreements in their entirety because they, and not this description, define your rights as holders of these exchange notes. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “TIA.” Copies of the indenture are available upon written request to Ziff Davis Media, Ziff Davis Media Inc., 28 East 28th Street, New York, NY 10016, Attn: General Counsel.

The exchange notes will evidence the same debt as the existing notes and will be entitled to the benefits of the indenture. The exchange notes will be unsecured obligations of Ziff Davis Media, ranking subordinate in right of payment to all our senior indebtedness and on par with any senior subordinated indebtedness of Ziff Davis Media the terms of which provide that it will rank on par with the exchange notes, including any untendered existing notes and Ziff Davis Media’s outstanding 12% senior subordinated notes due 2010.

The form and terms of the exchange notes are the same as the form and the terms of the existing notes except that:

(1)	The exchange notes bear a series B designation and a different CUSIP number from the existing notes;

(2)	The exchange notes have been registered under the Securities Act and, therefore, will not bear a restrictive legend; and

(3)
The holders of exchange notes will not be entitled to registration rights under the registration rights agreement, including the provisions for an increase in the interest rate on the existing notes in certain circumstances relating to the timing of the exchange offer.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.”

Principal, Maturity and Interest

The exchange notes are limited in aggregate principal amount to $90.3 million. The exchange notes will mature on August 12, 2009.

Through and including August 12, 2006, on each Interest Payment Date, Ziff Davis Media may, at its option and in its sole discretion, in lieu of the payment in whole or in part of interest in cash on the exchange notes, compound interest on the exchange notes on the Compounded Value. After August 12, 2006, Ziff Davis Media shall pay all interest accruing thereafter on the exchange notes in cash. Ziff Davis Media shall notify the Trustee in writing of its election to compound interest on the Compounded Value not less than 10 nor more than 45 days prior to the record date for an Interest Payment Date.

From August 12, 2002 through and including August 12, 2004, during any applicable Interest Period, interest shall accrue at a rate of 12% per annum with respect to interest that Ziff Davis Media has elected to pay in cash and shall accrue and compound at a rate of 13% per annum with respect to interest that Ziff Davis Media has elected to compound on the Compounded Value. From August 12, 2004 through and including August 12, 2006, in each applicable Interest Period, interest shall accrue at a rate of 13% per annum with respect to interest that Ziff Davis Media has elected to pay in cash and shall accrue and compound at a rate of 14% per annum with respect to interest that Ziff Davis Media has elected to compound on the Compounded Value. Following August 12, 2006, all interest accruing on an exchange note thereafter shall be payable in cash and shall accrue at a rate of 12% per annum. However, certain restrictions exist under our senior credit facility which may limit our ability to pay cash interest on the notes. In this section entitled “Description of the Exchange Notes,” all references to principal of the exchange notes as of any date shall mean the Compounded Value as of such date.

The exchange notes will not benefit from any mandatory sinking fund.

Redemption

Optional Redemption.    Except as described below, the exchange notes are not redeemable before the fourth anniversary of the Date of Issuance. Thereafter, we may redeem the exchange notes at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on August 12 of the year set forth below:

Year	Percentage
2006	106.00%
2007	103.00%
2008 and thereafter	100.00%

In addition, we must pay accrued and unpaid interest on the exchange notes redeemed.

Selection and Notice of Redemption

In the event that we choose to redeem less than all of the exchange notes, selection of the exchange notes for redemption will be made by the trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed; or

(2)	on a pro rata basis, by lot or by another method as the trustee shall deem fair and appropriate.

No exchange notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the trustee will select the exchange notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail between 30 and 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on exchange notes or portions thereof called for redemption as long as we have deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Subordination

The payment of all Obligations on the exchange notes is subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Obligations on Senior Indebtedness of Ziff Davis Media.

The holders of Senior Indebtedness will be entitled to receive cash payment in full of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Indebtedness whether or not such interest is an allowed claim in any such proceeding) before the holders of exchange notes will be entitled to receive any payment with respect to the exchange notes, in the event of any distribution to our creditors:

(1)	in a liquidation or dissolution of Ziff Davis Media;

(2)	in a bankruptcy reorganization, insolvency, receivership or similar proceeding relating to Ziff Davis Media or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshalling of our assets and liabilities.

Ziff Davis Media also may not make any payment in respect of the exchange notes if:

(1)	a payment default on Designated Senior Indebtedness occurs and is continuing; or

(2)
any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Designated Senior Indebtedness.

Payments on the exchange notes may and shall be resumed:

(1)	in the case of a payment default, upon the date on which the payment default is cured or waived; and

(2)
in case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived (so long as no other event of default exists) and 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

Ziff Davis Media must promptly notify holders of Senior Indebtedness if payment of the exchange notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of Ziff Davis Media, holders of the exchange notes may recover less ratably than creditors of Ziff Davis Media who are holders of Senior Indebtedness. See “Risk Factors—Your right to receive payments on the exchange notes and dividends on the series E-1 preferred stock will be junior to our senior debt and may be subject to other restrictions.”

As of June 30, 2002, the aggregate amount of Senior Indebtedness outstanding was $196.7 million.

Guarantees

Ziff Davis Holdings and the guarantors will fully and unconditionally guarantee Ziff Davis Media’s obligations under the indenture and the exchange notes on a joint and several basis. Each guarantee will be subordinated to Guarantor Senior Indebtedness on the same basis as the exchange notes are subordinated to Senior Indebtedness. The obligations of each guarantor under its guarantee will only be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each guarantor may consolidate with or merge into or sell its assets to Ziff Davis Media or another guarantor that is a Wholly Owned Restricted Subsidiary or Unrestricted Subsidiary Guarantor of Ziff Davis Media without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See “Covenants—Merger, Consolidation and Sale of Assets.” In the event we sell all of the capital stock of a guarantor and the sale complies with the provisions set forth in “Covenants—Limitation on Asset Sales,” the guarantor’s guarantee will be released.

Separate financial statements of the guarantors are not included herein because such guarantors are jointly and severally liable with respect to each of their obligations pursuant to the exchange notes, and the aggregate net assets, earnings and equity of the guarantors and Ziff Davis Media are substantially equivalent to the net assets, earnings and equity of Ziff Davis Holdings on a consolidated basis.

Change of Control

Upon the occurrence of a Change of Control, each holder of exchange notes will have the right to require that Ziff Davis Media purchase all or a portion of such holder’s exchange notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest (including any interest compounded on the Compounded Value) to the date of purchase and Liquidated Damages, if any.

Within 30 days following the date upon which the Change of Control occurred, Ziff Davis Media must send, by first class mail, a notice to each holder, with a copy to the trustee. Such notice shall govern the terms of the Change of Control Offer and shall state, among other things, the purchase date. The purchase date must be between 30 and 45 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have an exchange note purchased pursuant to a Change of Control Offer will be required to surrender the exchange note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the exchange note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day before the Change of Control Payment Date.

Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, Ziff Davis Media covenants to:

(1) repay in full and terminate all commitments under Indebtedness under the Credit Facility and all other Senior Indebtedness, the terms of which require re-payment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Facility and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender that has accepted such offer; or

(2) obtain the requisite consents under the Credit Facility and all other Senior Indebtedness to permit the repurchase of the exchange notes as provided below. Ziff Davis Media shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase exchange notes pursuant to the provisions described below. Ziff Davis Media’s failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (c) and not in clause (g) under “Events of Default” below.

If a Change of Control Offer is made, there can be no assurance that Ziff Davis Media will have available funds sufficient to pay the Change of Control purchase price for all the exchange notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event Ziff Davis Media is required to purchase outstanding exchange notes pursuant to a Change of Control Offer, Ziff Davis Media expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Ziff Davis Media would be able to obtain such financing.

Neither the board of directors of Ziff Davis Media nor the trustee may waive the covenant relating to a holder’s right to redemption upon a Change of Control. Restrictions in the indenture, described herein, on the ability of Ziff Davis Media and our Restricted Subsidiaries and Unrestricted Subsidiary Guarantors to incur additional Indebtedness, to grant liens on their property, to make restricted payments and to make Asset Sales may also make more difficult or discourage a takeover of Ziff Davis Media, whether favored or opposed by the management of Ziff Davis Media. Consummation of any such transaction, in certain circumstances, may require redemption or repurchase of the exchange notes, and there can be no assurance that Ziff Davis Media or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Ziff Davis Media or any of our Subsidiaries by the management of Ziff Davis Media. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Ziff Davis Media will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of exchange notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, Ziff Davis Media shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue thereof.

Covenants

The indenture contains, among others, the following covenants:

Limitation on Restricted Payments.    Neither we nor our Restricted Subsidiaries will, directly or indirectly:

(1)  declare or pay any dividend or make any other payment or distribution on account of Ziff Davis Media’s or any of our Restricted Subsidiaries’ Equity Interests other than

•	dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) or

•	dividends or distributions payable by a Restricted Subsidiary to Ziff Davis Media or any Wholly Owned Restricted Subsidiary of Ziff Davis Media;

(2)  purchase, redeem or otherwise acquire or retire for value any Equity Interests of Ziff Davis Media or any of our Restricted Subsidiaries or Ziff Davis Holdings (other than any of those Equity Interests owned by Ziff Davis Media or any of our Restricted Subsidiaries);

(3)  make any principal payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value in each case, before any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Ziff Davis Media that is subordinate or junior in right of payment to the exchange notes or the 12% senior subordinated notes due 2010, if any, (other than subordinated Indebtedness acquired in anticipation of satisfying any such payment) except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or

(4)  make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of, and after giving effect to, such Restricted Payment:

(a)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)  Ziff Davis Media would, immediately after such Restricted Payment and after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(c)  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Ziff Davis Media and our Restricted Subsidiaries after the Date of Issuance (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (c)) and (2) through (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)  50% of the cumulative Consolidated Net Income of Ziff Davis Media for the period (taken as one accounting period) from the Date of Issuance to the end of Ziff Davis Media’s most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of the deficit); plus

(2) 100% of the Qualified Proceeds received by Ziff Davis Media on or after the Date of Issuance from contributions to Ziff Davis Media’s capital or from the issue or sale since the Date of Issuance of Equity Interests of Ziff Davis Media or of Disqualified Capital Stock or convertible debt securities of Ziff Davis Media to the extent that they have been converted into those Equity Interests, other than

—	Equity Interests, Disqualified Capital Stock or convertible debt securities sold to a subsidiary of Ziff Davis Media;

—	Disqualified Capital Stock or convertible debt securities that have been converted into Disqualified Capital Stock; plus

—	any such proceeds that are used to make Permitted Investments pursuant to clauses (9) and (12) of the definition of Permitted Investments;

(3)  the amount equal to the net reduction in Investments (or net gain from Investments) in Persons after the Date of Issuance who are not Restricted Subsidiaries of Ziff Davis Media (other than Permitted Investments) resulting from:

(A)  Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Ziff Davis Media or any of our Restricted Subsidiary from those Persons;

(B)  Qualified Proceeds received upon the sale or liquidation of those Investments; and

(C)  the redesignation of Unrestricted Subsidiaries whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Ziff Davis Media’s equity interest in that subsidiary; at the fair market value of the net assets of that subsidiary at the time of that redesignation);

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made after the Date of Issuance.

The foregoing provisions will not prohibit:

(1)  the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration, such payment would comply with all the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness subordinated to the notes or Equity Interests of Ziff Davis Media or any Restricted Subsidiary by conversion into, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Ziff Davis Media) of other Equity Interests of Ziff Davis Holdings (to the extent proceeds are contributed to Ziff Davis Media), Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media, as the case may be (other than any Disqualified Capital Stock);

(3) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of Ziff Davis Media subordinated to the exchange notes with the net cash proceeds from an incurrence of, or in exchange for or by conversion into, Refinancing Indebtedness;

(4) repurchase of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

(5) the payment to WSP and/or its Affiliates of no more than $500,000 in the aggregate per year in exchange for expenses and indemnities relating to the provision of management services and, if no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, the provision of the management services;

(6) any purchase or redemption of Disqualified Capital Stock of Ziff Davis Media or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Capital Stock of Ziff Davis Media or a Restricted Subsidiary that is permitted to be incurred pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(7)  upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the exchange notes pursuant to the indenture (including the purchase of the exchange notes tendered), any purchase or redemption of subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that

(a)  at the time of such purchase or redemption no Event of Default shall have occurred and be continuing (or would result therefrom),

(b)  Ziff Davis Media would be able to incur an additional $1.00 of Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the “—Limitation on Incurrence of Additional Indebtedness” covenant after giving pro forma effect to such Restricted Payment and

(c)  such purchase or redemption shall be included in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

(8)  item not used;

(9)  Restricted Payments in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Ziff Davis Holdings or any of our subsidiaries held by any directors or employees, former employees and their estates, spouses and former spouses or to make payments on Management Redemption Debt in an aggregate cash amount not to exceed the sum of (1) $2.0 million during any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years), plus (2) the aggregate net cash proceeds received from the proceeds of any “key-man” life insurance policies;

(10)  Restricted Payments in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Ziff Davis Holdings or any of our subsidiaries held by directors or employees, former employees and their estate, spouses and former spouses in exchange for Management Redemption Debt permitted to be incurred under the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(11)  Restricted Payments to Ziff Davis Holdings to permit Ziff Davis Holdings to pay taxes, salaries, directors fees, indemnities and expenses and other corporate expenses in the ordinary course of its business;

(12)  the declaration and payment of dividends solely in shares of Capital Stock (other than Disqualified Capital Stock);

(13)  the declaration and payment of noncash dividends on Disqualified Capital Stock incurred without violation of the indenture;

(14)  pro rata dividends or other distributions made by a subsidiary of Ziff Davis Media to minority shareholders;

(15)  Ziff Davis Media or any Restricted Subsidiary from purchasing all (but not less than all) of the Capital Stock or other ownership interests in a Subsidiary of Ziff Davis Media, excluding directors’ qualifying shares, that were not previously owned by Ziff Davis Media or a subsidiary of Ziff Davis Media, such that after giving effect to such purchase such subsidiary becomes a Restricted Subsidiary of Ziff Davis Media;

(16)  Restricted Payments in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Ziff Davis Holdings or any of our subsidiaries in connection with the cancellation of Indebtedness owed by the holder of such Equity Interests to Ziff Davis Holdings or any of our subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $2.5 million in any 12-month period and (b) $6.0 million in the aggregate; and

(17)  other Restricted Payments in an aggregate amount not to exceed $5.0 million. The amount of

(1)  all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Ziff Davis Media or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and

(2)  Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Ziff Davis Media of those Qualified Proceeds.

Independent members of our board of directors will determine the fair market value of any non-cash Restricted Payment in excess of $5.0 million, and their resolution with respect thereto shall be delivered to the trustee. The board of directors’ determination must be based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million.

Not later than the date of making any Restricted Payment, Ziff Davis Media shall deliver to the trustee an Officers’ Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.

Limitation on Asset Sales.    Ziff Davis Media will not, and will not permit any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors to, directly or indirectly, consummate an Asset Sale unless:

(1) Ziff Davis Media or the subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers’ Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by Ziff Davis Media or the subsidiary is in the form of cash or Cash Equivalents.

For the purposes of this provision, each of the following shall be deemed to be cash:

(A) any liabilities, as shown on Ziff Davis Media’s or the subsidiary’s most recent balance sheet, of Ziff Davis Media or any subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Ziff Davis Media or the subsidiary from further liability; and

(B) any securities, notes or other obligations received by Ziff Davis Media or the subsidiary from the transferee that are converted within 270 days of their receipt by Ziff Davis Media or the subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received.

The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (1) and (2) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Ziff Davis Media or the subsidiary as the case may be, shall apply the Net Proceeds (or to the extent Ziff Davis Media is required to apply the Net Proceeds pursuant to the terms of the Credit Facility) in any manner that is not prohibited by the indenture; provided that when the aggregate amount of such Net Proceeds exceeds $10.0 million, Ziff Davis Media will be required to (1) use 80% of the amount of any Net Proceeds from Asset Sales in excess of $10.0 million to (a) within thirty days, repay or purchase Senior Indebtedness and (b) if no Senior Indebtedness is then outstanding, within one hundred twenty days to commence an offer to all holders of exchange notes (an “Asset Sale Offer”) to purchase the maximum principal amount of the exchange notes that may be purchased with the 80% portion of such Net Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, in accordance with the procedures set forth in the indenture; and (2) with respect to that 20% portion of Net Proceeds in excess of $10.0 million which remain after consummation of a payment on Senior Indebtedness or an Asset Sale Offer, such Net Proceeds may be used by Ziff Davis Media, the Restricted Subsidiaries and the Unrestricted Subsidiary Guarantors, as applicable, for any purpose not otherwise prohibited by the indenture.

Ziff Davis Media will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.    Ziff Davis Media will not, and will not permit any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Ziff Davis Media or any of the Unrestricted Subsidiary Guarantors to:

(a) pay dividends or make any other distributions to Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits;

(b) repay any Indebtedness or any other obligation owed to Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media;

(c) make loans or advances or capital contributions to Ziff Davis Media or any of our Restricted Subsidiaries; or

(d) transfer any of its properties or assets to Ziff Davis Media or any of our Restricted Subsidiaries; except for such encumbrances or restrictions existing under or by reason of:

(1) encumbrances or restrictions existing at the Date of Issuance to the extent and in the manner such encumbrances and restrictions are in effect at the Date of Issuance or not materially more restrictive (including without limitation pursuant to the Credit Facility);

(2) the indenture, the exchange notes and the guarantees;

(3) applicable law;

(4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any subsidiary of the Person), so acquired;

(5) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business;

(6) Refinancing Indebtedness; provided that such restrictions are not materially more restrictive than those contained in the agreements governing the Indebtedness being refunded, refinanced or extended;

(7) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(8) customary restrictions contained in Disqualified Capital Stock permitted to be incurred and in any other Capital Stock;

(9) customary restrictions in Capital Expenditure Indebtedness, Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Ziff Davis Media or a subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capital Expenditure Indebtedness, Capitalized Lease Obligations, security agreements and mortgages;

(10) customary restrictions with respect to a subsidiary of Ziff Davis Media pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such subsidiary; or

(11) restrictions contained in agreements governing Indebtedness incurred by foreign subsidiaries permitted to be incurred under the “—Limitation on Incurrence of Additional Indebtedness” covenant.

Limitation on Liens.    Neither we nor any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors will create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of Ziff Davis Media or any of our Restricted Subsidiaries or our Unrestricted Subsidiary Guarantors or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary or our Unrestricted Subsidiary Guarantors acquired that secures Indebtedness ranking equally in right of payment or subordinated to the exchange notes unless the exchange notes are equally and ratably secured.

Prohibition on Incurrence of Senior Subordinated Debt.    Neither we nor any of our Restricted Subsidiary that is a guarantor or any Unrestricted Subsidiary Guarantor will, incur or suffer to exist Indebtedness that is senior in right of payment to the exchange notes or such guarantor’s guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of Ziff Davis Media or such guarantor, as the case may be.

Merger, Consolidation and Sale of Assets.    Ziff Davis Media may not consolidate or merge with or into (whether or not Ziff Davis Media is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

(1) Ziff Davis Media is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Ziff Davis Media) or to which that sales, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Ziff Davis Media or a Wholly-Owned Subsidiary) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Ziff Davis Media under the exchange notes and the indenture pursuant to an amendment in a form reasonably satisfactory to the trustee;

(3) immediately after that transaction no Default or Event of Default exists; and

(4) Ziff Davis Media or the Person formed by or surviving any such consolidation or merger (if other than Ziff Davis Media), or to which that sale, assignment, transfer, conveyance other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the “—Limitation on Incurrence of Additional Indebtedness” covenant.

The foregoing clause (4) will not prohibit:

(a) a merger between Ziff Davis Media and a Wholly Owned Subsidiary of Ziff Davis Media created for the purpose of holding the Capital Stock of Ziff Davis Media;

(b) a merger between Ziff Davis Media and a Wholly Owned Restricted Subsidiary; or

(c) a merger between Ziff Davis Media and an Affiliate incorporated solely for the purpose of reincorporating Ziff Davis Media in another State of the United States so long as, in the case of clauses (a), (b) and (c), the amount of Indebtedness of Ziff Davis Media and our Restricted Subsidiaries is not increased thereby.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Ziff Davis Media the Capital Stock of which constitutes all or substantially all of the properties and assets of Ziff Davis Media, shall be deemed to be the transfer of all or substantially all of the properties and assets of Ziff Davis Media.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Ziff Davis Media in accordance with the foregoing in which Ziff Davis Media is not the continuing corporation, the successor Person formed by such consolidation or into which Ziff Davis Media is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Ziff Davis Media under the indenture and the exchange notes with the same effect as if such surviving entity had been named as such.

Limitations on Transactions with Affiliates.    Neither we nor any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors will, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Ziff Davis Media (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million; unless:

(1) that Affiliate Transaction is on terms that are not materially less advantageous to Ziff Davis Media or that Subsidiary than those that would have been obtained in a comparable transaction by Ziff Davis Media or that Subsidiary with an unrelated Person; and

(2) Ziff Davis Media delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving annual consideration in excess of $5.0 million, a resolution of the board of directors set forth in an Officers’ Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a committee composed of the independent members of the board of directors; or

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions (other than sales of Equity Interests) involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(1) customary directors’ fees and expenses, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Ziff Davis Media or any of our Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among Ziff Davis Media and/or our Restricted Subsidiaries or any other guarantor;

(3) payments of customary fees by us or any of our Restricted Subsidiaries to investment banking firms, financial consultants and financial advisors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures that are approved by a majority of the board of directors in good faith;

(4) any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to noteholders of the exchange notes in any material respect) or any transaction contemplated thereby;

(5) payments and transactions in connection with the Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the indenture (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

(6) payments under any tax-sharing agreement or arrangement among Ziff Davis Media and other members of the affiliated group of corporations of which Ziff Davis Media is the common Ziff Davis Holdings;

(7) the issuance or sale of Capital Stock (other than Disqualified Capital Stock) otherwise permitted hereunder;

(8)  contracts between Ziff Davis Media and/or any of our Restricted Subsidiaries and any Unrestricted Subsidiary Guarantor with respect to any management services or administrative services provided by Ziff Davis Media and/or any of our Restricted Subsidiaries and any Unrestricted Subsidiary Guarantor;

(9)  Restricted Payments that are not prohibited by the indenture and any Permitted Investments;

(10)  transactions permitted by the provisions described in the “—Merger, Consolidation and Sale of Assets” covenant; and

(11)  any contracts or arrangements between Ziff Davis Media and USApubs Inc. in the ordinary course of business in accordance with past practice; except and to the extent that the aggregate net amount of all payments and consideration relating thereto exceeds $10.0 million.

Additional Subsidiary Guarantees.    If we or any of our Restricted Subsidiaries shall acquire or create another domestic Restricted Subsidiary after the date of the indenture, then such newly acquired or created Subsidiary shall execute and deliver to the trustee a guarantee of the exchange notes in the form set forth in the indenture and a supplemental agreement substantially in the form set forth in the indenture pursuant to which such Subsidiary shall unconditionally guarantee all of Ziff Davis Media’s obligations under the exchange notes on the terms set forth in such supplemental agreement.

Limitation on Incurrence of Additional Indebtedness.    Ziff Davis Media shall not, and shall not permit any of its Restricted Subsidiaries or Unrestricted Subsidiary Guarantors to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Ziff Davis Media or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue shares of Disqualified Capital Stock and any Restricted Subsidiary of Ziff Davis Media that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if the Debt to EBITDA Ratio for Ziff Davis Media’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred or that Disqualified Capital Stock is issued would have been less than 5.50 to 1.00, in the case of any incurrence or issuance on or before August 12, 2003 and 5.00 to 1.00, in the case of any incurrence or issuance after August 12, 2004, in each case determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of that four-quarter period.

Conduct of Business.    Ziff Davis Media and our Restricted Subsidiaries will not engage in any business that is not a Permitted Business.

Reports to Holders.    Whether or not required by the rules and regulations of the Commission, so long as any exchange notes are outstanding, Ziff Davis Media will furnish the trustee:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Ziff Davis Media were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Ziff Davis Media and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of Ziff Davis Media and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Ziff Davis Media, if any) and, with respect to the annual information only; a report thereon by Ziff Davis Media’s certified independent accounts; provided that, in the event that Ziff Davis Media would be permitted under Rule 310 of Regulation S-X to submit the quarterly and annual consolidated financial information of Ziff Davis Holdings in lieu of its own consolidated financial information, Ziff Davis Media shall be permitted to furnish such financial information to the Holders of exchange notes in lieu of its quarterly and annual financial information; and

(2)  all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the Commission, Ziff Davis Media will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Ziff Davis Media shall at all times comply with TIA § 314(a). In addition, Ziff Davis Media has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(a)  Ziff Davis Media defaults in the payment when due of interest on the exchange notes and such default continues for a period of 30 days (whether or not such payment is otherwise then permitted by the subordination provisions of the indenture);

(b)  Ziff Davis Media defaults in the payment when due of principal of or premium, if any, on the notes when the same becomes due and payable at its maturity (whether or not such payment is otherwise then permitted by the subordination provisions of the indenture);

(c)  Ziff Davis Media or any Restricted Subsidiary or any Unrestricted Subsidiary Guarantor fails to observe or perform any other covenant or other agreement in the indenture, the exchange notes or the guarantees and such failure continues for a period of 45 days after Ziff Davis Media has received a written notice of such failure from the trustee or the holders of at least 25% of the outstanding principal amount of the exchange notes, which notice must specify the failure, demand that it be remedied and state that the notice is a “Notice of Default” (except in the case of a default with respect to the “—Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d)  a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Ziff Davis Media or any of our Restricted Subsidiaries, whether such Indebtedness now exists, or is created after the date of the indenture, which default constitutes a failure to pay principal thereof at final maturity (a “Payment Default”), which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice by any holder, or which acceleration shall not be rescinded or annulled within 20 days after written notice to Ziff Davis Media of such default by any holder or shall have resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its stated maturity which acceleration has not been rescinded, annulled or otherwise cured within 20 days of receipt by Ziff Davis Media or such Subsidiary of notice of any such acceleration and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(e)  a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against Ziff Davis Media or any of our Restricted Subsidiaries or any such Unrestricted Subsidiary Guarantor and such judgment or judgments remain unpaid, undischarged or otherwise unsatisfied for a period (during which execution shall not be effectively stayed) of 60 consecutive days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million;

(f)  any guarantee of a Restricted Subsidiary or any Unrestricted Subsidiary Guarantor ceases to be in full force and effect or any guarantee of such a Subsidiary is declared to be null and void and unenforceable or any guarantee of such a Subsidiary is found to be invalid or any guarantor denies its liability under its guarantee (other than by reason of release of a guarantor in accordance with the terms of the indenture); or

(g)  certain events of bankruptcy or insolvency with respect to Ziff Davis Media or any of our Significant Restricted Subsidiaries or Significant Unrestricted Subsidiary Guarantors.

If an Event of Default (other than an Event of Default specified in clause (g) above) occurs and is continuing, then and in every such case the trustee or the holders of 25% or more in principal amount of the then outstanding exchange notes may declare the principal amount of all the exchange notes to be due and payable immediately, by a notice in writing to Ziff Davis Media, and upon any such declaration such principal amount and any accrued interest (1) shall become immediately due and payable or (2) if there are any amounts outstanding or owing under or in respect of the Credit Facility or any commitments remain in effect under the

Credit Facility, shall become due and payable upon the first to occur of an acceleration of amounts outstanding under or in respect of the Credit Facility and five business days after receipt by Ziff Davis Media and the trustee of notice of the acceleration of the exchange notes. For the avoidance of doubt, if any Payment Default or acceleration that constitutes an Event of Default under clause (d) above shall have occurred and prior to any acceleration such Payment Default shall have been cured or waived or such acceleration shall have been rescinded, then from and after such cure, waiver or rescission, such Event of Default shall no longer be deemed to be continuing. If an Event of Default specified in clause (g) above occurs and is continuing with respect to Ziff Davis Media, the principal amount of and any accrued interest on the outstanding exchange notes shall automatically, and without any declaration or other action, become immediately due and payable.

The indenture provides that, at any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the exchange notes, by written notice to Ziff Davis Media, may rescind and annul such declaration and its consequences if:

(a) Ziff Davis Media has paid a sum sufficient to pay:

(1) all overdue interest on all exchange notes (other than as a result of acceleration);

(2) the principal of (and premium, if any, on) any exchange notes that have become due otherwise than by such declaration of acceleration (including any exchange notes required to have been purchased pursuant to an offer to purchase that Ziff Davis Media is required to make hereunder) and any interest thereon at the rate borne by the exchange notes; and

(3) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in the exchange notes (other than as a result of acceleration); and

(b) all Events of Default, other than the nonpayment of the principal amount of exchange notes and interest thereon that have become due solely by such declaration of acceleration, have been cured or waived as provided below.

The holders of a majority in aggregate principal amount of the exchange notes may on behalf of the holders of all the exchange notes waive any past default hereunder and its consequences, except a default:

(a) in the payment of the principal (or premium, if any) or interest on any exchange note (including any exchange note which is required to have been purchased pursuant to an offer to purchase that Ziff Davis Media is required to make hereunder); or

(b) in respect of a covenant or provision hereof which under the indenture cannot be modified or amended without the consent of the holder of each outstanding exchange note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; provided, however, no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity; subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding exchange notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, Ziff Davis Media is required to provide an Officers’ Certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

Ziff Davis Media may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding exchange notes (“Legal Defeasance”). Such Legal Defeasance means that Ziff Davis Media shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding exchange notes, except for:

(1)  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the exchange notes when such payments are due;

(2)  Ziff Davis Media’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payments;

(3)  the rights, powers, trust, duties and immunities of the trustee and Ziff Davis Media’s obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the indenture.

In addition, Ziff Davis Media may, at its option and at any time, elect to have the obligations of Ziff Davis Media released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the exchange notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  Ziff Davis Media must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the exchange notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)  in the case of Legal Defeasance, Ziff Davis Media shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a)  Ziff Davis Media has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)  since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, Ziff Davis Media shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which Ziff Davis Media or any of our Subsidiaries is a party or by which Ziff Davis Media or any of our Subsidiaries is bound;

(6)  Ziff Davis Media shall have delivered to the trustee an Officers’ Certificate stating that the deposit was not made by Ziff Davis Media with the intent of preferring the holders over any other creditors of Ziff Davis Media or with the intent of defeating, hindering, delaying or defrauding any other creditors of Ziff Davis Media or others;

(7)  Ziff Davis Media shall have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)  Ziff Davis Media shall have delivered to the trustee an opinion of counsel to the effect that:

(a)  the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the indenture; and

(b)  assuming no intervening bankruptcy of Ziff Davis Media between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of Ziff Davis Media, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy; insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9)  certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all exchange notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due an payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Ziff Davis Media.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all existing notes when:

(1)  either:

(a)  all the exchange notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Ziff Davis Media and thereafter repaid to Ziff Davis Media or discharged from such trust) have been delivered to the trustee for cancellation; or

(b)  all exchange notes not theretofore delivered to the trustee for cancellation have become due and payable and Ziff Davis Media has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the exchange notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the exchange notes to the date of deposit together with irrevocable instructions from Ziff Davis Media directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)  Ziff Davis Media has paid all other sums payable under the indenture by Ziff Davis Media; and

(3)  Ziff Davis Media has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

From time to time, Ziff Davis Media, the guarantors and the trustee, without the consent of the holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding exchange notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

(1)  reduce the amount of exchange notes whose holders must consent to an amendment;

(2)  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any exchange notes;

(3)  reduce the principal of or change or have the effect of changing the fixed maturity of any exchange notes, or change the date on which any exchange notes may be subject to redemption or reduce the redemption price therefor;

(4)  make any notes payable in money other than that stated in the exchange notes;

(5)  make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such exchange note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of exchange notes to waive Defaults or Events of Default;

(6)  after Ziff Davis Media’s obligation to purchase exchange notes arises thereunder, amend, change or modify in any material respect the obligation of Ziff Davis Media to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7)  modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the exchange notes or any guarantee in a manner which adversely affects the holders; or

(8)  release any guarantor that is a Significant Subsidiary from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Governing Law

The indenture provides that it, the exchange notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The holders of a majority in principal amount of the then-outstanding existing notes and exchange notes will have the right to direct the time, place and method of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Ziff Davis Media, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Subject to such provisions noted above, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense. In addition, the trustee will not be liable under the indenture for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the trustee has been advised of the likelihood of such loss or damage and regardless of the form of action, unless such loss or damage arises from the gross negligence or willful misconduct of the trustee.

The trustee shall not, in any event, be liable for any failure or delay in the performance of its obligations because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, government action or the like which delay, restrict or prohibit the providing of services contemplated by the indenture.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Accrued Bankruptcy Interest” means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding, whether voluntary or involuntary, against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such proceeding.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

“Affiliate” means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the “—Limitation on Transactions with Affiliates” covenant, beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, will be deemed to be control.

“Asset Sale” means:

(1)  the sale, lease (as lessor), conveyance, disposition or other transfer (a “disposition”) of any properties, assets or rights (including, without limitation, by way of a sale and lease-back); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Ziff Davis Media and our Subsidiaries taken as a whole will be governed the Change of Control provisions and/or the “—Merger, Consolidation and Sale of Assets” covenant and not by the “—Limitation on Asset Sales” covenant; and

(2)  the issuance, sale or transfer by Ziff Davis Media or any of our Restricted Subsidiaries of Equity Interests of any of Ziff Davis Media’s Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions

(a)  that have a fair market value in excess of $1,000,000; or

(b)  for aggregate consideration in excess of $1,000,000.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1)  dispositions in the ordinary course of business, including, without limitation, the sale or lease of databases, software, subscriber lists or office or laboratory space or the licensing of intellectual property;

(2)  a disposition of assets by Ziff Davis Media to a Restricted Subsidiary or Unrestricted Subsidiary Guarantor or by a Restricted Subsidiary or Unrestricted Subsidiary Guarantor to Ziff Davis Media or to another Restricted Subsidiary or Unrestricted Subsidiary Guarantor;

(3)  a disposition of Equity Interests by Ziff Davis Media to a Restricted Subsidiary or Unrestricted Subsidiary Guarantor or by an Unrestricted Subsidiary Guarantor or a Restricted Subsidiary to Ziff Davis Media or to another Restricted Subsidiary or a Person who becomes a Restricted Subsidiary or an Unrestricted Subsidiary Guarantor (if otherwise in accordance with the provisions of the indenture) after giving effect to such dispositions;

(4)  the sale or other disposition of cash or Cash Equivalents;

(5)  foreclosures on assets;

(6)  the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(7)  the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the publishing industry;

(8)  disposals or replacements of obsolete assets in the ordinary course of business;

(9)  leases or subleases to third persons not interfering in any material respect with the business of Ziff Davis Media or any of its Restricted Subsidiaries or Unrestricted Subsidiary Guarantors;

(10)  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11)  a Permitted Investment or a Restricted Payment that is permitted by the “—Limitation on Restricted Payments” covenant; and

(12)  an issuance to management of Ziff Davis Media of up to 15% of the Equity Interests of a Restricted Subsidiary;

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of

(1)  the fair value of the property subject to such arrangement; and

(2)  the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP and compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization or other law for the relief of debtors.

“Capital Expenditure Indebtedness” means Indebtedness, including industrial revenue bonds and purchase money indebtedness, incurred by any Person to finance or refinance the purchase or construction of any property or assets acquired or constructed by that Person which have a useful life of more than one year so long as

(1) the purchase or construction price for that property or assets is included in “addition to property, plant or equipment” in accordance with GAAP;

(2) the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

(3) that Indebtedness is incurred within 180 days of the acquisition or completion of construction of that property or assets.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and preferred stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Capitalized Lease Obligation” means, with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of the Indebtedness will be the capitalized amount of the obligations determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any foreign governmental entity or any political subdivision of any such state or any foreign governmental entity or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or, in the case of foreign subsidiaries, the equivalent ratings;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings from S&P or Moody’s or in the case of foreign subsidiaries the equivalent ratings;

(4) time deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any lender under the Credit Facility or bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial back satisfying the requirements of clause (4) above;

(7) demand deposits with any bank or trust company maintained in the ordinary course of business;

(8) commercial paper, maturing not more than 180 days after the date of purchase, issued or guaranteed by a corporation (other than Ziff Davis Media or any of its Subsidiaries or any of their Affiliates) organized and existing under the laws of any state of the United States of America with a rating, at the time as of which any determination thereof is to be made, of at least A-1 from S&P or P-1 from Moody’s; and

(9) investments in money market, mutual or similar funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any of the following:

(1)  the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Ziff Davis Media and our Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act), other than the Permitted Holders and their Related Parties;

(2)  the approval by Ziff Davis Media and the holders of Capital Stock of Ziff Davis Media of the adoption of a plan for the liquidation or dissolution of Ziff Davis Media;

(3)  any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act), other than the Permitted Holders and their Related Parties, becomes the “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power or economic power of the outstanding Capital Stock of Ziff Davis Media or Ziff Davis Holdings;

(4)  any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act), other than the Permitted Holders and their Related Parties, becomes the “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 33 1/3% of the total voting power of the Capital Stock of Ziff Davis Media and the Permitted Holders and their Related Parties beneficially own, in the aggregate, a lesser percentage of the total voting power of the Capital Stock of Ziff Davis Media than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Ziff Davis Media or Ziff Davis Holdings; and

(5)  following the consummation of an initial public offering of Common Stock of Ziff Davis Media, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Ziff Davis Media (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of Ziff Davis Media has been approved by the Permitted Holders or a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of Ziff Davis Media.

“Compounded Value” means, for any exchange note, as of any date of determination, the sum of (A) the principal amount of the Note and (B) any interest in respect of such Note accrued through such date but in no event later than August 12, 2006, in accordance with the terms of the indenture and the terms of such exchange note. On the date of issuance of any such exchange note, the amount under clause (B) shall be zero.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to (1) vote in the election of directors of such Person; or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Indebtedness” means, with respect to any specified Person for any date of determination, the sum, without duplication, of

(1)  the total amount of Indebtedness of such Person and our Restricted Subsidiaries, plus

(2)  the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the specified Person or one or more of our Restricted Subsidiaries, plus

(3)  the aggregate liquidation preference of all Disqualified Capital Stock of such Person and our Restricted Subsidiaries, determined on a consolidated basis and in accordance with GAAP;

provided, however, that (1) Subordinated Seller Debt, (2) accrued interest on the exchange notes included in the balance sheet of Ziff Davis Media arising out of ”troubled debt accounting” pursuant to Statement of Financial Accounting Standards No. 15 or any successor provisions or other similar pronouncements and (3) intercompany Indebtedness shall be excluded from Consolidated Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication,

(1)  the interest expense of such Person and our Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any Indebtedness, all noncash interest payments, the interest component of all payments associated with Capitalized Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net payments, if any, pursuant to hedging obligations); and

(2)  the consolidated capitalized interest of the Person and our Restricted Subsidiaries for that period, whether paid or accrued.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of that Person and our Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

(1)  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

(2)  the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

(3)  the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period before to the date of that acquisition shall be excluded;

(4)  the cumulative effect of a change in accounting principles shall be excluded; and

(5)  nonrecurring fees and expenses incurred, within three months of the Date of Issuance, in connection with the consummation of the transaction in an aggregate amount not to exceed $10.0 million shall be excluded.

“Credit Facility” means the Amended and Restated Credit Agreement, originally dated as of April 5, 2000, among Ziff Davis Media, the banks, financial institutions and other institutional lenders from time to time party thereto and Canadian Imperial Bank of Commerce, as Administrative Agent for the lender parties thereunder, together with all “Loan Documents” as defined therein and all other documents related thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, renewing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the “—Limitation on Incurrence of Additional Indebtedness” covenant) or adding Subsidiaries of Ziff Davis Media as additional borrowers or guarantors thereunder), in whole or in part, all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or other party thereto or by one or more agreements.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media against fluctuations in currency values.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Debt to EBITDA Ratio” means, with respect to any Person as of the date of determination (the “Calculation Date”), the ratio of Consolidated Indebtedness of such Person as of such date to the EBITDA of such Person for the most recent four-quarter period ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis (including any pro forma cost-savings adjustments calculated on a basis consistent with Regulation S-X of the Exchange Act) after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such period through and including such date of determination (including any financing transactions in connection with such acquisitions or dispositions) as if such acquisitions and dispositions had occurred at the beginning of such period. In addition, for the purposes of making the computation referred to above, the following shall be included or excluded, as the case may be:

(1) acquisitions that have been made by Ziff Davis Media or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors, including through mergers or consolidations and including any related financing transactions, during the applicable period or subsequent to such applicable period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period, and EBITDA for such period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations of businesses disposed of prior to the calculation date shall be excluded.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Indebtedness” means (1) any Senior Indebtedness under the Credit Facility; and (2) any other Senior Indebtedness which at the time of determination exceeds $20.0 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as “Designated Senior Indebtedness” by such Person and as to which the trustee have been given written notice of such designation.

“Disqualified Capital Stock” means any Capital Stock of a Person or a Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock will be deemed to include any preferred stock of a Person or a Subsidiary of such Person, with respect to either of which, under the terms of such preferred stock, by agreement or otherwise, such Person or Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the notes; provided, however, that (x) preferred stock of a Person or any Subsidiary thereof that is issued with the benefit of provisions requiring a public offering or a change of control offer to be made for such preferred stock in the event of a change of control of or a public offering by such Person or Subsidiary, which provisions have substantially the same effect as the provisions described under “Change of Control” and (y) preferred stock of a Subsidiary of any Person which is held by such Person, will not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

“DLJMB” means D.J. Diversified Partners, L.P., D.J. Diversified Partners-A, L.P., D.J. EAB Partners, L.P., D.J. ESC II L.P., D.J. First Esc L.P., D.J. Merchant Banking Partners II-A, L.P., D.J. Merchant Banking Partners II, L.P., D.J. Millennium Partners, L.P., D.J. Millennium Partners-A, L.P., D.J. Offshore Partners II, C.V., DLJMB Funding II, Inc. and their respective Affiliates.

“EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; less

(2) an amount equal to any extraordinary gain less any net gain realized by such person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such gains were included in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to hedging obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other noncash expenses (excluding any such noncash expense other than noncash rent expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses were deducted in computing such Consolidated Net Income; plus

(6) one-time noncash charges recorded in accordance with GAAP resulting from any merger, recapitalization or acquisition transaction, including the closing of the transaction; less

(7) noncash items or nonrecurring items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indebtedness” means Indebtedness of Ziff Davis Media and its Restricted Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the indenture.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Date of Issuance.

“Guarantor Designated Senior Indebtedness” means (1) any Guarantor Senior Indebtedness under the Credit Facility; and (2) any other Guarantor Senior Indebtedness which at the time of determination exceeds $20.0 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as “Guarantor Designated Senior Indebtedness” by such Person and as to which the trustee has been given written notice of such designation.

“Guarantor Senior Indebtedness” means Obligations (including, without limitation, Accrued Bankruptcy Interest) due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing, evidencing, relating to or otherwise entered into in connection with:

(1) all Indebtedness of a Guarantor owed to agents and lenders under the Credit Facility;

(2) all obligations of a Guarantor with respect to Hedging Obligations;

(3) all obligations of a Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(4) all other Indebtedness of a Guarantor which does not provide that it is to rank equally in right of payment to or subordinate to the guarantee of such guarantor, as the case may be; and

(5) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Guarantor Senior Indebtedness described above.

Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include:

(1) Indebtedness of a Guarantor to any of its Subsidiaries (except to the extent pledged under the Credit Facility);

(2) Indebtedness represented by the Guarantees;

(3) any Indebtedness that by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Guarantor Senior Indebtedness;

(4) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

(5) Indebtedness incurred in violation of the “—Limitation on Incurrence of Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers’ Certificate of Ziff Davis Media to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not violate such provisions of the indenture);

(6)  Indebtedness represented by Disqualified Capital Stock; and

(7)  any Indebtedness to or guaranteed on behalf of any stockholders, director, officer or employee of a Guarantor or any Subsidiary of such Guarantor.

“Indebtedness” means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capitalized Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations (except any such balance that constitutes an accrued expense, trade payable or customer contract advance) if and to the extent any of the foregoing Indebtedness would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets)) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and (2) Indebtedness will not include (a) any liability for federal, state, local or other taxes, and (b) any accounts payable, trade payables and other accrued liabilities arising from the purchase of goods or materials or for services obtained in the ordinary course of business. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

“Independent Financial Advisor” means an investment banking firm of national reputation in the United States (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Ziff Davis Media, and (2) which, in the judgment of the board of directors of Ziff Davis Media, is otherwise independent and qualified to perform the task for which it is to be engaged.

“InternetCo” means Ziff Davis Internet Inc., a Delaware corporation.

“Investments” means, with respect of any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person or acquired as part of the assets acquired by Ziff Davis Media or a Subsidiary of Ziff Davis Media otherwise in accordance with the indenture), loan (including, without limitation, a guarantee) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments exclude (1) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person; and (2) the repurchase of securities of any Person by such Person.

The amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by Ziff Davis Media or any of our Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the (i) amount returned in cash with respect to such Investment whether through interest payments, principal payments, dividends or other distributions and (ii) proceeds received by Ziff Davis Media or any of our Restricted

Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investment; provided that the aggregate of all such reductions may not exceed the amount of such initial Investment plus the cost of all additional Investments, if Ziff Davis Media or any of our Restricted Subsidiaries sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Ziff Davis Media such that, after giving effect to any such sale or disposition, Ziff Davis Media no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Ziff Davis Media will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement dated April 5, 2000 among Ziff Davis Holdings and certain stockholders of Ziff Davis Holdings.

“LaunchCo” means Ziff Davis Development Inc., a Delaware corporation.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Management Redemption Debt” shall mean any Indebtedness issued by Ziff Davis Holdings or any of its Subsidiaries in favor of any officers, directors or employees of Ziff Davis Media or any of our Subsidiaries in connection with the purchase or redemption of equity interests of Ziff Davis Holdings or any of our Subsidiaries from such Person.

“Net Income” means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)  any gain (or loss), together with any related provisions for taxes on that gain (or loss), realized in connection with:

(a)  any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

(b)  the extinguishment of any Indebtedness of that Person or any of our Restricted Subsidiaries; and

(2)  any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes or that extraordinary or nonrecurring gain (or loss).

“Net Proceeds” means

(1)  in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith;

(2)  in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of Ziff Davis Media which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith); and

(3)  in the case of any issuance of any Indebtedness by Ziff Davis Media or any Restricted Subsidiary, the aggregate net cash proceeds received by such Person after the payment of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

“Obligations” means, with respect to any Indebtedness, any principal, interest, premiums, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers of such Person; provided, however, that every Officers’ Certificate with respect to compliance with a covenant or condition provided for in the indenture shall include (i) a statement that the Officers making or giving such Officers’ Certificate have read such condition and any definitions or other provisions contained in the indenture relating thereto and (ii) a statement at to whether, in the opinion of the signers, such conditions has been complied with.

“Permitted Business” means any Person engaged directly or indirectly in the publishing business (in print or on the Internet), the acquisition, development and management of new magazine publishing initiatives and events and Internet initiatives related to the business of Internet Co., testing business, technology events business or any business reasonably related, incidental or ancillary thereto.

“Permitted Holders” means (a) WSP, (b) equity funds managed by WSP, (c) any WSP co-investor (other than DLJMB) that signs the Investors’ Rights Agreement and (d) any Affiliate (other than DUMB and other than any of the other portfolio companies owned by WSP) of any Person named in clauses (a), (b) and (c).

“Permitted Indebtedness” means:

(1)  the incurrence by Ziff Davis Media and our Subsidiaries of Indebtedness under the Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Ziff Davis Media and those Restricted Subsidiaries thereunder) outstanding under the Credit Facility in reliance on this clause (1) does not exceed a principal amount equal to $218.0 million less any mandatory prepayment made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced);

(2)  the incurrence by Ziff Davis Media and our Restricted Subsidiaries and Unrestricted Subsidiary Guarantors of Existing Indebtedness reduced by the amount of scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(3)  the incurrence by Ziff Davis Media and the Guarantors of Indebtedness represented by the Notes and the Guarantees;

(4)  the incurrence by Ziff Davis Media or any of our Restricted Subsidiaries and Unrestricted Subsidiary Guarantors of Indebtedness represented by Capital Expenditure Indebtedness, Capitalized Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Ziff Davis Media or that Restricted Subsidiary or Unrestricted Subsidiary Guarantor, as the case may be (which may but need not be incurred under the Credit Facility), in an aggregate principal amount (or accreted value, as applicable) not to exceed $10.0 million outstanding after giving effect to that incurrence;

(5)  Indebtedness arising from agreements of Ziff Davis Media or any Restricted Subsidiary or any Unrestricted Subsidiary Guarantor providing for indemnification, adjustment of purchase price, earnout or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds actually received by Ziff Davis Media and/or that Restricted Subsidiary or Unrestricted Subsidiary Guarantor in connection with that disposition;

(6)  the incurrence by Ziff Davis Media or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors of permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease or replace, Indebtedness (other than intercompany Indebtedness) that is permitted by the indenture to be incurred;

(7)  the incurrence by Ziff Davis Media or any of its Restricted Subsidiaries or Unrestricted Subsidiary Guarantors of intercompany Indebtedness between or among Ziff Davis Media and/or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors; provided that:

(a)  if Ziff Davis Media is the obligor on that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes; and

(b)  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Ziff Davis Media or a Restricted Subsidiary or Unrestricted Subsidiary Guarantor thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Ziff Davis Media nor a Restricted Subsidiary nor an Unrestricted Subsidiary Guarantor thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Ziff Davis Media or that Restricted Subsidiary or Unrestricted Subsidiary Guarantor, as the case may be, that was not permitted by this clause (7);

(8)  the incurrence by Ziff Davis Media or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging:

(a)  interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding;

(b)  exchange rate risk with respect to agreements or Indebtedness of that Person payable in a currency other than U.S. dollars; and

(c)  risk with respect to fluctuations in the cost of raw materials used in the ordinary course of business, including paper; provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or the cost of raw materials or by reason of fees, indemnities and compensation payable thereunder;

(9)  the guarantee by Ziff Davis Media or any of our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors of Indebtedness of Ziff Davis Media or a Restricted Subsidiary or Unrestricted Subsidiary Guarantor of Ziff Davis Media that was permitted to be incurred by another provision of this definition;

(10)  obligations in respect of performance, surety appeal and other similar bonds and completion guarantees (including related letters of credit) provided by Ziff Davis Media or any Restricted Subsidiary or Unrestricted Subsidiary Guarantor in the ordinary course of business;

(11)  Indebtedness of Ziff Davis Media or any Restricted Subsidiary or Unrestricted Subsidiary Guarantor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is satisfied within five business days of incurrence;

(12)  guarantees that constitute Permitted Investments;

(13)  Indebtedness incurred by Ziff Davis Media or any of our Restricted Subsidiaries or any Unrestricted Subsidiary Guarantors constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit to procure raw materials, or in respect of reimbursement-type obligations regarding workers’ compensation claims or self-insurance or other Indebtedness with respect to reimbursement-type obligations; and

(14)  the incurrence of accrued interest on the exchange notes included in the balance sheet of Ziff Davis Media arising out of “troubled debt accounting” pursuant to Statements of Financial Accounting Standards No. 15 or any successor provisions promulgated thereunder or other similar pronouncements.

For purposes of determining compliance with this definition: (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant, Ziff Davis Media shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this definition and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph hereof; and (ii) accrual or capitalization of interest or dividends and accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

In addition, Ziff Davis Media may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause above; provided that Ziff Davis Media or any Restricted Subsidiary or Unrestricted Subsidiary Guarantor would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause above at such time of reclassification.

“Permitted Investments” means

(1)  any Investment in Ziff Davis Media or in a Restricted Subsidiary of Ziff Davis Media;

(2)  any Investment in cash or Cash Equivalents;

(3)  any Investment by Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media in a Person if, as a result of that Investment,

(a)  that Person becomes a Restricted Subsidiary of Ziff Davis Media; or

(b)  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to or is liquidated into, Ziff Davis Media or a Restricted Subsidiary of Ziff Davis Media;

(4)  any Investment acquired solely in exchange for Equity Interests (other than Disqualified Capital Stock) of Ziff Davis Media;

(5)  loans and advances to or guarantees of third-party loans to officers, directors and employees for bonafide business purposes in an aggregate principal amount not to exceed $2.0 million in each year and $5.0 million in the aggregate in the ordinary course of business;

(6)  hedging obligations permitted to be incurred under the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(7)  any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Sale as permitted pursuant to the “—Limitation on Asset Sales” covenant;

(8)  currency agreements and interest rate agreements entered into in the ordinary course of Ziff Davis Media’s business and otherwise in compliance with the indenture;

(9)  Item not used;

(10)  leases, utility and other similar deposits made in the ordinary course of business or other pledges and deposits specifically permitted under the definition of Permitted Liens;

(11)  Investments existing on the date of the indenture;

(12)  so long as no Default or Event of Default then exists or would result therefrom, Investments in Restricted Subsidiaries, and Unrestricted Subsidiaries with additional equity contributions to Ziff Davis Media expressly made for such purposes;

(13)  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(14)  Investments consisting of licenses or leases of intellectual property in the ordinary course of business;

(15)  guarantees by Ziff Davis Media or any of our Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries under the indenture;

(16)  guarantees by Ziff Davis Media or any of our restricted Subsidiaries of Indebtedness of the Unrestricted Subsidiary Guarantors permitted to be incurred pursuant to clause (14) of the definition of Permitted Indebtedness; provided that any such guarantee shall constitute a Permitted Investment under this clause (16) only if the proceeds of such Indebtedness are not used by such Unrestricted Subsidiary Guarantor to make an Investment other than in Ziff Davis Media or a Restricted Subsidiary;

(17)  Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(18)  non-cash loans to officers, directors and employees, in exchange for notes, to purchase Equity Interests; and

(19)  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means

(1)  Liens on property of, or any shares of Capital Stock of, a Person existing at the time that Person is merged into or consolidated with Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media; provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media other than the property or assets subject to the Liens prior to that merger or consolidation;

(2)  Liens existing on the date of the indenture;

(3)  Liens securing Indebtedness consisting of Capital Expenditure Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or installation of assets used in the business of Ziff Davis Media or our Subsidiaries, or repairs, additions or improvements to those assets; provided that:

(a)  those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness);

(b)  those Liens do not extend to any other assets of Ziff Davis Media or our Subsidiaries (and, in the case of repair addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved));

(c)  the incurrence of that Indebtedness is permitted by the “—Limitation on Incurrence of Additional Indebtedness” covenant; and

(d)  those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

(4)  Liens securing Capitalized Lease Obligations permitted pursuant to the definition of Permitted Indebtedness;

(5)  Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, “refinancing”) (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (4) above and (27) below so long as that Lien does not extend to any other property (other than improvements thereto);

(6)  Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

(7)  Liens on and pledges of the capital stock of any Unrestricted Subsidiary;

(8)  Liens securing (a) Indebtedness (including all Obligations) under the Credit Facility (including guarantees thereof) or (b) hedging obligations payable to a lender under the Credit Facility or an Affiliate thereof or to a Person that was lender or Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit Facility;

(9)  Liens for taxes or claims either (a) not delinquent or not more than 30 days overdue or (b) contested in good faith by appropriate proceedings and as to which Ziff Davis Media or any of our Unrestricted Subsidiaries shall have set aside on its books such reserves as may be required by GAAP;

(10)  Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens and other Liens imposed by law incurred in the ordinary course of business;

(11)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, public or statutory obligations, regulatory, contractual or warranty requirements, customs, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(12)  any attachment or judgment Lien not constituting an Event of Default under clause (5) under the definition of Events of Default;

(13)  real property encumbrances, easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title, Liens incidental to the conduct of the business of such Person or to the ownership of its properties and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of business of Ziff Davis Media or any of our Restricted Subsidiaries;

(14)  Liens arising Out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(15)  licenses, sublicenses, leases or subleases granted to others that do not materially interfere with the ordinary course of business of Ziff Davis Media and our Restricted Subsidiaries;

(16)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17)  customary rights of setoff, revocation, refund or chargeback under deposit agreements or repurchase agreements or under the UCC of banks or other financial institutions where Ziff Davis Media or any of our Subsidiaries maintains deposits in the ordinary course of business permitted by the indenture;

(18)  Liens on insurance policies and proceeds thereof to secure premiums thereunder;

(19)  Liens relating solely to assets to be sold in any Asset Sale permitted by the indenture and arising pursuant to the sale agreements governing such Asset Sale;

(20)  Liens in favor of the Noteholders;

(21)  Liens in favor of any of Ziff Davis Medias granted by Ziff Davis Media or any Subsidiary of Ziff Davis Media;

(22)  Liens securing conditional sale, rental or purchase money obligations permitted to be incurred pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant, but only on the property that is the subject of such obligation;

(23)  Liens granted to secure Acquired Indebtedness permitted to be incurred pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant that, by its terms, limits the recourse of the lender or lenders thereunder against Ziff Davis Media, our Restricted Subsidiaries and the Unrestricted Subsidiary Guarantors for the payment of such Indebtedness directly to the property or assets that were the subject of the transaction pursuant to which such Indebtedness was created;

(24)  Liens encumbering initial deposits and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(25)  any interest, right or title of a lessor, licensor or sublessor arising by operation of law or by any contract, provided that any such interest arising by contract shall (i) be customary and in the ordinary course of business, (ii) be limited in scope to the property subject to such contract and (iii) secure only the obligations arising under such contract;

(26)  Liens solely on any cash earnest money deposits made by Ziff Davis Media or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(27)  Liens to secure Indebtedness of foreign Subsidiaries permitted to be incurred under the “—Limitation on Incurrence of Additional Indebtedness” covenant; and

(28)  Liens incurred in the ordinary course of business of Ziff Davis Media and our Subsidiaries with respect to obligations that do not exceed $3.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)  cash;

(2)  Cash Equivalents;

(3)  any liabilities (as shown on Ziff Davis Media’s or any of our Restricted Subsidiary’s most recent balance sheet) of Ziff Davis Media or any Restricted Subsidiary (other than contingent liabilities, liabilities that are subordinated to or rank equally with the exchange notes or any guarantee thereof and liabilities that are incurred in connection with or in contemplation of the related Asset Sale) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that fully and unconditionally releases Ziff Davis Media or such Restricted Subsidiary from further liability;

(4)  assets (other than Investments) that are used or useful in a Permitted Business; and

(5)  the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media of that Capital Stock;

(a)  that Person becomes a Restricted Subsidiary of Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media; or

(b)  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Ziff Davis Media or any Restricted Subsidiary.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Indebtedness of Ziff Davis Media outstanding at the Date of Issuance or other Indebtedness permitted to be incurred by Ziff Davis Media or our Restricted Subsidiaries or Unrestricted Subsidiary Guarantors (to the extent applicable) pursuant to the terms of the indenture, but only to the extent that:

(1) the Refinancing Indebtedness is subordinated to the exchange notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

(2)  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the exchange notes;

(3)  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the exchange notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the exchange notes;

(4)  such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended, and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

(5)  if such Indebtedness being refinanced is Indebtedness of Ziff Davis Media solely, then such Refinancing Indebtedness shall be Indebtedness of Ziff Davis Media solely.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

“Restricted Subsidiary” of a Person means any subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by means of a capital lease and not an operating lease by Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Media of any real or tangible personal property, which property has been or is to be sold or transferred by Ziff Davis Media or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Senior Indebtedness” means the Obligations (including, without limitation, Accrued Bankruptcy Interest) due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with:

(1) all Indebtedness of Ziff Davis Media owed to agents and lenders under the Credit Facility;

(2) all obligations of Ziff Davis Media with respect to hedging obligations;

(3) all obligations of Ziff Davis Media to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(4) all other Indebtedness of Ziff Davis Media which does not provide that it is to rank equally in right of payment to or subordinate to the exchange notes; and

(5) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

(1) Indebtedness of Ziff Davis Media to any of our Subsidiaries (except to the extent pledged under the Credit Facility);

(2) Indebtedness represented by the exchange notes or the 12% senior subordinated notes due 2010 (which shall rank pari passu with each other);

(3) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness;

(4) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

(5) Indebtedness incurred in violation of the “—Limitation on Incurrence of Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holder(s) of such obligation or their representative and the trustee shall have received an Officers’ Certificate of Ziff Davis Media to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

(6) Indebtedness represented by Disqualified Capital Stock; and

(7) any Indebtedness to or guaranteed on behalf of any stockholders, director, officer or employee of Ziff Davis Media or any Subsidiary of Ziff Davis Media.

“Significant Restricted Subsidiary” or “Significant Unrestricted Subsidiary Guarantor” means any Subsidiary of Ziff Davis Media that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Subordinated Seller Debt” means any Indebtedness issued by Ziff Davis Media or any of our Subsidiaries in connection with an acquisition permitted under the indenture, which Indebtedness constitutes all or a portion of the purchase price for such acquisition, issued on terms and conditions that provide, among other things, that such Indebtedness shall (a) be unsecured, (b) not pay cash interest or principal at any time prior to the maturity date of the exchange notes, (c) contain no creditor-like rights or remedies and (d) have a final maturity of no earlier than 90 days after the maturity date of the exchange notes.

“Subsidiary” of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of our subsidiaries; or (2) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of our subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

“Unrestricted Subsidiary” means each of Launchco and Internetco and any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such other Subsidiary is not party to any agreement, contract, arrangement or understanding with Ziff Davis Media or any Restricted Subsidiary of Ziff Davis Publishing Holdings Inc., unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Ziff Davis Media or that Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Ziff Davis Media; and neither Ziff Davis Media nor any Restricted Subsidiary shall at any time:

(a) provide a guarantee of, or similar credit support to, any Indebtedness of such subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

(b) be directly or indirectly liable for any Indebtedness of such subsidiary,

(c) be directly or indirectly liable for any other Indebtedness that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such subsidiary (including any corresponding right to take enforcement action against such subsidiary), except in the case of clause (a) or (b) above to the extent (i) that Ziff Davis Media or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Indebtedness) pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant and (ii) the provisions of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under the “—Limitation on Restricted Payments” covenant.

Any such designation by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to that designation and an Officers’ Certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described in “—Limitation on Restricted Payments.”

The board of directors of Ziff Davis Media may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Ziff Davis Media of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

(1) that Indebtedness is permitted under the “—Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) no Default or Event of Default would be in existence following that designation.

“Unrestricted Subsidiary Guarantor” means Launchco and Internetco.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(1) the then outstanding aggregate principal amount of such Indebtedness into

(2) the sum of the total of the products obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of that Person all the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

“Wholly Owned Subsidiary” means any subsidiary, all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by Ziff Davis Media.

“WSP” means Willis Stein & Partners II, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P., and Willis Stein & Partners III-C, L.P.

BOOK ENTRY, DELIVERY AND FORM

Book-Entry

We will initially issue each of the exchange notes and the series E-1 preferred stock in the form of one or more global certificates. Each global certificate will be deposited with, or on behalf of, the Depository Trust Company as our depositary and registered in the name of the depositary or its nominee. Except as set forth below, each global certificate may be transferred, in whole and not in part, only to the depositary or another nominee of the depositary. You may hold your beneficial interests in the global certificates directly through the depositary if you have an account with the depositary or indirectly through organizations, which have accounts with the depositary.

The depositary has advised us as follows:

•
the depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•
the depositary was created to hold securities of institutions that have accounts with the depositary, commonly known as “participants,” and to facilitate the clearance and settlement of transactions in such securities among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

•	the depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations; and

•
access to the depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by the depositary, upon the deposit of each global certificate with the depositary, the depositary will credit, on its book-entry registration and transfer system, the number of exchange notes or shares of series E-1 preferred stock, as the case may be, represented by each such global certificates to the accounts of participants.

Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global certificates will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in such global certificates other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global certificates.

So long as the depositary or its nominee is the registered holder and owner of any global certificates, the depositary or such nominee will be considered the sole legal owner and holder of the securities evidenced by such global certificates for all purposes under the indenture governing the exchange notes. Except as set forth below, as an owner of a beneficial interest in the global certificates, you will not be:

•	entitled to have the securities evidenced by the global certificates registered in your name;

•	entitled to receive physical delivery of certificated exchange notes and/or series E-1 preferred stock; and

•	considered to be the owner or holder of any securities evidenced by the global certificates.

We understand that under existing industry practice, in the event an owner of a beneficial interest in a global certificate desires to take any action that the depositary, as the holder of such global certificates, is entitled to take, the beneficial owner may instruct the participant to take such action on its behalf.

We will make (1) payments of principal, premium, if any, and interest on exchange notes and (2) payments of dividend, if any, payable on the series E-1 preferred stock, represented by a global certificate registered in the name of and held by the depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner and holder of such global certificate.

We expect that the depositary or its nominee, upon receipt of any payment on a global certificate will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of the depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global certificate held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on the account of, beneficial ownership interests in any global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in a global certificate owning through such participants.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in each of the global certificates among participants of the depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trustee under the indenture governing the exchange notes, nor Ziff Davis Holdings or Ziff Davis Media will have any responsibility or liability for the performance by the depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Subject to certain conditions, the exchange notes and/or series E-1 preferred stock represented by global certificates are exchangeable for certificated securities in definitive form if:

•
the depositary notifies us that it is unwilling or unable to continue as depositary for the global certificates or the depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

•	we in our discretion at any time determine not to have all the exchange notes or series E-1 preferred stock represented by global certificates; or

•	in the case of the exchange notes only, a default entitling the holder of the exchange notes to accelerate the maturity thereof has occurred and is continuing.

Any security that is exchangeable as above is exchangeable for certificated securities issuable in authorized denominations, as applicable, and registered in such names as the depositary shall direct. Subject to the foregoing, a global certificate is not exchangeable, except for a global certificate of the same aggregate denomination to be registered in the name of the depositary or its nominee.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of participating in the exchange offer. This discussion is a general summary only and does not address all tax aspects of ownership of the series E-1 preferred stock and/or the exchange notes that may be relevant to a prospective investor’s particular circumstances. This discussion deals only with series E redeemable preferred stock, series E-1 preferred stock existing notes and/or exchange notes held as capital assets and does not deal with the consequences to special classes of holders of the series E redeemable preferred stock, series E-1 preferred stock, existing notes and/or exchange notes, such as dealers in securities or currencies, life insurance companies, tax exempt entities, financial institutions, or persons with a functional currency other than the U.S. dollar. It does not deal with the effects of any arrangement entered into by a holder of series E redeemable preferred stock, series E-1 preferred stock, existing notes and/or exchange notes that partially or completely hedges such series E redeemable preferred stock, series E-1 preferred stock, existing notes and/or exchange notes, or otherwise holds series E redeemable preferred stock, series E-1 preferred stock and/or notes as part of a synthetic security, “straddle,” or other integrated investment. This summary also does not address any tax consequences arising under any state, municipal, foreign or other taxing jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, and the regulations, rulings and judicial decisions thereunder as of the date of this prospectus, any of which may be repealed or modified in a manner resulting in U.S. federal income tax consequences that differ from those described below.

Exchange of existing notes for exchange notes

The exchange of existing notes for exchange notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder of exchange notes will have the same tax basis and holding period in such exchange notes that such holder had in the existing notes.

Exchange of series E redeemable preferred stock for series E-1 preferred stock

The exchange of series E redeemable preferred stock for series E-1 preferred stock (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder of series E-1 preferred stock will have the same tax basis and holding period in such series E-1 preferred stock that such holder had in the series E redeemable preferred stock.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR OWNER OF SERIES E PREFERRED STOCK AND/OR NOTES IN LIGHT OF SUCH OWNER’S CIRCUMSTANCES AND INCOME TAX SITUATION. WE RECOMMEND THAT ALL OWNERS OF SERIES E REDEEMABLE PREFERRED STOCK AND/OR EXISTING NOTES CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY CHANGE IN APPLICABLE TAX LAWS.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes or series E-1 preferred stock for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes or series E-1 preferred stock. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes or series E-1 preferred stock received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. Until         , 2002, all dealers effecting transactions in the exchange notes or series E-1 preferred stock may be required to deliver a prospectus.

We will not receive any proceeds from any sales of the exchange notes or series E-1 preferred stock by participating broker-dealers. Exchange notes and/or series E-1 preferred stock received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes and/or series E-1 preferred stock. Any participating broker-dealer that resells exchange notes and/or series E-1 preferred stock that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes or the series E-1 preferred stock may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes or series E-1 preferred stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the existing notes or the series E redeemable preferred stock. Neither the existing notes nor the series E redeemable preferred stock have been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes and/or series E-1 preferred stock, as applicable, by holders who are entitled to participate in these exchange offer. The holders of existing notes and series E redeemable preferred stock, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the existing notes and/or series E redeemable preferred stock. The exchange notes and series E-1 preferred stock each will constitute a new issue of securities with no established trading market. We do not intend to list the either the exchange notes or the series E-1 preferred stock on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or the series E-1 preferred stock or as to the liquidity of the trading market for the exchange notes or the series E-1 preferred stock. If a trading market does not develop or is not maintained, holders of the exchange notes and/or series E-1 preferred stock may experience difficulty in reselling the exchange notes and/or series E-1 preferred stock or may be unable to sell them at all. If a market for the exchange notes or series E-1 preferred stock develops, any such market may be discontinued at any time.

LEGAL MATTERS

Certain legal matters will be passed upon on behalf of Ziff Davis Holdings and Ziff Davis Media by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois.

EXPERTS

The consolidated financial statements of Ziff Davis Holdings Inc. as of December 31, 2001 and March 31, 2001 and for the nine month transition period ended December 31, 2001 and for the fiscal year ended March 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The carve-out financial statements of ZDP (reflected as the predecessor company) for the period from January 1, 2000 to April 4, 2000 and for the fiscal year ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

APPENDIX F

CONSOLIDATED FINANCIAL STATEMENTS

ZIFF DAVIS HOLDINGS INC.

Page
Audited Financial Statements
Report of Independent Accountants	F-2
Consolidated Balance Sheets as of December 31, 2001 and March 31, 2001	F-4
Consolidated Statements of Operations for the nine months ended December 31, 2001, for the fiscal year ended March 31, 2001, for the period from January 1 to April 4, 2000 (Predecessor) and for the year ended December 31, 1999 (Predecessor)
F-5
Consolidated Statements of Cash Flows for the nine months ended December 31, 2001, for the fiscal year ended March 31, 2001, for the period from January 1 to April 4, 2000 (Predecessor) and for the year ended December 31, 1999 (Predecessor)
F-6
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the nine months ended December 31, 2001, for the fiscal year ended March 31, 2001, for the period from January 1 to April 4, 2000 (Predecessor) and for the year ended December 31, 1999 (Predecessor)
F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Financial Statements
Unaudited Consolidated Balance Sheets as of June 30, 2002 and December 31, 2001	F-48
Unaudited Consolidated Statements of Operations for the six months ended June 30, 2002 and June 30, 2001	F-49
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2002 and June 30, 2001	F-50
Unaudited Consolidated Statement of Changes in Stockholders’ Deficit for the six months ended June 30, 2002	F-51
Notes to Unaudited Consolidated Financial Statements	F-52

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
Ziff Davis Holdings Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements  of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of Ziff Davis Holdings Inc. and its subsidiaries (the “Company”) at December 31, 2001 and March 31, 2001, and the results of its operations and cash flows for the nine months ended December 31, 2001 and for the year ended March 31, 2001, respectively, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    /s/     PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
September 18, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
Ziff Davis Holdings Inc.

In our opinion, the accompanying carve-out statements of operations, cash flows and changes in divisional equity present fairly, in all material respects, the results of Ziff Davis Publishing’s (“Predecessor”) operations and cash flows for the period from January 1, 2000 to April 4, 2000 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Predecessor’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    /s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
September 18, 2002

ZIFF DAVIS HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31, 2001	March 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$19,956	$25,511
Accounts receivable, net	45,226	52,699
Inventories	360	1,102
Prepaid expenses and other current assets	7,949	14,508
Due from affiliate	—	354

Total current assets	73,491	94,174
Property and equipment, net	48,280	80,634
Equity investments	—	12,135
Intangible assets, net	375,271	639,213
Other assets, net	18,253	27,146

Total assets	$515,295	$853,302

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$21,347	$11,994
Accrued expenses and other current liabilities	58,983	54,070
Current portion of long-term debt	7,127	7,460
Unexpired subscriptions, net	36,212	47,179

Total current liabilities	123,669	120,703
Long-term debt	422,074	451,707
Other non-current liabilities	8,879	1,952

Total liabilities	554,622	574,362

Commitments and contingencies (Notes 18 and 19)
Redeemable preferred stock	515,987	375,585

Stockholders’ deficit:
Common stock—$0.001 par value, 100,000,000 shares authorized, 74,985,785 and 76,220,688 shares issued and outstanding, respectively	18,743	19,055
Stock subscription loans	(1,164)	(1,480)
Additional paid-in capital	3,468	3,468
Accumulated deficit	(574,561)	(117,688)
Accumulated other comprehensive loss	(1,800)	—

Total stockholders’ deficit	(555,314)	(96,645)

Total liabilities and stockholders’ deficit	$515,295	$853,302

The accompanying notes are an integral part of these financial statements.

ZIFF DAVIS HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001	Period from January 1, to April 4, 2000	Year Ended December 31, 1999
			(Predecessor)	(Predecessor)
Revenue, net:	$215,859	$430,925	$128,941	$535,709

Operating expenses:
Cost of production	81,726	139,284	38,733	158,040
Selling, general and administrative expenses	164,351	244,990	75,563	277,736
Depreciation and amortization of property and equipment	20,870	16,599	3,413	13,461
Amortization of intangible assets	41,766	49,499	8,653	69,016
Year 2000 remediation expense	—	—	—	3,027
Non-cash stock-based compensation expense	—	—	446	866
Restructuring charges, net	37,412	—	—	—
Write-down of intangible assets	240,077	—	—	778,760

Total operating expenses	586,202	450,372	126,808	1,300,906

(Loss) income from operations	(370,343)	(19,447)	2,133	(765,197)
Equity in (loss) income from joint ventures	(192)	1,339	266	1,874
Loss on sale of joint venture	(7,802)	—	—	—
Interest expense, net	36,833	57,015	—	—

Net (loss) income before income taxes	(415,170)	(75,123)	2,399	(763,323)
Income tax provision (benefit)	254	905	2,095	(180,289)

Net (loss) income	$(415,424)	$(76,028)	$304	$(583,034)

The accompanying notes are an integral part of these financial statements.

ZIFF DAVIS HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001	Period from January 1, to April 4, 2000	Year Ended December 31, 1999
			(Predecessor)	(Predecessor)
Cash flows from operating activities:
Net (loss) income	$(415,424)	$(76,028)	$304	$(583,034)
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation and amortization	62,636	66,098	12,066	82,477
Equity in loss (income) from joint ventures	192	(1,339)	(266)	(1,874)
Deferred tax provision (benefit)	—	—	2,095	(185,978)
Loss on sale of joint venture	7,802	—	—	—
Provision for doubtful accounts	1,645	2,668	1,665	8,977
Non-cash expense	2,404	1,995	404	1,774
Stock-based compensation expense	—	—	446	866
Amortization of debt issuance costs	1,666	2,135	—	—
Non-cash restructuring charge	11,570	—	—	—
Write-down of intangible assets	240,077	—	—	778,760
Changes in operating assets and liabilities:
Accounts receivable	5,828	15,668	4,981	(2,909)
Inventories	742	9,284	(406)	1,155
Accounts payable and accrued expenses	14,266	31,265	(7,438)	(4,047)
Unexpired subscriptions and deferred revenue, net	(10,967)	(4,901)	2,526	(655)
Due from affiliate	354	(354)	—	—
Prepaid expenses and other, net	12,071	(11,219)	(1,136)	(4,083)

Net cash (used) provided by operating activities	(65,138)	35,272	15,241	91,429

Cash flows from investing activities:
Capital expenditures	(23,336)	(33,655)	(1,792)	(10,840)
Distributions from joint venture	125	3,600	—	4,000
Net proceeds from sale of joint ventures	4,051	1,700	—	—
Net proceeds from sale of international operations	10,500	28,267	—	—
Acquisitions and investments, net of cash acquired	(44)	(505)	(816)	(9,498)
Acquisition of ZDP, net of cash acquired	—	(801,953)	—	—

Net cash used by investing activities	(8,704)	(802,546)	(2,608)	(16,338)

Cash flows from financing activities:
Proceeds from issuance of common stock	4	19,043	—	—
Proceeds from issuance of preferred stock	98,953	333,925	—	—
Proceeds from long-term borrowings	—	605,000	—	—
Borrowings under senior credit facilities	10,000	—	—	—
Repayment of borrowings under senior credit facilities	(39,966)	(145,833)	—	—
Proceeds from issuance of senior secured notes	—	125,000	—	—
Repayment of borrowings under senior secured notes	—	(125,000)	—	—
Proceeds from issuance of senior subordinated notes	—	175,000	—	—
Repayment of senior subordinated notes	—	(175,000)	—	—
Debt issuance costs	(704)	(21,350)	—	—
Capital returned to ZDI, net	—	—	(10,488)	(78,913)

Net cash provided (used) by financing activities	68,287	790,785	(10,488)	(78,913)

Net (decrease) increase in cash and cash equivalents	(5,555)	23,511	2,145	(3,822)
Cash and cash equivalents at beginning of period	25,511	2,000	2,487	6,309

Cash and cash equivalents at end of period	$19,956	$25,511	$4,632	$2,487

Cash paid during the period for:
Interest	$30,988	$50,798	$—	$—
Income taxes	50	1,301	—	—

The accompanying notes are an integral part of these financial statements.

ZIFF DAVIS HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(dollars in thousands)

Predecessor	Division Capital	Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Total Division Equity	Comprehensive Income (Loss)
Balance at December 31, 1998	$1,503,362	$(33,634)	$(3,417)	$305	$1,466,616
Net loss	—	(583,034)	—	—	(583,034)	$(583,034)
Stock-based compensation	—	—	866	—	866	—
Forfeiture of compensatory stock options	(192)	—	192	—	—	—
Foreign currency translation adjustment	—	—	—	(1,798)	(1,798)	(1,798)
Contribution of office space constructed by ZDI	22,988	—	—	—	22,988	—
Return of capital	(78,913)	—	—	—	(78,913)	—

Balance at December 31, 1999	$1,447,245	$(616,668)	$(2,359)	$(1,493)	$826,725	$(584,832)

Net income	—	304	—	—	304	$304
Stock-based compensation	—	—	446	—	446	—
Foreign currency translation adjustment	—	—	—	(442)	(442)	(442)
Return of capital	(10,488)	—	—	—	(10,488)	—

Balance at April 4, 2000	$1,436,757	$(616,364)	$(1,913)	$(1,935)	$816,545	$(138)

	Common Stock		Stock Subscription Loans	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ (Deficit)/Equity	Comprehensive Loss
	Shares	Amount
Balance at April 4, 2000	—	$—	$—	$2,000	$—	$—	$2,000
Issuance of common stock	70,170,000	17,543	—	1,468	—	—	19,011
Issuance of common stock for shareholder loans	6,315,601	1,579	(1,579)	—	—	—	—
Cancellation of shareholder loans	(264,913)	(67)	67	—	—	—	—
Repayment of stockholder loans	—	—	32	—	—	—	32
Dividends payable on redeemable preferred stock	—	—	—	—	(41,660)	—	(41,660)
Net loss	—	—	—	—	(76,028)	—	(76,028)	$(76,028)

Balance at March 31, 2001	76,220,688	$19,055	$(1,480)	$3,468	$(117,688)	$—	$(96,645)	$(76,028)

Cancellation of shareholder loans	(1,224,903)	(309)	309	—	—	—	—
Repurchase of employee stockholder	(10,000)	(3)	—	—	—	—	(3)
Repayment of stockholder loans	—	—	7	—	—	—	7
Cumulative effect of adoption of accounting principle	—	—	—	—	—	(1,187)	(1,187)	$(1,187)
Change in fair value of interest rate swap	—	—	—	—	—	(613)	(613)	(613)
Dividends payable on redeemable preferred stock	—	—	—	—	(41,449)	—	(41,449)	—
Net loss	—	—	—	—	(415,424)	—	(415,424)	(415,424)

Balance at December 31, 2001	74,985,785	$18,743	$(1,164)	$3,468	$(574,561)	$(1,800)	$(555,314)	$(417,224)

The accompanying notes are an integral part of these financial statements.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Formation of Ziff Davis Holdings Inc.

Ziff Davis Holdings Inc. (“Ziff Davis Holdings” or, collectively with its consolidated subsidiaries, the “Company”) is majority owned by various investment funds managed by Willis Stein & Partners Management III, L.L.C. (“Willis Stein”, “controlling stockholders”) a private equity investment firm. Ziff Davis Holdings Inc. is a holding company which indirectly owns 100% of Ziff Davis Media Inc. (“Ziff Davis Media”). Ziff Davis Holdings does not conduct any operations, but rather all operations are conducted by Ziff Davis Media and its direct and indirect subsidiaries and Ziff Davis Holdings has no material assets other than its investment in the capital stock of Ziff Davis Media. The Company is a multimedia content company whose principal business is publishing. The Company publishes and licenses magazines, provides editorial content about technology and the Internet, both in print and online, and produces seminars and webcasts. Ziff Davis Holdings was incorporated in the state of Delaware and was formed to acquire certain publishing assets (“Ziff-Davis Publishing”, “ZDP”, or “Predecessor”) from Ziff-Davis Inc. (“ZDI”), an unrelated company. The Company’s major operating subsidiaries are Ziff Davis Publishing Inc., Ziff Davis Development Inc. (“LaunchCo”) and Ziff Davis Internet Inc. (“InternetCo”). In January 2002, the Company changed its fiscal year-end from March 31 to December 31, effective December 31, 2001. The accompanying financial statements present a nine-month transition period ended December 31, 2001.

The Company was capitalized in April 2000 through the issuance of approximately $225,300 in preferred and common stock in order to fund its acquisition of ZDP. In addition, The Company issued $125,000 senior secured notes (the “Equity Bridge Notes”). Proceeds from these transactions were used to purchase common stock of Ziff Davis Media. The Equity Bridge Notes were fully repaid in July 2000 including interest thereon with proceeds from the issuance of approximately$128,400 in preferred and common stock.

The Company had no operations prior to April 5, 2000 when it completed the acquisition of ZDP for $780,000 plus expenses. The acquisition of ZDP was accounted for under the purchase method of accounting. The acquisition of ZDP was funded by (i) proceeds from the issuance of preferred stock and Equity Bridge Notes described above, (ii) executing a $405,000 Senior Credit Facility agreement (the “Senior Credit Facility”) of which $355,000 was borrowed at closing and (iii) issuing $175,000 of senior subordinated notes (the “Bridge Loan”) (See Note 13). Fees and expenses, including debt issuance costs associated with the acquisition of ZDP, which totaled approximately $30,000, were paid with the equity and debt proceeds. On July 18, 2000, the Company issued $250,000 of 12% Senior Subordinated Notes due 2010 (“Senior Notes”). The proceeds of this offering were used to repay the Bridge Loan and approximately $59,700 of the Senior Credit Facility. In addition, proceeds were used to pay approximately $8,500 of expenses associated with the offering and approximately $6,800 of accrued interest related to the principal repayments.

In connection with the acquisition of ZDP, the Company determined that ZDP’s wholly-owned international operations (excluding international licensing operations and international joint ventures) did not meet its long-term strategic objectives. As a result, the operations were sold on August 4, 2000. The results of these operations are excluded from the consolidated statement of operations for the period from April 5, 2000 to the sale date, August 4, 2000 (See Note 5).

Operations

The Company’s operations are classified into two operating segments, Established Businesses and Developing Businesses. The Established Businesses segment is comprised of the “Restricted Subsidiaries” (described below) and the Developing Businesses segment is comprised of the “Unrestricted Subsidiaries” (described below).

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION—(continued)

The Established Businesses or “Restricted Subsidiaries” segment is primarily comprised of the publishing assets that were acquired from ZDI, which are collectively referred to and defined under the Senior Credit Facility as the “Restricted Subsidiaries”. This segment is engaged in publishing and licensing magazines and providing editorial content about technology and the Internet. This segment also licenses its content and brands to 33 licensees in over 70 countries worldwide. In addition, this segment also published MacWorld through a 50% owned joint venture with International Data Group (“IDG”), which was sold in October 2001 to IDG (See Note 9).

The Developing Businesses segment is comprised of the InternetCo and LaunchCo subsidiaries, which are collectively referred to, and defined under our debt agreements, as “Unrestricted Subsidiaries”. This segment is focused on developing (1) new businesses, including two new publications and (2) Internet-related ventures leveraged off the Company’s editorial content, expertise and relationships with its audience and advertisers in its Established Business segment.

For additional information on the Company’s operating segments, see Note 23.

As discussed in Note 26, the Company completed a financial restructuring in August 2002.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of combination and consolidation

The financial statements of the Company as of December 31, 2001 and for the nine months then ended, and as of March 31, 2001 and the fiscal year then ended are prepared on a consolidated basis and include the accounts of the Company and its subsidiaries. The combined financial statements of the Predecessor as of December 31, 1999 and for the period from January 1 to April 4, 2000 and the year ended December 31, 1999 are prepared on a carve-out basis, as ZDP was not a separate legal entity of ZDI. All significant intercompany accounts and transactions have been eliminated in consolidation and combination. Investments in companies in which ownership interests are greater than 20 percent and in which the Company has the ability to exercise significant influence, but not control, over the operating and financial policies of such companies are accounted for under the equity method.

The carve-out financial statements of ZDP and related notes reflect the carve-out historical results of operations, financial position and cash flows of ZDP. These financial statements are not necessarily indicative of results that would have occurred if ZDP had been a separate stand-alone entity during the periods presented or future results of ZDP.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of credit risk

The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. The Company has not experienced losses in such accounts.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(continued)

The Company’s advertisers primarily include customers who represent a variety of technology companies in the United States and other countries. The Company extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers. No one customer accounted for more than 5.6% of total revenue for the nine months ended December 31, 2001, fiscal year ended March 31, 2001, period from January 1, 2000 to April 4, 2000 (Predecessor) and the year ended December 31, 1999 (Predecessor).

Inventories

Inventories, which consist of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

Property and equipment

Property and equipment have been recorded at cost or their estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the acquired assets, ranging from 2 to 20 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

Capitalized software

In accordance with AICPA SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, the Company capitalizes certain costs incurred for the development of internal use software. Capitalized costs include direct labor and related overhead for software produced by the Company and the cost of software purchased from third parties. These costs are included in property, plant and equipment in the accompanying consolidated balance sheet. Costs incurred in connection with business process re-engineering are expensed as incurred. The Company capitalized approximately $14,000, $21,000, $780 and $1,400 of internal use software costs during the nine months ended December 31, 2001, fiscal year ended March 31, 2001, period from January 1, 2000 to April 4, 2000 (Predecessor) and the year ended December 31, 1999 (Predecessor), respectively. Approximately, $5,500 and $21,000 of unamortized software costs remained at December 31, 2001 and March 31, 2001, respectively. As part of the Company’s restructuring program further described in Note 4, a write-off of $20,282 of capitalized software was recorded in the nine months ended December 31, 2001.

Intangible assets

Intangible assets consist principally of advertising lists, subscriber lists, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 20 years and goodwill, which represents the excess of the purchase price over the estimated fair value of net assets acquired, is amortized over a period of 20 years. (See Note 10).

As discussed further below, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Asset”, which provides, among other things, for the non-amortization of goodwill and intangible assets with indefinite useful lives. Consequently, goodwill and indefinite lived intangible assets recognized in connection with the acquisition of ZDP will no longer be amortized, beginning in the first quarter of 2002.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(continued)

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment losses for assets to be held and used are recognized in operating results in the event that the undiscounted expected future cash flows to be generated by the related asset are less than the carrying value of the asset. If undiscounted expected future cash flows are not sufficient to support the recorded value of the assets, an impairment loss is recognized to reduce the carrying value of the intangible assets to estimated recoverable value. Impairment losses for assets held for sale are recognized in operating results when the fair value of the related assets are less than the carrying value of the asset. Fair value is determined using quoted market prices in an active market (if available). If quoted market prices are not available, management estimates the fair market value using the best information available including prices for similar assets and the results of established valuation techniques. The Company wrote-off a net book value of $30,752 of fixed assets, including the $20,282 of capitalized software described above, and $219,795 of intangible assets and goodwill during the nine months ended December 31, 2001 as part of a restructuring program (See Notes 4, 8 and 10).

Debt issuance costs

The cost to issue debt is recorded in other assets and amortized to interest expense over the term of the related debt using the effective-interest rate method. At December 31, 2001 and March 31, 2001, other assets included $18,253 and $19,215 in net debt issuance costs.

Revenue, net

Advertising revenue for the Company’s publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands. Circulation revenue consists of both subscription and single copy newsstand sales. Subscription revenue (which is net of agency fees), less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands. The Company also derives revenue from royalty agreements. These other revenues are recognized over the term of the agreement or when services are provided.

Operating costs and expenses

Cost of production includes the direct cost of producing magazines, primarily paper, manufacturing, distribution and fulfillment.

Selling, general and administrative costs include editorial, product development, advertising and subscriber acquisition costs and other general and administrative costs. Editorial and product development costs, including pre-publication expenses, are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products and are expensed as incurred.

The Company accounts for advertising expense in accordance with SOP 93-7, “Accounting for Advertising Costs”, which generally requires that advertising costs be expensed either as incurred or the first time the advertising takes place, except for the cost of certain direct-response advertising programs. Direct-response advertising consists primarily of publication subscription renewal mailings and magazine advertisements which

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(continued)

include order coupons for the Company’s publications and other subscription promotions. The capitalized cost of the advertising is amortized over the 12-month period following the advertising campaign. At December 31, 2001 and March 31, 2001, $0 and $1,805 of advertising expenditures was reported as other current assets, respectively. Approximately $4,900 and $2,900 of deferred advertising costs were expensed in the nine months ended December 31, 2001 and fiscal year ended March 31, 2001. There was no deferred advertising cost at December 31, 1999.

Stock-based compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, to account for stock options. The Company follows the disclosure-only provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”.

Equity in income from joint ventures

Equity in income from joint ventures includes the Company’s equity share of income from its investments in joint ventures. In October 2001, the Company sold its 50% owned joint venture, Mac Publishing LLC (See Note 9).

Comprehensive income (loss)

Comprehensive income (loss), which is reported on the accompanying consolidated statement of stockholders’ equity as a component of accumulated other comprehensive income (loss), consists of net income and other gains and losses affecting stockholders’ (deficit) equity that, under generally accepted accounting principles, are excluded from net income (loss). The only such change is the change in cumulative translation adjustment and certain derivative financial instruments as detailed in the Statement of Changes in Stockholders’ (Deficit) Equity.

Income taxes

Income taxes are based upon income for financial reporting purposes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Fair value of financial investments

The Company’s financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable, preferred stock and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Fair value of long-term bank debt is based on rates available to the Company for debt with similar terms and maturities. Fair value of public debt is based on quoted market prices, where available, or quoted market prices of comparable instruments. Fair values of private placement debt securities and preferred stock are estimated using discounted cash flows that reflect interest rates currently being offered with similar terms to borrowers of similar credit quality.

The Company uses an interest swap agreement to manage risk on its floating rate debt. Fair value of the instrument is based on estimated current settlement cost.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(continued)

Interest rate swaps

The Company utilizes an interest rate swap to reduce the impact on interest expense of fluctuating interest rates on its variable rate debt. Under its interest rate swap agreement, the Company agreed with the counter parties to exchange, at quarterly intervals, the difference between the Company’s fixed pay rate and the counter parties’ variable pay rate on three-month LIBOR.

The fair value of the interest rate swap was estimated by obtaining a quote from a broker, which represented the amount that the Company would pay if the agreement were terminated at the balance sheet date. While it is not the Company’s intention to terminate the interest rate swap, the fair value indicated that the termination of the interest rate swap agreement would have resulted in a loss of $1,800. This amount is recorded on the balance sheet in accumulated other comprehensive loss.

Critical accounting policies and estimates

The preparation of these financial statements require the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to allowances for doubtful accounts, reserves for sales returns and allowances, reserves for severance, closures and restructuring related costs and the recoverability of long-lived assets including the excess of purchase price over net assets acquired. The Company bases its estimates on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These form the basis of the Company’s judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates which would effect the Company’s reported results of operations. The Company believes the following is a description of the critical accounting policies and estimates used in the preparation of its consolidated financial statements.

Allowances for doubtful accounts are estimated losses resulting from its customers’ failure to make required payments. The Company continually monitors collections from customers and provides for estimated credit losses. The Company aggressively pursues collection efforts on these overdue accounts and upon collection reverses the write-off in future periods. If future payments by the Company’s customers were to differ from its estimates, the Company may need to increase or decrease the Company’s allowances for doubtful accounts.

Reserves for sales returns and allowances are primarily related to the Company’s newsstand sales. The Company estimates and maintains these reserves based primarily on the Company’s distributors’ historical return practices and the Company actual return experience. If actual sales returns and allowances differ from the estimated returns and allowances rates used, the Company may need to increase or decrease the reserve for sales returns and allowances.

Reserves for severance, magazine and facilities closures and restructuring related costs are estimated costs resulting from management’s plans and actions to consolidate operations and eliminate headcount to reduce total operating costs. If the future payments of these costs were to differ from its estimates, the Company may need to increase or decrease its reserves.

The Company periodically evaluates the recoverability of its long-lived assets, including property and equipment, goodwill and intangible assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or in connection with its annual financial review process. The

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(continued)

Company’s evaluations include analyses based on the cash flows generated by the underlying assets and profitability information, including estimated future operating results, trends or other determinants of fair value. If the value of the asset determined by these evaluations is less than its carrying amount, an impairment is recognized for the difference between the fair value and the carrying value of the asset. Future adverse changes in market conditions or poor operating results of the related businesses may indicate an inability to recover the carrying value of the assets, thereby possibly requiring an impairment charge to the carrying value of the assets.

Recent accounting pronouncements

Effective April 1, 2001, the Company adopted the Financial Accounting Standards Board’s Statement of Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS Nos. 137 and 138. SFAS 133 requires that the Company record all derivatives on the balance sheet at fair value. The Company entered into an interest rate swap agreement to hedge cash flow exposure related to variable interest rates on its debt. Changes in the derivative fair values that are designated, effective and qualify as cash flow hedges will be deferred and recorded as a component of accumulated other comprehensive loss (“AOCL”) until the hedged transactions occur and are recognized in earnings. The ineffective portion, if any, of a hedging derivative’s change in fair value will be immediately recognized in earnings. As a result of adopting SFAS 133 and in accordance with the transition provisions, the Company recorded the fair value of the interest rate swap as an other liability with an offsetting charge to AOCL. The impact of adopting SFAS 133 was not material to the financial statements.

During the nine months ended December 31, 2001, the Company recorded the changes in fair value of the interest rate swap agreement to AOCL of $613. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions. The Company links all hedges that are designated as cash flow hedges to be forecasted transactions. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting prospectively.

In April 2001, the Financial Accounting Standards Board (“FASB”) issued Emerging Issues Task Force (“EITF”) reached a final consensus on EITF Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products”, which was later codified along with other similar issues, into EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-9”). EITF 01-9 clarifies the income statement classification of costs incurred by a vendor in connection with the reseller’s purchase or promotion of the vendor’s products, resulting in certain cooperative advertising and product placement costs previously classified as selling expenses to be reflected as a reduction of revenues earned from that activity. The Company adopted this EITF as of January 1, 2002 and as required, has reclassified prior periods amounts. The impact of this EITF on the Company’s financial statements for the nine months ended December 31, 2001 and fiscal year ended March 31, 2001 was a reclassification of selling, general and administrative expense as an offset to revenue in the amount of $8,761 and $9,560, respectively.

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(continued)
longer be amortized, but instead be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. The Company plans to adopt SFAS Nos. 141 and 142 effective for its fiscal, year ending December 31, 2002. Upon adoption, the Company stopped amortizing goodwill and the Company stopped amortizing approximately $154,000 of intangible assets deemed to have an indefinite useful life, primarily intangible assets related to the acquisition of ZDP. In addition, in 2002, the Company continued its cost reduction and restructuring program (See Note 26). Based on the current levels of goodwill and intangible assets deemed to have an indefinite useful life, the adoption of SFAS No. 142 will reduce annual amortization expense by approximately $11,600 and subsequently decrease annual net (loss) income by the same amount.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and provides guidance on classification and accounting for such asset when held for sale or abandonment. The Company intends to adopt this statement for its fiscal year ending December 31, 2002. The Company does not expect the implementation of SFAS No. 144 to have a material impact on its financial position, liquidity or results of operations.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. In addition, SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and make various technical corrections to existing pronouncements. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002. The impact of this pronouncement on our financial results is currently being evaluated.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather that at the date of a commitment to an exit or disposal plan. The provisions of SFAS No. 146 are effective for fiscal years beginning after December 31, 2002. The impact of this pronouncement on our financial results is currently being evaluated.

Reclassifications

Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

NOTE 3—PREDECESSOR POLICIES IN CARVE-OUT

As described in Note 2, financial statements for periods prior to April 5, 2000 (Predecessor) have been prepared on a carve-out basis. The following are policies related to such carve-out.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 3—PREDECESSOR POLICIES IN CARVE-OUT—(continued)

Treasury activities

ZDI manages most treasury activities on a centralized basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. ZDP generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly-owned) to ZDI, and ZDI generally funds ZDP’s cash disbursements (other than disbursements of foreign operations or operations that are not wholly-owned), on a daily basis.

In the financial statements of ZDP, (1) no external debt and equity transactions (and the proceeds thereof) were attributed to ZDP, (2) whenever ZDP held cash (other than cash of ZDP’s foreign operations or cash of ZDP’s operations that are not wholly-owned), that cash was transferred to ZDI and accounted for as a return of capital (i.e., as a reduction in ZDP’s division equity) and (3) whenever ZDP had a cash need (other than cash needs of ZDP’s foreign operations or cash needs of ZDP’s operations that are not wholly-owned owned), that cash need was funded by ZDI and accounted for as a capital contribution (i.e., as an increase in ZDP’s division equity). No interest expense or income to or from ZDI has been reflected in the financial statements of ZDP.

General and administrative service expense

ZDI allocates the cost of certain corporate general and administrative services, including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations and travel expenses to ZDP based on utilization.

Where determination based on utilization alone is impracticable, ZDI uses other methods and criteria that management believes to provide a reasonable estimate of the cost attributable to ZDP.

Royalty charges

ZDP charges ZDNet, (ZDI’s Internet division), an annual fee for the use of various brands and editorial content. The annual fee, which is reflected in ZDP’s financial statements as royalty revenue, is equal to 5% of the first $100,000 of ZDNet’s revenue for the year, 4% of the next $50,000 of ZDNet’s revenue for that year and 3% of any incremental revenue over $150,000 for that year. In October 1999, ZDI’s Board of Directors approved a prospective change in methodology of determining future royalty charges whereby the charge began to be based on revenue, net of bad debt expense.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 4—RESTRUCTURING PROGRAM, ASSET IMPAIRMENT AND RELATED CHARGES

During the nine months ended December 31, 2001, the company implemented a comprehensive restructuring program including the closure of Family PC, Expedia Travels, Smart Partner and the consolidation of Interactive Week into eWEEK in an effort to consolidate operations and eliminate headcount to reduce costs. As a result of this restructuring, the company incurred a pre-tax charge of $277,489. These charges are reported in the Consolidated Statement of Operations as a $240,077 write-down of intangible assets and a $37,412 restructuring charge and include the following:

Intangible asset impairment cost	$240,077	(a)
Leasehold impairment cost	11,570	(a)
Employee termination cost	12,947	(b)
Cost to exit activities	12,895	(c)

	$277,489

(a)
Intangible asset impairment and leasehold impairment costs are non-cash write-offs of fixed assets and intangible assets, primarily subscriber lists, tradenames, goodwill, capitalized software and leasehold improvements associated with discontinued publications and other businesses.

(b)	Employee termination costs related to employee severance for terminated employees at closed businesses and other related costs.
(c)	Costs to exit activities related to the termination of contracts, closure or consolidation of offices and other related costs associated with the closure of publications and other businesses.

The remaining accrued costs of approximately $17,600 are included in accrued expenses and other current liabilities. The remaining accrued expenditures primarily relate to workforce reductions and facilities consolidation. The Company anticipates making $11,000 in cash payments related to this accrual in 2002. The restructuring program continued during 2002 (See Note 26).

NOTE 5—ACQUISITIONS AND DISPOSITIONS

Acquisition of ZDP

The acquisition of ZDP was accounted for using the purchase method of accounting. The assets and liabilities of ZDP acquired by the Company on April 5, 2000, have been recorded at estimated fair value as of the acquisition date with the excess of purchase price over net assets acquired being allocated to intangible assets, including goodwill.

Management implemented a plan to establish a stand-alone infrastructure and restructure the operations of ZDP. These plans include the consolidation and rationalization of certain operations and incremental non-recurring costs associated with the acquisition of ZDP. The primary objectives of these plans are to (i) develop and establish the infrastructure of the Company, as ZDP was not a separate legal entity and did not have stand-alone operations, (ii) reduce overhead expenses and (iii) dispose of businesses which do not meet long-term strategic objectives. The Company’s total cash expenditures associated with these plans is approximately $8,900, which primarily consisted of severance and termination benefits costs, contract termination costs and facilities rationalization expenses, with approximately $8,000 having been spent through December 31, 2001. The Company has substantially completed these plans and related cash expenditures during the nine months ended December 31, 2001.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 5—ACQUISITIONS AND DISPOSITIONS—(continued)

Summary pro forma financial information for the nine months ended December 31, 2000 would not differ materially from actual results, as the acquisition of ZDP was completed near the beginning of the Company’s fiscal year and therefore, is not presented.

Sale of International Operations

In connection with the acquisition of ZDP, the Company determined that all of its wholly-owned international operations (excluding international licensing operations and international joint ventures) did not meet its long-term strategic objectives and initiated a plan to sell these operations. The net assets related to these operations were recorded as assets held for sale at the estimated net proceeds from the sale, as adjusted for estimated cash flows from these operations and an allocation of interest expense for the estimated holding period of $1,256. Accordingly, the results of these operations are excluded from the March 2001 consolidated statement of operations for the period from April 5, 2000 to the sale date August 4, 2000. During such period, the operations had revenue of $29,615 and a loss from operations of $1,484.

In August 2000, the Company and its European subsidiaries completed the sale of its wholly-owned international operations (excluding international licensing and international joint ventures) for a purchase price of approximately $42,000.

The purchase price for these assets consists of:

1.	$31,000 in cash subject to post closing adjustments, plus

2.	approximately $3,200 related to purchase of inventory, prepaid expenses and fixed assets, excluding leasehold improvements offset by approximately $3,500 of net subscription liabilities assumed; and

3.	an additional $15,000 to be paid over a period of five years in five annual payments of $3,000 which the Company recorded at a net present value of $11,300.

In July 2001, the Company entered an agreement to accelerate the receipt of the five annual $3,000 payments due to the Company under the terms of the sale agreement. Under the agreement, the Company received $10,500 as settlement of the amount, $8,000 paid in July 2001 and $2,500 paid in December 2001.

The assets and liabilities related to these operations have been recorded in the balance sheet as other non-current liabilities and as of December 31, 2001 represent contingent tax liabilities in our European operations. Activity in the net assets held for sale from the acquisition of ZDP (April 5, 2000) to December 31, 2001 is:

Asset held for sale at acquisition date	$36,750
Non-cash adjustments to asset held for sale	70
Proceeds from sale of operations	(41,448)
Cash outlays, net	(546)

Balance at December 31, 2001	$(5,174)

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 6—ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

	December 31, 2001	March 31, 2001
Accounts receivable	$90,148	$113,128
Allowance for doubtful accounts, returns and cancellations	(44,922)	(60,429)

	$45,226	$ 52,699

NOTE 7—PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31, 2001	March 31, 2001
Deposits	$5,342	$ 9,707
Production expenses	2,086	3,922
Other	521	879

	$7,949	$14,508

Production expenses represent prepaid manufacturing and distribution expenses related to future issues of our publications.

NOTE 8—PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31, 2001	March 31, 2001
Computers and equipment	$34,947	$27,455
Capitalized computer software	8,273	22,379
Leasehold improvements	26,307	36,263
Furniture and fixtures	9,942	11,136

	79,469	97,233
Accumulated depreciation and amortization	(31,189)	(16,599)

	$48,280	$80,634

In connection with the facilities consolidation of the restructuring program initiated during the nine months ended December 31, 2001 and a current assessment of recoverability of fixed assets, the Company wrote-off a net book value of $30,752 of assets consisting of capitalized computer software ($20,282), leasehold improvements ($8,595) and furniture and fixtures ($1,875).

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 9—EQUITY INVESTMENTS

The Company has investments in the following joint ventures:

	Ownership Percentage	Carrying value at
Equity investments		December 31, 2001	March 31, 2001
Mac Publishing LLC	50%	$ —	$12,135
ZDNet Richina Media (China), LDC*	65%	—	—

*	This greater than 50% owned joint venture was not consolidated, as the Company did not exercise control over the entity.

The entities listed above were engaged primarily in the publication or distribution of print media and providing interactive information and programming to technology-oriented Internet users.

In March 2001, the Company sold its 65 percent interest in ZDNet Media (China) LDC to ZDNet, a unit of CNET Networks, Inc., for net proceeds of $1,700. The Company recognized no gain or loss as a result of this sale. In connection with the transaction, the Company entered into a three-year licensing agreement with ZDNet Media (China) through its partners in China, for the continued publication of PC Magazine, eWEEK and PC/Computing.

In October 2001, the Company sold its 50% ownership interest in Mac Publishing LLC to IDG for net proceeds of $4,051. The Company realized a pre-tax loss of $7,802 as a result of this sale.

The Company’s equity in (loss) income was $(192), $1,339, $266 and $1,874 in the nine months ended December 31, 2001, fiscal year ended March 31, 2001, the period from January 1, 2000 to April 4, 2000 (Predecessor) and the year ended December 31, 1999 (Predecessor), respectively.

NOTE 10—INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	Range of Useful Lives	December 31, 2001	March 31, 2001
	(years)
Advertising lists	3-20	$219,675	$350,700
Trademark/trade names	20	121,110	214,100
Subscribers lists	2-4	11,600	11,700
Other identified intangible assets	4-20	10,125	14,900
Goodwill	20	66,124	97,312

		428,634	688,712
Accumulated amortization		(53,363)	(49,499)

		$375,271	$639,213

Intangible assets primarily relate to the acquisition of ZDP. The acquisition was accounted for under the purchase method of accounting. As such, the purchase price of this acquisition was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 10—INTANGIBLE ASSETS, NET—(continued)

Advertising lists and subscriber lists were recorded at estimated fair value as determined by an income approach. Trademarks/trade names were recorded at estimated fair value using a relief from royalty approach.

All intangible assets are being amortized using the straight-line method over estimated useful lives, up to 20 years. In determining the estimated useful lives, the Company considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, subscribers, legal and contractual obligations and other factors.

Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. In relation to the restructuring program initiated during the nine months ended December 31, 2001 and a current assessment of recoverability of goodwill and intangible assets, the Company wrote-off a net book value of $219,795 of assets consisting of advertiser lists ($104,556), tradenames ($84,979), subscriber lists and other intangible assets ($30,260).

In 2002, the Company continued its cost reduction and restructuring program (See Note 26).

On December 6, 1999, ZDP wrote-down the value of the intangible assets to reflect the agreement between ZDI and Willis Stein to sell ZDP for $780,000.

The following table presents the impact of SFAS No. 142 on net loss had the standard been in effect for the nine months ended December 31, 2001 and fiscal year ended March 31, 2001:

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001
Net loss—as reported	$(415,424)	$(76,028)
Adjustments:
Amortization of goodwill	4,610	6,146
Amortization of acquired trademarks and trade names	4,098	5,463

Net adjustments	8,708	11,609

Net loss—adjusted	$(406,716)	$(64,419)

The Company is required to perform impairment tests of its unamortized intangible assets on an annual basis and between annual tests in certain circumstances. As of December 31, 2001, no impairment of these assets has been recognized. There can be no assurance that future impairment tests will not result in a charge to earnings.

NOTE 11—ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31, 2001	March 31, 2001
Accrued operating and production costs	$17,415	$35,001
Accrued restructuring costs	17,620	—
Accrued interest	14,153	9,909
Payroll and related employee benefits	7,178	8,623
Other taxes payable	342	126
Other	2,275	411

	$58,983	$54,070

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 12—INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion of all or the net deferred tax asset will not be realized. Due to the Company’s absence of a positive earnings history, a valuation of allowance equal to the net deferred tax asset has been applied.

ZDP is included in the consolidated federal income tax return filed by ZDI for Period January 1, 2000 to April 4, 2000 and year ended December 31, 1999. However, the tax expense reflected on the Predecessor carve-out statements of operations has been prepared as though ZDP filed stand-alone income tax returns. Current taxes payable for the period January 1, 2000 to April 4, 2000 and year ended December 31, 1999 were recorded as increases to division capital.

Income (loss) before income taxes is attributable to the following jurisdictions:

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001	Period from January 1, 2000 to April 4, 2000	Year Ended December 31, 1999
			(Predecessor)	(Predecessor)
U.S	$(415,170)	$(75,123)	$4,273	$(764,916)
Foreign	—	—	(1,874)	1,593

Total	$(415,170)	$(75,123)	$2,399	$(763,323)

Components of the provision (benefit) for income taxes are as follows:

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001	Period from January 1, 2000 to April 4, 2000	Year Ended December 31, 1999
			(Predecessor)	(Predecessor)
U.S. federal income taxes:
Current	$—	$—	$1,500	$4,199
Deferred	—	—	—	(150,224)
State and local taxes:
Current	56	624	216	999
Deferred	—	—	—	(35,754)
Foreign income taxes:
Current	198	281	379	491

Total provision (benefit) for income taxes	$254	$905	$2,095	$(180,289)

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 12—INCOME TAXES—(continued)

A reconciliation of the U.S. federal statutory tax rate to the Company’s effective tax rate on income (loss) before income taxes is as follows:

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001	Period from January 1, 2000 to April 4, 2000	Year Ended December 31, 1999
			(Predecessor)	(Predecessor)
Federal statutory tax rate	35.0%	35.0%	35.0%	35.0%
State and local taxes (net of federal tax benefit)	(0.1)	(0.3)	5.8	5.0
Permanent differences	(0.1)	(1.0)	—	—
Valuation allowance	(34.9)	(34.6)	—	—
Amortization of non-deductible goodwill	—	—	—	(16.3)
Foreign operations	—	(0.3)	15.8	0.1
Other	—	—	30.7	(0.2)

Effective tax rate	(0.1)%	(1.2)%	87.3%	23.6%

Following is a summary of the components of the deferred tax accounts at December 31, 2001 and March 31, 2001:

	December 31, 2001	March 31, 2001
Current deferred tax assets and (liabilities):
Allowance for doubtful accounts	$1,896	$2,312
Employee compensation bonus and vacation	873	719
Prepaid expenses	(685)	(1,184)
Other	564	—

Current deferred net tax assets	2,648	1,847

Non-current deferred tax assets:
Basis difference in intangible assets	1,983	—
Basis difference in property and equipment	1,992	955
Start-up costs	7,649	779
Net operating loss and other carryforwards	76,627	21,382
Deferred rent	1,397	—
Other	78	—

Non-current deferred tax assets	89,726	23,116

Gross deferred tax assets	92,374	24,963
Valuation allowance	(92,374)	(24,963)

Net deferred tax assets	$—	$—

The Company’s total deferred tax assets were $93,059 and $26,147 at December 31, 2001 and March 31, 2001, respectively. Total deferred tax liability was $685 and $1,184 at December 31, 2001 and March 31, 2001, respectively.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 12—INCOME TAXES—(continued)

The Company’s provision for foreign taxes relates to withholding taxes paid on royalty income remitted from foreign intangible asset licensees.

At December 31, 2001 the Company had aggregate net operating loss carryforwards for federal and state income tax purposes of approximately $218,950 which will be available to reduce future taxable income. The net operating loss carryforwards will expire between March 31, 2021 and December 31, 2021 for federal income tax purposes and between March 31, 2006 and December 31, 2021 for state income tax purposes.

The December 31, 2001 and March 31, 2001 net deferred tax asset is reduced by a valuation allowance of $92,374 and $24,963, respectively.

NOTE 13—DEBT

General

In connection with the acquisition of ZDP, the Company entered into the Senior Credit Facility with a syndicate of lenders, comprised of (i) a $355,000 term loan facility and (ii) a $50,000 revolving credit facility. The Company also entered into the $175,000 Bridge Loan, which bore interest at 12.5% per annum. On July 18, 2000, the Company issued $250,000 of 12% Senior Subordinated Notes due 2010, the “Senior Notes”. Interest is paid semi-annually and the Senior Notes mature on July 15, 2010. The Senior Notes are unsecured and subordinated to all existing and future senior indebtedness. All existing and future domestic subsidiaries will guarantee the Senior Notes. The proceeds of this offering were used to repay the Bridge Loan and $59,710 of the Senior Credit Facility. In addition, proceeds were used to pay approximately $8,500 of expenses associated with the offering and approximately $6,790 of accrued interest related to the principal repayments.

In April 2000, the Company issued the Equity Bridge Notes which were fully repaid in July 2000 with proceeds from the issuance of approximately $128,400 in preferred and common stock.

As of December 31, 2001, total indebtedness was $429,201 and consisted of $169,201 of outstanding principal under the term loan portion of the Senior Credit Facility, $10,000 of outstanding principal under the revolving credit facility and $250,000 in Senior Notes. In August 2002, the Company completed a financial restructuring which impacted the outstanding debt agreements (See Note 26).

Senior Credit Facility

The Senior Credit Facility is collateralized by a first priority security interest in substantially all of the Company’s existing and future tangible and intangible assets. The Senior Credit Facility requires the Company to meet certain financial tests, including maximum total leverage ratio and maximum senior leverage ratio, minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum capital expenditure tests. The Senior Credit Facility contains certain restrictive covenants, including restrictions on (i) indebtedness, liens and guarantees; (ii) mergers, consolidations and certain types of acquisitions and asset sales; and (iii) dividends and stock repurchases. In addition, the Senior Credit Facility requires the Company to enter into financial instruments, such as interest rate swaps, so that at least 50% of total debt is effectively at a fixed interest rate. On September 27, 2000, the Company entered into an interest rate swap agreement for a notional amount of $25,000. Under this agreement, the Company pays a fixed rate of interest for a three year period in exchange for receiving a floating rate of interest based on three-month LIBOR.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 13—DEBT—(continued)

During the nine months ended December 31, 2001, the Company made scheduled principal payments of $4,966 and a $35,000 prepayment of senior indebtedness related to the July 13, 2001 amendment described below.

During the fiscal year ended March 31, 2001, the Company prepaid $84,000 of outstanding principal under its Senior Credit Facility in addition to the $59,710 prepayment discussed above. On March 30, 2001, the Company made a scheduled principal payment of $2,124 on the Senior Credit Facility.

On July 13, 2001, the Company amended its Senior Credit Facility. This amendment adjusted the Financial Covenants for the period through September 30, 2002. In addition, the availability of the existing $50,000 revolving portion of the Senior Credit Facility was permanently reduced to $30,000, of which only $10,000 was available from June 30, 2001 to September 30, 2002.
In consideration for amending the Senior Credit Facility on July 13, 2001, Willis Stein contributed $50,000 of equity to Ziff Davis Holdings Inc., the Company’s Ziff Davis Holdings. The $50,000 was subsequently contributed to the Company, of which $35,000 was used to prepay principal and $15,000 was used for working capital purposes. Under the amendment, net proceeds of up to $50,000 from the sale of certain assets will not have to be used to repay indebtedness and may be used to fund the Unrestricted Subsidiaries. The Company has not entered into any agreements with respect to such asset sales except for the acceleration of the international proceeds (See Note 2) and the sale of the Company’s 50% interest in Mac Publishing LLC (See Note 9). In addition, interest rates under the Senior Credit Facility were increased and the Company paid a fee to its lenders of approximately $500.

At December 31, 2001, the full $10,000 is outstanding under the revolving portion of the Senior Credit Facility and no further borrowings are available under the term loan portion of the Senior Credit Facility.

Default Under the Senior Credit Facility

Under the terms of the Senior Credit Facility, among the ways an event of default can exist is if the total leverage ratio (as defined in the agreement) is exceeded for two consecutive months. At October 31, 2001, the Company’s total leverage ratio was greater than that permitted under its Senior Credit Facility for the second consecutive month, thus triggering an event of default. Accordingly, the Company began discussions with lead arrangers of its Senior Credit Facility in an effort to amend such facility. The Senior Credit Facility was amended to provide forbearance until August 15, 2002.

Upon the occurrence of default, interest on outstanding principal converts and accrues at the base rate, which represents the prime rate in effect, plus the applicable margin in effect with respect to the default and the default rate of 2.00%. As of December 31, 2001, borrowings under the Senior Credit Facility bore interest at rates ranging from 8.02% to 9.75%.

In August 2002, the Company completed a financial restructuring which addressed the defaults described above (See Note 26).

Maturities

Borrowings under the revolving portion of the Senior Credit Facility are due September 30, 2006 and may be borrowed, repaid and reborrowed prior to maturity. Borrowings under the term loan portion of the Senior Credit Facility are payable in varying quarterly installments beginning March 31, 2001 through March 2007.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 13—DEBT—(continued)

Exclusive of the August 2002 financial restructuring, the scheduled annual maturities of the Senior Credit Facility and Senior Notes at December 31, 2001 would be as follows:

2002	$7,127
2003	8,363
2004	10,524
2005	11,142
2006	82,671
Thereafter	309,374

$429,201

NOTE 14—CAPITAL STRUCTURE

Ziff Davis Holdings is authorized to issue 100,710,000 shares of capital stock . Ziff Davis Holdings’ capital stock consists of:

Redeemable Preferred Stock

Series A Preferred Stock — Ziff Davis Holdings is authorized to issue 400,000 shares of series A preferred stock, $0.01 par value per share, the “Series A preferred stock”. At December 31, and March 31, 2001 there were approximately 337,100 shares and 337,609 shares, respectively issued and outstanding. Prior to March 6, 2002, dividends on the Series A preferred stock accrued at a rate of 12% per annum. Commencing on March 6, 2002, dividends on the Series A preferred stock have accrued at a rate of 6.5% per annum. Each share of Series A preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends, divided by $7.50. The Series A preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends and a scheduled redemption date of March 31, 2010. In the event of an initial public offering of Ziff Davis Holdings’ common stock, holders of the Series A preferred stock may require Ziff Davis Holdings, upon written notice, to redeem all or any portion of the outstanding shares of Series A preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of Series A preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of Series A preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering.

Series B Preferred Stock — Ziff Davis Holdings is authorized to issue 142,500 shares of series B preferred stock, $0.01 par value per share, the “Series B preferred stock”. At December 31, and March 31, 2001 there were approximately 94,500 shares and no shares, respectively issued and outstanding. Prior to March 6, 2002, dividends on the Series B preferred stock accrued at a rate of 12.632% per annum. Commencing on March 6, 2002, dividends on the Series B preferred stock have accrued at a rate of 10.85% per annum. Each share of Series B preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends, divided by $7.50. The Series B preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends and a scheduled redemption date of March 31, 2010. In the event of an initial public offering of Ziff Davis Holdings’ common stock, holders of the Series B preferred stock may require Ziff Davis Holdings, upon written notice, to redeem all or any portion of the outstanding shares of Series B preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of Series B preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of Series B preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 14—CAPITAL STRUCTURE—(continued)

Series C Convertible Preferred Stock — Ziff Davis Holdings is authorized to issue 7,500 shares of series C convertible preferred stock, $0.01 par value per share, the “Series C preferred stock”. At December 31, and March 31, 2001 there were approximately 5,000 shares and no shares, respectively, issued and outstanding. The Series C preferred stock shall not be entitled to receive any regularly scheduled dividend, however, holders would be entitled to dividends in the amount which would have been paid with respect to the common stock issuable upon conversion of the Series C preferred stock, in the event cash dividends be paid upon Ziff Davis Holdings’ common stock. Each share of Series C preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends, divided by the conversion price of the Series C preferred stock (currently is $0.60 but which may be adjusted from time to time to account for stock splits, subdivisions and other similar events). The Series C preferred stock is convertible by the holders thereof at any time into shares of common stock. The number of shares of common stock obtained per share of Series C preferred stock will be determined by dividing $1,000, plus all accrued and unpaid dividends, by the conversion price, which currently is $0.60, but which may be adjusted from time to time to account for stock splits, subdivisions and other similar events. The Series C preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends and a scheduled mandatory redemption date of March 31, 2010. In the event of an initial public offering of Ziff Davis Holdings’ common stock, holders of the Series C preferred stock may require Ziff Davis Holdings, upon written notice, to redeem all or any portion of the outstanding shares of Series C redeemable preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of Series C redeemable preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of Series C redeemable preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering.

Series D Redeemable Preferred Stock — Ziff Davis Holdings is authorized to issue 100,000 shares of series D redeemable preferred stock, $0.01 par value per share, the “Series D preferred stock”. At December 31, and March 31, 2001 there were no shares issued and outstanding. Dividends on the Series D preferred stock accrue at a rate of 22% per annum. Each share of Series D preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends, divided by $7.50. The Series D preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends and a scheduled mandatory redemption date on the earlier of (1) March 31, 2010 or (2) the date of the consummation of a change of control of Ziff Davis Holdings at a price per share of Series D preferred stock equal to $1,000, plus all accrued and unpaid dividends thereon. In the event of an initial public offering of Ziff Davis Holdings’ common stock, holders of the Series D preferred stock may require Ziff Davis Holdings, upon written notice, to redeem all or any portion of the outstanding shares of Series D preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of Series D preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of Series D preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering.

Series E Redeemable Preferred Stock — Ziff Davis Holdings is authorized to issue 30,000 shares of  series E redeemable preferred stock, $0.01 par value per share, the “Series E preferred stock”. At December 31, and March 31, 2001 there were no shares issued and outstanding. Dividends on the Series E preferred stock accrue at a rate of 10% per annum. Such dividends will be payable in cash only if declared for payment by Ziff Davis Holdings’ board of directors. Each share of Series E preferred stock has that number of votes equal to $1,000 per share, plus all accrued and unpaid dividends thereon, divided by $7.50. The Series E preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends thereon and a scheduled

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 14—CAPITAL STRUCTURE—(continued)

mandatory redemption date on the earlier of (1) March 31, 2010 or (2) the date of the consummation of a change of control of Ziff Davis Holdings at a price per Series E preferred share equal to $1,000, plus all accrued and unpaid dividends thereon. In the event of an initial public offering of Ziff Davis Holdings’ common stock, holders of the Series E preferred stock may require Ziff Davis Holdings, upon written notice, to redeem all or any portion of the outstanding shares of Series E preferred stock (plus all accrued and unpaid dividends thereon) at a price of $1,000 per share or convert all or any portion (as specified by such holders) of the outstanding shares of series E preferred stock (plus all accrued and unpaid dividends thereon) into a number of shares of common stock equal to $1,000 per share of Series E preferred stock divided by the price per share of common stock received by Ziff Davis Holdings in the initial public offering.

Series E-1 Preferred Stock — Ziff Davis Holdings is authorized to issue 30,000 shares of series E-1 preferred stock, $0.01 par value per share, the “Series E-1 preferred stock”. At December 31, and March 31, 2001 there were no shares issued and outstanding. Holders of the series E-1 preferred stock are entitled to the same rights and privileges as the holders of the series E preferred stock, except that the series E-1 preferred stock will be registered under the Securities Act and series E-1 preferred stock is not entitled to certain registration rights and other rights to liquidated damages pursuant to the registration rights agreement.

The following table details activity in the preferred stock account.

	Redeemable Preferred Stock Series
	A	B	C	Loans	Total
Balance at April 4, 2000	$—	$—	$—	$—	$—
Issued	337,630	—	—	(4,323)	333,307
Dividends payable	41,660	—	—	—	41,660
Collection of loan amounts	—	—	—	618	618

Balance at March 31, 2001	$379,290	$—	$—	$(3,705)	$375,585
Issued	20,000	75,050	3,950	—	99,000
Converted	(20,458)	19,435	1,023	—	—
Redeemed	(47)	—	—	—	(47)
Dividends payable	35,783	5,666	—	—	41,449

Balance at December 31, 2001	$414,568	$100,151	$4,973	$(3,705)	$515,987

Common Stock

Ziff Davis Holdings is authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, of which approximately 75,000,000 shares and 76,200,000 shares were issued and outstanding at December 31, and March 31, 2001, respectably. In connection with the consummation of the financial restructuring described in Note 26, Ziff Davis Holdings completed a reverse stock split of its common stock, pursuant to which Ziff Davis Holdings exchanged one new share of its common stock for every 30 shares of its common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Restrictions on Transfer of Capital Stock

An investor rights agreement restricts the transfer of certain shares of Ziff Davis Holdings’ capital stock by the parties thereto. The parties to the investor rights agreement have granted Ziff Davis Holdings a right of first

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 14—CAPITAL STRUCTURE—(continued)

refusal with respect to its stock, which, if not exercised by Ziff Davis Holdings, may be exercised by Willis Stein and certain other of Ziff Davis Holdings’ stockholders. Each holder of shares generally has the right to participate in any transfer of shares by Willis Stein, with certain exceptions. In addition, Ziff Davis Holdings has agreed not to issue new equity securities (or securities with equity features) without giving Willis Stein and certain other of Ziff Davis Holdings’ stockholders an opportunity to purchase their pro rata share of the new securities on substantially the same terms, with certain exceptions. Each of Ziff Davis Holdings’ existing stockholders (other than the holders of Series E preferred stock or common stock obtained pursuant to the exercise of warrants) has agreed to consent to a sale of Ziff Davis Holdings or the assets of Ziff Davis Holdings if Willis Stein votes to approve the sale.

Common Stock Warrants

In connection with the financial restructuring, the Company issued approximately 43,800,000 warrants each representing the right to purchase one share of Ziff Davis Holdings’ common stock at an exercise price of $0.001. The warrants may be exercised on any date from and after August 12, 2002 and prior to and including August 12, 2012. Warrants may be exercised by the payment of the exercise price either in cash, other equity securities of Ziff Davis Media or in a “cashless exercise”, by tendering other warrants.

Liquidation Preference

The preferred stock described above rank behind the debt obligations of the Company and ahead of the common stockholders in terms of liquidation preference. Among the preferred stock, the Series D preferred stock is ranked first, the Series E and E-1 preferred stock are ranked second, the Series B and C preferred stock are ranked third and the Series A preferred stock is ranked fourth.

NOTE 15—CONTRACTS WITH ZDI

In connection with the acquisition of ZDP, the Company entered into certain agreements with ZDI pertaining to ZDNet, ZDI’s Internet division, and Computer Shopper, a ZDI magazine.

Prior to the acquisition of ZDP, ZDP charged ZDNet an annual fee for the use of the editorial content of its publications. The annual fee, which was recorded as revenue, was equal to 5% of the first $100,000 of ZDNet’s revenue for the year, 4% of the next $50,000 of ZDNet’s revenue for that year and 3% of any incremental revenue over $150,000 for that year. In October 1999, ZDI’s Board of Directors approved a prospective change in methodology of determining future royalty charges whereby the charge began to be based on revenue, net of bad debt expense.

As a result of the acquisition of ZDP, this royalty agreement was contractually formalized into a three-year exclusive license agreement with ZDNet with an additional two years on a non-exclusive basis. After the third year, the contract begins a two-year transition period in which fees are reduced and ZDNet’s exclusive right to the Company’s content is eliminated. The ZDNet agreement applies only to those publications existing at the date of the acquisition of ZDP. This agreement does not cover any new publications acquired or developed by the Company (such as The Net Economy or CIO Insight), to which the Company retains all the rights in every medium and it specifically allows the Company, in certain circumstances, to transact e-commerce independently of ZDNet.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 15—CONTRACTS WITH ZDI—(continued)

On January 19, 2001, the Company amended the content license agreement to provide that beginning on March 1, 2001, ZDNet’s content license became non-exclusive and on March 1, 2002, all of ZDNet’s license rights to content from the Company’s magazines would be terminated. The term of the content license agreement was subsequently extended until April 30, 2002, without any further payments required from ZDNet. In addition, ZDNet’s right and obligation to maintain websites for the Company’s publications terminated and the Company obtained the right to host these websites starting April 1, 2001. As consideration for amending the license agreement, ZDNet paid the Company a royalty termination fee of $4,500, of which $2,200 and $2,300 was paid on March 1, 2001 and 2002, respectively. ZDNet is not obligated to pay any royalties with respect to licensed content after through April 30, 2002. The Company has recognized the termination fee pro rata over the contract term.

Computer Shopper Services Agreement

Under this agreement, the Company provides distribution, circulation and production services to ZDI for its Computer Shopper magazine, and ZDI paid the Company its costs in relation to the performance of these services, plus an additional $5,000 annually in fees. On January 19, 2001, the Company agreed with ZDI to terminate the services agreement and enter into a new agreement effective March 1, 2001. The new agreement contains substantially similar terms, except that ZDI shall not be required to pay the Company any annual fee and shall only be required to reimburse the Company for out-of-pocket expenses incurred in connection with producing and distributing Computer Shopper. On March 1, 2001, ZDI paid the Company a $2,000 non-refundable termination fee in connection with the termination of the original Computer Shopper services agreement. The new agreement expires on February 28, 2003, however, ZDI may terminate at any time upon 90 days prior written notice. The Company will recognize the termination fee pro rata over the contract term.

NOTE 16—EARNINGS PER SHARE

Earnings per share have been omitted on the basis that there are no public common shareholders.

NOTE 17—EMPLOYEE BENEFIT PLANS

401(k) Plan

The Company has established a tax-qualified 401(k) employee savings and profit sharing plan, for all of its employees who meet the 401(k) plan’s eligibility requirement. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees and income earned on the 401(k) plan contributions are not taxable to the employees until withdrawn from the 401(k) plan. Employees may make contributions to the plan, which may be matched by the Company; both employee and Company contributions are subject to certain limitations. The Company made contributions of $0, $1,003, $225 and $3,990 for the nine months ending December 31, 2001, fiscal year ended March 31, 2001, period from January 1, 2000 to April 4, 2000 (Predecessor) and year ended December 31, 1999 (Predecessor), respectively.

Stock Option Plan

In the fiscal year ended March 31, 2001, the Company’s Board of Directors adopted the 2001 Ziff Davis Holdings Inc. Employee Stock Option Plan (the “Stock Option Plan”) which provides for the issuance of non-qualified stock options to purchase shares of the Ziff Davis Holdings, to eligible employees, directors, officers, consultants and advisors (each a “participant”). Under the terms of this Stock Option Plan, options to purchase

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 17—EMPLOYEE BENEFIT PLANS—(continued)

2,630,000 shares of Ziff Davis Holdings Inc.’s common stock shall be reserved for issuance under this Stock Option Plan. The option price per share of common stock shall be fixed at fair value by the appointed committee and set forth in the option agreement entered into with any participant. Generally, options granted have a term of ten years from the date of grant, and vest in increments of 20% per year over a five year period on the anniversary date of the grant.

A summary of the status of the Company’s Stock Option Plan as of March 31, 2001 and December 31, 2001, and changes during the fiscal year and nine months then ended, respectively, is presented below:

	Number of Shares	Weighted Average Price Per Share
Balance at April 5, 2000	—	$ —
Options granted	2,423,543	0.25
Options exercised	—	—
Options canceled/forfeited	221,679	0.25

Balance at March 31, 2001	2,201,864	0.25
Options granted	—	—
Options exercised	—	—
Options canceled/forfeited	819,798	0.25

Balance at December 31, 2001	1,382,066	$0.25

No options were exercisable at December 31, 2001.

As permitted by SFAS No. 123, the Company has chosen to account for employee stock options under Accounting Principles Board Opinion (“APB”) No. 25 and related interpretations. Under APB No. 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

If the Company had accounted for employee stock options under the fair value based method, pro forma net loss for the nine months ended December 31, 2001 and fiscal year ended March 31, 2001 would have increased by approximately $0 and $111, respectively. As the Company has no public equity, fair value of the options was calculated under the minimum value method utilizing a risk free interest rate of 4.62% and an expected option life of 5 years for the year ended March 31, 2001. There were no additional options granted in the nine months ended December 31, 2001.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 18—OPERATING LEASE COMMITMENTS

The Company is obligated under various operating leases which expire at various dates through 2019. As of December 31, 2001, future minimum rental commitments under non-cancelable operating leases (net of sublease proceeds) for future fiscal years are as follows:

	Gross Rental Commitments	Sublease Income	Net Rental Commitments
2002	$15,713	$6,531	$9,182
2003	15,357	6,464	8,893
2004	15,911	6,515	9,396
2005	14,283	6,720	7,563
2006	14,312	6,702	7,610
Thereafter	177,316	88,050	89,266

Total	$252,892	$120,982	$131,910

Total sublease income approximates the Company’s required payments under the related leases. Rent expense amounted to approximately $11,584, $19,530, $4,485 and $12,016 for the nine months ended December 31, 2001, fiscal year ended March 31, 2001, period from January 1, 2000 to April 4, 2000 (Predecessor) and year ended December 31, 1999 (Predecessor), respectively. Sublease income amounted to approximately $2,977, $2,958, $95 and $442 for the nine months ended December 31, 2001, fiscal year ended March 31, 2001, period from January 1, 2000 to April 4, 2000 (Predecessor) and years ended December 31, 1999 (Predecessor), respectively.

NOTE 19—CONTINGENCIES

The Company is subject to various claims and legal proceedings that arise in the ordinary course of business. However, the Company does not expect any of these claims or legal proceedings, either individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations or liquidity.

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION

Guarantor financial information

Ziff Davis Holdings Inc. and Ziff Davis Media Inc. are holding companies and their only assets are the ownership of the capital stock of their subsidiaries and cash balances. All of the Company’s consolidated subsidiaries have guaranteed Ziff Davis Media’s debt on a full unconditional, joint and several basis. There are no restrictions which limit the ability of the Company’s subsidiaries to transfer funds to Ziff Davis Media in the form of cash dividends, loans or advances.

No separate financial information for Ziff Davis Media has been provided herein because Ziff Davis Holdings’ financial information is materially the same as Ziff Davis Media’s financial information as a result of the fact that (i) Ziff Davis Holdings does not itself conduct any business but rather all of its operations are conducted by Ziff Davis Media and its direct and indirect subsidiaries, (ii) Ziff Davis Holdings has no material assets other than its equity interest in Ziff Davis Media, and (iii) Ziff Davis Holdings has unconditionally guaranteed the New Notes (as defined in Note 26) and the Senior Notes.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

The table below presents combining financial data detailing Ziff Davis Holdings Inc., Ziff Davis Media Inc., the guarantor subsidiaries, and related elimination entries.

	At December 31, 2001
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$401	$16,453	$3,102	$—	$19,956
Accounts receivable, net	—		45,226	—	45,226
Inventories	—		360	—	360
Prepaid expenses and other current assets	—		7,949	—	7,949
Due (to) from affiliates	—	(95,207)	95,207	—	—

Total current assets	401	(78,754)	151,844	—	73,491
Property and equipment, net	—		48,280	—	48,280
Investments in subsidiaries	454,556	436,042	—	(890,598)	—
Intangible assets, net	—	—	375,271	—	375,271
Note receivable—affiliate	—	535,703	—	(535,703)	—
Other assets, net	—	18,253	—	—	18,253

Total assets	$454,957	$911,244	$575,395	$(1,426,301)	$515,295

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$—	$21,347	$—	$21,347
Accrued expenses and other current liabilites	—	15,953	43,030	—	58,983
Current portion of long-term debt	—	7,127	—	—	7,127
Unexpired subscriptions, net	—	—	36,212	—	36,212

Total current liabilities	—	23,080	100,589	—	123,669
Long-term debt	—	422,074	—	—	422,074
Note payable—affiliate	—	—	535,703	(535,703)
Other non-current liabilities	—	—	8,879	—	8,879

Total liabilities	—	445,154	645,171	(535,703)	554,622

Redeemable preferred stock	515,987	—	—	—	515,987

Stockholders’ (deficit) equity:
Preferred stock	—	—	1,234	(1,234)	—
Common stock	18,743	—	28	(28)	18,743
Stock subscription loans	(1,164)	—	—	—	(1,164)
Additional paid-in capital	3,468	453,700	435,636	(889,336)	3,468
Accumulated deficit	(82,077)	14,190	(506,674)	—	(574,561)
Accumulated other comprehensive loss	—	(1,800)	—	—	(1,800)

Total stockholders’ (deficit) equity	(61,030)	466,090	(69,776)	(890,598)	(555,314)

Total liabilities & stockholder’s (deficit) equity	$454,957	$911,244	$575,395	$(1,426,301)	$515,295

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	At March 31, 2001
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Non-Guarantors	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$622	$1,889	$23,000	$—	$—	$25,511
Accounts receivable, net	—	—	52,699	—	—	52,699
Inventories	—	—	1,102	—	—	1,102
Prepaid expenses and other current assets	—	—	14,508	—	—	14,508
Due (to) from affiliates	(300)	(40,224)	52,199	(11,321)	—	354

Total current assets	322	(38,335)	143,508	(11,321)	—	94,174
Property and equipment, net	—	—	80,634	—	—	80,634
Equity investments	—	—	—	12,135	—	12,135
Investments in subsidiaries	355,356	315,646	—	—	(671,002)	—
Intangible assets, net	—	—	639,213	—	—	639,213
Note receivable—affiliate	—	530,000	—	—	(530,000)	—
Other assets, net	—	19,215	7,931	—	—	27,146

Total assets	$355,678	$826,526	$871,286	$814	$(1,201,002)	$853,302

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$—	$11,994	$—	$—	$11,994
Accrued expenses and other current liabilites	—	9,909	44,161	—	—	54,070
Current portion of long-term debt	—	7,460	—	—	—	7,460
Unexpired subscriptions, net	—	—	47,179	—	—	47,179

Total current liabilities	—	17,369	103,334	—	—	120,703
Long-term debt	—	451,707	—	—	—	451,707
Note payable—affiliate	—	—	530,000	—	(530,000)	—
Other non-current liabilities	—	—	1,952	—	—	1,952

Total liabilities	—	469,076	635,286	—	(530,000)	574,362

Redeemable preferred stock	375,585	—	—	—	—	375,585

Stockholders’ (deficit) equity:
Preferred stock	—	—	1,234	—	(1,234)	—
Common stock	19,055	—	28	—	(28)	19,055
Stock subscription loans	(1,480)	—	—	—	—	(1,480)
Additional paid-in capital	3,468	352,000	317,740	—	(669,740)	3,468
Accumulated deficit	(40,950)	5,450	(83,002)	814	—	(117,688)

Total stockholders’ (deficit) equity	(19,907)	357,450	236,000	814	(671,002)	(96,645)

Total liabilities & stockholder’s (deficit) equity	$355,678	$826,526	$871,286	$814	$(1,201,002)	$853,302

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	Nine Months Ended December 31, 2001
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Total
Revenue, net	$—	$—	$215,859	$215,859

Operating expenses:
Cost of production	—	—	81,726	81,726
Selling, general and administrative expenses	—	1	164,350	164,351
Depreciation and amortization of property and equipment	—	—	20,870	20,870
Amortization of intangible assets	—	—	41,766	41,766
Write-down of intangible assets	—	—	240,077	240,077
Restructuring charges, net	—	—	37,412	37,412

Total operating expenses	—	1	586,201	586,202

Loss from operations	—	(1)	(370,342)	(370,343)
Equity in loss from joint ventures	—	—	(192)	(192)
Loss on sale of joint venture	—	—	(7,802)	(7,802)
Intercompany interest (income) expense	—	(47,439)	47,439	—
Interest (income) expense, net	(22)	37,285	(430)	36,833

Net income (loss) before income taxes	22	10,153	(425,345)	(415,170)
Income tax (benefit) provision	(247)	(1,573)	2,074	254

Net income (loss)	$269	$11,726	$(427,419)	$(415,424)

	Fiscal Year Ended March 31, 2001
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Non-Guarantors	Total
Revenue, net	$—	$—	$430,925	$—	$430,925

Operating expenses:
Cost of production	—	—	139,284	—	139,284
Selling, general and administrative expenses	8	—	244,982	—	244,990
Depreciation and amortization of property and equipment	—	—	16,599	—	16,599
Amortization of intangible assets	—	—	49,499	—	49,499

Total operating expenses	8	—	450,364	—	450,372

Loss from operations	(8)	—	(19,439)	—	(19,447)
Equity in income from joint ventures	—	—	—	1,339	1,339
Intercompany interest (income) expense	—	(63,600)	63,600	—	—
Interest expense, net	(1,018)	56,561	1,472	—	57,015

Net income (loss) before income taxes	1,010	7,039	(84,511)	1,339	(75,123)
Income tax provision (benefit)	300	1,589	(1,509)	525	905

Net income (loss)	$710	$5,450	$(83,002)	$814	$(76,028)

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	Nine Months Ended December 31, 2001
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$269	$11,726	$(427,419)	$—	$(415,424)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	—	—	62,636	—	62,636
Equity in (loss) income from joint ventures	—	—	192	—	192
Loss on sale of joint venture	—	—	7,802	—	7,802
Provision for doubtful accounts	—	—	1,645	—	1,645
Non-cash expense	—	700	1,704	—	2,404
Amortization of debt issuance costs	—	1,666	—	—	1,666
Non-cash restructuring charge	—	—	11,570	—	11,570
Write-down of intangible assets	—	—	240,077	—	240,077
Changes in operating assets and liabilities:
Accounts receivable	—	—	5,828	—	5,828
Inventories	—	—	742	—	742
Accounts payable and accrued expenses	—	6,044	8,222	—	14,266
Unexpired subscriptions and deferred revenue, net	—	—	(10,967)	—	(10,967)
Due to (from) affiliate	(247)	39,891	(39,290)	—	354
Prepaid expenses and other, net	—	(1,800)	13,871	—	12,071

Net cash provided (used) by operating activities	22	58,227	(123,387)	—	(65,138)

Cash flows from investing activities:
Capital expenditures	—	—	(23,336)	—	(23,336)
Distributions from joint venture	—	—	125	—	125
Net proceeds from sale of joint venture	—	—	4,051	—	4,051
Net proceeds from sale of international operations	—	—	10,500	—	10,500
Investments in subsidiaries	(99,200)	(120,396)	—	219,596	—
Acquisitions and investments, net of cash acquired	—	—	(44)	—	(44)

Net cash used by investing activities	(99,200)	(120,396)	(8,704)	219,596	(8,704)

Cash flows from financing activities:
Proceeds from issuance of common stock	4	—	—	—	4
Proceeds from issuance of preferred stock	98,953	—	—	—	98,953
Proceeds from capital contributions	—	101,700	117,896	(219,596)	—
Proceeds from borrowings under senior credit facilities	—	10,000	—	—	10,000
Repayment of borrowings under senior credit facilities	—	(39,966)	—	—	(39,966)
Proceeds from collection of intercompany notes receivable	—	5,703	—	(5,703)	—
Repayment of intercompany notes payable		—	(5,703)	5,703	—
Debt issuance costs	—	(704)	—	—	(704)

Net cash provided by financing activities	98,957	76,733	112,193	(219,596)	68,287

Net (decrease) increase in cash and cash equivalents	(221)	14,564	(19,898)	—	(5,555)
Cash and cash equivalents at beginning of period	622	1,889	23,000	—	25,511

Cash and cash equivalents at end of period	$401	$16,453	$3,102	$—	$19,956

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	Fiscal Year Ended March 31, 2001
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc.	Guarantors	Non- Guarantors	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$710	$5,450	$(83,002)	$814	$—	$(76,028)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	—	—	66,098	—	—	66,098
Equity in (loss) income from joint ventures	—	—	—	(1,339)	—	(1,339)
Provision for doubtful accounts	—	—	2,668	—	—	2,668
Non-cash expense	—	—	1,995	—	—	1,995
Amortization of debt issuance costs	—	2,135	—	—	—	2,135
Changes in operating assets and liabilities:
Accounts receivable	—	—	15,668	—	—	15,668
Inventories	—	—	9,284	—	—	9,284
Accounts payable and accrued expenses	—	9,909	21,356	—	—	31,265
Unexpired subscriptions and deferred revenue, net	—	—	(4,901)	—	—	(4,901)
Due to (from) affiliate	300	40,224	(41,403)	525	—	(354)
Prepaid expenses and other, net	—	—	(11,219)	—	—	(11,219)

Net cash provided (used) by operating activities	1,010	57,718	(23,456)	—	—	35,272

Cash flows from investing activities:
Capital expenditures	—	—	(33,655)	—	—	(33,655)
Distributions from joint venture	—	—	3,600	—	—	3,600
Net proceeds from sale of joint venture	—	—	1,700	—	—	1,700
Net proceeds from sale of international operations	—	—	28,267	—	—	28,267
Investments in subsidiaries	(353,356)	(315,646)	—	—	669,002	—
Acquisitions and investments, net of cash acquired	—	—	(505)	—	—	(505)
Acquisitions of ZDP, net of cash acquired	—	—	(801,953)	—	—	(801,953)

Net cash used by investing activities	(353,356)	(315,646)	(802,546)	—	669,002	(802,546)

Cash flows from financing activities:
Proceeds from issuance of common stock	19,043	—	1,234	—	(1,234)	19,043
Proceeds from issuance of preferred stock	333,925	—	28	—	(28)	333,925
Proceeds from issuance of equity securities	—	350,000	317,740		(667,740)	—
Proceeds from long-term borrowings	—	605,000	—	—	—	605,000
Repayment of borrowings under senior credit facilities	—	(145,833)	—	—	—	(145,833)
Proceeds from issuance of senior secured notes	—	—	125,000	—	—	125,000
Repayment of senior secured notes	—	—	(125,000)	—	—	(125,000)
Proceeds from issuance of senior subordinated notes	—	175,000	—	—	—	175,000
Repayment of senior subordinated notes	—	(175,000)	—	—	—	(175,000)
Issuance of intercompany notes receivable	—	(530,000)	—	—	530,000	—
Proceeds from intercompany notes payable	—	—	530,000	—	(530,000)	—
Debt issuance costs	—	(21,350)	—	—	—	(21,350)

Net cash provided by finanacing activities	352,968	257,817	849,002	—	(669,002)	790,785

Net (decrease) increase in cash and cash equivalents	622	(111)	23,000	—	—	23,511
Cash and cash equivalents at beginning of period	—	2,000		—	—	2,000

Cash and cash equivalents at end of period	$622	$1,889	$23,000	$—	$—	$25,511

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

Restricted and Unrestricted Subsidiary Financial Data

Ziff Davis Media is the borrower and Ziff Davis Holdings’ and Ziff Davis Media’s consolidated subsidiaries are all guarantors under the Company’s debt agreements on a full, unconditional, joint and several basis. The Company is required to exclude the results of operations of the Unrestricted Subsidiaries and separately report the combining financial statements of the Restricted and Unrestricted Subsidiaries, as defined in these agreements. Reflected below are combining balance sheets and statements of operations for the Company detailing the Restricted and Unrestricted Subsidiaries.

	At December 31, 2001
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc. and Restricted Subsidiaries	Unrestricted Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$401	$19,553	$2	$—	$19,956
Accounts receivable, net	—	40,026	5,200	—	45,226
Inventories	—	360	—	—	360
Prepaid expenses and other current assets	—	5,643	2,306	—	7,949
Due from (to) affiliates	—	7,950	(7,950)	—	—

Total current assets	401	73,532	(442)	—	73,491
Property and equipment, net	—	40,207	8,073	—	48,280
Investments in subsidiaries	451,200	128,189	—	(579,389)	—
Intangible assets, net	—	375,199	72	—	375,271
Other assets, net	—	18,253	—	—	18,253

Total assets	$451,601	$635,380	$7,703	$(579,389)	$515,295

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$20,504	$843	$—	$21,347
Accrued expenses and other current liabilities	—	53,426	5,557	—	58,983
Current portion of long-term debt	—	7,127	—	—	7,127
Unexpired subscriptions, net	—	35,126	1,086	—	36,212

Total current liabilities	—	116,183	7,486	—	123,669
Long-term debt	—	422,074	—	—	422,074
Other non-current liabilities	—	8,879	—	—	8,879

Total liabilities	—	547,136	7,486	—	554,622

Redeemable preferred stock	515,987	—	—	—	515,987

Stockholders’ (deficit) equity:
Preferred stock	—	—	1,234	(1,234)	—
Common stock	18,743	—	28	(28)	18,743
Stock subscription loans	(1,164)	—	—	—	(1,164)
Additional paid-in capital	3,468	451,200	126,927	(578,127)	3,468
Accumulated deficit	(85,433)	(361,156)	(127,972)	—	(574,561)
Accumulated other comprehensive loss	—	(1,800)	—	—	(1,800)

Total stockholders’ (deficit) equity	(64,386)	88,244	217	(579,389)	(555,314)

Total liabilities stockholder’s (deficit) equity	$451,601	$635,380	$7,703	$(579,389)	$515,295

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	At March 31, 2001
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc. and Restricted Subsidiaries	Unrestricted Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$622	$24,888	$1	$—	$25,511
Accounts receivable, net	(247)	50,454	2,492	—	52,699
Inventories	—	1,102	—	—	1,102
Prepaid expenses and other current assets	—	17,951	—	(3,443)	14,508
Due from (to) affiliates	—	454	(100)	—	354

Total current assets	375	94,849	2,393	(3,443)	94,174
Property and equipment, net	—	54,929	25,705	—	80,634
Equity investments	—	12,135	—	—	12,135
Investments in subsidiaries	352,000	64,341	—	(416,341)	—
Intangible assets, net	—	639,183	30	—	639,213
Other assets, net	—	27,146	—	—	27,146

Total assets	352,375	$892,583	$28,128	$(419,784)	$853,302

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$11,994	$—	$—	$11,994
Accrued expenses and other current liabilities	—	44,448	13,065	(3,443)	54,070
Current portion of long-term debt	—	7,460	—		7,460
Unexpired subscriptions, net	—	46,275	904	—	47,179

Total current liabilities	—	110,177	13,969	(3,443)	120,703
Long-term debt	—	451,707	—	—	451,707
Other non-current liabilities	—	1,952	—	—	1,952

Total liabilities	—	563,836	13,969	(3,443)	574,362

Redeemable preferred stock	375,585	—	—	—	375,585

Stockholders’ (deficit) equity:
Preferred stock	—	—	1,234	(1,234)	—
Common stock	19,055	—	28	(28)	19,055
Stock subscription loans	(1,480)	—	—	—	(1,480)
Additional paid-in capital	3,468	352,000	63,079	(415,079)	3,468
Accumulated deficit	(44,253)	(23,253)	(50,182)	—	(117,688)

Total stockholders’ (deficit) equity	(23,210)	328,747	14,159	(416,341)	(96,645)

Total liabilities and stockholders’ (deficit) equity	$352,375	$892,583	$28,128	$(419,784)	$853,302

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 20—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	Nine Months Ended December 31, 2001
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc. and Restricted Subsidiaries	Unrestricted Subsidiaries	Total
Revenue, net	$—	$197,239	$18,620	$215,859

Operating expenses:
Cost of production	—	74,947	6,779	81,726
Selling, general and administrative expenses	—	105,741	58,610	164,351
Depreciation and amortization of property and equipment	—	12,626	8,244	20,870
Amortization of intangible assets	—	41,766	—	41,766
Restructuring charges	—	34,077	3,335	37,412
Write-down of intangible assets	—	219,795	20,282	240,077

Total operating expenses	—	488,952	97,250	586,202

Loss from operations	—	(291,713)	(78,630)	(370,343)
Equity loss from joint ventures	—	(192)	—	(192)
Loss on sale of joint venture	—	(7,802)	—	(7,802)
Interest (income) expense, net	(22)	36,855	—	36,833

Income (loss) before income taxes	22	(336,562)	(78,630)	(415,170)
Income tax (benefit) provision	(247)	1,341	(840)	254

Net income (loss)	$269	$(337,903)	$(77,790)	$(415,424)

	Fiscal Year Ended March 31, 2001
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc. and Restricted Subsidiaries	Unrestricted Subsidiaries	Total
Revenue, net	$—	$420,666	$10,259	$430,925

Operating expenses:
Cost of production	—	131,712	7,572	139,284
Selling, general and administrative expenses	8	192,779	52,203	244,990
Depreciation and amortization of property and equipment	—	15,113	1,486	16,599
Amortization of intangible assets	—	49,499	—	49,499

Total operating expenses	8	389,103	61,261	450,372

(Loss) income from operations	(8)	31,563	(51,002)	(19,447)
Equity income from joint ventures	—	1,339	—	1,339
Interest expense (income), net	2,338	54,680	(3)	57,015

Loss before income taxes	(2,346)	(21,778)	(50,999)	(75,123)
Income tax provision (benefit)	247	1,475	(817)	905

Net loss	$(2,593)	$(23,253)	$(50,182)	$(76,028)

(1)	Includes amounts related to Ziff Davis Intermediate Holdings Inc., which is a wholly owned subsidiary of Ziff Davis Holdings and the direct 100% stockholder of Ziff Davis Media.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 21—RELATED PARTY TRANSACTIONS

Investment funds affiliated with Willis Stein are also shareholders of USApubs Inc., a marketer of magazine subscriptions and other services. For the nine months ended December 31, 2001 and fiscal year ended March 31, 2001, the Company paid approximately $2,900 and $6,600 in fees, respectively, to USApubs Inc. and has accounts receivable, net, of approximately $200 at December 31, 2001 and accounts payable, net, of $300 at March 31, 2001. The Company sells subscriptions to its publications both directly and through independent subscription marketing companies including USApubs Inc.

The Company reimburses travel and other out-of-pocket expenses of our Directors and staff, including the Directors from Willis Stein. The Company also reimbursed Willis Stein for travel and other out-of-pocket expenses related to Avy Stein serving as interim CEO for a portion of 2001. During the nine months ended December 31, 2001, the Company incurred approximately $700 of such expenses.

NOTE 22—TRANSITION PERIOD COMPARATIVE DATA

The following tables present certain financial information of the Company for the nine months ended December 31, 2001 and 2000.

Consolidated Statements of Operations

	Nine Months Ended December 31,
	2001	2000
		(unaudited)
Revenue, net:	$215,859	$346,699

Operating expenses:
Cost of production	81,726	106,398
Selling, general and administrative expenses	164,351	179,381
Depreciation and amortization of property and equipment	20,870	11,261
Amortization of intangible assets	41,766	35,899
Restructuring charges	37,412	—
Write-down of intangible assets	240,077	—

Total operating expenses	586,202	332,939

(Loss) income from operations	(370,343)	13,760
Equity in (loss) income from joint ventures	(192)	983
Loss on sale of joint venture	(7,802)	—
Interest expense, net	36,833	44,807

Net loss before income taxes	(415,170)	(30,064)
Income tax provision	254	761

Net loss	$(415,424)	$(30,825)

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 22—TRANSITION PERIOD COMPARATIVE DATA—(continued)

Consolidated Statements of Cash Flows

	Nine Months Ended December 31,
	2001	2000
		(unaudited)
Cash flows from operating activities:
Net loss	$(415,424)	$(30,825)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,636	47,160
Equity loss (income) from joint ventures	192	(983)
Loss on sale of joint venture	7,802	—
Provision for doubtful accounts	1,645	3,457
Non-cash expense	2,404	1,497
Amortization of debt issuance costs	1,666	1,569
Non-cash restructuring charge	11,570	—
Write-down of intangible assets	240,077	—
Changes in working capital:
Accounts receivable	5,828	(1,668)
Inventories	742	8,474
Accounts payable and accrued expenses	14,266	31,327
Unexpired subscription and deferred revenue, net	(10,967)	(9,320)
Due from (to) affiliates	354	(294)
Prepaid expenses and other, net	12,071	(3,920)

Net cash (used) provided by operating activities	(65,138)	46,474

Cash flows from investing activities:
Capital expenditures	(23,336)	(18,945)
Distribution from joint venture	125	3,100
Net proceeds from sale of joint venture	4,051	—
Net proceeds from sale of international operations	10,500	28,484
Acquisitions and investments, net of cash acquired	(44)	(275)
Acquisition of ZDP, net of cash acquired	—	(798,328)

Net cash used by investing activities	(8,704)	(785,964)

Cash flows from financing activities:
Proceeds from issuance of common stock	4	19,043
Proceeds from issuance of preferred stock	98,953	333,925
Proceeds from long-term borrowings	—	605,000
Net borrowings under credit facilities	10,000	—
Repayment of borrowings under senior credit facilities	(39,966)	(94,710)
Proceeds from issuance of senior secured notes	—	125,000
Repayment of senior secured notes	—	(125,000)
Proceeds from issuance of senior subordinated notes	—	175,000
Repayment of senior subordinated notes	—	(175,000)
Debt issuance costs	(704)	(20,915)

Net cash provided by financing activities	68,287	822,375

Net (decrease) increase in cash and cash equivalents	(5,555)	82,885
Cash and cash equivalents, beginning of period	25,511	2,000

Cash and cash equivalents, end of period	$19,956	$84,885

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 23—SEGMENT INFORMATION

Segment information is presented in accordance with SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard is based on a management approach, which designates the internal organization that is used by management for making operating decisions and assessing performance as the sources of the Company’s reportable segments. Asset information is not used for decision-making.

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which segregates its businesses by media platforms and product lines. The Company’s reportable segments are:

•
Established Businesses—established publications, targeted to customers in the consumer and business market. This segment is comprised of the Restricted Subsidiaries and includes Ziff Davis Holdings, the parent company.

•
Developing Businesses—recently launched publications, internet operations and business services for emerging product categories targeted to the consumer and business markets. This segment is comprised of the Unrestricted Subsidiaries.

The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA). Any inter-segment revenues included in segment data are not material.

The following presents information about the reported segments for the periods ending:

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001	Period from January 1, 2000 to April 4, 2000	Year Ended December 31, 1999
			(Predecessor)	(Predecessor)
Revenue, net:
Established Businesses	$197,239	$420,666	$128,008	$533,364
Developing Businesses	18,620	10,259	933	2,345

Total	$215,859	$430,925	$128,941	$535,709

EBITDA:
Established Businesses	$16,359	$97,506	$15,342	$107,599
Developing Businesses	(46,769)	(49,516)	(27)	(4,018)

Total	$(30,410)	$47,990	$15,315	$103,581

	December 31, 2001	March 31, 2001
Total Assets:
Established Businesses	$507,592	$825,174
Developing Businesses	7,703	28,128

Total	$515,295	$853,302

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 23—SEGMENT INFORMATION—(continued)

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001	Period from January 1, 2000 to April 4, 2000	Year Ended December 31, 1999
			(Predecessor)	(Predecessor)
Reconciliation of segment EBITDA to consolidated (loss) income before income taxes:
Total segment EBITDA	$(30,410)	$47,990	$15,315	$103,581
Stock-based compensation expense	—	—	446	866
Non-cash rent expense and Year 2000 cost	—	—	404	4,801
Loss on sale of joint venture	7,802	—	—	—
Depreciation and amortization	62,636	66,098	12,066	82,477
Write-down of intangible assets	240,077	—	—	778,760
Restructuring charges	37,412	—	—	—
Interest expense, net	36,833	57,015	—	—

Loss before income taxes	$(415,170)	$(75,123)	$2,399	$(763,323)

Equity in (loss) income of investees for the Established Businesses segment included in EBITDA for the nine months ended December 31, 2001, fiscal year ended March 31, 2001, period from January 1, 2000 to April 4, 2000 (Predecessor) and year ended December 31, 1999 (Predecessor) was $(192), $1,339, $266, and $1,874, respectively.

The following is sales information by geographic area. The only geographic area currently reported to and reviewed by the chief operating decision maker is the U.S.

	Nine Months Ended December 31, 2001	Fiscal Year Ended March 31, 2001	Period from January 1, 2000 to April 4, 2000	Year Ended December 31, 1999
			(Predecessor)	(Predecessor)
United States	$215,859	$430,925	$109,321	$456,371
Foreign	—	—	19,620	79,338

Total revenue	$215,859	$430,925	$128,941	$535,709

Foreign revenue is based on the country in which the sales originate. Revenue from no single foreign country was material to the consolidated revenues of the Company. The Company sold its international operations in August 2000 (See Note 5).

At December 31, 2001 and March 31, 2001, all of the Company’s long-lived assets were based in the United States.

No one customer accounted for more than 5.6% of total revenue for the nine months ended December 31, 2001, fiscal year ended March 31, 2001, period from January 1, 2000 to April 4, 2000 (Predecessor) and year ended December 31, 1999 (Predecessor).

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 24—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is summarized quarterly financial data for the nine months ended December 31, 2001 and fiscal year ended March 31, 2001 for the Ziff Davis Holdings.

	June 30, 2001	September 30, 2001	December 31, 2001
Revenue, net	$81,925	$62,670	$71,264
Operating loss	(36,366)	(58,206)	(275,771)
Net loss	$(49,338)	$(70,468)	$(295,618)

	June 30, 2000	September 30, 2000	December 31, 2000	March 31, 2001
Revenue, net	$125,549	$98,241	$122,909	$84,226
Operating income (loss)	16,728	(3,800)	832	(33,207)
Net income (loss)	$1,798	$(16,918)	$(15,705)	$(45,203)

NOTE 25—FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s accounting policies with respect to financial instruments are discussed in Note 2.

The carrying amounts and fair values of the Ziff Davis Holdings’s significant balance sheet financial instruments are as follows:

	December 31, 2001		March 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and equivalents	$19,956	$19,956	$25,511	$25,511
Accounts receivable, net	45,226	45,226	52,946	52,946
Accounts payable	21,347	21,347	11,994	11,994
Senior credit facility	179,201	179,201	209,167	209,167
Senior subordinated notes	250,000	82,500	250,000	203,750
Preferred stock	$515,987	$—	$375,585	$—

Interest rate swaps

The Company utilizes an interest rate swap to reduce the impact on interest expense of fluctuating interest rates on its variable rate debt. Under the Company’s interest rate swap agreement, the Company agreed with the counter parties to exchange, at quarterly intervals, the difference between the Company’s fixed pay rate and the counter parties’ variable pay rate on three-month LIBOR.

The fair value of the interest rate swap was estimated by obtaining a quote from a broker, which represented the amount that the Company would pay if the agreement were terminated at the balance sheet date. While it is not the Company’s intention to terminate the interest rate swap, the fair value indicated that the termination of the interest rate swap agreement would have resulted in a loss of $1,800. This amount is recorded in Stockholders’ Deficit.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 26—SUBSEQUENT EVENTS

Cost Reduction Program

The cost reduction program described in Note 4 continued during 2002. Reflecting the continued difficult economic climate and weak magazine advertising marketplace throughout 2002, the Company (1) discontinued Ziff Davis SMART BUSINESS in May 2002, (2) sold the assets of The Net Economy to Advanstar Communications in June 2002, (3) suspended publication of Yahoo! Internet Life in July 2002 and (4) continued to reduce its related infrastructure costs.

As a result of these operating decisions and the implementation of the Company’s financial restructuring plans, the Company recorded a net restructuring charge of $22,513 in the second quarter ended June 30, 2002, comprised of $14,108 of intangible asset write-downs and $8,405 of restructuring charges. Of this charge $5,731, reflects employee severance, consolidation costs for certain office locations and certain transaction costs associated with the Company’s financial restructuring initiatives and $16,782 reflects non-cash expenses associated with the write-off of intangible assets and fixed assets related to discontinued publications.

Financial Restructuring Plan

In order to address certain liquidity and debt compliance issues, the Company initiated a financial restructuring plan in 2001, which was completed on August 12, 2002. As part of the restructuring, the Company offered to exchange a combination of cash, new senior subordinated compounding notes due 2009 (the “New Notes”) and preferred stock and warrants to purchase common stock issued by Ziff Davis Holdings for the existing 12% senior subordinated notes due 2010 (collectively, the “Exchange Offer”). In addition, Ziff Davis Media amended and restated its senior credit facility and received an equity contribution from Willis Stein.

Key terms of the financial restructuring are as follows:

•
Ziff Davis Media received an equity contribution of $80,000 from Willis Stein in exchange for the issuance of a new series D redeemable preferred stock issued by Ziff Davis Holdings with an aggregate liquidation preference of approximately $80,000 as well as approximately 38.6 million warrants, each representing the right to purchase one share of the common stock of Ziff Davis Holdings at an exercise price of $0.001 per share. The contribution was comprised of $10,100 of cash received during the quarter ended June 30, 2002, approximately $62,531 of cash received in August 2002, and approximately $7,369 in liquidation preference of series D preferred stock issued by Ziff Davis Holdings in lieu of a cash payment which otherwise would have been owed to Willis Stein by Ziff Davis Media with respect to the 12% senior subordinated notes due 2010 held by Willis Stein.

•
Accredited investors representing approximately 95.1% in aggregate principal amount of Ziff Davis Media’s 12% senior subordinated notes due 2010 who tendered their notes and received an aggregate of approximately $21,158 in cash and $90,334 in aggregate principal amount of New Notes issued by Ziff Davis Media. These holders also received an aggregate of approximately $28,526 in liquidation preference of a new series of preferred stock (“Series E preferred stock”) and warrants for the purchase of approximately 5.2 million shares of common stock of Ziff Davis Holdings in exchange for their 12% senior subordinated notes due 2010.

•
The New Notes will accrue interest in semi-annual periods, commencing on February 15th and August 15th of each year, with the first period ending on February 15, 2003 . For the first four years, interest will accrue at rates ranging from 12% to 14% and may be paid, at the Company’s option and subject to certain restrictions under the senior credit facility, either in cash or by compounding such interest on the New Notes. For all payments of interest accruing after August 12, 2006, interest shall be payable in cash at a rate of 12% per annum.

ZIFF DAVIS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 26—SUBSEQUENT EVENTS—(continued)

•
The Series E preferred stock will accrue dividends at a rate of 10% per annum and is subject to mandatory redemption on the earlier of March 31, 2010 or the date of a change in control. Dividends will only be paid in cash if declared for payment by Ziff Davis Holdings’ board of directors. In addition, so long as any series D redeemable preferred stock remains outstanding, and without the prior written consent of Willis Stein, together with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, Ziff Davis Holdings will not be permitted directly or indirectly to pay or declare any cash dividend or make any distribution to the holders of series E preferred stock or the series E-1 preferred stock, and our senior credit facility and the indenture governing the existing notes and the exchange notes each restricts the payment of dividends to holders of capital stock of Ziff Davis Holdings.

•	Interest due to holders of the $12,280 principal amount of 12% senior subordinated notes due 2010 not tendered previously due on July 15, 2002, was funded on August 14, 2002.

•
Ziff Davis Media amended and restated its senior credit facility providing for, among other terms: (1) waiver of all existing defaults, (2) deferral of principal payments for eight quarters, (3) removal of the obligation to pay the default interest rate on the outstanding principal and (4) mandatory use of a portion of excess cash flows, as defined, to repay amounts owed under the senior credit facility.

The financial restructuring will be accounted for in accordance with the troubled debt restructuring provision of SFAS 15. Accordingly, no gain will be recognized on the exchange, but rather the value of the New Notes as reported on Ziff Davis Media’s balance sheet will be increased by an amount deemed to be accrued interest.

eTESTING LABS Inc. Sale

On July 15, 2002, the Company sold its subsidiary, eTESTING LABS Inc. to Lionbridge Technologies, Inc. (“Lionbridge”) for approximately $2,250 due in three installments. The Company further agreed to license its proprietary benchmark software to Lionbridge for its commercial testing purposes and also entered into a multi-year alliance and agreement with them for reciprocal software development, testing and marketing services. The Company will realize a gain on sale of approximately $950 in the quarter ending September 30, 2002. In accordance with the terms of the senior credit facility, 50% of the net proceeds from the sale will be used to repay amounts owed under the Senior Credit Facility.

ZIFF DAVIS HOLDINGS INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$9,278	$19,956
Accounts receivable, net	31,751	45,226
Inventories	681	360
Prepaid expenses and other current assets	8,012	7,949

Total current assets	49,722	73,491
Property and equipment, net	35,508	48,280
Intangible assets, net	350,819	375,271
Other assets, net	18,086	18,253

Total assets	$454,135	$515,295

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,820	$21,347
Accrued expenses and other current liabilities	51,897	58,983
Unexpired subscriptions, net	33,743	36,212

Total current liabilities	97,460	116,542
Long-term debt	446,693	429,201
Other non-current liabilities	10,049	8,879

Total liabilities	554,202	554,622

Commitments and contingencies (Note 6)
Redeemable preferred stock	546,936	515,987

Stockholders’ deficit:
Common stock $0.001 par value, 100,000,000 shares authorized, 71,619,785 and 74,985,785 shares issued and outstanding, respectively	17,901	18,743
Stock subscription loan	(572)	(1,164)
Additional paid-in capital	8,468	3,468
Accumulated deficit	(671,162)	(574,561)
Accumulated other comprehensive loss	(1,638)	(1,800)

Total stockholders’ deficit	(647,003)	(555,314)

Total liabilities and stockholders’ deficit	$454,135	$515,295

ZIFF DAVIS HOLDINGS INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

	Six Months Ended June 30,
	2002	2001
Revenue, net	$110,943	$166,151

Operating expenses:
Cost of production	41,064	63,500
Selling, general and administrative expenses	76,099	130,611
Depreciation and amortization of property and equipment	10,292	13,525
Amortization of intangible assets	9,609	27,038
Restructuring charges, net	8,405	1,050
Write-down of intangible assets	14,108	—

Total operating expenses	159,577	235,724

Loss from operations	(48,634)	(69,573)
Equity in income from joint ventures	—	148
Interest expense, net	25,940	24,718

Loss before income taxes	(74,574)	(94,143)
Income tax provision	428	398

Net loss	$(75,002)	$(94,541)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ZIFF DAVIS HOLDINGS INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Six Months Ended June 30,
	2002	2001
Cash flows from operating activities:
Net loss	$(75,002)	$(94,541)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	19,901	40,563
Equity in income from joint ventures	—	(148)
Non-cash rent expense	1,175	1,027
Amortization of debt issuance costs	1,205	1,115
Non-cash restructuring charges	2,674	—
Write-down of intangible assets	14,108	—
Changes in operating assets and liabilities:
Account receivable	13,475	20,111
Inventories	(321)	824
Accounts payable and accrued expenses	(16,613)	(2,487)
Unexpired subscriptions and deferred revenue, net	(2,469)	(2,265)
Due from affiliates	—	21
Prepaid expenses and other, net	1,988	577

Net cash used by operating activities	(39,879)	(35,203)

Cash flows from investing activities:
Capital expenditures	(1,352)	(27,048)
Distributions from joint venture	—	625
Net proceeds from sale of joint venture	—	1,700
Net proceeds from sale of international operations	—	3,227
Acquisitions and investments, net of cash acquired	—	(248)

Net cash used by investing activities	(1,352)	(21,744)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	4
Proceeds from issuance of preferred stock	14,100	19,953
Proceeds from borrowings under senior credit facilities	21,000	—
Repayment of borrowings under senior credit facilities	(3,508)	(52,988)
Debt issuance costs	(1,039)	(470)

Net cash provided (used) by financing activities	30,553	(33,501)

Net decrease in cash and cash equivalents	(10,678)	(90,448)
Cash and cash equivalents at beginning of period	19,956	102,256

Cash and cash equivalents at end of period	$9,278	$11,808

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ZIFF DAVIS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
(dollars in thousands)

	Common Stock		Stock Subscription Loans	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit	Comprehensive Loss
	Shares	Amount
Balance at December 31, 2001	74,985,785	$18,743	$(1,164)	$3,468	$(574,561)	$(1,800)	$(555,314)
Cancellation of shareholder loans	(3,366,000)	(842)	592	250	—	—	—
Return of preferred stock in settlement with former CEO	—	—	—	4,750	—	—	4,750
Change in fair value of interest rate swap	—	—	—	—	—	162	162	$162
Dividends payable on redeemable preferred stock	—	—	—	—	(21,599)	—	(21,599)
Net loss	—	—	—	—	(75,002)	—	(75,002)	(75,002)

Balance at June 30, 2002	71,619,785	$17,901	$(572)	$8,468	$(671,162)	$(1,638)	$(647,003)	$(74,840)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data)

NOTE 1—THE COMPANY AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the consolidated financial position of Ziff Davis Holdings Inc. at June 30, 2002 and December 31, 2001 and the results of its consolidated operations and cash flows for the six months ended June 30, 2002 and 2001 have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2002. For further information refer to Ziff Davis Holdings Inc.’s audited consolidated financial statements, including the notes to those statements for the nine months ended December 31, 2001, that are included in this registration statement.

Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

Formation of Ziff Davis Holdings Inc.

Ziff Davis Holdings Inc. (“Ziff Davis Holdings”, or, collectively with its subsidiaries, the “Company”) is majority owned by various investment funds managed by Willis Stein & Partners Management III, L.L.C. (“Willis Stein”, “controlling stockholders”) a private equity investment firm. Ziff Davis Holdings Inc. is a holding company of which indirectly owns 100% of Ziff Davis Media Inc. (“Ziff Davis Media”). Ziff Davis Holdings does not conduct any operations, but rather all operations are conducted by Ziff Davis Media and its direct and indirect subsidiaries and Ziff Davis Holdings has no material assets other than its investment in the capital stock of Ziff Davis Media. The Company is a multimedia content company whose principal business is publishing. The Company publishes and licenses magazines, provides editorial content about technology and the Internet, both in print and online, and produces seminars and webcasts. The Ziff Davis Holdings was incorporated in the state of Delaware on April 4, 2000 and was formed to acquire certain publishing assets (“Ziff-Davis Publishing”, “ZDP”, or “Predecessor”) from Ziff-Davis Inc. (“ZDI”), an unrelated company. Media’s major operating subsidiaries are Ziff Davis Publishing Inc., Ziff Davis Development Inc. (“LaunchCo”) and Ziff Davis Internet Inc. (“InternetCo”). In January 2002, the Company changed its fiscal year-end from March 31 to December 31, effective December 31, 2001. The accompanying financial statements present a nine-month transition period ended December 31, 2001.

The Company was capitalized in April 2000 through the issuance of approximately $225,400 in preferred and common stock, in order to fund its acquisition of ZDP. In addition, the Company issued $125,000 senior secured notes (the “Equity Bridge Notes”). Proceeds from these transactions were used to purchase the common stock of Ziff Davis Media. The Equity Bridge Notes were fully repaid in July 2000 including interest thereon with proceeds from the issuance of approximately $128,400 in preferred and common stock.

Ziff Davis Media had no operations prior to April 5, 2000 when it completed the acquisition of ZDP for $780,000 plus expenses. The acquisition of ZDP was accounted for under the purchase method of accounting. The acquisition of ZDP was funded by (i) proceeds from the issuance of preferred stock and Equity Bridge Notes described above, (ii) executing a $405,000 Senior Credit Facility agreement (the “Senior Credit Facility”) of which $355,000 was borrowed at closing and (iii) issuing $175,000 of senior subordinated notes (the “Bridge Loan”) (See Note 4). Fees and expenses, including debt issuance costs associated with the acquisition of ZDP, which totaled approximately $30,000, were paid with the equity and debt proceeds. On July 18, 2000 Media

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 1—THE COMPANY AND BASIS OF PRESENTATION—(continued)

issued $250,000 of 12% Senior Subordinated Notes due 2010 (“Senior Notes”). The proceeds of this offering were used to repay the Bridge Loan and approximately $59,700 of the Senior Credit Facility. In addition, proceeds were used to pay approximately $8,500 of expenses associated with the offering and approximately $6,800 of accrued interest.

In connection with the acquisition of ZDP, the Company determined that ZDP’s wholly-owned international operations (excluding international licensing operations and international joint ventures) did not meet its long-term strategic objectives. As a result, the operations were sold on August 4, 2000.

Operations

The Company’s operations are classified into two operating segments, Established Businesses and Developing Businesses. The Established Businesses Segment is comprised of the “Restricted Subsidiaries” (described below) and the Developing Businesses Segment is comprised of the “Unrestricted Subsidiaries” (described below).

The Established Businesses or “Restricted Subsidiaries” segment is primarily comprised of the publishing assets that were acquired from ZDI, which are collectively referred to and defined under the Senior Credit Facility as the “Restricted Subsidiaries”. This segment is engaged in publishing and licensing magazines and providing editorial content about technology and the Internet. This segment also licenses its content and brands to 33 licensees in over 70 countries worldwide. In addition, this segment also published Macworld through a 50% owned joint venture with International Data Group (“IDG”), which was sold in October 2001 to IDG.

The Developing Businesses segment is comprised of the Launchco and Internetco subsidiaries, which are collectively referred to, and defined under the Company’s debt agreements, as “Unrestricted Subsidiaries”. This segment is focused on developing (1) new businesses, including two new publications and (2) Internet-related ventures leveraged off the Company’s editorial content, expertise and relationships with its audience and advertisers in its Established Business segment.

For additional information on the Company’s operating segments, see Note 8.

As discussed in Note 9, the Company completed a financial restructuring in August 2002.

Principles of Consolidation

The financial statements of the Company as of June 30, 2002 and December 31, 2001 and for the six months ended June 30, 2002 and 2001 are prepared on a consolidated basis and include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which ownership interests are greater than 20 percent and in which the Company has the ability to exercise significant influence, but not control, over the operating and financial policies of such companies are accounted for under the equity method.

Recent Accounting Pronouncements

In April 2001, the Emerging Issues Task Force (“EITF”) reached a final consensus of EITF Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products”, which was later codified along with other similar issues, into EITF 01-9 “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-9”). EITF 01-9 clarifies the income statement classification of costs incurred by a vendor in connection with the reseller’s purchase or promotion of

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 1—THE COMPANY AND BASIS OF PRESENTATION—(continued)

the vendor’s products, resulting in certain cooperative advertising and product placement costs previously classified as selling expenses to be reflected as a reduction of revenues earned from that activity. The Company adopted this EITF as of January 1, 2002 and as required, has reclassified prior period amounts. The impact of this EITF on the Company’s financial statements for the six months ended June 30, 2001 was a reclassification of selling, general and administrative expense as an offset to revenue in the amount of $6,329.

In July 2001, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 required that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. We adopted SFAS Nos. 141 and 142 effective for our fiscal year ending December 31, 2002. Upon adoption, we stopped amortizing goodwill. In addition, we stopped amortizing approximately $156.8 of intangible assets related to the acquisition of ZDP. Based on the current levels of goodwill and intangible assets deemed to have an indefinite useful life, the adoption of SFAS No. 142 will reduce annual amortization expense by approximately $11,600 and subsequently decrease annual net (loss) income by the same amount (See Note 2).

In August 2001, FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and provides guidance on classification and accounting for such asset when held for sale or abandonment. The Company adopted this statement effective January 1, 2002. There was no material impact on its financial position, liquidity or results of operations upon adoption of SFAS No. 144.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. In addition, SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and make various technical corrections to existing pronouncements. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002. The impact of this pronouncement on the Company’s financial results is currently being evaluated.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather that at the date of a commitment to an exit or disposal plan. The provisions of SFAS No. 146 are effective for fiscal years beginning after December 31, 2002. The impact of this pronouncement on the Company’s financial results is currently being evaluated.

Reclassifications

Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 2—INTANGIBLE ASSETS, NET

In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires goodwill to be tested for impairment under certain circumstances, and written down when impaired, rather than being amortized as previous standards required. Furthermore, SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and the Company adopted SFAS No. 142 effective January 1, 2002. In accordance with SFAS No. 142, the Company stopped amortizing goodwill and indefinite lived intangible assets of approximately $154,000.

As part of our continued cost reduction and restructuring program, during the second quarter of 2002, the Company wrote-off $14,108 of trademarks/trade names, advertiser lists and goodwill related to the closures of Ziff Davis SMART BUSINESS and Yahoo! Internet Life (See Note 3).

As of June 30, 2002 and December 31, 2001, the Company’s intangible assets and related accumulated amortization, primarily all of which are attributable to the Established Businesses segment, consisted of the following:

	As of June 30, 2002			As of December 31, 2001
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Amortized intangible assets:
Advertising lists	$219,200	$(31,383)	$187,817	$219,675	$(24,256)	$195,419
Trademark/trade names	14,344	(1,624)	12,720	22,544	(1,983)	20,561
Subscriber lists	11,600	(8,122)	3,478	11,600	(6,302)	5,268

Total amortized intangible assets	245,144	(41,129)	204,015	253,819	(32,541)	221,278

Unamortized intangible assets:
Trademark/trade names	83,464	—	83,464	89,893	—	89,893
Goodwill	63,340	—	63,340	64,100	—	64,100

Total unamortized intangible assets	146,804	—	146,804	153,993	—	153,993

Total intangible assets	$391,948	$(41,129)	$350,819	$407,812	$(32,541)	$375,271

During the six months ended June 30, 2002, a reversal of unused purchase accounting reserves resulted in a $735 reduction in goodwill.

Based on the current amounts of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding 5 years are as follows:

For the Year Ended December 31, 2002	$18,919
For the Year Ended December 31, 2003	16,881
For the Year Ended December 31, 2004	15,142
For the Year Ended December 31, 2005	15,142
For the Year Ended December 31, 2006	15,142

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 2—INTANGIBLE ASSETS, NET—(continued)

The following table presents the impact of SFAS No. 142 on net loss had the standard been in effect for the six months ended June 30, 2001:

	Six Months Ended June 30,
	2002	2001
Net loss—as reported	$(75,002)	$(94,541)
Adjustments:
Amortization of goodwill	—	3,073
Amortization of acquired trademarks and trade names	—	2,732

Net adjustments	—	5,805

Net loss—adjusted	$(75,002)	$(88,736)

The Company is required to perform impairment tests of its unamortized intangible assets on an annual basis and between annual tests in certain circumstances. As of June 30, 2002, no impairment of these assets has been recognized. There can be no assurance that future impairment tests will not result in a charge to earnings.

NOTE 3—COST REDUCTION PROGRAM AND RESTRUCTURING CHARGES

During the nine months ended December 31, 2001, the Company implemented a comprehensive cost reduction and restructuring program including the closure of Family PC, Expedia Travels, Smart Partner and the consolidation of Interactive Week into eWEEK in an effort to reduce future operating losses, consolidate operations and eliminate headcount to reduce costs.

Reflecting the continued difficult economic climate and weak magazine advertising marketplace throughout 2002, the Company (1) discontinued Ziff Davis SMART BUSINESS in May 2002, (2) sold the assets of The Net Economy to Advanstar Communications in June 2002, (3) suspended publication of Yahoo! Internet Life in July 2002 and (4) continued to reduce its related infrastructure costs.

As a result of these operating decisions and the implementation of the Company’s financial restructuring plans, the Company recorded a net restructuring charge of $22,513 in the second quarter ended June 30, 2002, comprised of $14,108 of intangible asset write-downs and $8,405 of restructuring charges. Of this charge $5,731, reflects employee severance, consolidation costs for certain office locations and certain transaction costs associated with the Company’s financial restructuring initiatives and $16,782 reflects non-cash expenses associated with the write-off of intangible assets and fixed assets related to discontinued publications.

At June 30, 2002, there was approximately $13,914 of accrued restructuring charges included in accrued expenses and other current liabilities. The remaining accrued expenditures primarily relate to employee severance and other costs to exit activities. The Company anticipates making approximately $11,900 in cash payments related to these accruals in 2002.

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 3—COST REDUCTION PROGRAM AND RESTRUCTURING CHARGES—(continued)

The following table summarizes the activity with respect to the remaining accrued balances at June 30, 2002 related to the restructuring charges taken in 2001 and 2002:

		2002 Activity
	Balance December 31, 2001	Expenses/ Adjustments	Payments	Applied Against Related Asset	Balance June 30, 2002
Employee related costs	$5,826	$3,069	$(5,930)	$—	$2,965
Write-down of intangible assets	—	14,108	—	(14,108)	—
Financial restructuring, facility and other costs	11,794	5,336	(3,507)	(2,674)	10,949

Total	$17,620	$22,513	$(9,437)	$(16,782)	$13,914

NOTE 4—DEBT

General

In connection with the acquisition of ZDP, the Company entered into the Senior Credit Facility with a syndicate of lenders, comprised of (i) a $355,000 term loan facility and (ii) a $50,000 revolving credit facility. The Company also entered into the $175,000 Bridge Loan, which bore interest at 12.5% per annum. On July 18, 2000, the Company issued $250,000 of 12% Senior Subordinated Notes due 2010 (“Senior Notes”). Interest is paid semi-annually and the Senior Notes mature on July 15, 2010. The Senior Notes are unsecured and subordinated to all existing and future senior indebtedness. All existing and future domestic subsidiaries will guarantee the Senior Notes. The proceeds of this offering were used to repay the Bridge Loan and $59,710 of the Senior Credit Facility. In addition, proceeds were used to pay approximately $8,500 of expenses associated with the offering and approximately $6,790 of accrued interest.

As of June 30, 2002, total indebtedness was $446,693 and consisted of $186,693 of outstanding principal under the term loan portion of the Senior Credit Facility, $10,000 of outstanding principal under the revolving credit facility and $250,000 in Senior Notes.

In August 2002, the Company completed its financial restructuring plan related to its Senior Notes and its Senior Credit Facility (See Note 9).

NOTE 5—REDEEMABLE PREFERRED STOCK

The following table details activity in the preferred stock account:

	Redeemable Preferred Stock Series
	A	B	C	Loans	Total
Balance at December 31, 2001	$414,568	$100,151	$4,973	$(3,705)	$515,987
Issued	—	13,395	705	—	14,100
Dividends payable	15,264	6,335	—	—	21,599
Return of former CEO shares	(8,455)	—	—	3,705	(4,750)

Balance at June 30, 2002	$421,377	$119,881	$5,678	$—	$546,936

NOTE 6—CONTINGENCIES

The Company is subject to various claims and legal proceedings that arise in the ordinary course of business. However, the Company does not expect any of these claims or legal proceedings, either individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations or liquidity.

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 7—SUPPLEMENTAL FINANCIAL INFORMATION
Guarantor financial information

Ziff Davis Holdings Inc. and Ziff Davis Media Inc. are holding companies and their only assets are the ownership of the capital stock of their subsidiaries and cash balances. All of the Company’s consolidated subsidiaries have guaranteed Ziff Davis Media’s debt on a full unconditional, joint and several basis. There are no restrictions which limit the ability of the Company’s subsidiaries to transfer funds to Ziff Davis Media in the form of cash dividends, loans or advances.

No separate financial information for Ziff Davis Media has been provided herein because Ziff Davis Holdings’ financial information is materially the same as Ziff Davis Media’s financial information as a result of the fact that (i) Ziff Davis Holdings does not itself conduct any business but rather all of its operations are conducted by Ziff Davis Media and its direct and indirect subsidiaries, (ii) Ziff Davis Holdings has no material assets other than its equity interest in Ziff Davis Media, and (iii) Ziff Davis Holdings has unconditionally guaranteed the New Notes and Senior Notes.

The table below presents combining financial data detailing Ziff Davis Holdings Inc., Ziff Davis Media Inc., the guarantor subsidiaries, and related elimination entries.

	At June 30, 2002
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$404	$8,874	$—	$—	$9,278
Accounts receivable, net	—	—	31,751	—	31,751
Inventories	—	—	681	—	681
Prepaid expenses and other current assets	—	—	8,012	—	8,012
Due (to) from affiliates	—	(81,927)	81,927	—	—

Total current assets	404	(73,053)	122,371	—	49,722
Property and equipment, net	—	—	35,508	—	35,508
Investments in subsidiaries	468,656	492,229	—	(960,885)	—
Intangible assets, net	—	—	350,819	—	350,819
Note receivable—affiliate	—	510,550	—	(510,550)	—
Other assets, net		18,086	—	—	18,086

Total assets	$469,060	$947,812	$508,698	$(1,471,435)	$454,135

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$—	$11,820	$—	$11,820
Accrued expenses and other current liabilites	—	15,771	36,126	—	51,897
Current portion of long-term debt	—	—	—	—	—
Unexpired subscriptions, net	—	—	33,743	—	33,743

Total current liabilities	—	15,771	81,689	—	97,460
Long-term debt	—	446,693	—	—	446,693
Note payable—affiliate	—	—	510,550	(510,550)	—
Other non-current liabilities	—	—	10,049	—	10,049

Total liabilities	—	462,464	602,288	(510,550)	554,202

Redeemable preferred stock	546,936	—	—	—	546,936

Stockholders’ (deficit) equity:
Preferred stock	—	—	1,234	(1,234)	—
Common stock	17,901	—	28	(28)	17,901
Stock subscription loans	(572)	—	—	—	(572)
Additional paid-in capital	8,468	467,800	491,823	(959,623)	8,468
Accumulated deficit	(103,673)	19,186	(586,675)	—	(671,162)
Accumulated other comprehensive loss	—	(1,638)	—	—	(1,638)

Total stockholders’ (deficit) equity	(77,876)	485,348	(93,590)	(960,885)	(647,003)

Total liabilities & stockholder’s (deficit) equity	$469,060	$947,812	$508,698	$(1,471,435)	$454,135

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 7—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	At December 31, 2001
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$401	$16,453	$3,102	$—	$19,956
Accounts receivable, net	—	—	45,226	—	45,226
Inventories	—	—	360	—	360
Prepaid expenses and other current assets	—	—	7,949	—	7,949
Due (to) from affiliates	—	(95,207)	95,207	—	—

Total current assets	401	(78,754)	151,844	—	73,491
Property and equipment, net	—		48,280	—	48,280
Investments in subsidiaries	454,556	436,042	—	(890,598)	—
Intangible assets, net	—	—	375,271	—	375,271
Note receivable—affiliate	—	535,703	—	(535,703)	—
Other assets, net	—	18,253	—	—	18,253

Total assets	$454,957	$911,244	$575,395	$(1,426,301)	$515,295

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$—	$21,347	$—	$21,347
Accrued expenses and other current liabilites	—	15,953	43,030	—	58,983
Current portion of long-term debt	—	7,127	—	—	7,127
Unexpired subscriptions, net	—	—	36,212	—	36,212

Total current liabilities	—	23,080	100,589	—	123,669
Long-term debt	—	422,074	—	—	422,074
Note payable—affiliate	—	—	535,703	(535,703)	—
Other non-current liabilities	—	—	8,879	—	8,879

Total liabilities	—	445,154	645,171	(535,703)	554,622

Redeemable preferred stock	515,987	—	—	—	515,987

Stockholders’ (deficit) equity:
Preferred stock	—	—	1,234	(1,234)	—
Common stock	18,743	—	28	(28)	18,743
Stock subscription loans	(1,164)	—	—	—	(1,164)
Additional paid-in capital	3,468	453,700	435,636	(889,336)	3,468
Accumulated deficit	(82,077)	14,190	(506,674)	—	(574,561)
Accumulated other comprehensive loss	—	(1,800)	—	—	(1,800)

Total stockholders’ (deficit) equity	(61,030)	466,090	(69,776)	(890,598)	(555,314)

Total liabilities & stockholder’s (deficit) equity	$454,957	$911,244	$575,395	$(1,426,301)	$515,295

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 7—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	Six Months Ended June 30, 2002
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Total
Revenue, net	$—	$—	$110,943	$110,943

Operating expenses:
Cost of production	—	—	41,064	41,064
Selling, general and administrative expenses	—	—	76,099	76,099
Depreciation and amortization of property and equipment	—	—	10,292	10,292
Amortization of intangible assets	—	—	9,609	9,609
Restructuring charges, net	—	—	8,405	8,405
Write-down of intangible assets	—	—	14,108	14,108

Total operating expenses	—	—	159,577	159,577

Loss from operations	—	—	(48,634)	(48,634)
Intercompany interest (income) expense	—	(31,065)	31,065	—
Interest expense, net	(3)	26,068	(125)	25,940

Net income (loss) before income taxes	3	4,997	(79,574)	(74,574)
Income tax provision	—	—	428	428

Net income (loss)	$3	$4,997	$(80,002)	$(75,002)

	Six Months Ended June 30, 2001
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Non-Guarantors	Total
Revenue, net	$—	$—	$166,151	$—	$166,151

Operating expenses:
Cost of production	—	—	63,500	—	63,500
Selling, general and administrative expenses	—	—	130,611	—	130,611
Depreciation and amortization of property and equipment	—	—	13,525	—	13,525
Amortization of intangible assets	—	—	27,038	—	27,038
Restructuring charges, net	—	—	1,050	—	1,050

Total operating expenses	—	—	235,724	—	235,724

Loss from operations	—	—	(69,573)	—	(69,573)
Equity in income from joint ventures	—	—	—	148	148
Intercompany interest (income) expense	—	(31,706)	31,706	—	—
Interest expense, net	(262)	26,065	(1,085)	—	24,718

Net loss before income taxes	262	5,641	(100,194)	148	(94,143)
Income tax provision (benefit)	130	12,486	(12,277)	59	398

Net income (loss)	$132	$(6,845)	$(87,917)	$89	$(94,541)

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 7—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	Six Months Ended June 30, 2002
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$3	$4,997	$(80,002)	$—	$(75,002)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	—	—	19,901	—	19,901
Non-cash rent expense	—	—	1,175	—	1,175
Amortization of debt issuance costs	—	1,205	—	—	1,205
Non-cash restructuring charge	—	—	2,674	—	2,674
Write-down of intangible assets	—	—	14,108	—	14,108
Changes in operating assets and liabilities:
Accounts receivable	—	—	13,475	—	13,475
Inventories	—	—	(321)	—	(321)
Accounts payable and accrued expenses	—	(182)	(16,431)	—	(16,613)
Unexpired subscriptions and deferred revenue, net	—	—	(2,469)	—	(2,469)
Due to (from) affiliate	—	(38,433)	38,433	—	—
Prepaid expenses and other, net	—	162	1,826	—	1,988

Net cash provided (used) by operating activities	3	(32,251)	(7,631)	—	(39,879)

Cash flows from investing activities:
Capital expenditures	—	—	(1,352)	—	(1,352)
Investments in subsidiaries	(14,100)	(56,187)	—	70,287	—

Net cash (used) provided by investing activities	(14,100)	(56,187)	(1,352)	70,287	(1,352)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	14,100	—	—	—	14,100
Proceeds from capital contributions	—	14,100	56,187	(70,287)	—
Repayment of intercompany notes receivable	—	25,153	(25,153)	—	—
Proceeds from borrowings under senior credit facilities	—	21,000	—	—	21,000
Repayment of borrowings under senior credit facilities	—	(3,508)	—	—	(3,508)
Proceeds from collection of intercompany notes receivable	—	25,153	—	(25,153)	—
Repayment of intercompany notes payable		—	(25,153)	25,153	—
Debt issuance costs	—	(1,039)	—	—	(1,039)

Net cash provided (used) by financing activities	14,100	80,859	5,881	(70,287)	30,553

Net increase (decrease) in cash and cash equivalents	3	(7,579)	(3,102)	—	(10,678)
Cash and cash equivalents at beginning of period	401	16,453	3,102	—	19,956

Cash and cash equivalents at end of period	$404	$8,874	$—	$—	$9,278

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 7—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	Six Months Ended June 30, 2001
	Ziff Davis Holdings Inc.	Ziff Davis Media Inc.	Guarantors	Non-Guarantors	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$132	$(6,845)	$(87,917)	$89	$—	$(94,541)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	—	—	40,563	—	—	40,563
Equity in (loss) income from joint ventures	—	—	—	(148)	—	(148)
Non-cash expense	—	—	1,027	—	—	1,027
Amortization of debt issuance costs	—	1,115	—	—	—	1,115
Changes in operating assets and liabilities:
Accounts receivable	—	—	20,111	—	—	20,111
Inventories	—	—	824	—	—	824
Accounts payable and accrued expenses	(169)	(2,437)	119	—	—	(2,487)
Unexpired subscriptions and deferred revenue, net	—	—	(2,265)	—	—	(2,265)
Due to (from) affiliate	300	79,856	(80,194)	59	—	21
Prepaid expenses and other, net	—	—	577	—	—	577

Net cash (used) provided by operating activities	263	71,689	(107,155)	—	—	(35,203)

Cash flows from investing activities:
Capital expenditures	—	—	(27,048)	—	—	(27,048)
Distributions from joint venture	—	—	625	—	—	625
Net proceeds from sale of joint venture	—	—	1,700	—	—	1,700
Net proceeds from sale of international operations	—	—	3,227	—	—	3,227
Investments in subsidiaries	(37,000)	(74,768)	—	—	111,768	—
Acquisitions and investments, net of cash acquired	—	—	(248)	—	—	(248)
Acquisitions of ZDP, net of cash acquired	—	—	—	—	—	—

Net cash (used) provided by investing activities	(37,000)	(74,768)	(21,744)	—	111,768	(21,744)

Cash flows from financing activities:
Proceeds from issuance of common stock	4	—	1,234	—	(1,234)	4
Proceeds from issuance of preferred stock	19,953	—	28	—	(28)	19,953
Proceeds from issuance of equity securities	—	39,505			(39,505)	—
Proceeds from long-term borrowings	—	—	—	—	—	—
Repayment of borrowings under senior credit facilities	—	(52,988)	—	—	—	(52,988)
Proceeds from collection of intercompany notes receivable	—	6,275	—	—	(6,275)	—
Repayment of intercompany notes payable	—	—	(6,275)	—	6,275	—
Debt issuance costs	—	(470)	—	—	—	(470)

Net cash provided (used) by financing activities	19,957	(7,678)	(5,013)	—	(40,767)	(33,501)

Net decrease (increase) in cash and cash equivalents	(16,780)	(10,757)	(133,912)	—	71,001	(90,448)
Cash and cash equivalents at beginning of period	17,371	19,717	65,168	—	—	102,256

Cash and cash equivalents at end of period	$591	$8,960	$(68,744)	$—	$71,001	$11,808

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 7—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

Restricted and Unrestricted Subsidiaries Financial Data

The Company is the borrower and its consolidated subsidiaries are all guarantors under the Company’s debt agreements on a full, unconditional, joint and several basis. The Company is required to exclude the results of operations of the Unrestricted Subsidiaries and separately report the combining financial statements of the Restricted and Unrestricted Subsidiaries, as defined in these agreements. Reflected below are combining balance sheets and statements of operations for the Company detailing the Restricted and Unrestricted Subsidiaries.

	At June 30, 2002
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc. and Restricted Subsidiaries	Unrestricted Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$404	$8,873	$1	$—	$9,278
Accounts receivable, net	—	26,607	5,144	—	31,751
Inventories	—	681	—	—	681
Prepaid expenses and other current assets	—	7,335	677	—	8,012
Due from (to) affiliates	—	7,950	(7,950)	—	—

Total current assets	404	51,446	(2,128)	—	49,722
Property and equipment, net	—	29,602	5,906	—	35,508
Investments in subsidiaries	465,300	146,447	—	(611,747)	—
Intangible assets, net	—	350,819	—	—	350,819
Other assets, net	—	18,086	—	—	18,086

Total assets	465,704	$596,400	$3,778	$(611,747)	$454,135

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$10,295	$1,525	$—	$11,820
Accrued expenses and other current liabilities	—	48,132	3,765	—	51,897
Unexpired subscriptions, net	—	33,090	653	—	33,743

Total current liabilities	—	91,517	5,943	—	97,460
Long-term debt	—	446,693	—	—	446,693
Other non-current liabilities	—	10,049	—	—	10,049

Total liabilities	—	548,259	5,943	—	554,202

Redeemable preferred stock	546,936	—	—	—	546,936

Stockholders’ (deficit) equity:
Preferred stock	—	—	1,234	(1,234)	—
Common stock	17,901	—	28	(28)	17,901
Stock subscription loans	(572)	—	—	—	(572)
Additional paid-in capital	8,468	465,300	145,185	(610,485)	8,468
Accumulated deficit	(107,029)	(415,521)	(148,612)	—	(671,162)
Accumulated other comprehensive loss	—	(1,638)	—	—	(1,638)

Total stockholders’ (deficit) equity	(81,232)	48,141	(2,165)	(611,747)	(647,003)

Total liabilities and stockholders’ (deficit) equity	$465,704	$596,400	$3,778	$(611,747)	$453,135

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 7—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	At December 31, 2001
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc. and Restricted Subsidiaries	Unrestricted Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$401	$19,553	$2	$—	$19,956
Accounts receivable, net		40,026	5,200	—	45,226
Inventories	—	360	—	—	360
Prepaid expenses and other current assets	—	5,643	2,306	—	7,949
Due from (to) affiliates	—	7,950	(7,950)	—	—

Total current assets	401	73,532	(442)	—	73,491
Property and equipment, net	—	40,207	8,073	—	48,280
Investments in subsidiaries	451,200	128,189	—	(579,389)	—
Intangible assets, net	—	375,199	72	—	375,271
Other assets, net	—	18,253	—	—	18,253

Total assets	$451,601	$635,380	$7,703	$(579,389)	$515,295

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$20,504	$843	$—	$21,347
Accrued expenses and other current liabilities	—	53,426	5,557	—	58,983
Unexpired subscriptions, net	—	35,126	1,086	—	36,212

Total current liabilities	—	109,056	7,486	—	116,542
Long-term debt	—	429,201	—	—	429,201
Other non-current liabilities	—	8,879	—	—	8,879

Total liabilities	—	547,136	7,486	—	554,622

Redeemable preferred stock	515,987	—	—	—	515,987

Stockholders’ (deficit) equity:
Preferred stock	—	—	1,234	(1,234)	—
Common stock	18,743	—	28	(28)	18,743
Stock subscription loans	(1,164)	—	—	—	(1,164)
Additional paid-in capital	3,468	451,200	126,927	(578,127)	3,468
Accumulated deficit	(85,433)	(361,156)	(127,972)	—	(574,561)
Accumulated other comprehensive loss	—	(1,800)	—	—	(1,800)

Total stockholders’ equity (deficit)	(64,386)	88,244	217	(579,389)	(555,314)

Total liabilities and stockholders’ (deficit) equity	$451,601	$635,380	$7,703	$(579,389)	$515,295

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 7—SUPPLEMENTAL FINANCIAL INFORMATION—(continued)

	Six Months Ended June 30, 2002
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc. and Restricted Subsidiaries	Unrestricted Subsidiaries	Total
Revenue, net	$—	$95,959	$14,984	$110,943

Operating expenses:
Cost of production	—	38,045	3,019	41,064
Selling, general and administrative expenses	—	46,556	29,543	76,099
Depreciation and amortization of property and equipment	—	8,312	1,980	10,292
Amortization of intangible assets	—	9,609	—	9,609
Restructuring charges, net	—	7,440	965	8,405
Write-down of intangible assets	—	14,030	78	14,108

Total operating expenses	—	123,992	35,585	159,577

Loss from operations	—	(28,033)	(20,601)	(48,634)
Interest (income) expense, net	(3)	25,943	—	25,940

Income (loss) before income taxes	3	(53,976)	(20,601)	(74,574)
Income tax provision	—	389	39	428

Net income (loss)	$3	$(54,365)	$(20,640)	$(75,002)

	Six Months Ended June 30, 2001
	Ziff Davis Holdings Inc.(1)	Ziff Davis Media Inc. and Restricted Subsidiaries	Unrestricted Subsidiaries	Total
Revenue, net	$—	$156,458	$9,693	$166,151

Operating expenses:
Cost of production	—	57,482	6,018	63,500
Selling, general and administrative expenses	—	84,772	45,839	130,611
Depreciation and amortization of property and equipment	—	8,773	4,752	13,525
Amortization of intangible assets	—	27,038	—	27,038
Restructuring charges, net	—	1,050	—	1,050

Total operating expenses	—	179,115	56,609	235,724

Loss from operations	—	(22,657)	(46,916)	(69,573)
Equity in income from joint ventures	—	148	—	148
Interest expense (income), net	(262)	24,983	(3)	24,718

Income (loss) before income taxes	262	(47,492)	(46,913)	(94,143)
Income tax provision (benefit)	854	(4,675)	4,219	398

Net loss	$(592)	$(42,817)	$(51,132)	$(94,541)

(1)	Includes amounts related to Ziff Davis Intermediate Holdings, Inc., which is a wholly-owned subsidiary of Ziff Davis Holdings and the direct 100% stockholder of Ziff Davis Media.

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 8—SEGMENT INFORMATION

Segment information is presented in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard is based on a management approach, which designates the internal organization that is used by management for making operating decisions and assessing performance as the sources of the Company’s reportable segments. Asset information is not used for decision-making.

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which segregates its business by media platforms and product lines. The Company’s reportable segments are:

•
Established Businesses—established publications targeted to customers in the consumer and business market. This segment is comprised of the Restricted Subsidiaries and includes Ziff Davis Holdings Inc., the ultimate parent company.

•
Developing Businesses—recently launched publications, internet operations and business services for emerging product categories targeted to the consumer and business markets. This segment is comprised of the Unrestricted Subsidiaries.

The Company evaluates the performance of its segments and allocates resources to them based on income before interest expense, provision for income taxes, depreciation and amortization expense and other non-cash charges and restructuring charges (“EBITDA”). Any inter-segment revenues included in segment data are not material.

The following table presents information about the reported segments for the periods ending:

	Six Months Ended June 30,
	2002	2001
Revenue, net:
Established Businesses	$95,959	$156,548
Developing Businesses	14,984	9,693

Total	$110,943	$166,151

	Six Months Ended June 30,
	2002	2001
EBITDA:
Established Businesses	$11,358	$14,352
Developing Businesses	(17,578)	(42,164)

Total	$(6,220)	$(27,812)

	Six Months Ended June 30,
	2002	2001
Reconciliation of Segment EBITDA to consolidated loss before income taxes:
Total segment EBITDA	$(6,220)	$(27,812)
Depreciation and amortization	19,901	40,563
Restructuring charges, net	8,405	1,050
Write-down of intangible assets	14,108	—
Interest expense, net	25,940	24,718

Loss before income taxes	$(74,574)	$(94,143)

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 8—SEGMENT INFORMATION—(continued)

Equity in income of investees for the Established Businesses segment included in EBITDA for the six months ended June 30, 2001 was $148. All of the Company’s revenue is attributable to the United States.

NOTE 9—SUBSEQUENT EVENTS

Financial Restructuring Plan

In order to address certain liquidity and debt compliance issues, the Company initiated a financial restructuring plan in 2001, which was completed on August 12, 2002. As part of the restructuring, the Company offered to exchange a combination of cash, new senior subordinated compounding notes due 2009 (the “New Notes”) and preferred stock and warrants to purchase common stock issued by Ziff Davis Holdings for the existing 12% senior subordinated notes due 2010 (collectively, the “Exchange Offer”). In addition, Ziff Davis Media amended and restated its senior credit facility and received an equity contribution from Willis Stein.

Key terms of the financial restructuring are as follows:

•
Ziff Davis Media received an equity contribution of $80,000 from Willis Stein in exchange for the issuance of a new series D redeemable preferred stock issued by Ziff Davis Holdings with an aggregate liquidation preference of approximately $80,000 as well as approximately 38.6 million warrants, each representing the right to purchase one share of the common stock of Ziff Davis Holdings at an exercise price of $0.001 per share. The contribution was comprised of $10,100 of cash received during the quarter ended June 30, 2002, approximately $62,531 of cash received in August 2002, and approximately $7,369 in liquidation preference of series D preferred stock issued by Ziff Davis Holdings in lieu of a cash payment which otherwise would have been owed to Willis Stein by Ziff Davis Media with respect to the 12% senior subordinated notes due 2010 held by Willis Stein.

•
Accredited investors representing approximately 95.1% in aggregate principal amount of Ziff Davis Media’s 12% senior subordinated notes due 2010 who tendered their notes and received an aggregate of approximately $21,158 in cash and $90,334 in aggregate principal amount of New Notes issued by Ziff Davis Media. These holders also received an aggregate of approximately $28,526 in liquidation preference of a new series of preferred stock (“Series E preferred stock”) and warrants for the purchase of 5.2 million shares of common stock of Ziff Davis Holdings in exchange for their 12% senior subordinated notes due 2010.

•
The New Notes will accrue interest in semi-annual periods, commencing on February 15th and August 15th of each year, with the first period ending on February 15, 2003 . For the first four years, interest will accrue at rates ranging from 12% to 14% and may be paid, at the Company’s option and subject to certain restrictions under the senior credit facility, either in cash or by compounding such interest on the New Notes. For all payments of interest accruing after August 12, 2006, interest shall be payable in cash at a rate of 12% per annum.

•
The Series E preferred stock will accrue dividends at a rate of 10% per annum and is subject to mandatory redemption on the earlier of March 31, 2010 or the date of a change in control. Dividends will only be paid in cash if declared for payment by Ziff Davis Holdings’ board of directors. In addition, so long as any series D redeemable preferred stock remains outstanding, and without the prior written consent of Willis Stein, together with the holder or holders of a majority of the outstanding shares of series D redeemable preferred stock, Ziff Davis Holdings will not be permitted directly or indirectly to pay or declare any cash dividend or make any distribution to the holders of series E preferred stock or

ZIFF DAVIS HOLDINGS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(dollars in thousands, except per share data)

NOTE 9—SUBSEQUENT EVENTS—(continued)

the series E-1 preferred stock, and our senior credit facility and the indenture governing the existing notes and the exchange notes each restricts the payment of dividends to holders of capital stock of Ziff Davis Holdings.

•	Interest due to holders of the $12,280 principal amount of 12% senior subordinated notes due 2010 not tendered previously due on July 15, 2002, was funded on August 14, 2002.

•
Ziff Davis Media amended and restated its senior credit facility providing for, among other terms: (1) waiver of all existing defaults, (2) deferral of principal payments for eight quarters, (3) removal of the obligation to pay the default interest rate on the outstanding principal and (4) mandatory use of a portion of excess cash flows, as defined, to repay amounts owed under the senior credit facility.

The financial restructuring will be accounted for in accordance with the troubled debt restructuring provision of SFAS 15. Accordingly, no gain will be recognized on the exchange, but rather the value of the New Notes as reported on Ziff Davis Media’s balance sheet will be increased by an amount deemed to be accrued interest.

The Exchange Offer will be accounted for in accordance with the troubled debt restructuring provision of SFAS 15. Accordingly, no gain will be recognized on the exchange, but rather the value of the New Notes as reported on Ziff Davis Media’s balance sheet will be increased by an amount deemed to be accrued interest.

Reverse Stock Split

In connection with the consummation of the Company’s financial restructuring in August 2002, Ziff Davis Holdings completed a reverse stock split on its common stock. Pursuant to this reverse stock split, Ziff Davis Holdings exchanged one new share of its common stock for every 30 shares of its outstanding common stock.

eTESTING LABS Inc. Sale

On July 15, 2002, the Company sold its subsidiary, eTESTING LABS Inc. to Lionbridge Technologies Inc. (“Lionbridge”) for approximately $2,250 due in three installments. The Company further agreed to license its proprietary benchmark software to Lionbridge for its commercial testing purposes and also entered into a multi-year alliance and agreement with them for reciprocal software development, testing and marketing services. The Company will realize a gain on sale of approximately $950 in the quarter ending September 30, 2002. In accordance with the terms of the Senior Credit Facility, 50% of the net proceeds from the sale will be used to repay amounts owed under the Senior Credit Facility.

ZIFF DAVIS HOLDINGS INC.

Exchange Offer for

5,826.4 Shares of  Series E Redeemable Preferred Stock

ZIFF DAVIS MEDIA INC.

Exchange Offer for

$90,333,600
Senior Subordinated Compounding Notes due 2009

PROSPECTUS
, 2002

PART II:    INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20:    Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the registrants’ directors and officers are insured or indemnified against liability in their capacities as such.

Registrants Incorporated Under Delaware Law

Ziff Davis Holdings Inc., Ziff Davis Intermediate Holdings Inc., Ziff Davis Media Inc., Ziff Davis Publishing Holdings Inc., Ziff Davis Publishing Inc., Ziff Davis Internet Inc. and Ziff Davis Development Inc. are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was illegal.

A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. To the extent that an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred in connection with such defense.

Article VI of the Bylaws of Ziff Davis Holdings Inc. provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, we shall indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding of the type described in that section by reason of the fact that he or she is or was our director or officer. Likewise, Article VI of the Bylaws of Ziff Davis Media Inc. provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, Ziff Davis Media Inc. shall indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding of the type described in that section by reason of the fact that he or she is or was our director or officer.

In addition, Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the General Corporation Law of the State of Delaware or (iv) obtains an improper personal benefit.

Article 9 of the Certificate of Incorporation of Ziff Davis Media Inc. relieves our directors of monetary damages to us or our shareholders for any breach of the director’s fiduciary duty to the extent permitted by Section 102 of the General Corporation Law of the State of Delaware. Likewise, Article VIII of the Certificate of

Incorporation of Ziff Davis Holdings Inc. relieves its directors of monetary damages to it or its shareholders for any breach of the director’s fiduciary duty to the extent permitted by Section 102 of the General Corporation Law of the State of Delaware.

Article 9 of the certificates of incorporation of Ziff Davis Publishing, Ziff Davis Publishing Holdings, Ziff Davis Internet and Ziff Davis Development each provide that To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, and that any repeal or modification of Article 9 in each case shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Messrs. Callahan and Catalane, who are directors of Ziff Davis Holdings, Ziff Davis Intermediate Holdings, Ziff Davis Media, Ziff Davis Publishing, Ziff Davis Publishing Holdings, Ziff Davis Internet and Ziff Davis Development, may be entitled to indemnification by their employers, as they serve on the boards of directors of those companies at the request and direction of their employers. In addition, certain executive officers of Ziff Davis Holdings and Ziff Davis Media have entered into arrangements with the controlling shareholders of Ziff Davis Holdings which provide them with indemnification.

Item 21:    Exhibits

(a)	The following exhibits are filed as part of this Registration Statement or incorporated by reference herein.

Exhibit No.	Description
2.1
Purchase Agreement dated December 6, 1999 among WS-ZP Acquisition, Inc., ZD Inc. and ZD Holdings (Europe) Ltd. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 2.1.

3.1	Certificate of Incorporation for Ziff Davis Media Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 3.1.

3.2	Fifth Amended and Restated Certificate of Incorporation for Ziff Davis Holdings Inc.*

3.3
Certificate of Incorporation for Ziff Davis Publishing Holdings Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 3.2.

3.4
Certificate of Incorporation for Ziff Davis Internet Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 3.3.

3.5
Certificate of Incorporation for Ziff Davis Development Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 3.4.

3.6
Certificate of Incorporation for Ziff Davis Publishing Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 3.5.

3.7	By-laws for Ziff Davis Media Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 3.7.

3.8	By-laws for Ziff Davis Holdings Inc.*

3.9	By-laws for Ziff Davis Publishing Holdings Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 dated October 16, 2000 as Exhibit 3.8.

3.10	By-laws for Ziff Davis Internet Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 dated October 16, 2000 as Exhibit 3.9.

Exhibit No.	Description

3.11	By-laws for Ziff Davis Development Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 3.10.

3.12	By-laws for Ziff Davis Publishing Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 3.11.

3.13	Certificate of Incorporation of Ziff Davis Intermediate Holdings Inc.*

3.14	By-laws of Ziff Davis Intermediate Holdings Inc.*

4.1	Indenture, dated August 12, 2002, by and between Ziff Davis Media Inc., the guarantors thereunder and Deutsche Bank Trust Company Americas.*

4.2	Registration Rights Agreement, dated August 12, 2002, by and among Ziff Davis Holdings Inc. and Ziff Davis Media Inc.*

4.3
Indenture, dated July 21, 2000 by and between Ziff Davis Media Inc., the guarantors thereunder and Bankers Trust Company. Previously filed on April 30, 2002 in connection with Ziff Davis Media’s Registration Statement on Form S-4 dated January 24, 2001. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4, (No. 333-48014) dated October 16, 2000 as Exhibit 4.1.

4.4
First Supplemental Indenture, dated as of August 12, 2002 by and between Ziff Davis Media, the guarantors thereunder and Deutsche Bank Trust Company Americas, supplementing that certain indenture, dated July 21, 2000, by and between Ziff Davis Media Inc., the guarantors thereunder and Bankers Trust Company.*

4.5
Investor Rights Agreement, dated April 5, 2000, by and among Ziff Davis Holdings Inc., Willis Stein & Partners II, L.P., Willis Stein & Partners Dutch II, L.P., Willis Stein & Partners III, L.P. (and other partnerships sharing a common general partner therewith), the investors listed on the Schedule of Co-Investors, certain executive employees of Ziff Davis Holdings Inc., and certain other stockholders listed on the Schedule of New Stockholders. Previously filed on March 20, 2002 in connection with Ziff Davis Media’s Form 10-K as Exhibit 9.1.

4.6
Amendment No. 1 to Investor Rights Agreement, dated August 12, 2002, by and among Ziff Davis Holdings Inc., Willis Stein & Partners II, L.P., Willis Stein & Partners Dutch II, L.P., Willis Stein & Partners III, L.P. (and other partnerships sharing a common general partner therewith), the investors listed on the Schedule of Co-Investors, certain executive employees of Ziff Davis Holdings Inc., and certain other stockholders listed on the Schedule of New Stockholders.*

4.7
Supplemental Indenture, dated as of September 18, 2002, by and among Ziff Davis Media Inc., Ziff Davis Holdings Inc., and Deutsche Bank Trust Company Americas, supplementing the indenture, dated as of August 12, 2002, by and between Ziff Davis Media Inc., the guarantors thereunder and Deutsche Bank Trust Company Americas.*

4.8
Second Supplemental Indenture, dated as of September 18, 2002, by and among Ziff Davis Media Inc., Ziff Davis Holdings Inc. and Deutsche Bank Trust Company Americas, supplementing the indenture, dated as of July 21, 2000, by and between Ziff Davis Media Inc., the guarantors thereunder and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company).*

4.9	Form of Global Series E-1 Preferred Stock Certificate.*

5.1	Opinion of Kirkland & Ellis regarding legality of securities issued.*

8.1	Opinion of Kirkland & Ellis re tax matters.*

10.1	Series D Preferred Stock Purchase Agreement, dated August 12, 2002, by and between Ziff Davis Holdings Inc., and the purchasers thereunder.*

10.2	Stock Purchase Agreement, dated as of April 30, 2002, by and among Ziff Davis Holdings Inc. and the purchasers thereunder.*

Exhibit No.	Description

10.3	Stock Purchase Agreement, dated as of May 31, 2002, by and among Ziff Davis Holdings Inc. and the purchasers thereunder.*

10.4	Stock Purchase Agreement, dated as of June 28, 2002, by and among Ziff Davis Holdings Inc. and the purchasers thereunder.*

10.5	Stock Purchase Agreement, dated as of August 8, 2002, by and among Ziff Davis Holdings Inc. and the purchasers thereunder.*

10.6	Warrant Agreement, dated August 12, 2002, by and among Ziff Davis Holdings Inc. and Willis Stein & Partners II, L.P.*

10.7	Warrant Agreement, dated August 12, 2002, by and among Ziff Davis Holdings Inc. and Deutsche Bank Trust Company Americas.*

10.8	Distribution and Payment Agreement, dated August 12, 2002, by and between Ziff Davis Holdings Inc. and Willis Stein & Partners II, L.P.*

10.9
Amended and Restated Credit Agreement, dated as of August 12, 2002, by and between Ziff Davis Media Inc., CIBC World Markets Corp., Bankers Trust Company, Fleet National Bank, Canadian Imperial Bank of Commerce and other credit parties.*

10.10	2002 Ziff Davis Holdings Inc. Employee Stock Option Plan*

10.11
Credit Agreement between Ziff Davis Media Inc., CIBC World Markets Corp., Bankers Trust Company, Fleet National Bank, Canadian Imperial Bank of Commerce and other credit parties dated April 5, 2000, as amended. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 10.1.

10.12
Fifth Amendment to Credit Agreement & Forbearance Agreement between Ziff Davis Media Inc., CIBC World Markets Corp., Bankers Trust Company, Fleet National Bank, Canadian Imperial Bank of Commerce and other credit parties thereto dated January 14, 2002. Previously filed on April 30, 2002 in connection with Ziff Davis Media’s Form 10-K as Exhibit 10.11.

10.13
Sixth Amendment to Credit Agreement & Forbearance Agreement between Ziff Davis Media Inc., CIBC World Markets Corp., Bankers Trust Company, Fleet National Bank, Canadian Imperial Bank of Commerce and other credit parties thereto dated March 14, 2002. Previously filed on April 30, 2002 in connection with Ziff Davis Media’s Form 10-K as Exhibit 10.12.

10.14	License Agreement, dated April 5, 2000 with ZD Inc. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 10.2.

10.15
License Agreement, dated April 5, 2000 with ZD Inc. (ZD logo). Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 10.3.

10.16
License Agreement, dated April 5, 2000 with ZD Inc. (Interactive). Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 10.4.

10.17
Executive Agreements by and between Ziff Davis Holdings Inc. and Mr. Dunning, dated as of April 5, 2000. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 10.6.+

10.18
Executive Agreements by and between Ziff Davis Holdings Inc. and Mr. Thomas McGrade, dated as of April 5, 2000. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 10.7.+

10.19
Executive Agreements by and between Ziff Davis Holdings Inc. and Mr. Alan Perlman, dated April 5, 2000. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 (No. 333-48014) dated October 16, 2000 as Exhibit 10.8.+

Exhibit No.	Description

10.20
Amendment to License Agreement, dated January 19, 2001 with ZDNet, Inc. Previously filed in connection with Ziff Davis Media’s Amendment No. 1 to Registration Statement on Form S-4 (No. 333-48014) dated January 24, 2001 as Exhibit 10.10.

10.21
Amended and Restated Executive Agreement by and between Ziff Davis Holdings Inc., Ziff Davis Publishing Inc. and Mr. Robert F. Callahan, dated as of October 1, 2001. Previously filed on August 14, 2002 in connection with Ziff Davis Media’s Form 10-Q as Exhibit 10.1.+

10.22
Amended and Restated Executive Agreement by and between Ziff Davis Holdings Inc., Ziff Davis Publishing Inc. and Mr. Bart Catalane, dated as of November 26, 2001. Previously filed on August 14, 2002 in connection with Ziff Davis Media’s Form 10-Q as Exhibit 10.2.+

10.23
Employment Agreement by and between Ziff Davis Publishing Inc. and Mr. Peter Longo, dated as of November 7, 2001. Previously filed on April 30, 2002 in connection with Ziff Davis Media’s Form 10-K as Exhibit 10.15.+

10.24
Employment Agreement by and between Ziff Davis Publishing Inc. and Mr. Stephen Moylan, dated as of October 8, 2001. Previously filed on April 30, 2002 in connection with Ziff Davis Media’s Form 10-K as Exhibit 10.16.+

10.25
Employment Agreement by and between Ziff Davis Publishing Inc. and Mr. Michael Miller, dated as of December 6, 2001. Previously filed on April 30, 2002 in connection with Ziff Davis Media’s Form 10-K as Exhibit 10.17.+

10.26
Stock Purchase Agreement by and among Ziff Davis Holdings Inc. and the stock purchasers thereunder, dated May 20, 2001. Previously filed in connection with Ziff Davis Media’s Form 10-Q as Exhibit 10.2 for the quarter ended September 30, 2001.

10.27
Stock Purchase Agreement by and among Ziff Davis Holdings Inc. and the stock purchasers thereunder, dated July 13, 2001. Previously filed in connection with Ziff Davis Media’s Form 10-Q as Exhibit 10.3 for the quarter ended September 30, 2001.

10.28
Stock Purchase Agreement by and among Ziff Davis Holdings Inc. and the stock purchasers thereunder, dated August 30, 2001. Previously filed in connection with Ziff Davis Media’s Form 10-Q as Exhibit 10.4 for the quarter ended September 30, 2001.

10.29
Sale and Purchase Agreement relating to certain Print-Based Publishing Assets in the UK, Germany and France, dated June 20, 2000 with VNU N.V., View Group B.V., VNU Business Publications Limited, VNU Holding Deutschland GMBH, VNU Business Publications France S.A. Previously filed in connection with Ziff Davis Media’s Registration Statement on Form S-4 dated October 16, 2000 as Exhibit 2.2.

10.30	Stock Purchase Agreement, dated as of July 3, 2002, by and among Ziff Davis Media Inc., Ziff Davis Development Inc. and Lionbridge Technologies, Inc.*

10.31
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of September 17, 2002, by and between Ziff Davis Media Inc., CIBC World Markets, Inc., Bankers Trust Company, Fleet National Bank, Canadian Imperial Bank of Commerce and other credit parties.*

10.32
Amendment No. 1 to Stock Purchase Agreement, dated as of August 12, 2002 by and among Ziff Davis Holdings, Inc., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P. (relating to Stock Purchase Agreement, dated as of April 30, 2002).*

10.33
Amendment No. 1 to Stock Purchase Agreement, dated as of August 12, 2002 by and among Ziff Davis Holdings, Inc., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners
III-C, L.P. (relating to Stock Purchase Agreement, dated as of May 31, 2002).*

10.34
Amendment No. 1 to Stock Purchase Agreement, dated as of August 12, 2002 by and among Ziff Davis Holdings, Inc., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners
III-C, L.P. (relating to Stock Purchase Agreement, dated as of June 28, 2002).*

Exhibit No.	Description

10.35
Amendment No. 1 to Stock Purchase Agreement, dated as of August 12, 2002 by and among Ziff Davis Holdings, Inc., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners
III-C, L.P. (relating to Stock Purchase Agreement, dated as of August 8, 2002).*

12.1	Statement of computation of ratio of earnings to fixed charges.*

12.2	Statement of computation of ratio of earnings to combined fixed charges and preferred dividends.*

21.1	Subsidiaries of Registrants.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).*

24.1	Power of Attorney for Boards of Directors of Ziff Davis Holdings Inc., Ziff Davis Media Inc. and other Registrants.*

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of the Deutsche Bank Trust Company Americas.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Instructions to Registered Holder.*

*	Filed herewith.
+	Denotes compensation plan or arrangement.

Item 22:    Undertakings.

The undersigned registrants hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ziff Davis Holdings Inc. has caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of September, 2002.

ZIFF DAVIS HOLDINGS INC.

By:	/S/ BART W. CATALANE
Name: Its:	Bart W. Catalane Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of September, 2002.

Signature	Title

* Robert F. Callahan	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ BART W. CATALANE Bart W. Catalane	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* John R. Willis	Director

* Avy H. Stein	Director

* Daniel H. Blumenthal	Director

* David Wittels	Director

*By:	/S/ BART W. CATALANE
Bart W. Catalane Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ziff Davis Intermediate Holdings Inc. has caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of September, 2002.

ZIFF DAVIS INTERMEDIATE HOLDINGS INC.

By:	/S/ BART W. CATALANE
Name: Its:	Bart W. Catalane Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of September, 2002.

Signature	Title

* Robert F. Callahan	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ BART W. CATALANE Bart W. Catalane	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

*By:	/S/ BART W. CATALANE Bart W. Catalane Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ziff Davis Media Inc. has caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of September, 2002.

ZIFF DAVIS MEDIA INC.

By:	/S/ BART W. CATALANE
Name: Its:	Bart W. Catalane Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of September, 2002.

Signature	Title

* Robert F. Callahan	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ BART W. CATALANE Bart W. Catalane	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* John R. Willis	Director

* Daniel H. Blumenthal	Director

* Avy H. Stein	Director

*By:	/S/ BART W. CATALANE
Bart W. Catalane Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ziff Davis Publishing Holdings Inc. has caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of September, 2002.

ZIFF DAVIS PUBLISHING HOLDINGS INC.

By:	/S/ BART W. CATALANE
Name:	Bart W. Catalane
Its:	Chief Operating Officer and ChiefFinancial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of September, 2002.

Signature	Title

* Robert F. Callahan	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ BART W. CATALANE Bart W. Catalane	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

*By:	/S/ BART W. CATALANE
Bart W. Catalane Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ziff Davis Publishing Inc. has caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of September, 2002.

ZIFF DAVIS PUBLISHING INC.

By:	/S/ BART W. CATALANE
Name:	Bart W. Catalane
Its:	Chief Operating Officer and ChiefFinancial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of September, 2002.

Signature	Title

* Robert F. Callahan	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ BART W. CATALANE Bart W. Catalane	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

*By:	/S/ BART W. CATALANE
Bart W. Catalane Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ziff Davis Development Inc. has caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of September, 2002.

ZIFF DAVIS DEVELOPMENT INC.

By:	/S/ BART W. CATALANE
Name:	Bart W. Catalane
Its:	Chief Operating Officer and ChiefFinancial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of September, 2002.

Signature	Title

* Robert F. Callahan	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ BART W. CATALANE Bart W. Catalane	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

*By:	/S/ BART W. CATALANE
Bart W. Catalane Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ziff Davis Internet Inc. has caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of September, 2002.

ZIFF DAVIS INTERNET INC.

By:	/S/ BART W. CATALANE
Name:	Bart W. Catalane
Its:	Chief Operating Officer and ChiefFinancial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of September, 2002.

Signature	Title

* Robert F. Callahan	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ BART W. CATALANE Bart W. Catalane	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

*By:	/S/ BART W. CATALANE
Bart W. Catalane Attorney-in-Fact